UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TWITTER, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required.

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

TWITTER, INC.

1355 MARKET STREET, SUITE 900

SAN FRANCISCO, CALIFORNIA 94103

To the Stockholders of Twitter, Inc.:

You are cordially invited to attend a special meeting of stockholders (which we refer to, together with any adjournment, postponement or other delay thereof, as the “special meeting”) of Twitter, Inc. (which we refer to as “Twitter”). The special meeting will be held on [•], 2022, at [•], Pacific time. You may attend the special meeting via a live interactive webcast at http://www.virtualshareholdermeeting.com/TWTR2022SM. You will be able to listen to the special meeting live and vote online. We believe that a virtual meeting provides expanded access, improved communication and cost savings for our stockholders and Twitter.

At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time), dated as of April 25, 2022 (which we refer to as the “merger agreement”), among X Holdings I, Inc. (which we refer to as “Parent”), X Holdings II, Inc., a wholly owned subsidiary of Parent (which we refer to as “Acquisition Sub”), Twitter, and, solely for the purposes of certain provisions of the merger agreement, Elon R. Musk. Parent is wholly owned by Mr. Musk. We refer to the merger of Acquisition Sub with and into Twitter as the “merger.”

At the special meeting, you will also be asked to consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Twitter to its named executive officers in connection with the merger; and a proposal for the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

If the merger is completed, you will be entitled to receive $54.20 in cash, without interest and subject to any applicable withholding taxes, for each share of our common stock that you own (unless you have properly exercised your appraisal rights). This amount constitutes a premium of approximately 38 percent to the closing price of our common stock on April 1, 2022, which was the last full trading day before Mr. Musk disclosed his approximately nine percent stake in Twitter.

Twitter’s Board of Directors, after considering the factors more fully described in the enclosed proxy statement, unanimously: (1) determined that the merger agreement is advisable and the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Twitter and its stockholders; and (2) adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Twitter’s Board of Directors unanimously recommends that you vote:

(1)	“FOR” the adoption of the merger agreement;

(2)	“FOR” the compensation that will or may become payable by Twitter to its named executive officers in connection with the merger; and

(3)

“FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

The accompanying proxy statement provides detailed information about the special meeting, the merger agreement and the merger, and the other proposals to be considered at the special meeting. A copy of the merger agreement is attached as Annex A to the proxy statement.

The accompanying proxy statement also describes the actions and determinations of Twitter’s Board of Directors in connection with its evaluation of the merger agreement and the merger. Please read the proxy statement and its annexes, including the merger agreement, carefully and in their entirety, as they contain important information.

On July 8, 2022 representatives of Mr. Musk delivered a notice purporting to terminate the merger agreement. Twitter believes that Mr. Musk’s purported termination is invalid and wrongful, and the merger agreement remains in effect. On July 12, 2022, Twitter commenced litigation against Mr. Musk and certain of his affiliates to cause them to specifically perform their obligations under the merger agreement and consummate the closing in accordance with the terms of the merger agreement. Adoption of the merger agreement by our stockholders is the only remaining approval or regulatory condition to completing the merger under the merger agreement, and is an important and required step for our stockholders to receive the merger consideration.

We are committed to closing the merger on the price and terms agreed upon with Mr. Musk. Your vote at the special meeting is critical to our ability to complete the merger. Twitter’s Board of Directors unanimously recommends that you vote “FOR” each of the proposals at the special meeting.

Even if you plan to virtually attend the special meeting, please sign, date and return, as promptly as possible, the enclosed proxy card (a proxy card and a prepaid reply envelope are enclosed for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you virtually attend the special meeting and vote at the special meeting, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy or to attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the special meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the special meeting without your instructions. Without your instructions, your shares will not be counted for purposes of a quorum or be voted at the special meeting, and that will have the same effect as voting against the adoption of the merger agreement.

Your vote is very important, regardless of the number of shares that you own.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call: (877) 750-8338 (toll-free from the U.S. and Canada) or

+1 (412) 232-3651 (from other countries)

Banks and brokers call collect: (212) 750-5833

On behalf of Twitter’s Board of Directors, thank you for your support.

Very truly yours,

Parag Agrawal	Bret Taylor
Chief Executive Officer and Director	Chairman of the Board of Directors

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

TWITTER, INC.

1355 MARKET STREET, SUITE 900

SAN FRANCISCO, CALIFORNIA 94103

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [•], 2022

Notice is given that a special meeting of stockholders (which we refer to, together with any adjournment, postponement or other delay thereof, as the “special meeting”) of Twitter, Inc., a Delaware corporation (which we refer to as “Twitter”), will be held on [•], 2022, at [•], Pacific time, for the following purposes:

1.

To consider and vote on the proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time) dated as of April 25, 2022, among X Holdings I, Inc., X Holdings II, Inc., Twitter, and, solely for the purposes of certain provisions of the merger agreement, Elon R. Musk (which we refer to as the “merger agreement”);

2.

To consider and vote on the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Twitter to its named executive officers in connection with the merger of X Holdings II, Inc., a wholly owned subsidiary of X Holdings I, Inc., with and into Twitter (which we refer to as the “merger”);

3.

To consider and vote on any proposal to adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting; and

4.	To transact any other business that may properly come before the special meeting.

The special meeting will be held by means of a live interactive webcast on the internet at http://www.virtualshareholdermeeting.com/TWTR2022SM. You will be able to listen to the special meeting live and vote online. The special meeting will begin promptly at [•], Pacific time. Online check-in will begin a few minutes prior to the special meeting. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your shares).

Only Twitter stockholders as of the close of business on [•], 2022 are entitled to notice of, and to vote at, the special meeting.

Twitter’s Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Twitter to its named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Twitter stockholders who do not vote in favor of the proposal to adopt the merger agreement (whether by voting against the adoption of the merger agreement, abstaining or otherwise not voting with respect to the adoption of the merger agreement) will have the right to seek appraisal of the “fair value” of their shares of our common stock (exclusive of any elements of value arising from the accomplishment or expectation of the merger and together with interest (as described in the accompanying proxy statement) to be paid on the amount determined to be “fair value”) in lieu of receiving $54.20 per share in cash if the merger is completed, as determined in accordance with Section 262 of the Delaware General Corporation Law (which is referred to as the “DGCL”). To do so, a Twitter stockholder must properly demand appraisal before the vote is taken on the merger agreement and comply with all other requirements of the DGCL, including Section 262 thereof, which are summarized in the accompanying proxy statement, and must meet certain other conditions. Section 262 of the DGCL is reproduced in its entirety in Annex B to the accompanying proxy statement and is incorporated in this notice by reference.

Even if you plan to attend the special meeting, please sign, date and return, as promptly as possible, the enclosed proxy card (a proxy card and a prepaid reply envelope are enclosed for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend the special meeting and vote at the special meeting, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy or to attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the special meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the special meeting without your instructions. Without your instructions, your shares will not be counted for purposes of a quorum or voted at the special meeting, and that will have the same effect as voting against the adoption of the merger agreement.

By Order of the Board of Directors,

Parag Agrawal

Chief Executive Officer and Director

Dated: [•], 2022

San Francisco, California

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

TWITTER, INC.

PROXY STATEMENT

FOR

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [•], 2022

This proxy statement is dated [•], 2022 and, together with the enclosed form of proxy card,

is first being sent to stockholders on or about [•], 2022.

i

IMPORTANT INFORMATION

Even if you plan to attend the special meeting, we encourage you to submit your proxy as promptly as possible: (1) over the internet; (2) by telephone; or (3) by signing, dating and returning the enclosed proxy card (a proxy card and a prepaid reply envelope are enclosed for your convenience). You may revoke your proxy or change your vote at any time before your proxy is voted at the special meeting.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the special meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the special meeting without your instructions. Without your instructions, your shares will not be counted for purposes of a quorum or voted at the special meeting, and that will have the same effect as voting against the adoption of the merger agreement.

If you are a stockholder of record, voting at the special meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must provide a “legal proxy” from the bank, broker or other nominee that holds your shares in order to vote at the special meeting.

We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement, or need help voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call: (877) 750-8338 (toll-free from the U.S. and Canada) or

+1 (412) 232-3651 (from other countries)

Banks and brokers call collect: (212) 750-5833

TRANSACTION SUMMARY

Except as otherwise specifically noted in this proxy statement, “Twitter,” “we,” “our,” “us” and similar words refer to Twitter, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, the “Twitter Board” refers to Twitter’s Board of Directors. Throughout this proxy statement, we refer to X Holdings I, Inc. as “Parent” and X Holdings II, Inc. as “Acquisition Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger (as it may be amended from time to time), dated April 25, 2022, between Twitter, Parent, Acquisition Sub and, solely for the purposes described therein, Elon Musk as the “merger agreement.”

This summary highlights selected information from this proxy statement related to the proposed merger of Acquisition Sub (a wholly owned subsidiary of Parent) with and into Twitter, with Twitter surviving and continuing as a wholly owned subsidiary of Parent. We refer to that transaction as the “merger.”

This proxy statement may not contain all of the information that is important to you. To understand the merger more fully and for a complete description of its legal terms, you should carefully read this proxy statement, including the annexes to this proxy statement and the other documents to which we refer in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.” A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, which is the legal document that governs the merger, carefully and in its entirety.

Introduction

On April 25, 2022, Twitter agreed to be acquired by an affiliate of Elon Musk. If the merger is completed, each outstanding share of our common stock (which we refer to as our “common stock”) (subject to certain exceptions) will be converted into the right to receive $54.20 per share in cash. This proxy statement provides information regarding that transaction.

On July 8, 2022 representatives of Mr. Musk delivered a notice purporting to terminate the merger agreement. Twitter believes that Mr. Musk’s purported termination is invalid and wrongful, and the merger agreement remains in effect. On July 12, 2022, Twitter commenced litigation against Mr. Musk and certain of his affiliates to cause them to specifically perform their obligations under the merger agreement and consummate the closing in accordance with the terms of the merger agreement. Adoption of the merger agreement by our stockholders is the only remaining approval or regulatory condition to completing the merger under the merger agreement, and is an important and required step for our stockholders to receive the merger consideration.

We are committed to closing the merger on the price and terms agreed upon with Mr. Musk. Your vote is critical to our ability to complete the merger. Twitter’s Board of Directors unanimously recommends that you vote “FOR” each of the proposals at the special meeting.

Parties Involved in the Merger

Twitter, Inc.

Twitter is what’s happening in the world and what people are talking about right now. Our primary product, Twitter, is a global platform for public self-expression and conversation in real time. We have democratized content creation and distribution so people can consume, create, distribute and discover content about the topics and events they care about most. Through Topics, Interests, and Trends, we help people discover what’s happening through text, images, on demand and live video, and audio from people, content partners, media organizations, advertisers and others. Media outlets, websites, and other partners extend the reach of Twitter content by distributing Tweets beyond our app and website.

Our common stock is listed on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “TWTR.” Twitter’s corporate offices are located at 1355 Market Street, Suite 900, San Francisco, California 94103, and its telephone number is (415) 222-9670.

X Holdings I, Inc.

Parent was formed on April 19, 2022, solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and the debt financing in connection with the merger.

Parent’s address is c/o Elon Musk, 2110 Ranch Road 620 S. #341886, Austin, TX 78734.

X Holdings II, Inc.

Acquisition Sub is a wholly owned subsidiary of Parent and was formed on April 19, 2022, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Acquisition Sub has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and the debt financing in connection with the merger. Upon completion of the merger, Acquisition Sub will cease to exist and Twitter will continue as the surviving corporation.

Acquisition Sub’s address is c/o Elon Musk, 2110 Ranch Road 620 S. #341886, Austin, TX 78734.

Elon Musk

Elon Musk leads SpaceX, Tesla, Inc., Neuralink Corp. and The Boring Company. Mr. Musk has served as the Chief Executive Officer of Tesla, Inc. since October 2008, as a member of the Board of Directors of Tesla, Inc. since April 2004, as the Chief Executive Officer, Chief Technology Officer and Chairman of the Board of SpaceX since May 2002, and served as Chairman of the Board of SolarCity Corporation, a solar installation company, from July 2006 until its acquisition by Tesla in November 2016. Mr. Musk is also the founder of The Boring Company and of Neuralink Corp. Mr. Musk also co-founded Zip2 Corporation, an early internet company, and PayPal. Mr. Musk has served on the board of directors of Endeavor Group Holdings, Inc. since April 2021. Mr. Musk holds a B.A. in physics from the University of Pennsylvania and a B.S. in business from the Wharton School of the University of Pennsylvania.

Mr. Musk’s address is 2110 Ranch Road 620 S. #341886, Austin, TX 78734.

Effect of the Merger

Upon the terms and subject to the conditions of the merger agreement, and in accordance with the Delaware General Corporation Law (which we refer to as the “DGCL”), at the effective time of the merger: (1) Acquisition Sub will merge with and into Twitter; (2) the separate existence of Acquisition Sub will cease; and (3) Twitter will continue as the surviving corporation in the merger and as a wholly owned subsidiary of Parent. Throughout this proxy statement, we use the term “surviving corporation” to refer to Twitter as the surviving corporation following the merger.

As a result of the merger, Twitter will cease to be a publicly traded company. If the merger is completed, you will not own any shares of capital stock of the surviving corporation.

The time at which the merger becomes effective (which we refer to as the “effective time of the merger”) will occur upon the filing of a certificate of merger with, and acceptance of that certificate by, the Secretary of State of the State of Delaware (or at a later time as Twitter, Parent and Acquisition Sub may agree and specify in the certificate of merger).

Per Share Price

At the effective time of the merger, each outstanding share of our common stock (subject to certain exceptions) will be automatically canceled and will cease to exist and will be converted into the right to receive $54.20 in cash, without interest. We refer to this amount as the “per share price.” For more information, see the section of this proxy statement captioned “The Merger Agreement—Conversion of Shares.”

Prior to the closing of the merger, Parent will designate an appropriate paying agent to make payments of the merger consideration to our stockholders. At or prior to the effective time of the merger, Parent will deposit (or cause to be deposited) with the paying agent cash constituting an amount equal to the aggregate merger consideration in accordance with the merger agreement. Once a stockholder (subject to certain exceptions) has provided the paying agent with any documentation required by the paying agent, the paying agent will pay such stockholder the appropriate portion of the aggregate merger consideration (subject to any applicable withholding taxes) in exchange for the shares of our common stock held by that stockholder. For more information, see the section of this proxy statement captioned “The Merger Agreement—Paying Agent, Exchange Fund and Exchange and Payment Procedures.”

After the merger is completed, you will have the right to receive the per share price for each share of our common stock that you own, but you will no longer have any rights as a stockholder of Twitter (except that our stockholders who properly and validly exercise and perfect, and do not validly withdraw or otherwise lose, their demand for appraisal or dissenters’ rights under the DGCL or other applicable law will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by the DGCL, as described in the section of this proxy statement captioned “The Merger—Appraisal Rights”).

The Special Meeting

Date, Time and Place

A special meeting of our stockholders will be held on [•], 2022, at [•], Pacific time. You may attend the special meeting via a live interactive webcast at http://www.virtualshareholdermeeting.com/TWTR2022SM. We refer to the special meeting, and any adjournment, postponement or other delay of the special meeting, as the “special meeting.” You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your shares). We believe that a virtual meeting provides expanded access, improved communication and cost savings for our stockholders and Twitter.

Purpose

At the special meeting, we will ask stockholders to vote on proposals to: (1) adopt the merger agreement; (2) approve, on a non-binding, advisory basis, the compensation that will or may become payable by Twitter to our named executive officers in connection with the merger; and (3) adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of our common stock as of the close of business on [•], 2022 (which we refer to as the “record date”). For each share of our common stock that you owned as of the close of business on the record date, you will have one vote on each matter submitted for a vote at the special meeting.

Quorum

As of the record date, there were [•] shares of our common stock outstanding and entitled to vote at the special meeting. The holders of a majority of the voting power of our stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum.

Required Vote

The proposals to be voted on at the special meeting require the following votes:

•	Proposal 1: Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding as of the record date.

•

Proposal 2: Approval of the proposal to approve the compensation that will or may become payable by Twitter to our named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. This vote will be on a non-binding, advisory basis.

•

Proposal 3: Approval of the proposal to adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

Voting and Proxies

Any stockholder of record entitled to vote at the special meeting may vote in any of the following ways:

•	by proxy, by returning a signed and dated proxy card (a proxy card and a prepaid reply envelope are enclosed for your convenience);

•	by proxy, by granting a proxy electronically over the internet or by telephone (using the instructions found on the proxy card); or

•	by attending the special meeting and voting at the special meeting using the control number on the enclosed proxy card.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by (1) signing another proxy card with a later date and returning it prior to the special meeting; (2) submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our Corporate Secretary; or (4) attending the special meeting and voting at the special meeting.

If you are a beneficial owner and hold your shares of our common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of our common stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters, but not on non-routine matters. The proposals to be considered at the special meeting are all non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares.

If you hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the special meeting if you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the special meeting.

Recommendation of the Twitter Board and Reasons for the Merger

The Twitter Board, after considering various factors described in the section of this proxy statement captioned “The Merger—Recommendation of the Twitter Board and Reasons for the Merger,” unanimously: (1) determined that the merger agreement is advisable and the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Twitter and its stockholders; and (2) adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The Twitter Board unanimously recommends that you vote: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Twitter to our named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Opinion of Goldman Sachs & Co. LLC

At a meeting of the Twitter Board held on April 25, 2022, Goldman Sachs & Co. LLC (which we refer to as “Goldman Sachs”) rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated April 25, 2022, to the Twitter Board that, as of the date of the written opinion and based upon and subject to limitations, qualifications and assumptions set forth therein, the $54.20 in cash per share of Twitter common stock to be paid to the holders (other than Parent, Mr. Musk and their respective affiliates) of such shares pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described in the section of this proxy statement captioned “The Merger—Opinion of Goldman Sachs & Co. LLC.”

The full text of the written opinion of Goldman Sachs, dated April 25, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Twitter Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of our common stock should vote with respect to the merger or any other matter.

Opinion of J.P. Morgan Securities LLC

At the meeting of the Twitter Board on April 25, 2022, J.P. Morgan Securities LLC (which we refer to as “J.P. Morgan”) rendered its oral opinion to the Twitter Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to our common stockholders in the proposed transaction was fair, from a financial point of view, to such stockholders. J.P. Morgan has confirmed its April 25, 2022 oral opinion by delivering its written opinion to the Twitter Board, dated April 25, 2022, that, as of such date, the consideration to be paid to

Twitter’s common stockholders in the proposed merger was fair, from a financial point of view, to such stockholders, as more fully described in the section of this proxy statement captioned “The Merger—Opinion of J.P. Morgan Securities LLC.”

The full text of the written opinion of J.P. Morgan dated April 25, 2022, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex D to this proxy statement. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Twitter’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Twitter Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the $54.20 per share in cash to be paid to holders of our common stock pursuant to the merger agreement and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of Twitter or as to the underlying decision by Twitter to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any stockholder of Twitter as to how such stockholder should vote with respect to the proposed merger or any other matter.

Treatment of Equity Awards in the Merger

The merger agreement provides that Twitter’s equity awards that are outstanding immediately prior to the effective time of the merger will be treated in the following manner in connection with the merger. For more information, see the section of this proxy statement captioned “The Merger Agreement—Conversion of Shares—Equity Awards; ESPP.” We refer to awards of restricted stock units as “Twitter RSUs” (including performance-based restricted stock units, or “Twitter PSUs”) and restricted stock as “Twitter equity-based awards.” We refer to awards of stock options to purchase shares of our common stock as “Twitter options.”

Treatment of Twitter Equity-based Awards

•

At the effective time of the merger, each vested Twitter equity-based award (other than a vested Twitter option) outstanding as of immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash, without interest and less any required withholding taxes, equal to the product of (1) the per share price and (2) the total number of shares of our common stock subject to such vested Twitter equity-based award (and with respect to any vested equity-based awards subject to performance vesting conditions, calculated based on the achievement of the applicable performance metrics at the level of performance at which such equity-based award vested in accordance with its terms).

•

At the effective time of the merger, each unvested Twitter equity-based award (other than an unvested Twitter option) outstanding as of immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash, without interest and less any required withholding taxes, equal to the product of (1) the per share price and (2) the total number of shares of our common stock subject to such unvested Twitter equity-based award (and with respect to any unvested equity-based awards subject to performance vesting conditions, calculated based on the achievement of the applicable performance metrics at the target level of performance), which amount will, subject to the holder’s continued service with Parent and its affiliates (including the surviving corporation and its subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the unvested Twitter equity-based award for which such cash amount was exchanged would have vested pursuant to its terms and will otherwise remain subject to the same terms and conditions as were applicable to the unvested Twitter equity-based award immediately prior to the effective time of the merger (other than performance-based vesting conditions, which will not apply following the effective time of the merger).

Treatment of Twitter Options

•

At the effective time of the merger, each vested Twitter option outstanding as of immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash, without interest and less any required withholding taxes, equal to the product of (1) the excess, if any, of the per share price less the exercise price per share of our common stock underlying such Twitter option, and (2) the total number of shares of our common stock subject to such Twitter option.

•

At the effective time of the merger, each unvested Twitter option outstanding as of immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash, without interest and less any required withholding taxes, equal to the product of (1) the excess, if any, of the per share price less the exercise price per share of our common stock underlying such Twitter option, and (2) the total number of shares of our common stock subject to such Twitter option, which cash amount will, subject to the holder’s continued service with Parent and its affiliates (including the surviving corporation and its subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the unvested Twitter option for which such cash amount was exchanged would have vested pursuant to its terms and will otherwise remain subject to the same terms and conditions as were applicable to the unvested Twitter option immediately prior to the effective time of the merger.

•

At the effective time of the merger, any Twitter option outstanding as of immediately prior to the effective time of the merger and for which the exercise price per share of our common stock underlying such Twitter options is equal to or greater than the per share price will be canceled without any cash payment or other consideration being made in respect of such Twitter option.

Treatment of the ESPP

•

As provided in the merger agreement, the Twitter Board has adopted resolutions that provide that (1) the current offering period under our 2013 Employee Stock Purchase Plan (which we refer to as the “ESPP”) will be the final offering period and no further offering period will commence pursuant to the ESPP after the date of the merger agreement, and (2) except as may be required by law, each individual participating in the final offering period as of the date of the merger agreement will not be permitted to (a) increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect when the final offering period commenced or (b) make separate non-payroll contributions to the ESPP on or following the date of the merger agreement.

•

Prior to the effective time of the merger, Twitter will take all actions that may be necessary to give effect to the treatment described above and to (1) cause the final offering period, to the extent that it would otherwise be outstanding at the effective time, to be terminated no later than 10 business days prior to the date on which the effective time of the merger occurs; (2) make any pro rata adjustments that may be necessary to reflect the final offering period, but otherwise treat the final offering period as a fully effective and completed offering period for all purposes pursuant to the ESPP; and (3) cause the exercise (as of no later than 10 business days prior to the date on which the effective time of the merger occurs) of each outstanding purchase right pursuant to the ESPP.

•

On such exercise date, Twitter will apply the funds credited as of such date pursuant to the ESPP within each participant’s payroll withholding account to the purchase of whole shares of our common stock in accordance with the terms of the ESPP, and such shares of our common stock will be entitled to the per share price. Immediately prior to and effective as of the effective time of the merger (but subject to the consummation of the merger), Twitter will terminate the ESPP.

Employee Benefits

•

For a period of one year following the effective time of the merger, Parent will, or will cause the surviving corporation or any of their affiliates to, provide for each continuing employee (1) at least the same base salary and wage rate, (2) short- and long-term target incentive compensation opportunities that are no less favorable in the aggregate than those provided to each such continuing employee immediately prior to the effective time of the merger (provided that Parent will not be obligated to provide such incentives in the form of equity or equity-based awards) and (3) employee benefits (excluding equity and equity-based awards) which are substantially comparable in the aggregate (including with respect to the proportion of employee cost) to those provided to such continuing employee immediately prior to the effective time of the merger. During the one-year period following the effective time of the merger, Parent will, or will cause the surviving corporation or any of their affiliates to, provide severance payments and benefits to each continuing employee that are no less favorable than those applicable to the continuing employee immediately prior to the effective time of the merger under the existing arrangements providing for compensation or employee benefits (which we refer to as “Twitter benefit plans”).

•

Parent agrees that the surviving corporation will cause the surviving corporation’s employee benefit plans established following the closing of the merger (if any) and any other employee benefit plans covering the continuing employees following the effective time of the merger (which we refer to, collectively, as the “post-closing benefit plans”), to recognize the service of each continuing employee (to the extent such service was recognized by Twitter) for purposes of eligibility, vesting and determination of the level of benefits (but not for the benefit accrual purposes under a defined benefit pension plan) under the post-closing benefit plans, to the extent such recognition does not result in the duplication of any benefits.

•

For the calendar year including the effective time of the merger, the continuing employees will not be required to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under the post-closing benefit plans that provide medical, dental and other welfare benefits (which we refer to, collectively, as the “post-closing welfare plans”) to the extent amounts were previously credited for such purposes under comparable Twitter benefit plans that provide medical, dental and other welfare benefits.

•	As of the effective time of the merger, any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in such post-closing welfare plans will be waived with respect to the continuing employees (except to the extent any such waiting period, pre-existing condition exclusion or requirement to show evidence of good health was already in effect with respect to such employees and has not been satisfied under the applicable Twitter benefit plan in which the participant then participates or is otherwise eligible to participate as of immediately prior to the effective time of the merger).

For more information, see the section of this proxy statement captioned “The Merger Agreement—Employee Benefits.”

Interests of Twitter’s Directors and Executive Officers in the Merger

When considering the recommendation of the Twitter Board that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder. In (1) evaluating and negotiating the merger agreement, (2) approving the merger agreement and the merger and (3) recommending that the merger agreement be adopted by our stockholders, the Twitter Board was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include the following:

•

For our executive officers, the treatment of their Twitter equity-based awards, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Twitter’s Directors and Executive Officers in the Merger—Treatment of Equity-Based Awards.”

•

For our non-employee directors, the treatment of their Twitter equity-based awards and Twitter options, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Twitter’s Directors and Executive Officers in the Merger—Treatment of Equity-Based Awards.”

•

The entitlement of each of our executive officers to receive payments and benefits pursuant to Twitter’s Change of Control and Involuntary Termination Policy (which we refer to as the “severance policy”) if, during the period beginning on our change of control (or, in the case of Mr. Agrawal, beginning three months before our change of control) and ending 12 months after our change of control (which we refer to as the “COC period”), Twitter terminates their employment with Twitter for a reason other than “cause,” death or “disability” or they resign for “good reason” (which we refer to as an “involuntary termination”), in each case as set forth in the severance policy. These payments and benefits include:

○	a lump sum payment equal to 100 percent of base salary;

○

payment of continuation of coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985 (which we refer to as “COBRA”) for up to 12 months, or taxable payments in lieu of such payment; and

○

50 percent (or 100 percent in the case of Mr. Agrawal and Mr. Segal) acceleration of vesting of unvested equity awards (with performance-based vesting deemed achieved at target levels as to that percentage).

•	The continued indemnification and insurance coverage for our directors and executive officers from the surviving corporation and Parent under the terms of the merger agreement.

Appraisal Rights

If the merger is consummated, our stockholders who (1) do not vote in favor of the adoption of the merger agreement (whether by voting against the adoption of the merger agreement, abstaining or otherwise not voting with respect to the adoption of the merger agreement), (2) continuously hold their applicable shares of our common stock through the effective time of the merger, (3) properly demand appraisal of their applicable shares, (4) meet certain statutory requirements described in this proxy statement, and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares in connection with the merger under Section 262 of the DGCL if certain conditions set forth in Section 262(g) of the DGCL are satisfied. This means that these stockholders will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of our common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to stockholders seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

Only a stockholder of record may submit a demand for appraisal. To exercise appraisal rights, the stockholder of record must (1) submit a written demand for appraisal to Twitter before the vote is taken on the proposal to adopt the merger agreement; (2) not vote, in person or by proxy, in favor of the proposal to adopt the merger agreement (whether by voting against the adoption of the merger agreement, abstaining or otherwise not voting with respect to the adoption of the merger agreement); (3) continue to hold the subject shares of our common stock of record through the effective time of the merger; and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Twitter unless certain conditions are satisfied by the stockholders seeking appraisal, as described further below. The requirements under Section 262 of the DGCL for exercising appraisal rights are described in further detail in this proxy statement, which description is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights, a copy of which is attached as Annex B to this proxy statement. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

Material U.S. Federal Income Tax Consequences of the Merger

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of our common stock in the merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the merger and such U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered in the merger.

A Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

For more information, see the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.” Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any territory, state, local or non-U.S. taxing jurisdiction.

Regulatory Approvals Required for the Merger

The merger cannot be completed until the waiting periods (and any extensions thereof, if any) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to as the “HSR Act”) and the laws of certain other jurisdictions have expired or otherwise been terminated, or all requisite consents pursuant to those laws have been obtained. The expiration of the waiting period under the HSR Act occurred at 11:59 p.m., Eastern time, on June 2, 2022. Under the merger agreement, each of Twitter, Parent and Acquisition Sub agreed to, as promptly as reasonably practicable, make any other applications and filings as are mutually agreed by Parent and Twitter, under any antitrust laws or foreign investment laws with respect to the transactions contemplated by the merger agreement. As of the date hereof, all required regulatory clearances and approvals have been obtained and stockholder approval of the merger agreement is the only remaining approval or regulatory condition to consummating the closing of the merger under the merger agreement. For more information, please see the section of this proxy statement captioned “The Merger—Regulatory Approvals Required for the Merger.”

Financing of the Merger

The total amount of funds necessary to consummate the merger and related transactions, including payment of related fees and expenses, will be approximately $46.5 billion. The transactions contemplated by the merger agreement, including (1) the payment of consideration due to our stockholders and the holders of our equity awards under the merger agreement, (2) the repayment of all or a portion of Twitter’s outstanding indebtedness, and (3) the aggregate of all other amounts, costs, fees and expenses required to be paid by Parent will be funded with the proceeds of committed equity and debt financing, as further described below.

Pursuant to an equity commitment letter, as amended and restated (which we refer to as the “equity commitment letter”), Mr. Musk initially committed to contribute or otherwise provide equity capital to Parent in an aggregate amount of up to approximately $21.0 billion in immediately available funds, as necessary to fully discharge, when taken together with the aggregate proceeds of the debt financing

(or, if applicable, alternative financing) actually funded at the closing, the amounts required to be funded by Parent in connection with the merger agreement, including (1) the consideration due to our stockholders and the holders of our equity awards under the merger agreement and (2) the aggregate of all other amounts, costs, fees and expenses required to be paid by Parent in connection with the transactions pursuant to and in accordance with the merger agreement. On May 4, 2022, the equity commitment letter was amended to increase Mr. Musk’s financing commitment thereunder to $27.25 billion. On May 24, 2022, the equity commitment letter was further amended to increase the aggregate principal amount of the equity commitment thereunder to $33.5 billion (which we refer to as the “equity financing”).

Pursuant to a debt commitment letter (which we refer to as the “debt commitment letter”), Morgan Stanley Senior Funding, Inc. and the other financial institutions party thereto committed to provide to Acquisition Sub (which we collectively refer to as the “bank debt financing”):

•	a senior secured term loan facility in an aggregate principal amount of $6.5 billion;

•	a senior secured revolving facility in an aggregate committed amount of $500.0 million;

•

up to $3.0 billion in aggregate principal amount of senior secured bridge commitments (which commitments may be replaced by the proceeds of the issuance of one or more series of senior secured notes (in escrow or otherwise) pursuant to a Rule 144A offering or other private placement, as contemplated by the debt commitment letter); and

•

up to $3.0 billion in aggregate principal amount of senior unsecured bridge commitments (which commitments may be replaced by the proceeds of the issuance of one or more series of senior unsecured notes (in escrow or otherwise) pursuant to a Rule 144A offering or other private placement, as contemplated by the debt commitment letter).

The proceeds of the bank debt financing would be used at the closing of the merger, together with the proceeds of the equity financing, for the purposes of (1) financing the consummation of the merger, paying fees and expenses incurred in connection with the merger, and (2) the repayment of all or a portion of Twitter’s outstanding indebtedness (we refer to clause (2) as the “refinancing”).

Restrictions on Solicitation of Other Acquisition Offers

Under the merger agreement, during the period commencing on the date of the merger agreement and continuing until the earlier of the effective time of the merger or the date, if any, of termination of the merger agreement, Twitter has agreed that it will, and will cause each of its directors, executive officers and subsidiaries to, and will instruct its other representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any third party relating to any competing proposal.

Until the earlier of the effective time of the merger or the date, if any, of termination of the merger agreement, except as otherwise provided in the relevant provisions of the merger agreement, Twitter has agreed that it will not, and will cause each of its directors, executive officers and subsidiaries not to, and it will instruct its other representatives not to:

•

solicit, initiate, knowingly encourage or knowingly facilitate, whether publicly or otherwise, any substantive discussion, offer or request that constitutes, or would reasonably be expected to lead to, a competing proposal; or

•

engage in negotiations or substantive discussions with, or furnish any material non-public information to, any person relating to a competing proposal or any inquiry or proposal that would reasonably be expected to lead to a competing proposal.

In addition, until the earlier of the effective time of the merger or the date, if any, of termination of the merger agreement, Twitter has agreed to:

•

as promptly as reasonably practicable, and in any event within one business day of receipt by Twitter or any of its directors, executive officers or subsidiaries of any competing proposal or any request that would reasonably be expected to lead to the making of a competing proposal, deliver to Parent a written notice setting forth the identity of the person making such competing proposal or request and the material terms and conditions of any such competing proposal; and

•

keep Parent reasonably informed of any material amendment or other modification of any such competing proposal or request on a prompt basis, and in any event within two business days following Twitter’s receipt in writing of such an amendment or modification.

However, at any time prior to obtaining the requisite stockholder approval, in the event that Twitter receives a competing proposal from any person or group of persons, (1) Twitter and its representatives may contact such person to clarify the terms and conditions thereof and (2) Twitter, the Twitter Board and their respective representatives may engage in negotiations or discussions with, or furnish any information and other access to, any person or group of persons making such competing proposal and any of its representatives or potential sources of financing if the Twitter Board determines in good faith (after consultation with its legal counsel and financial advisors) that such competing proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal; provided that (a) prior to furnishing any material non-public information concerning Twitter or its subsidiaries, Twitter receives from such person or group, to the extent that such person or group is not already subject to a confidentiality agreement with Twitter, an executed confidentiality agreement containing customary confidentiality terms (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise restrict the making, or amendment, of a competing proposal to Twitter or the Twitter Board) and (b) any such material non-public information so furnished in writing shall be promptly made available to Parent to the extent it was not previously made available to Parent or its representatives. For more information, see the section of this proxy statement captioned “The Merger Agreement—Restrictions on Solicitation of Other Acquisition Offers.”

Twitter is not entitled to terminate the merger agreement to enter into an agreement for a superior proposal unless it complies with certain procedures in the merger agreement, including engaging in good faith negotiations with Parent during a specified period. If Twitter terminates the merger agreement in order to accept a superior proposal from a third party it must pay a termination fee to Parent. For more information, see the section of this proxy statement captioned “The Merger Agreement—The Twitter Board’s Recommendation; Board Recommendation Change.”

Change in the Twitter Board’s Recommendation

Under the merger agreement, the Twitter Board will not (1) publicly recommend that Twitter’s stockholders vote against the adoption of the merger agreement, (2) approve or recommend to Twitter’s stockholders any competing proposal (we refer to the actions described in (1) and (2), collectively, as a “Twitter Board recommendation change”), or (3) approve or recommend or allow Twitter to enter into an agreement with respect to a competing proposal, other than, under certain circumstances, if it determines in good faith, after consultation with its legal counsel and financial advisors, that (a) failure to take such action would reasonably be expected to be inconsistent with the Twitter Board’s fiduciary duties under applicable law or (b) a competing proposal constitutes a superior proposal, and, in each case, the Twitter Board complies with the terms of the merger agreement. If Twitter or Parent terminates the merger agreement under certain circumstances, including because of a Twitter Board recommendation change prior to the adoption of the merger agreement, then Twitter must pay to Parent a termination fee. For more information, see the section of this proxy statement captioned “The Merger Agreement—The Twitter Board’s Recommendation; Board Recommendation Change.”

Conditions to the Closing of the Merger

The obligations of Parent, Acquisition Sub and Twitter, as applicable, to consummate the merger are subject to the satisfaction or waiver of certain conditions, including the following:

•	the adoption of the merger agreement by the requisite affirmative vote of our stockholders;

•

the expiration or termination of the waiting period applicable to the merger under the HSR Act, and, to the extent applicable, each consent or approval required under any antitrust laws or foreign investment laws in certain specified jurisdictions having been made, obtained or received (or, as applicable, the waiting periods, if any, with respect thereto will have expired or been terminated); and

•

the absence of any then-effective law or order enacted, issued, promulgated, enforced or entered into by any governmental authority in certain specified jurisdictions which has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the merger, or causing the merger to be rescinded following the consummation thereof.

The obligations of Parent and Acquisition Sub to consummate the merger are subject to the satisfaction or waiver of each of the following additional conditions, any of which may be waived by Parent:

•	Twitter having performed and complied in all material respects with the obligations required by the merger agreement to be performed or complied with by it on or prior to the closing of the merger;

•

the accuracy of the representations and warranties of Twitter in the merger agreement, subject to applicable materiality or other qualifiers, as of the effective time of the merger or the date in respect of which such representation or warranty was specifically made; and

•

the absence of any Company Material Adverse Effect (as defined in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”) having occurred that is continuing.

The obligation of Twitter to consummate the merger are subject to the satisfaction or waiver of each of the following additional conditions, any of which may be waived by Twitter:

•

Parent and Acquisition Sub having performed and complied in all material respects with the obligations required by the merger agreement to be performed or complied with by Parent or Acquisition Sub on or prior to the closing of the merger; and

•

the accuracy of the representations and warranties of Parent and Acquisition Sub in the merger agreement, subject to applicable materiality or other qualifiers, as of the effective time of the merger or the date in respect of which such representation or warranty was specifically made.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders (except as otherwise provided in the merger agreement), in the following ways:

•	by mutual written agreement of Twitter and Parent;

•	by either Twitter or Parent if:

○

the merger has not been consummated by 5:00 p.m., Pacific time, on October 24, 2022 (as such date may be extended pursuant to the terms of this provision, which we refer to as the “termination date”), except that (1) a party may not terminate the merger agreement pursuant to this provision if such party’s failure to perform or comply with any of its obligations under the merger agreement has been the principal cause of, or resulted in, the failure to consummate the merger by the termination date, and (2) the termination date will be extended for an additional six months if, as of the termination date, the closing condition regarding (a) the expiration or termination of the waiting period under the HSR Act or the receipt of approvals under the other specified antitrust laws or foreign investment laws or (b) the absence of any applicable legal restraint prohibiting the consummation of the merger has not been satisfied;

○

prior to the effective time of the merger, any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, and such law or order or other action has become final and non-appealable, except, in each case, that the right to terminate will not be available to any party (1) that has failed to use the efforts required by the merger agreement to remove such law, order or other action, or (2) if the issuance of such law or order or taking of such action was primarily due to the failure of such party, and, in the case of Parent, the failure of Acquisition Sub or Mr. Musk, to perform any of its obligations under the merger agreement; or

○

our stockholders do not adopt the merger agreement at the special meeting (or at any adjournment or postponement thereof at which the merger agreement and the transactions contemplated thereby are voted on);

•	by Twitter if:

○

subject to a 30-day cure period, Parent, Acquisition Sub or Mr. Musk has breached or failed to perform any of their respective representations, warranties, covenants or other agreements in the merger agreement, which breach or failure would give rise to the failure of relevant conditions to effect the closing of the merger, except that the right to terminate will not be available to Twitter if Twitter is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

○

the Twitter Board has authorized Twitter to enter into a definitive agreement with respect to a superior proposal, if, substantially concurrently with the termination of the merger agreement, Twitter enters into such definitive agreement and pays (or causes to be paid) the termination fee to and at the direction of Parent; or

○

(1) Parent and Acquisition Sub have been notified in writing that the conditions precedent to Parent’s and Acquisition Sub’s obligations to close the merger set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, each of which is capable of being satisfied if the closing were to occur at such time) have been satisfied or waived in accordance with the merger agreement; (2) Parent and Acquisition Sub fail to consummate the merger within three business days following the date on which the closing should have occurred; and (3) during such three business day period, Twitter stood ready, willing and able to consummate the merger and the other transactions contemplated by the merger agreement; and

•	by Parent if:

○

subject to a 30-day cure period, Twitter has breached or failed to perform any of its representations, warranties, covenants or other agreements in the merger agreement, which breach or failure would give rise to the failure of relevant conditions to effect the closing of the merger, except that the right to terminate will not be available to Parent if Parent, Acquisition Sub or Mr. Musk is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

○	prior to the adoption of the merger agreement by the requisite affirmative vote of our stockholders, the Twitter Board has made a Twitter Board recommendation change.

Termination Fees and Remedies

The merger agreement contains certain termination rights for Twitter and Parent.

Upon valid termination of the merger agreement under specified circumstances, Twitter will be required to pay, at the direction of Parent, a termination fee of $1,000,000,000. Specifically, this termination fee will be payable by Twitter to Parent if:

•

(1) a third party will have made a competing proposal after the date of the merger agreement, (2) the merger agreement is subsequently terminated by (a) Twitter or Parent because our stockholders have failed to approve the merger agreement at the special meeting or (b) Parent as a result of a breach or failure by Twitter to perform any of its representations, warranties, covenants or other agreements in the merger agreement (subject to a 30-day cure period), which breach or failure would give rise to the failure of any condition to effect the closing of the merger, and at the time of such special meeting or breach, as applicable, a competing proposal has been publicly announced and has not been withdrawn, and (3) within 12 months of such termination of the merger agreement, Twitter consummates a transaction involving a competing proposal or enters into a definitive agreement providing for the consummation of a competing proposal and such competing proposal is subsequently consummated (provided that, for purposes of this paragraph, all percentages in the definition of competing proposal are increased to 50 percent);

•	the merger agreement is terminated by Twitter to enter into a definitive agreement with respect to a superior proposal; or

•

the merger agreement is terminated by Parent if the Twitter Board made a Twitter Board recommendation change prior to the adoption of the merger agreement by the requisite affirmative vote of our stockholders.

Upon valid termination of the merger agreement under certain specified circumstances, Parent will be required to pay, at the direction of Twitter, a termination fee of $1,000,000,000, the payment of which has been guaranteed pursuant and subject to the terms and conditions of the limited guaranty. Specifically, the termination fee will be payable by Parent to Twitter if the merger agreement is terminated by Twitter:

•

as a result of a breach or failure by Parent, Acquisition Sub or Mr. Musk to perform any of its respective representations, warranties, covenants or other agreements in the merger agreement (subject to a 30-day cure period), which breach or failure would give rise to the failure of relevant conditions to effect the closing of the merger; or

•

because Parent and Acquisition Sub failed to consummate the merger as required pursuant to, and in the circumstances specified in, and subject to the terms of, the merger agreement while Twitter stood ready, willing and able to consummate the merger and the other transactions contemplated by the merger agreement.

The merger agreement also provides that Twitter, on one hand, or Parent and Acquisition Sub, on the other hand, may specifically enforce the obligations under the merger agreement in accordance with its terms. In addition, Twitter is entitled to obtain specific performance or other equitable relief to enforce Parent’s and Acquisition Sub’s obligations to cause Mr. Musk to fund the equity financing, or to enforce Mr. Musk’s obligation to fund the equity financing directly, and to consummate the closing of the merger, if certain conditions are satisfied, including the funding or availability of the debt financing.

Neither Parent nor Twitter is required to pay to the other a termination fee on more than one occasion.

Limited Guarantee

Pursuant to the limited guarantee delivered by Elon Musk in favor of Twitter, dated as of April 25, 2022 (which we refer to as the “limited guarantee”), Mr. Musk agreed to guarantee the due, complete and punctual payment, observance, performance and discharge of the payment obligations of Parent under the merger agreement, including the termination fee payable by Parent, plus amounts in respect of reimbursement, indemnification or other payment obligations of Parent for certain costs, expenses, monetary damages or losses incurred or sustained by Twitter, subject to the conditions set forth in the limited guarantee. For more information, please see the section of this proxy statement captioned “The Merger—Limited Guarantee.”

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will no longer be traded on the NYSE and will be deregistered under the Securities Exchange Act of 1934 (which we refer to as the “Exchange Act”). We will no longer be required to file periodic reports, current reports and proxy and information statements with the Securities and Exchange Commission (which we refer to as the “SEC”) on account of our common stock.

Effect on Twitter if the Merger is Not Completed

If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock in connection with the merger. Instead: (1) Twitter will remain an independent public company; (2) our common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (3) we will continue to file periodic reports with the SEC.

Furthermore, if the merger is not completed, and depending on the circumstances that cause the merger not to be completed, the price of our common stock may decline significantly.

Accordingly, there can be no assurance as to the effect of the merger not being completed on the future value of your shares of our common stock. If the merger is not completed, the Twitter Board will continue to evaluate and review, among other things, Twitter’s business, operations, strategic direction and capitalization, and will make whatever changes it deems appropriate. If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, Twitter’s business, prospects or results of operations may be adversely impacted.

In certain specified circumstances in which the merger agreement is terminated, Parent has agreed to pay Twitter a reverse termination fee, the payment of which has been guaranteed by Mr. Musk. Similarly, in certain specified circumstances in which the merger agreement is terminated, Twitter has agreed to pay Parent (or its designee) a termination fee.

Litigation Relating to the Merger

On May 6, 2022, a complaint was filed in the Delaware Court of Chancery by a putative Twitter stockholder (which we refer to as the “Delaware Plaintiff”) against Twitter, members of the Twitter Board and Mr. Musk. The complaint alleges that Mr. Musk reached an “agreement, arrangement or understanding,” as those terms are defined in Section 203 of the Delaware General Corporation Law (which we refer to as “Section 203”), with certain other Twitter stockholders prior to the Twitter Board’s approval of the merger, pursuant to which the shares of Twitter owned by these other stockholders would be voted in favor of the merger, thereby triggering Section 203’s requirement that at least 66 and 2/3 percent of Twitter’s outstanding stock unaffiliated with Mr. Musk vote in favor of the merger. The complaint sought, among other things, (1) an order declaring that the merger is subject to Section 203’s supermajority voting requirement and (2) a finding that the members of the Twitter Board breached their fiduciary duties by entering into the merger agreement without providing for a supermajority stockholder vote contemplated by Section 203. Twitter disputes the complaint’s allegations, including the allegation that Section 203’s supermajority voting requirement applies to the merger. On June 27, 2022, the Delaware Court of Chancery granted a stipulation and proposed order filed by the parties to the litigation to voluntarily dismiss this complaint, including the causes of action asserted therein, with prejudice as to the Delaware Plaintiff only.

On May 25, 2022, a class action complaint was filed in the Northern District of California by a putative Twitter stockholder (which we refer to as the “California Plaintiff”) against Mr. Musk and Twitter. The complaint asserted causes of action against Mr. Musk under the California Corporations Code for alleged market manipulation, disclosure of materially misleading public statements, insider trading, and unjust enrichment in connection with Mr. Musk’s acquisition of Twitter shares and certain public statements he has made regarding the merger agreement. The complaint also sought a declaration that Mr. Musk is not entitled to put the merger agreement on hold pending investigation of false or spam accounts on Twitter’s platform and that Twitter has an obligation to investigate Mr. Musk’s insider trading. On July 1, 2022, the California Plaintiff filed an amended complaint. The amended complaint no longer asserts causes of action under the California Corporations Code or a declaration that Twitter has an obligation to investigate Mr. Musk’s alleged insider trading. The amended complaint now asserts causes of action under Delaware law (1) against Mr. Musk, Parent and Acquisition Sub for aiding and abetting breaches of fiduciary duty allegedly committed by Jack Dorsey and Egon Durban in connection with the merger agreement; and (2) against Mr. Musk for unjust enrichment. The amended complaint also adds certain new allegations regarding events that transpired since the original complaint was filed. The amended complaint still seeks a declaration that Mr. Musk is not entitled to put the merger agreement on hold pending investigation of false or spam accounts. The lawsuit does not seek any damages from Twitter.

On June 7, 2022, a books and records complaint under Section 220 of the DGCL was filed in the Delaware Court of Chancery by a putative Twitter stockholder against Twitter. The complaint seeks an order requiring Twitter to produce to the plaintiff certain books and records of Twitter sufficient to investigate whether the Twitter Board or management has engaged in alleged wrongdoing in connection with, among other things, the Merger and Twitter’s public disclosures regarding its calculation of daily active users on the Twitter platform. Twitter disputes the complaint’s allegations.

On June 28, 2022, a stockholder of Twitter filed a lawsuit in the Southern District of New York against Twitter and the members of the Twitter Board, asserting claims for violations of Sections 14(a) and 20(a) of the Exchange Act alleging that certain disclosures regarding the merger in the revised preliminary proxy statement filed on June 21, 2022 are materially incomplete and misleading. Twitter believes that the claims asserted in this complaint are meritless.

On July 12, 2022, following Mr. Musk’s delivery of a notice alleging that Twitter breached the merger agreement and purporting to terminate the merger agreement, Twitter filed a complaint in the Delaware Court of Chancery against Mr. Musk, Parent and Acquisition Sub seeking a grant of specific performance ordering Mr. Musk, Parent and Acquisition Sub to specifically perform their obligations under the merger agreement and consummate the closing in accordance with the terms of the merger agreement.

For more information, see the section of this proxy statement captioned “The Merger—Litigation Relating to the Merger.”

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that are important to you. We encourage you to carefully read the more detailed information contained elsewhere in this proxy statement, including the annexes to this proxy statement and the other documents to which we refer in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:

On April 25, 2022, Twitter entered into the merger agreement. Under the merger agreement, Parent will acquire Twitter for $54.20 in cash per share of our common stock. In order to complete the merger, stockholders representing a majority of all issued and outstanding shares of our common stock must vote to approve the adoption of the merger agreement at the special meeting. This approval is a condition to the consummation of the merger. See the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Merger.” The Twitter Board is furnishing this proxy statement and form of proxy card to the holders of shares of our common stock in connection with the solicitation of proxies of our stockholders to be voted at the special meeting.

This proxy statement, which you should read carefully, contains important information about the merger, the merger agreement, the special meeting and the matters to be voted on at the special meeting. The enclosed materials allow you to submit a proxy to vote your shares of our common stock without attending the special meeting and to ensure that your shares of our common stock are represented and voted at the special meeting.

Your vote is very important. Even if you plan to attend the special meeting, we encourage you to submit a proxy as soon as possible.

Q:	What is the merger and what effects will it have on Twitter?

A:

The merger is the acquisition of Twitter by Parent. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement are satisfied or waived, Acquisition Sub will merge with and into Twitter, with Twitter continuing as the surviving corporation. As a result of the merger, Twitter will become a wholly owned subsidiary of Parent, and our common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q:	What is the current status of the merger?

A:

On July 8, 2022 representatives of Mr. Musk delivered a notice alleging that Twitter breached the merger agreement and purporting to terminate the merger agreement. Twitter believes that Mr. Musk’s purported termination is invalid and wrongful, and the merger agreement remains in effect. On July 12, 2022, Twitter commenced litigation against Mr. Musk and certain of his affiliates to cause them to specifically perform their obligations under the merger agreement and consummate the closing in accordance with the terms of the merger agreement. Twitter stands behind the accuracy of its public disclosures, including with respect to its estimates of false and spam accounts, and is continuing to provide additional information to Mr. Musk related to such disclosures. For additional information regarding the interactions between

Twitter, Mr. Musk and their respective representatives prior to and in connection with Mr. Musk’s attempt to terminate the merger agreement, see the section of this proxy statement captioned “The Merger—Background of the Merger.”

Adoption of the merger agreement by our stockholders is the only remaining approval or regulatory condition to completing the merger under the merger agreement, and is an important and required step for our stockholders to receive the merger consideration.

We are committed to closing the merger on the price and terms agreed upon with Mr. Musk. Your vote at the special meeting is critical to our ability to complete the merger. Twitter’s Board of Directors unanimously recommends that you vote “FOR” each of the proposals at the special meeting.

Q:	Does voting to approve the merger agreement ensure that the merger will close?

A:

Closing of the merger is subject to ongoing litigation and the satisfaction of a certain closing conditions under the merger agreement. Adoption of the merger agreement by our stockholders is the only remaining approval or regulatory condition to completing the merger under the merger agreement, and is an important and required step for our stockholders to receive the merger consideration. However, the exact timing of completion of the merger, if at all, cannot be predicted because the merger is subject to ongoing litigation and the satisfaction of the other remaining closing conditions.

Q:	Why should I vote my shares in favor of the merger in light of the ongoing litigation?

A:

Adoption of the merger agreement by our stockholders is the only remaining approval or regulatory condition to completing the merger under the merger agreement, and is an important and required step for our stockholders to receive the merger consideration.

Q:	What will I receive if the merger is completed?

A:

Upon completion of the merger, you will be entitled to receive $54.20 in cash, without interest, for each share of our common stock that you own, unless you have properly exercised, and not validly withdrawn or subsequently lost, your appraisal rights under the DGCL, and certain other conditions under the DGCL are satisfied. For example, if you own 100 shares of our common stock, you will receive $5,420.00 in cash in exchange for your shares of our common stock, without interest and less any applicable withholding taxes.

Q:	How does the per share price compare to the market price of Twitter’s common stock?

A:

This amount constitutes a premium of approximately 38 percent to the closing price of our common stock on April 1, 2022, which was the last full trading day before Mr. Musk disclosed his approximately nine percent stake in Twitter.

Q:	What will happen to Twitter equity-based awards and Twitter options?

A:	Generally speaking, Twitter equity-based awards and Twitter options will be treated as follows:

•

At the effective time of the merger, each vested Twitter equity-based award (other than a vested Twitter option) outstanding as of immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash, without interest and less any required withholding taxes, equal to the product of (1) the per share price and (2) the total number of shares of our common stock subject to such vested Twitter equity-based award (and with respect to any vested equity-based awards subject to performance vesting conditions, calculated based on the achievement of the applicable performance metrics at the level of performance at which such equity-based award vested in accordance with its terms).

•

At the effective time of the merger, each unvested Twitter equity-based award (other than an unvested Twitter option) outstanding as of immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash, without interest and less any required withholding taxes, equal to the product of (1) the per share price and (2) the total number of shares of our common stock subject to such unvested Twitter equity-based award (and with respect to any unvested equity-based awards subject to performance vesting conditions, calculated based on the achievement of the applicable performance metrics at the target level of performance), which amount will, subject to the holder’s continued service with Parent and its affiliates (including the surviving corporation and its subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the unvested Twitter equity-based award for which such cash amount was exchanged would have vested pursuant to its terms and will otherwise remain subject to the same terms and conditions as were applicable to the unvested Twitter equity-based award immediately prior to the effective time of the merger (other than performance-based vesting conditions, which will not apply following the effective time of the merger).

•

At the effective time of the merger, each vested Twitter option outstanding as of immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash, without interest and less any required withholding taxes, equal to the product of (1) the excess, if any, of the per share price less the exercise price per share of our common stock underlying such Twitter option, and (2) the total number of shares of our common stock subject to such Twitter option.

•

At the effective time of the merger, each unvested Twitter option outstanding as of immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash, without interest and less any required withholding taxes, equal to the product of (1) the excess, if any, of the per share price less the exercise price per share of our common stock underlying such Twitter option, and (2) the total number of shares of our common stock subject to such Twitter option, which cash amount will, subject to the holder’s continued service with Parent and its affiliates (including the surviving corporation and its subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the unvested Twitter option for which such cash amount was exchanged would have vested pursuant to its terms and will otherwise remain subject to the same terms and conditions as were applicable to the unvested Twitter option immediately prior to the effective time of the merger.

•

At the effective time of the merger, any Twitter option outstanding as of immediately prior to the effective time of the merger and for which the exercise price per share of our common stock underlying such Twitter options is equal to or greater than the per share price will be canceled without any cash payment or other consideration being made in respect of such Twitter option.

Q:	What will happen to the ESPP?

A:	Generally speaking, the ESPP will be treated as follows:

•	The Twitter Board has adopted resolutions that provide that (1) the current offering period under the ESPP will be the final offering period and no further offering period will commence pursuant to the ESPP after the date of the merger agreement, and (2) except as may be required by law, each individual participating in the final offering period as of the date of the merger agreement will not be permitted to (a) increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect when the final offering period commenced or (b) make separate non-payroll contributions to the ESPP on or following the date of the merger agreement.

•

Prior to the effective time of the merger, Twitter will take all actions that may be necessary to give effect to the treatment described above and to (1) cause the final offering period, to the extent that it would otherwise be outstanding at the effective time, to be terminated no later than 10 business days prior to the date on which the effective time of the merger occurs; (2) make any pro rata adjustments that may be necessary to reflect the final offering period, but otherwise treat the final offering period as a fully effective and completed offering period for all purposes pursuant to the ESPP; and (3) cause the exercise (as of no later than 10 business days prior to the date on which the effective time of the merger occurs) of each outstanding purchase right pursuant to the ESPP.

•

On such exercise date, Twitter will apply the funds credited as of such date pursuant to the ESPP within each participant’s payroll withholding account to the purchase of whole shares of our common stock in accordance with the terms of the ESPP, and such shares of our common stock will be entitled to the per share price. Immediately prior to and effective as of the effective time of the merger (but subject to the consummation of the merger), Twitter will terminate the ESPP.

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to vote on the following proposals:

•

Proposal 1: to adopt the merger agreement, pursuant to which Acquisition Sub will merge with and into Twitter, with Twitter continuing as the surviving corporation, and Twitter will become a wholly owned subsidiary of Parent;

•	Proposal 2: to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Twitter to our named executive officers in connection with the merger; and

•

Proposal 3: to approve the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Q:	When and where is the special meeting?

A:

The special meeting will take place on [•], 2022, at [•], Pacific time. You may attend the special meeting via a live interactive webcast at http://www.virtualshareholdermeeting.com/TWTR2022SM. You will be able to listen to the special meeting live and vote online. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your shares).

Q:	Who is entitled to vote at the special meeting?

A:	All of our stockholders as of the close of business on [•], 2022, which is the record date for the special meeting, are entitled to vote their shares of our common stock at the special meeting.

As of the close of business on the record date, there were [•] shares of our common stock outstanding and entitled to vote at the special meeting. Each share of our common stock outstanding as of the record date is entitled to one vote per share on each matter properly brought before the special meeting.

Q:	What vote is required to approve the proposal to adopt the merger agreement?

A:	The affirmative vote of the holders of a majority of the shares of our common stock outstanding as of the record date is required to adopt the merger agreement.

The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the internet or by telephone; or (3) attend and vote at the special meeting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

As of June 30, 2022, Mr. Musk beneficially holds approximately 9.5 percent of our common stock. Pursuant to the merger agreement, Mr. Musk has agreed to vote all of his shares of our common stock in favor of the adoption of the merger agreement. As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [•] shares of our common stock, representing approximately [•] percent of the shares of our common stock outstanding as of the record date. As of the date of this proxy statement, we have not been informed that any of our directors or officers intend to vote their shares other than in favor of adoption of the merger agreement. All such shares of our common stock held beneficially by Mr. Musk and our directors and officers (and any shares held by our former directors and officers) as of the record date that are voted in favor of the adoption of the merger agreement will be counted for purposes of determining whether the proposal to adopt the merger agreement has been approved. Assuming all such shares of our common stock beneficially held by Mr. Musk and our directors and officers as of the record date are voted in favor of the adoption of the merger agreement, the affirmative vote of stockholders holding an additional [•] percent of our outstanding common stock is required to adopt the merger agreement. For additional information regarding beneficial ownership of common stock, see the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management.”

Q:

What vote is required to approve (1) the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Twitter to its named executive officers in connection with the merger; and (2) the proposal to adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting?

A:

Approval of the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Twitter to our named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

Approval of the proposal to adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the internet or by telephone; or (3) attend and vote at the special meeting will not have any effect on the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Twitter to our named executive officers in connection with the merger, or the proposal to adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting, except, in all cases, to the extent that such failure affects obtaining a quorum at the meeting. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on these proposals, except to the extent that such failure affects obtaining a quorum at the meeting. In all cases, abstentions will have the same effect as a vote “AGAINST” these proposals.

Q:	What do I need to do now?

A:

We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the merger affects you. Then, even if you expect to attend the special meeting, please sign, date and return, as promptly as possible, the enclosed proxy card (a proxy card and a prepaid reply envelope are enclosed for your convenience), or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card), so that your shares can be voted at the special meeting. If you hold your shares in “street name,” please refer to the voting instruction form provided by your bank, broker or other nominee for information on how to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	How does the Twitter Board recommend that I vote?

A:

The Twitter Board unanimously recommends that you vote: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Twitter to our named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock. Instead: (1) Twitter will remain an independent public company; (2) our common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (3) we will continue to file periodic reports with the SEC.

In specified circumstances in which the merger agreement is terminated, Twitter has agreed to pay Parent (or its designee) a termination fee. In specified circumstances in which the merger agreement is terminated, Parent has agreed to pay Twitter a reverse termination fee, the payment of which has been guaranteed by Mr. Musk. For more information, see the section of this proxy statement captioned “The Merger Agreement—Termination Fees and Remedies.”

Q:	What is the compensation that will or may become payable by Twitter to its named executive officers in connection with the merger?

A:

The compensation that will or may become payable by Twitter to our named executive officers in connection with the merger is certain compensation that is tied to or based on the merger and payable to certain of Twitter’s named executive officers pursuant to underlying plans and arrangements that are contractual in nature. Compensation that will or may become payable by Parent or its affiliates (including, following the consummation of the merger, the surviving corporation) to our named executive officers in connection with or following the merger is not subject to this advisory vote. For further information, see the section of this proxy statement captioned “Proposal 2: Approval, on a Non-Binding, Advisory Basis, of Certain Merger-Related Executive Compensation.”

Q:	Why am I being asked to cast a vote to approve the compensation that will or may become payable by Twitter to its named executive officers in connection with the merger?

A:

Twitter is required by law to seek approval, on a non-binding, advisory basis, of compensation that will or may become payable by Twitter to our named executive officers in connection with the merger. Approval of the compensation that will or may become payable by Twitter to our named executive officers in connection with the merger is not required to consummate the merger.

Q:	What will happen if Twitter’s stockholders do not approve the compensation that will or may become payable by Twitter to its named executive officers in connection with the merger?

A:

Approval of the compensation that will or may become payable by Twitter to our named executive officers in connection with the merger is not a condition to consummation of the merger. This is an advisory vote and will not be binding on Twitter or Parent. The underlying plans and arrangements providing for such compensation are contractual in nature and are not, by their terms, subject to stockholder approval.

Accordingly, if the merger agreement is adopted by our stockholders and the merger is consummated, the compensation that will or may become payable by Twitter to our named executive officers in connection with the merger will or may be paid to Twitter’s named executive officers as contractually required even if our stockholders do not approve such compensation.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, to be the “stockholder of record.” If you are a stockholder of record, this proxy statement and your proxy card have been sent directly to you by or on behalf of Twitter. As a stockholder of record, you may attend the special meeting and vote your shares at the special meeting using the control number on the enclosed proxy card.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of our common stock held in “street name.” If you are a beneficial owner of shares of our common stock held in “street name,” this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares at the special meeting unless you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the special meeting.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the special meeting only if you instruct your bank, broker or other nominee how to vote. You will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the special meeting. Without instruction, your shares will not be counted for the purpose of obtaining a quorum or voted on the proposals, which will have the same effect as if you voted “AGAINST” adoption of the merger agreement, but will have no effect on the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Twitter to our named executive officers in connection with the merger or the proposal to adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting, except to the extent affecting the obtaining of a quorum at the meeting.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of our common stock are registered in your name with Computershare Trust Company, N.A., our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card (a proxy card and a prepaid reply envelope are enclosed for your convenience);

•	by visiting the internet address on your proxy card;

•	by calling the toll-free (within the United States or Canada) phone number on your proxy card; or

•	by attending the special meeting and voting at the special meeting using the control number on the enclosed proxy card.

The control number located on your proxy card is designed to verify your identity and allow you to vote your shares of our common stock and to confirm that your voting instructions have been properly recorded when voting electronically over the internet or by telephone. Although there is no charge for voting your shares, if you vote electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.

Even if you plan to attend the special meeting, you are strongly encouraged to vote your shares of our common stock by proxy. If you are a stockholder of record or if you provide a “legal proxy” to vote shares that you beneficially own, you may vote your shares of our common stock at the special meeting even if you have previously voted by proxy. If you attend the special meeting and vote at the special meeting, your vote will revoke any previously submitted proxy.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the internet or by telephone. To vote over the internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting instruction form provided by your bank, broker or nominee. However, because you are not the stockholder of record, you may not vote your shares at the special meeting unless you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the special meeting.

Q:	May I attend the special meeting and vote at the special meeting?

A:

Yes. You may attend the special meeting via a live interactive webcast at http://www.virtualshareholdermeeting.com/TWTR2022SM. You will be able to listen to the special meeting live and vote online. The special meeting will begin at [•], Pacific time. Online check-in will begin a few minutes prior to the special meeting. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your shares). As the special meeting is virtual, there will be no physical meeting location.

Even if you plan to attend the special meeting, to ensure that your shares will be represented at the special meeting, we encourage you to promptly sign, date and return the enclosed proxy card (a proxy card and a prepaid reply envelope are enclosed for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend the special meeting and vote at the special meeting, your vote will revoke any proxy previously submitted.

If, as of the record date, you are a beneficial owner of shares held in “street name,” you may not vote your shares at the special meeting unless you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the special meeting. Otherwise, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided by your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the special meeting without your instructions. Without your instructions, your shares will not be counted for purposes of a quorum or voted at the meeting, which will have the same effect as voting against the adoption of the merger agreement.

Q:	Why did Twitter choose to hold a virtual special meeting?

A:

The Twitter Board decided to hold the special meeting virtually in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from virtually any location around the world, at no cost. However, you will bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies. We believe this is the right choice for a company with a global footprint. A virtual special meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information, while saving us and our stockholders time and money. We also believe that the online tools that we have selected will increase stockholder communication. We remain very sensitive to concerns that virtual meetings may diminish stockholder voice or reduce accountability. Accordingly, we have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.” You may follow the instructions on the proxy card to designate a proxy by telephone or by the internet in the same manner as if you had signed, dated and returned a proxy card. Parag Agrawal, Ned Segal and Sean Edgett, each with full power of substitution and re-substitution, have been designated as proxy holders for the special meeting by the Twitter Board.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	signing another proxy card with a later date and returning it to us prior to the special meeting;

•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary; or

•	attending the special meeting and voting at the special meeting using the control number on the enclosed proxy card.

If you hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the special meeting if you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the special meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:

Regardless of the method you choose to grant your proxy, the individuals named on the enclosed proxy card, with full power of substitution and re-substitution, will vote your shares in the way that you direct.

If you sign and date your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted as recommended by the Twitter Board with respect to each proposal. This means that they will be voted: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Twitter to our named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Q:	Should I send in my stock certificates now?

A:

No. After the merger is completed, any holders of physical stock certificates will receive a letter of transmittal containing instructions for how to send your stock certificates to the payment agent in order to receive the appropriate cash payment for the shares of our common stock represented by your stock certificates. Unless you are seeking appraisal, you should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card. If you hold your shares of our common stock in book-entry form, you will not receive a letter of transmittal. Instead, the payment agent will pay you the appropriate portion of the aggregate merger consideration (subject to any applicable withholding taxes) upon receipt of a customary “agent’s message” and any other items specified by the payment agent.

Q:	What happens if I sell or transfer my shares of common stock after the record date but before the special meeting?

A:

The record date for the special meeting is earlier than the date of the special meeting and the expected effective date of the merger. If you sell or transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares and each of you notifies Twitter in writing of such special arrangements, you will transfer the right to receive the per share price with respect to such shares, if the merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the special meeting. Even if you sell or transfer your shares of our common stock after the record date, we encourage you to sign, date and return the enclosed proxy card (a proxy card and a prepaid reply envelope are enclosed for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card).

Q:	What should I do if I receive more than one set of voting materials?

A:

Please sign, date and return (or grant your proxy electronically over the internet or by telephone for) each proxy card and voting instruction form that you receive to ensure that all of your shares are voted.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms, if your shares are registered differently or are held in more than one account. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote all voting materials that you receive.

Q:	Where can I find the voting results of the special meeting?

A:

If available, Twitter may announce preliminary voting results at the conclusion of the special meeting. Twitter intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the special meeting. All reports that Twitter files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the merger?

A:

If you are a U.S. Holder, the exchange of our common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the merger and such U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered in the merger.

A Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the merger in light of your own particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any territory, state, local or foreign taxing jurisdiction. This discussion is provided for general information only and does not constitute legal advice to any holder. A more complete description of material U.S. federal income tax consequences of the merger is provided in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	When do you expect the merger to be completed?

A:

We currently expect to complete the merger in 2022. However, the exact timing of completion of the merger, if at all, cannot be predicted because the merger is subject to ongoing litigation and the closing conditions specified in the merger agreement, the remainder of which, other than adoption of the merger agreement by our stockholders, can only be satisfied as of the closing.

Q:	What governmental and regulatory approvals are required?

A:

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the merger under the HSR Act has expired or been terminated. The expiration of the waiting period under the HSR Act occurred at 11:59 p.m., Eastern time, on June 2, 2022. Additionally, under the terms of the merger agreement, the merger cannot be completed until all consents, approvals and filings that are mutually agreed by Parent and Twitter, acting reasonably, to be (1) material and (2) required or advisable under the antitrust or foreign investment laws of certain specified jurisdictions have been obtained or made or, as applicable, the waiting periods, if any, have expired or been terminated. As of the date hereof, all required regulatory clearances and approvals have been obtained and stockholder approval of the merger agreement is the only remaining approval or regulatory condition to consummating the closing of the merger under the merger agreement. For more information, please see the section of this proxy statement captioned “The Merger—Regulatory Approvals Required for the Merger.”

Q:	Am I entitled to appraisal rights under the DGCL?

A:

If the merger is consummated and certain conditions set forth in Section 262(g) of the DGCL are satisfied, our stockholders who (1) do not vote in favor of the adoption of the merger agreement (whether by voting against the adoption of the merger agreement, abstaining or otherwise not voting with respect to the adoption of the merger agreement), (2) continuously hold their applicable shares of our common stock through the effective time of the merger, (3) properly demand appraisal of their applicable shares, (4) meet certain statutory requirements as described in this proxy statement and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares in connection with the merger under Section 262 of the DGCL. This means that such stockholders will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to each stockholder seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” which description is qualified in its entirety by Section 262 of the DGCL regarding appraisal rights, attached as Annex B to this proxy statement.

Q:	Do any of Twitter’s directors or officers have interests in the merger that may differ from those of Twitter stockholders generally?

A:

Yes. In considering the recommendation of the Twitter Board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. In: (1) evaluating and negotiating the merger agreement; (2) approving the merger agreement and the merger; and (3) unanimously recommending that the merger agreement be adopted by our stockholders, the Twitter Board was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger—Interests of Twitter’s Directors and Executive Officers in the Merger.”

Q:	Who can help answer my questions?

A:

If you have any questions concerning the merger, the special meeting or this proxy statement, would like additional copies of the accompanying proxy statement or need help submitting your proxy or voting your shares of our common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call: (877) 750-8338 (toll-free from the U.S. and Canada) or

+1 (412) 232-3651 (from other countries)

Banks and brokers call collect: (212) 750-5833

FORWARD-LOOKING STATEMENTS

This proxy statement, the documents to which we refer you in this proxy statement and information included in oral statements or other written statements made or to be made by us or on our behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts, including, without limitation, statements relating to the completion of the merger. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” “intend,” “target,” “possible” and other words of similar import, or the negative versions of such words. Our stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•

the inability to complete the merger on the terms reflected in the merger agreement, if at all, due to the failure of our stockholders to adopt the merger agreement or the failure to satisfy the other conditions to the completion of the merger, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval;

•

the occurrence of any event, change or other circumstances that could result in the merger agreement not being completed in accordance with its terms and the risk that the merger agreement may be terminated in circumstances that require us to pay a termination fee;

•

the nature, cost and outcome of any legal proceedings that may be instituted against us and others related to the merger agreement, including our litigation against Mr. Musk, Parent and Acquisition Sub;

•	risks that the pendency of the merger affects our current operations or our ability to retain or recruit employees;

•

economic, market, business or geopolitical conditions (including resulting from the COVID-19 pandemic, inflation, or the conflict in Ukraine and related sanctions against Russia and Belarus) or competition, or changes in such conditions, negatively affecting Twitter’s business, operations and financial performance;

•	the fact that receipt of the all-cash per share price will be taxable to our stockholders that are treated as U.S. Holders and may be taxable to our stockholders that are treated as non-U.S. Holders;

•

the fact that, if the merger is completed, our stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of Twitter’s current strategy as an independent company;

•	the possibility that Twitter could, following the merger, engage in operational or other changes that could result in meaningful appreciation in its value;

•

the possibility that Twitter could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of Twitter’s assets to one or more as yet unknown purchasers, that could conceivably produce a higher aggregate value than that available to our stockholders in the merger;

•	the fact that under the terms of the merger agreement, Twitter is restrained from soliciting other acquisition proposals during the pendency of the merger;

•

the effect of the announcement or pendency of the merger on our business relationships, customers, operating results and business generally, including risks related to the diversion of the attention of Twitter management or employees or the loss of employees or customers during the pendency of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger agreement or the merger;

•

the risk that the merger will not be consummated on the terms reflected in the merger agreement in a timely manner or at all, creating potential uncertainty around the transaction and exceeding the expected costs of the merger;

•

the risk that our stock price may fluctuate during the pendency of the merger and may decline significantly if the merger is not completed on the terms reflected in the merger agreement, or at all; and

•	risks related to obtaining the requisite stockholder approval to the merger.

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference in this proxy statement, including: (1) the information contained under this caption; and (2) information in our most recent filings on Form 10-K and Form 10-Q, including the information contained under the caption “Risk Factors,” and information in our consolidated financial statements and notes thereto. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Our stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

Date, Time and Place

We will hold the special meeting on [•], 2022, at [•], Pacific time. You may attend the special meeting via a live interactive webcast at http://www.virtualshareholdermeeting.com/TWTR2022SM. You will be able to listen to the special meeting live and vote online. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your shares). We believe that a virtual meeting provides expanded access, improved communication and cost savings for our stockholders and Twitter.

Purpose of the Special Meeting

At the special meeting, we will ask stockholders to vote on proposals to (1) adopt the merger agreement; (2) approve, on a non-binding, advisory basis, the compensation that will or may become payable by Twitter to our named executive officers in connection with the merger; and (3) adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Attending the Special Meeting

The special meeting will begin at [•], Pacific time. Online check-in will begin a few minutes prior to the special meeting. We encourage you to access the meeting prior to the start time.

As the special meeting is virtual, there will be no physical meeting location. To attend the special meeting, log in at http://www.virtualshareholdermeeting.com/TWTR2022SM. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your shares). If you encounter technical difficulties accessing the special meeting or during the special meeting, a support line will be available on the login page of the special meeting website.

Once online access to the special meeting is open, stockholders may submit questions pertinent to meeting matters, if any, through the special meeting website. Such questions will be answered during the meeting, subject to time constraints. You will need the control number found on your proxy card or voting instruction form in order to submit questions.

Record Date; Shares Entitled to Vote; Quorum

Only our stockholders as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting. A list of stockholders of record entitled to vote at the special meeting will be available at our corporate offices located at 1355 Market Street, Suite 900, San Francisco, California 94103, during regular business hours for a period of no less than 10 days before the special meeting and on the virtual meeting website during the special meeting.

As of the record date, there were [•] shares of our common stock outstanding and entitled to vote at the special meeting. Each share of our common stock outstanding as of the close of business on the record date is entitled to one vote per share on each matter submitted for a vote at the special meeting.

The holders of a majority of the voting power of our stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum.

Vote Required; Abstentions and Broker Non-Votes

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock as of the record date. Adoption of the merger agreement by our stockholders is a condition to the closing of the merger.

Approval, on a non-binding, advisory basis, of the compensation that will or may become payable by Twitter to our named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

Approval of the proposal to adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted: (1) “AGAINST” the proposal to adopt the merger agreement; (2) “AGAINST” the proposal to approve, on a non-binding, advisory basis, compensation that will or may become payable by Twitter to our named executive officers in connection with the merger; and (3) “AGAINST” the proposal to adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting. Abstentions will be counted as present for purposes of determining whether a quorum exists.

A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote your shares. We do not expect any “broker non-votes” at the special meeting, but if there are any, they will be counted for the purpose of determining whether a quorum is present. If there are broker non-votes, each broker non-vote will count as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on: (1) the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Twitter to our named executive officers in connection with the merger; or (2) the proposal to adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Shares Held by Twitter’s Directors and Executive Officers and by Mr. Musk

As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [•] shares of our common stock, representing approximately [•] percent of the shares of our common stock outstanding as of the record date. Twitter has not been informed that any of our directors and executive officers intend to vote any of their shares of our common stock other than: (1) “FOR” the adoption of the merger agreement; (2) ”FOR” the compensation that will or may become payable by Twitter to our named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

As of June 30, 2022, Mr. Musk beneficially holds approximately 9.5 percent of our common stock. Pursuant to the merger agreement, Mr. Musk has agreed to vote all of his shares of our common stock in favor of the adoption of the merger agreement. As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [•] shares of our common stock, representing approximately [•] percent of the shares of our common stock outstanding as of the record date. As of the date of this proxy statement, we have not been informed that any of our directors or officers intend to vote their shares other than in favor of adoption of the merger agreement. All such shares of our common stock held beneficially by Mr. Musk and our directors and officers (and any shares held by our former directors and officers) as of the record date that are voted in favor of the adoption of the merger agreement will be counted for purposes of determining whether the proposal to adopt the merger agreement has been approved. Assuming all such shares of our common stock beneficially held by Mr. Musk and our directors and officers as of the record date are voted in favor of the adoption of the merger agreement, the affirmative vote of stockholders holding an additional [•] percent of our outstanding common stock is required to adopt the merger agreement. For additional information regarding beneficial ownership of common stock, see the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management.”

Voting of Proxies

If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A., you may vote your shares by returning a signed and dated proxy card (a proxy card and a prepaid reply envelope are enclosed for your convenience), or you may vote at the special meeting using the control number located on the enclosed proxy card. Additionally, you may grant a proxy electronically over the internet or by telephone by following the instructions on your proxy card. You must have your proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the internet or by telephone.

If you attend the special meeting and wish to vote at the special meeting, you will need the control number located on the enclosed proxy card. Beneficial owners of shares held in “street name” must also provide a “legal proxy” from their bank or broker in order to vote at the special meeting. You are encouraged to vote by proxy even if you plan to attend the special meeting. If you attend the special meeting and vote at the special meeting, your vote will revoke any previously submitted proxy.

All shares represented by properly signed and dated proxies (or proxies granted electronically over the internet or by telephone) will, if received before the special meeting, be voted at the special meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies (or proxies granted electronically over the internet or by telephone) that do not contain voting instructions will be voted: (1) “FOR” adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Twitter to our named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee. You may also attend the special meeting and vote at the special meeting if you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the special meeting. If available from your bank, broker or other nominee, you may vote over the internet or telephone through your bank, broker or other nominee by following the instructions on the voting instruction form provided by your bank, broker or other nominee. If you do not (1) return your bank’s, broker’s or other nominee’s voting instruction form; (2) vote over the internet or by telephone through your bank, broker or other nominee; or (3) attend the special meeting and vote at the special meeting with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the merger agreement. It will not, however, have any effect on the proposals (1) to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Twitter to our named executive officers in connection with the merger; or (2) to adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting, except to the extent affecting the obtaining of a quorum at the meeting.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	signing another proxy card with a later date and returning it to us prior to the special meeting;

•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary; or

•	attending the special meeting and voting at the special meeting using the control number on the enclosed proxy card.

If you have submitted a proxy, your attendance at the special meeting, in the absence of voting at the special meeting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of our common stock in “street name” through a bank, broker or other nominee, you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the special meeting if you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the special meeting.

Any adjournment, postponement or other delay of the special meeting, including for the purpose of soliciting additional proxies, will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned, postponed or delayed.

The Twitter Board’s Recommendation

The Twitter Board, after considering various factors described in the section of this proxy statement captioned “The Merger—Recommendation of the Twitter Board and Reasons for the Merger,” has unanimously: (1) determined that the merger agreement is advisable and the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Twitter and its stockholders; and (2) adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The Twitter Board unanimously recommends that you vote: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Twitter to our named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Adjournment

In addition to the proposals to (1) adopt the merger agreement and (2) approve, on a non-binding, advisory basis, the compensation that will or may become payable by Twitter to our named executive officers in connection with the merger, our stockholders are also being asked to approve a proposal to adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting. Subject to the limitations on such actions set forth in the merger agreement, the Twitter Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders. If the special meeting is adjourned or postponed, our stockholders who have already submitted their proxies will be able to revoke them at any time before they are voted at the special meeting.

Solicitation of Proxies

Twitter, on behalf of the Twitter Board, is soliciting proxies from our stockholders for the special meeting. Under applicable SEC rules and regulations, the members of the Twitter Board are “participants” with respect to the solicitation of proxies in connection with the special meeting. In addition, under applicable SEC rules and regulations and by virtue of filings made by Mr. Musk, he may be deemed to be a participant in the solicitation of proxies from our stockholders for the special meeting. Twitter is not responsible for any statements of, or filings made by, Mr. Musk.

The expense of soliciting proxies will be borne by Twitter. We have retained Innisfree M&A Incorporated, a professional proxy solicitation firm, to assist in the solicitation of proxies, and provide related advice and informational support during the solicitation process, for a fee of up to $50,000, plus reasonable out-of-pocket expenses. We will indemnify this firm against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax or over the internet. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

We currently expect to complete the merger in 2022. However, the exact timing of completion of the merger, if at all, cannot be predicted because the merger is subject to the closing conditions specified in the merger agreement, many of which are outside of our control.

Appraisal Rights

If the merger is consummated and certain conditions set forth in Section 262(g) of the DGCL are satisfied, our stockholders who (1) do not vote in favor of the adoption of the merger agreement (whether by voting against the adoption of the merger agreement, abstaining or otherwise not voting with respect to the adoption of the merger agreement), (2) continuously hold their applicable shares of our common stock through the effective time of the merger, (3) properly demand appraisal of their applicable shares, (4) meet certain statutory requirements described in this proxy statement and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares in connection with the merger under Section 262 of the DGCL. This means that such stockholders will be entitled to seek appraisal of their shares by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of our common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to each stockholder seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

Only a stockholder of record may submit a demand for appraisal. To exercise appraisal rights, the stockholder of record must (1) submit a written demand for appraisal to Twitter before the vote is taken on the proposal to adopt the merger agreement; (2) not vote, in person or by proxy, in favor of the proposal to adopt the merger agreement (whether by voting against the adoption of the merger agreement, abstaining or otherwise not voting with respect to the adoption of the merger agreement); (3) continue to hold the subject shares of our common stock of record through the effective time of the merger; and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Twitter unless certain conditions set forth in Section 262(g) of the DGCL are satisfied by the stockholders seeking appraisal. The requirements under Section 262 of the DGCL for exercising appraisal rights are described in further detail in this proxy statement, which description is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights, a copy of which is attached as Annex B to this proxy statement. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

Other Matters

At this time, we know of no other matters to be voted on at the special meeting. If any other matters properly come before the special meeting and you deliver a proxy to us, your shares of our common stock will be voted in accordance with the discretion of the appointed proxy holders, with full power of substitution and re-substitution.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on [•], 2022

This proxy statement is available on our website located at https://investor.twitterinc.com.

Householding of Special Meeting Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address and last name will receive only one copy of this proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees and the use of natural resources. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card upon request. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of our disclosure documents, or if you are receiving multiple copies and wish to receive only one copy, please contact us as follows:

Twitter, Inc.

Attention: Investor Relations

1355 Market Street, Suite 900

San Francisco, California 94103

Tel: (415) 222-9670

Questions and Additional Information

If you have any questions concerning the merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help submitting your proxy or voting your shares of our common stock, please contact our proxy solicitor at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call: (877) 750-8338 (toll-free from the U.S. and Canada) or

+1 (412) 232-3651 (from other countries)

Banks and brokers call collect: (212) 750-5833

THE MERGER

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information provided in this proxy statement. Therefore, this discussion of the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Parties Involved in the Merger

Twitter, Inc.

1355 Market Street, Suite 900

San Francisco, California 94103

(415) 222-9670

Twitter is what’s happening in the world and what people are talking about right now. Our primary product, Twitter, is a global platform for public self-expression and conversation in real time. We have democratized content creation and distribution so people can consume, create, distribute and discover content about the topics and events they care about most. Through Topics, Interests, and Trends, we help people discover what’s happening through text, images, on demand and live video, and audio from people, content partners, media organizations, advertisers and others. Media outlets, websites, and other partners extend the reach of Twitter content by distributing Tweets beyond our app and website.

Our common stock is listed on the NYSE under the symbol “TWTR.”

X Holdings I, Inc.

c/o Elon Musk

2110 Ranch Road 620 S. #341886

Austin, TX 78734

Parent was formed on April 19, 2022, solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and the debt financing in connection with the merger.

X Holdings II, Inc.

c/o Elon Musk

2110 Ranch Road 620 S. #341886

Austin, TX 78734

Acquisition Sub is a wholly owned subsidiary of Parent and was formed on April 19, 2022, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Acquisition Sub has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and the debt financing in connection with the merger. Upon completion of the merger, Acquisition Sub will cease to exist and Twitter will continue as the surviving corporation.

Elon Musk

2110 Ranch Road 620 S. #341886

Austin, TX 78734

Elon Musk leads SpaceX, Tesla, Inc., Neuralink Corp. and The Boring Company. Mr. Musk has served as the Chief Executive Officer of Tesla, Inc. since October 2008, as a member of the Board of Directors of Tesla, Inc. since April 2004, as the Chief Executive Officer, Chief Technology Officer and Chairman of the Board of SpaceX since May 2002, and served as Chairman of the Board of SolarCity Corporation, a solar installation company, from July 2006 until its acquisition by Tesla in November 2016. Mr. Musk is also the founder of The Boring Company and of Neuralink Corp. Mr. Musk also co-founded Zip2 Corporation, an early internet company, and PayPal. Mr. Musk has served on the board of directors of Endeavor Group Holdings, Inc. since April 2021. Mr. Musk holds a B.A. in physics from the University of Pennsylvania and a B.S. in business from the Wharton School of the University of Pennsylvania.

Effect of the Merger

Upon the terms and subject to the conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger, (1) Acquisition Sub will merge with and into Twitter; (2) the separate existence of Acquisition Sub will cease; and (3) Twitter will continue as the surviving corporation in the merger and a wholly owned subsidiary of Parent.

As a result of the merger, Twitter will cease to be a publicly traded company, our common stock will be delisted from the NYSE and deregistered under the Exchange Act and Twitter will no longer file periodic reports with the SEC. If the merger is completed, you will not own any shares of capital stock of the surviving corporation.

The effective time of the merger will occur upon the filing of a certificate of merger with, and acceptance of that certificate by, the Secretary of State of the State of Delaware (or at a later time as we, Parent and Acquisition Sub may agree and specify in such certificate of merger).

Effect on Twitter if the Merger is Not Completed

If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock in connection with the merger. Instead, (1) Twitter will remain an independent public company; (2) our common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (3) we will continue to file periodic reports with the SEC. In addition, if the merger is not completed, we expect that: (1) our management will continue to operate the business as it is currently being operated; and (2) our stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Twitter operates and adverse economic conditions.

Furthermore, if the merger is not completed, and depending on the circumstances that cause the merger not to be completed, the price of our common stock may decline significantly.

Accordingly, there can be no assurance as to the effect of the merger not being completed on the future value of your shares of our common stock. If the merger is not completed, the Twitter Board will continue to evaluate and review, among other things, Twitter’s business, operations, strategic direction and capitalization, and will make whatever changes it deems appropriate. If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, Twitter’s business, prospects or results of operations may be adversely impacted.

In specified circumstances in which the merger agreement is terminated, Twitter has agreed to pay Parent (or its designee) a termination fee. In specified circumstances in which the merger agreement is terminated, Parent has agreed to pay Twitter a reverse termination fee, the payment of which has been guaranteed by Mr. Musk.

Per Share Price

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger:

•

each share of our common stock that is (1) held by Twitter or any of its subsidiaries or (2) held, directly or indirectly, by Mr. Musk, Parent or Acquisition Sub immediately prior to the effective time of the merger will no longer be outstanding and will automatically be canceled and will cease to exist, and no consideration will be delivered or deliverable in exchange therefor;

•

each share of our common stock that is issued and outstanding as of immediately prior to the effective time of the merger (other than the shares identified in the prior bullet) and held by our stockholders who have (1) neither voted in favor of the adoption of the merger agreement nor consented thereto in writing; and (2) properly and validly exercised their statutory rights of appraisal in respect of such shares in accordance with the DGCL (and have not validly withdrawn or subsequently lost such appraisal rights) will be entitled to the “fair value” of such shares, determined pursuant to an appraisal proceeding contemplated by the DGCL as described in the section of this proxy statement captioned “—Appraisal Rights”; and

•

each share of our common stock that is issued and outstanding as of immediately prior to the effective time of the merger (other than the shares identified in the prior bullets) will automatically be canceled and retired and all such shares will cease to exist and will thereafter only represent the right to receive the per share price.

At or prior to the closing of the merger, a sufficient amount of cash will be deposited with a designated paying agent to pay the aggregate merger consideration. Once a stockholder has provided the paying agent with his, her or its stock certificates (or an affidavit of loss in lieu of a stock certificate) or customary agent’s message with respect to book-entry shares, appropriate letter of transmittal and other items specified by the paying agent, then the paying agent will pay the stockholder the appropriate portion of the aggregate merger consideration (subject to any applicable withholding taxes). For more information, see the section of this proxy statement captioned “The Merger Agreement—Paying Agent, Exchange Fund and Exchange and Payment Procedures.”

After the merger is completed, each of our stockholders will have the right to receive the per share price for each share of our common stock that such stockholder owned, as described in the section of this proxy statement captioned “The Merger Agreement—Conversion of Shares,” but will no longer have any rights as a Twitter stockholder (except that our stockholders who properly and validly exercise and perfect, and do not validly withdraw or subsequently lose, their appraisal rights will have the right to receive payment for the “fair value” of their shares, determined pursuant to an appraisal proceeding contemplated by the DGCL as described in the section of this proxy statement captioned “The Merger—Appraisal Rights”).

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. This chronology does not purport to catalog every conversation of or among the Twitter Board, the Transactions Committee (as defined below), our representatives, or other parties.

The Twitter Board regularly evaluates Twitter’s strategic direction and ongoing business plans with a view toward strengthening Twitter’s business, furthering Twitter’s mission to serve the public conversation, and enhancing stockholder value. As part of this evaluation, the Twitter Board has, from time to time, considered a variety of strategic alternatives. These have included, among others, (1) the continuation of, and potential improvements to, Twitter’s current business plan, with Twitter remaining an independent entity; (2) the investment in, and development of, new products, services and functionalities; (3) capital raising activities; (4) potential expansion opportunities through acquisitions, partnerships or other commercial relationships; and (5) business combinations, acquisitions and other financial and strategic alternatives, including the sale of Twitter.

Elon Musk is an active user of the Twitter platform. In March 2022, Mr. Musk Tweeted comments regarding Twitter’s business, the Twitter platform and functionality, and Twitter’s content moderation policies.

On March 26, 2022, Mr. Musk contacted Jack Dorsey, Twitter’s founder, former chief executive officer and one of Twitter’s then-current directors, to discuss the future direction of social media, including the benefits of open social protocols. Mr. Dorsey had previously communicated his views on these topics to the Twitter Board and publicly.

Also on March 26, 2022, Mr. Musk contacted Egon Durban, one of Twitter’s directors, to set up a discussion between Mr. Musk and Mr. Durban. Mr. Musk and Mr. Durban subsequently spoke on March 26, 2022 and March 27, 2022 and discussed the potential of Mr. Musk joining the Twitter Board, as well as the fact that Mr. Musk had purchased a significant stake of more than five percent of our common stock. Mr. Durban informed Bret Taylor, the chairperson of the Twitter Board, Martha Lane Fox, one of Twitter’s directors and the chairperson of Twitter’s Nominating and Corporate Governance Committee (which we refer to as the “NomGov Committee”), and Parag Agrawal, Twitter’s chief executive officer, of Mr. Musk’s communication. Messrs. Durban, Taylor and Agrawal and Ms. Lane Fox discussed Mr. Musk’s communications and determined (1) that Mr. Durban would connect Mr. Musk with Messrs. Taylor and Agrawal and Ms. Lane Fox, and they would also discuss with Mr. Musk his potential interest in joining the Twitter Board; (2) to call meetings of the NomGov Committee and of the Twitter Board to discuss Mr. Musk’s communications and potential interest in joining the Twitter Board; and (3) that Ms. Lane Fox would inform each member of the Twitter Board in advance of the Twitter Board meeting of Mr. Musk’s communications. Ms. Lane Fox subsequently informed the members of the Twitter Board of Mr. Musk’s initial communications.

On March 27, 2022, Messrs. Musk, Taylor and Agrawal discussed Mr. Musk’s interest in Twitter and potentially joining the Twitter Board. As part of that discussion, Mr. Musk stated that he was considering various options with respect to his ownership, including potentially joining the Twitter Board, seeking to take Twitter private or starting a competitor to Twitter.

On March 30, 2022, Ms. Lane Fox and Mr. Musk discussed Mr. Musk’s potential interest in joining the Twitter Board and the benefits that Mr. Musk believed he could potentially bring to Twitter as a Twitter director.

On March 31, 2022, Messrs. Agrawal and Taylor met with Mr. Musk to discuss Twitter’s business and Mr. Musk’s potential interest in joining the Twitter Board. At the meeting, Mr. Musk reiterated his interest in potentially joining the Twitter Board to help improve Twitter’s business as a director of Twitter, and that he was also considering the possibility of taking Twitter private or starting a competitor to Twitter.

On April 2, 2022, the NomGov Committee met, with Mr. Taylor, members of Twitter management and a representative of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Twitter’s outside legal counsel reporting to the Twitter Board (which we refer to as “Wilson Sonsini”), in attendance. Messrs. Durban, Taylor and Agrawal and Ms. Lane Fox each updated the NomGov Committee on their discussions with Mr. Musk. After considering, among other things, Mr. Musk’s interest in Twitter’s business, his statement that he is one of Twitter’s substantial stockholders, his active use of the Twitter platform, his technical expertise in areas critical to Twitter’s products and technology, and the perspectives that he could bring to the Twitter Board, the NomGov Committee determined to recommend that the Twitter Board consider inviting Mr. Musk to join the Twitter Board, subject to completion of customary onboarding procedures, such as a background check and completing and signing a director onboarding questionnaire.

Also on April 2, 2022, at the direction of Mr. Taylor and the NomGov Committee, Twitter requested that J.P. Morgan attend the scheduled meeting of the Twitter Board to assist Twitter in reviewing Mr. Musk’s purported purchase of a significant stake in our common stock, Mr. Musk’s potential appointment to the Twitter Board and related matters.

On April 3, 2022, the Twitter Board met, with members of Twitter management and representatives of each of Wilson Sonsini and J.P. Morgan in attendance. Messrs. Durban, Agrawal, Taylor and Ms. Lane Fox each updated the Twitter Board on their discussions with Mr. Musk. The NomGov Committee reported on its discussions at its meeting the previous day and provided its recommendation that the Twitter Board consider inviting Mr. Musk to join the Twitter Board. In evaluating the NomGov Committee’s recommendation, the Twitter Board considered, among other things, Mr. Musk’s qualifications, business expertise, knowledge of Twitter’s business and user base and technical expertise in areas critical to Twitter’s products and technology, as well as (1) the perspectives that he could bring to the Twitter Board and benefits he could bring to Twitter’s business, strategy and brand as a Twitter director; (2) his statements that he is one of Twitter’s substantial stockholders; and (3) his active use of the Twitter platform. The Twitter Board also considered possible disruption to Twitter’s business and the potential for adverse impacts on stockholder value if Mr. Musk determined to pursue the other alternatives that he expressed an interest in considering. The representatives of Wilson Sonsini reviewed with the members of the Twitter Board their fiduciary duties. Mr. Dorsey informed the Twitter Board that he and Mr. Musk were friends, and Mr. Durban informed the Twitter Board that he had worked on unrelated matters with Mr. Musk in the past. At this and other meetings of the Twitter Board relating to Mr. Musk joining the Twitter Board, Mr. Musk’s acquisition proposal and the merger, the Twitter Board regularly met in executive session of independent directors. The Twitter Board determined to invite Mr. Musk to join the Twitter Board, subject to his completion of a background check and other customary onboarding procedures. In connection with Mr. Musk joining the Twitter Board, it was the desire of the Twitter Board that Mr. Musk enter into a cooperation agreement that included “standstill” provisions that, among other things, would limit his public statements regarding Twitter, including the making of unsolicited public proposals to acquire Twitter (but not private proposals) without the prior consent of the Twitter Board. Following the meeting, at the direction of the Twitter Board, Ms. Lane Fox called Mr. Musk to invite him to join the Twitter Board, subject to completion of customary onboarding procedures. Ms. Lane Fox also noted the desire of the Twitter Board that Mr. Musk enter into a cooperation agreement. Following that discussion, representatives of Twitter sent a copy of Twitter’s customary director onboarding questionnaire to representatives of Mr. Musk.

On April 4, 2022, Mr. Musk publicly disclosed his ownership of approximately 9.2 percent of our common stock.

Also on April 4, 2022, representatives of Twitter provided Mr. Musk with a draft of a cooperation agreement that provided for Mr. Musk’s appointment to the Twitter Board and included customary “standstill” provisions. Subsequently, Mr. Musk informed Mr. Taylor that Mr. Musk would not agree to limit his public statements regarding Twitter, but would be open to an agreement limiting his ownership of Twitter to approximately 15 percent (with any increase to be subject to future Twitter Board approval).

Later on April 4, 2022, the Twitter Board met, with members of Twitter management and representatives of Wilson Sonsini in attendance. The Twitter Board reviewed Mr. Musk’s disclosures regarding his ownership of our common stock made earlier that day. Mr. Taylor provided an update on Mr. Musk’s response to the request that he enter into a cooperation agreement. The Twitter Board again considered the possible disruption to Twitter’s business and the possible impact on stockholder value if Mr. Musk determined to seek to acquire Twitter on an unsolicited basis, as well as the additional stockholder value that could be derived from (1) requiring Mr. Musk to negotiate the terms of a potential acquisition with the Twitter Board; and (2) ensuring that the Twitter Board had sufficient time to evaluate strategic alternatives in response to a takeover proposal from Mr. Musk. The Twitter Board also discussed terms of an agreement that would be asked of Mr. Musk if he were appointed to the Twitter Board in light of Mr. Musk’s refusal to sign the cooperation agreement previously proposed. The Twitter Board directed Twitter management and Wilson Sonsini to request that Mr. Musk, in connection with joining the Twitter Board as a director, simply enter into an agreement that would restrict Mr. Musk from purchasing more than 14.9 percent of our common stock. The Twitter Board delegated authority to each of Mr. Taylor and Ms. Lane Fox to approve the execution of such agreement by Twitter. The Twitter Board also approved increasing the size of the Twitter Board by one seat and appointing Mr. Musk to the Twitter Board to serve as a Class II director, effective upon the latest of (1) a determination by Mr. Taylor and/or Mr. Lane Fox that Mr. Musk had executed such agreement on terms consistent with those discussed by the Twitter Board and in a form acceptable to Mr. Taylor and/or Ms. Lane Fox; (2) confirmation by Mr. Musk in a manner acceptable to Mr. Taylor and/or Ms. Lane Fox that Mr. Musk was prepared to join the Twitter Board; and (3) the completion to the satisfaction of Mr. Taylor and/or Ms. Lane Fox of customary director onboarding procedures (including a customary background check of Mr. Musk and a director onboarding questionnaire by Mr. Musk).

Still later on April 4, 2022, representatives of Twitter sent Mr. Musk a draft of a letter agreement providing that (1) Twitter would appoint Mr. Musk to the Twitter Board to serve as a Class II director with a term expiring at Twitter’s 2024 Annual Meeting of Stockholders, subject to and contingent upon the provision by Mr. Musk of any information that Twitter reasonably required to complete customary director onboarding procedures (including a customary background check and director onboarding questionnaire); and (2) for so long as Mr. Musk were to serve on the Twitter Board and for 90 days thereafter, Mr. Musk would not, either alone or as a member of a group, become the beneficial owner of more than 14.9 percent of our common stock outstanding at such time. Mr. Musk and Twitter (with Mr. Taylor’s and Ms. Lane Fox’s approval) subsequently executed the letter agreement in the form sent to Mr. Musk.

On April 5, 2022, Twitter and Mr. Musk publicly announced the entry into the letter agreement. Over the next three days, Messrs. Agrawal and Musk continued to discuss Twitter’s business and products in anticipation of Mr. Musk joining the Twitter Board.

Also on April 5, 2022, Mr. Musk contacted Mr. Dorsey to ask Mr. Dorsey his perspectives on Twitter in connection with the announcement of Mr. Musk joining the Twitter Board. As part of this discussion, Mr. Dorsey shared his personal view that Twitter would be better able to focus on execution as a private company, or as a public company with Mr. Musk as a director and (as he now was) a substantial stockholder. Mr. Musk further inquired if Mr. Dorsey would stay on the Twitter Board, and Mr. Dorsey declined.

On April 8, 2022, Ms. Lane Fox informed the Twitter Board of the satisfactory completion of Mr. Musk’s background check. Mr. Taylor informed the Twitter Board of his expectation that Mr. Musk’s appointment to the Twitter Board would be effective on April 9, 2022.

On April 9, 2022, before Mr. Musk’s appointment to the Twitter Board became effective, Mr. Musk notified Messrs. Taylor and Agrawal that he would not be joining the Twitter Board and would be making an offer to take Twitter private. Mr. Agrawal informed the members of the Twitter Board of Mr. Musk’s communication.

On April 10, 2022, Twitter announced that Mr. Musk had decided not to join the Twitter Board.

Also on April 10, 2022, at Mr. Taylor’s direction, Twitter requested that Goldman Sachs attend meetings of the Twitter Board to assist in Twitter’s evaluation of a potential acquisition proposal from Mr. Musk and related matters.

On April 12, 2022, the Twitter Board met, with members of Twitter management and representatives of each of Goldman Sachs, Wilson Sonsini and Simpson Thacher & Bartlett LLP, outside legal counsel to the Twitter Board (which we refer to as “Simpson Thacher”), in attendance. Messrs. Taylor and Agrawal provided an update on their communications with Mr. Musk. The representatives of Goldman Sachs (1) provided preliminary market and trading perspectives on Twitter; (2) discussed with the Twitter Board the possibility that Mr. Musk would seek to acquire Twitter on a negotiated or unsolicited basis; and (3) discussed with the Twitter Board potential strategic alternatives available to Twitter, including continuing to execute Twitter’s business plan as an independent entity or commencing a process to solicit interest from counterparties with respect to a transaction involving Twitter. The Twitter Board and representatives of Goldman Sachs reviewed various potential strategic and financial counterparties to a strategic transaction involving Twitter, including those with whom it had previous discussions, the likelihood that each party would be interested in and have the capability to consummate an acquisition of Twitter, including, among other things, based on the regulatory, financing and other execution risks applicable to each party discussed with representatives of Goldman Sachs and Twitter’s legal advisors. The Twitter Board also discussed the possible impact on stockholder value if Mr. Musk sought to acquire Twitter on an unsolicited basis, and the additional stockholder value that could be derived from requiring Mr. Musk to negotiate the terms of an acquisition of Twitter with the Twitter Board. The Twitter Board also considered the possibility of adopting a shareholder rights plan in response to an unsolicited acquisition proposal from Mr. Musk or Mr. Musk continuing to purchase shares of our common stock in the open market, including (1) the terms of a potential shareholder rights plan and (2) whether a shareholder rights plan would be a reasonable and proportionate response to these actions by Mr. Musk. The representatives of Twitter’s legal advisors reviewed with the members of the Twitter Board their fiduciary duties. The Twitter Board also directed members of Twitter management to present Twitter management’s then current business plan for Twitter at a subsequent meeting so that the Twitter Board would be better prepared to evaluate a potential takeover proposal from Mr. Musk and other strategic alternatives, including relative to continuing to execute Twitter’s business plan as an independent entity.

On April 13, 2022, Mr. Musk delivered to Mr. Taylor a non-binding proposal to acquire Twitter, the full text of which is reproduced below. Mr. Musk also called Mr. Taylor to re-iterate that Mr. Musk’s proposal represented his best and final offer to acquire Twitter and referred Mr. Taylor to Mr. Musk’s public disclosure of the proposal scheduled for the next day for additional details with respect to the proposal.

Bret Taylor

Chairman of the Board,

I invested in Twitter as I believe in its potential to be the platform for free speech around the globe, and I believe free speech is a societal imperative for a functioning democracy.

However, since making my investment I now realize the company will neither thrive nor serve this societal imperative in its current form. Twitter needs to be transformed as a private company.

As a result, I am offering to buy 100% of Twitter for $54.20 per share in cash, a 54% premium over the day before I began investing in Twitter and a 38% premium over the day before my investment was publicly announced. My offer is my best and final offer and if it is not accepted, I would need to reconsider my position as a shareholder.

Twitter has extraordinary potential. I will unlock it.

/s/ Elon Musk

Elon Musk

On April 14, 2022, Mr. Musk publicly disclosed his acquisition proposal. As part of the disclosure, Mr. Musk also disclosed that his acquisition proposal would be conditioned upon, among other things, (1) the receipt of any required governmental approvals; (2) confirmatory legal, business, regulatory, accounting and tax due diligence; (3) the negotiation and execution of definitive agreements providing for the proposed acquisition; and (4) completion of anticipated financing. Over the next eight days, Mr. Musk from time to time Tweeted comments that could be interpreted to refer to Mr. Musk’s acquisition proposal, which comments led the Twitter Board to believe Mr. Musk might commence an unsolicited tender offer for our common stock imminently. Also during this period and around the time of the announcement of the merger, Mr. Dorsey from time to time Tweeted about his personal views on Twitter’s history and operations as either a public or private company.

Also on April 14, 2022, and from time to time over the next eight days, representatives of financial sponsors and institutional investors communicated to members of Twitter management and representatives of each of Goldman Sachs and J.P. Morgan their preliminary and non-specific interest in participating in a potential acquisition of Twitter, including as a financing source for an acquisition of Twitter by Mr. Musk. None of these parties (or any other party) made a proposal to acquire Twitter.

Also on April 14, 2022, the Twitter Board met, with members of Twitter management and representatives of each of Goldman Sachs, Wilson Sonsini and Simpson Thacher in attendance. Mr. Taylor provided an update on Mr. Musk’s communication the previous day. The Twitter Board reviewed the terms and conditions of Mr. Musk’s acquisition proposal with the representatives of Goldman Sachs and Twitter’s legal advisors. The representatives of Goldman Sachs provided an update on the outreach from financial sponsors and institutional investors regarding their non-specific interest in participating in a potential acquisition. As part of this discussion, the representatives of Goldman Sachs and J.P. Morgan noted that none of these parties (or any other party) made a proposal to acquire Twitter. The Twitter Board determined not to engage with these parties because (1) they had not made an acquisition proposal; and (2) Mr. Musk’s acquisition proposal had been publicly disclosed (and the subject of significant press coverage) and any interested party was free to contact Mr. Musk about participating in a potential acquisition. The Twitter Board again discussed the possibility of adopting a shareholder rights plan in response to Mr. Musk’s proposal, including (1) to reduce the likelihood that an unsolicited potential acquiror could take actions not in the best interests of all Twitter stockholders, including by seeking to obtain control of Twitter without paying all Twitter stockholders an appropriate control premium; and (2) to provide the Twitter Board with sufficient time to evaluate Mr. Musk’s proposal and other strategic alternatives available to Twitter. As part of this discussion, the Twitter Board discussed with Twitter’s legal advisors and the representatives of Goldman Sachs the terms of a potential shareholder rights plan that would be reasonable and proportionate in response to these risks. The representatives of Goldman Sachs reviewed considerations relating to shareholder rights plans, including with respect to the exercise price of rights under a potential shareholder rights plan. The representatives of Twitter’s legal advisors reviewed with the members of the Twitter Board their fiduciary duties. The Twitter Board considered strategic alternatives to an acquisition of Twitter by Mr. Musk and whether to contact other parties to solicit their interest in a potential acquisition of Twitter. The Twitter Board determined not to make such contacts based on (1) the fact that Mr. Musk’s acquisition proposal had been publicly disclosed; and (2) the Twitter Board’s assessment that other parties were unlikely to have the interest in, or capability to, acquire Twitter, including, among other things, based on the regulatory, financing and other execution risks applicable to each party discussed with representatives of Goldman Sachs and Twitter’s legal advisors. To assist in the Twitter Board in its evaluation and negotiation of Mr. Musk’s acquisition proposal and consideration of other strategic alternatives and to provide additional feedback and guidance to members of Twitter management, the Twitter Board established a Transactions Committee of the Twitter Board (which we refer to as the “Transactions Committee”). The Transactions Committee was formed in light of (1) the possibility that Twitter management may need feedback and direction on relatively short notice; and (2) the benefits and convenience of having a subset of directors oversee and direct these matters. The Twitter Board authorized and instructed the Transactions Committee, among other things, to (1) oversee and provide assistance to Twitter management and Twitter’s advisors with respect to the exploration, evaluation, consideration, review and negotiation of the terms and conditions of any strategic alternative, including any sale of Twitter; and (2) explore, evaluate, consider, review and negotiate the terms and conditions of any strategic alternative, including any sale of Twitter, and to take such other actions with respect to any strategic alternative as the Transactions Committee deemed necessary, appropriate or advisable. The Twitter Board retained the power and authority to approve the final decision on pursuing a strategic alternative, including a sale of Twitter. It was also understood that the Twitter Board would continue to have an active role in the consideration of strategic alternatives. The Twitter Board appointed Mr. Taylor, Ms. Lane Fox and Patrick Pichette as the members of the Transactions Committee, each of whom is an independent director. The Twitter Board determined not to provide any additional compensation to the members of the Transactions Committee for their service on the Transactions Committee. After the representatives of Goldman Sachs left the meeting, the Twitter Board also approved retaining Goldman Sachs and J.P. Morgan to act as financial advisors to Twitter and the Twitter Board in connection with a potential takeover proposal from Mr. Musk and strategic alternatives thereto. The Twitter Board selected Goldman Sachs and J.P. Morgan in view of their respective qualifications, extensive expertise, international reputation, familiarity with Twitter and its business and industry, given their past experience working with Twitter and others in Twitter’s industry, and experience in similar situations. The Twitter Board also considered the advantages of engaging two financial advisors, including the additional and independent perspectives that each financial advisor could provide. Following the meeting, at the direction of the Twitter Board, Mr. Taylor communicated to Mr. Musk that the Twitter Board had received his acquisition proposal and would evaluate the course of action in the best interests of Twitter’s stockholders and be back in touch with Mr. Musk when the Twitter Board’s work was done.

Also on April 14, 2022, members of Twitter management informed Goldman Sachs and J.P. Morgan that the Twitter Board had approved retaining Goldman Sachs and J.P. Morgan to act as financial advisors to Twitter and the Twitter Board in connection with a potential takeover proposal from Mr. Musk and strategic alternatives thereto.

On April 15, 2022, the Twitter Board adopted a shareholder rights plan (which we refer to as the “rights plan”) scheduled to expire on April 14, 2023, providing for a distribution of rights to stockholders that will become exercisable if an entity, person or group acquires beneficial ownership of 15 percent or more of our outstanding common stock in a transaction not approved by the Twitter Board. In that instance, each right will entitle its holder (other than the person, entity or group triggering the shareholder rights plan, whose rights will become void and will not be exercisable) to purchase, at the then-current exercise price, additional shares of common stock having a then-current market value of twice the exercise price of $210.00 per right.

Later on April 15, 2022, Twitter publicly announced the adoption of the rights plan.

Also on April 15, 2022, the Transactions Committee met, with members of Twitter management and representatives of each of Goldman Sachs, Wilson Sonsini and Simpson Thacher in attendance. The Transactions Committee discussed Mr. Musk’s acquisition proposal and other strategic alternatives available to Twitter. The Transactions Committee noted that Mr. Musk had not provided any information on financing arrangements to fund the proposed acquisition, and that additional clarity on financing and other execution risks related to the proposed acquisition would be required to better evaluate Mr. Musk’s acquisition proposal. The Transactions Committee also discussed next steps with respect to the Twitter Board’s evaluation of Twitter’s business plan and Mr. Musk’s acquisition proposal.

On April 16, 2022, the Transactions Committee met, with members of Twitter management and representatives of each of Goldman Sachs, J.P. Morgan, Wilson Sonsini and Simpson Thacher in attendance. The Transactions Committee determined that it would be helpful to the Twitter Board’s evaluation of Mr. Musk’s acquisition proposal and other strategic alternatives available to Twitter to understand the perspectives of Twitter’s significant institutional stockholders on such matters. As such, the Twitter Board coordinated an outreach process to gather those perspectives. The Transactions Committee also discussed next steps with respect to the Twitter Board’s evaluation of Twitter’s business plan and Mr. Musk’s acquisition proposal.

On April 17, 2022, the Transactions Committee met, with members of Twitter management and representatives of each of Goldman Sachs, J.P. Morgan, Wilson Sonsini and Simpson Thacher in attendance. The Transactions Committee continued its coordination of an outreach process to Twitter’s largest institutional stockholders. The Transactions Committee also discussed Twitter’s response to Mr. Musk while the Twitter Board continued its evaluation of Mr. Musk’s acquisition proposal. Over the subsequent four days, Messrs. Taylor and Pichette held meetings with a number of Twitter’s largest institutional stockholders to discuss the perspectives of these stockholders on Mr. Musk’s acquisition proposal and Twitter more generally. As part of these meetings, these Twitter stockholders generally (1) expressed that Twitter has much opportunity, but indicated a perceived failure of historical execution; (2) expressed understanding there has been recent management change and openness to a stand-alone plan to give them confidence in the long term; and (3) encouraged the Twitter Board to seriously consider Mr. Musk’s proposal and weigh the risks of future execution. The Transactions Committee instructed Mr. Taylor to reiterate to Mr. Musk that the Twitter Board was taking Mr. Musk’s acquisition proposal seriously. Mr. Taylor did that following the meeting of the Transactions Committee.

On April 19, 2022, the Transactions Committee met, with members of Twitter management and representatives of each of Goldman Sachs, J.P. Morgan, Wilson Sonsini and Simpson Thacher in attendance. Messrs. Taylor and Pichette provided an update on their ongoing discussions with Twitter’s institutional stockholders. The representatives of Goldman Sachs and J.P. Morgan also provided an update on the outreach from financial sponsors and institutional investors regarding their non-specific interest in participating in a potential acquisition of Twitter. As part of this discussion, the representatives of Goldman Sachs and J.P. Morgan noted that none of these parties (or any other party) made a proposal to acquire Twitter. Members of Twitter management presented their then current business plan for Twitter, including their then current estimated projections of Twitter’s financial prospects and underlying assumptions and market share case sensitivities. The Transactions Committee directed Twitter management to present their then current business plan to the Twitter Board for review.

On April 20, 2022, the Twitter Board met, with members of Twitter management and representatives of each of Wilson Sonsini and Simpson Thacher in attendance. Members of Twitter management reviewed their then current business plan for Twitter, including their then current estimated projections of Twitter’s financial prospects and underlying assumptions and market share case sensitivities. The Twitter Board provided feedback with respect to these matters. The Twitter Board determined to take additional time to review the then current business plan, but instructed Twitter management to share the then current business plan with Goldman Sachs and J.P. Morgan so that both firms could begin their preliminary financial analysis of Twitter and Mr. Musk’s acquisition proposal. The Twitter Board also discussed next steps for responding to Mr. Musk’s acquisition proposal, including the need for additional clarity from Mr. Musk on equity financing and any debt financing and other closing certainty matters with respect to the proposed acquisition, and determined to request that Goldman Sachs and

J.P. Morgan present their respective preliminary financial analyses of Twitter and Mr. Musk’s acquisition proposal, that the Twitter Board wanted to consider prior to concluding how to respond to Mr. Musk’s acquisition proposal, at an upcoming meeting of the Twitter Board to be held on April 24, 2022.

On April 21, 2022, the Transactions Committee met, with members of Twitter management and representatives of each of Goldman Sachs, J.P. Morgan, Wilson Sonsini and Simpson Thacher in attendance. The Transactions Committee continued its review and discussion of Twitter’s business plan. The Transactions Committee also discussed the timing of a formal response to Mr. Musk’s acquisition proposal.

Later on April 21, 2022, Mr. Musk publicly disclosed that he and Parent had obtained commitment letters for approximately $46.5 billion in financing to fund the proposed acquisition, including (1) a debt commitment letter providing for an aggregate of $13 billion in various secured and unsecured debt financing commitments; (2) a debt commitment letter providing for an aggregate of $12.5 billion in margin loan commitments (which commitments subsequently expired, as described below); and (3) an equity commitment letter providing for a $21 billion equity financing by Mr. Musk to Parent (which commitment was subsequently increased to $33.5 billion, as described below). The equity financing commitment did not include third party beneficiary rights permitting Twitter to enforce Mr. Musk’s equity financing commitment in connection with a potential transaction. Mr. Musk also disclosed that his acquisition proposal was no longer subject to the completion of financing and business due diligence. The debt commitment letters referenced drafts of agreements and documents providing for a tender offer for our common stock that had been shared with the lenders party to the debt commitment letters, but that had not been shared with Twitter.

Still later on April 21, 2022, Twitter management sent to the members of the Twitter Board and to Goldman Sachs and J.P. Morgan an updated version of Twitter’s business plan and estimated projections of Twitter’s financial prospects, noting the changes to the business plan reviewed at the meeting of the Twitter Board the previous day, including to reflect the Twitter Board’s feedback on these matters.

On April 22, 2022, the Transactions Committee met, with other Twitter directors, members of Twitter management and representatives of each of Goldman Sachs, J.P. Morgan, Wilson Sonsini and Simpson Thacher in attendance. Messrs. Taylor and Pichette provided an update on their ongoing discussions with Twitter’s institutional stockholders. The representatives of Goldman Sachs and J.P. Morgan also reviewed Goldman Sachs’ and J.P. Morgan’s respective preliminary financial analyses of Twitter’s then current business plan. The representatives of Goldman Sachs and J.P. Morgan also reviewed the outreach from financial sponsors and institutional investors regarding their non-specific interest in participating in a potential acquisition of Twitter. As part of this discussion, the representatives of Goldman Sachs and J.P. Morgan noted that none of these parties (or any other party) made a proposal to acquire Twitter. The representatives of Goldman Sachs and J.P. Morgan reviewed the financing commitments for, and the other details with respect to, Mr. Musk’s acquisition proposal that were disclosed the previous day. The Transactions Committee noted that Mr. Musk’s disclosure provided additional clarity with respect to financing and other closing certainty risks, but that additional information regarding these matters would be helpful in the Twitter Board’s evaluation of Mr. Musk’s acquisition proposal. The Transactions Committee instructed Goldman Sachs and J.P. Morgan to contact representatives of Morgan Stanley & Co. LLC, Mr. Musk’s outside financial advisor (which we refer to as “Morgan Stanley”), to obtain additional information with respect to the debt and equity financing aspects of Mr. Musk’s acquisition proposal. Mr. Taylor confirmed with each of the other members of the Twitter Board that they concurred with this approach. Representatives of Goldman Sachs and J.P. Morgan subsequently contacted Mr. Musk’s representatives as instructed by the Transactions Committee.

Later on April 22, 2022, representatives of each of Goldman Sachs and J.P. Morgan met with representatives of Morgan Stanley to obtain additional information with respect to the debt and equity financing commitments and the financing aspects of Mr. Musk’s acquisition proposal.

On April 23, 2022, the Transactions Committee met, with other Twitter directors, members of Twitter management and representatives of each of Goldman Sachs, J.P. Morgan, Wilson Sonsini and Simpson Thacher in attendance. The representatives of Goldman Sachs and J.P. Morgan provided an update on their review of the debt and equity financing commitments to Mr. Musk’s acquisition proposal, as well as their discussions with representatives of Morgan Stanley. The Transactions Committee also discussed Twitter’s business plan, Twitter’s upcoming earnings announcements, circumstances and developments in Twitter’s industry and in the economy generally affecting the business of and trading prices of technology companies and Twitter, as well as potential next steps with respect to responding to Mr. Musk’s acquisition proposal (including the possibility of attempting to negotiate an increase in the per share price to be paid by Mr. Musk).

Later on April 23, 2022, Mr. Musk contacted Mr. Taylor requesting to speak with Mr. Taylor or other representatives of Twitter.

Still later on April 23, 2022, following Mr. Musk’s outreach, the Transactions Committee met, with members of Twitter management and representatives of each of Goldman Sachs, J.P. Morgan, Wilson Sonsini and Simpson Thacher in attendance. The Transactions Committee directed Mr. Taylor and a representative of Goldman Sachs to respond to Mr. Musk’s request, and to invite Mr. Musk to provide additional information regarding his acquisition proposal for the benefit of the Twitter Board. This conversation among Messrs. Musk and Taylor and a representative of Goldman Sachs subsequently occurred on April 23, 2022. During the conversation, Mr. Musk reiterated that his acquisition proposal represented his best and final offer, and communicated to Mr. Taylor that he would be willing to take his proposal to our stockholders. Based on the statements by Mr. Musk regarding his acquisition proposal representing his best and final offer, Mr. Taylor believed that any effort to negotiate the per share price to be paid by Mr. Musk was unlikely to be successful and risked prompting Mr. Musk to commence an unsolicited tender offer for our common stock.

Also on April 23, 2022, J.P. Morgan provided Twitter with customary relationship disclosures regarding J.P. Morgan’s relationships with Twitter and Mr. Musk’s affiliates. In addition, J.P. Morgan provided to the Twitter Board certain estimates and analyses concerning the potential impact of the proposed transaction on the convertible note hedge and warrant transactions that Twitter entered into with an affiliate of J.P. Morgan, with respect to Twitter’s convertible senior notes, which are more fully described in the section of this proxy statement captioned “—Opinion of J.P. Morgan Securities LLC—Miscellaneous.” Such estimates and analyses were based on theoretical models and various assumptions concerning the terms of the proposed transaction and market conditions and other information available to J.P. Morgan at the time.

On April 24, 2022, the Twitter Board met, with members of Twitter management and representatives of each of Goldman Sachs, J.P. Morgan, Wilson Sonsini and Simpson Thacher in attendance. Members of Twitter management reviewed Twitter’s then current business plan, including their estimated projections of Twitter’s long-term financial prospects and underlying assumptions and market share case sensitivities. The representatives of Goldman Sachs and J.P. Morgan presented their respective preliminary financial analyses of Twitter and Mr. Musk’s acquisition proposal based on Twitter’s then current business plan. The Twitter Board considered various risks associated with executing the business plan, including with respect to achieving the various market share sensitivity cases relative to Twitter’s historical market share, and authorized Goldman Sachs and J.P. Morgan to use, for purposes of performing their respective financial analyses in connection with rendering their respective fairness opinions to the Twitter Board (as more fully described in the sections of this proxy statement captioned

“—Opinion of Goldman Sachs & Co. LLC” and “—Opinion of J.P. Morgan Securities LLC”), the estimated projections of Twitter’s long-term financial performance assuming an increase in Twitter’s market share to 3.3 percent by fiscal year 2027 (relative to Twitter’s trailing 7-year historical average market share of approximately 2.1 percent) as reflected in the Unaudited Prospective Financial Information. (The term Unaudited Prospective Financial Information is defined in, and further information about the substance of the Unaudited Prospective Financial Information is contained in, the section of this proxy statement captioned “—Unaudited Prospective Financial Information.”). Mr. Taylor reviewed his April 23, 2022 conversation with Mr. Musk and shared his perspective during that conversation that any effort to negotiate the per share price to be paid by Mr. Musk was unlikely to be successful and risked prompting Mr. Musk to commence an unsolicited tender offer for our common stock. The Twitter Board concurred with Mr. Taylor’s perspective and noted that, if Mr. Musk commenced an unsolicited tender offer for our common stock, then Mr. Musk, absent a negotiated agreement with Twitter, would not be contractually committed to offer $54.20 in cash per share of our common stock or to consummate a tender offer. As such, the Twitter Board believed that if a transaction with Mr. Musk were to proceed, it would be beneficial for Twitter and its stockholders to enter into a negotiated agreement with Mr. Musk to, among other things, (1) provide increased certainty that Mr. Musk would ultimately consummate an acquisition of Twitter for the per share price; (2) ensure that the process of an acquisition was conducted in an orderly and customary manner; and (3) clarify the rights and obligations of each of Twitter and Mr. Musk in connection with an acquisition. The Twitter Board also discussed the recent general decline in trading prices of social media companies and the potential impact of the decline on the likelihood that Mr. Musk would be prepared to improve his proposal. Based on these discussions, it was the conclusion of the Twitter Board that (1) Mr. Musk would not be willing to increase the value of his acquisition proposal, and any attempts to negotiate an increase in his acquisition proposal would impose an unacceptable level of risk on Twitter and its stockholders; (2) Mr. Musk’s proposal merited further evaluation, given the preliminary financial analyses presented by Goldman Sachs and J.P. Morgan; and (3) Twitter should engage with Mr. Musk in an effort to improve the certainty of a potential acquisition for the benefit of our stockholders. The Twitter Board requested that the Transactions Committee and Twitter’s advisors engage with Mr. Musk on that basis promptly following the conclusion of that meeting, including to determine whether an agreement could be finalized with Mr. Musk with respect to an acquisition of Twitter as promptly as practicable. The Twitter Board again considered strategic alternatives to an acquisition of Twitter by Mr. Musk and whether to contact other parties to solicit their interest in a potential acquisition of Twitter. As part of this discussion, the Twitter Board reviewed discussions with Twitter’s institutional stockholders and the non-specific outreach by various financial sponsors and institutional investors regarding the possibility of participating in support of a potential acquisition by Mr. Musk, and noted that none of these parties (or any other party) made a proposal to acquire Twitter. The Twitter Board determined not to contact other parties at this time based on (1) the fact that Mr. Musk’s acquisition proposal had been publicly disclosed (and the subject of significant press coverage); (2) the Twitter Board’s assessment that other parties were unlikely to have the interest in, or capability to, acquire Twitter, including, among other things, based on the regulatory, financing and other execution risks applicable to each party discussed with representatives of Twitter’s financial and legal advisors; (3) the likelihood that other potential acquirors would require substantial due diligence, creating a delay and risk to reaching the signing of such a potential transaction; and (4) the possibility that outreach to additional counterparties could jeopardize reaching an agreement with Mr. Musk at the per share price and could cause significant disruption to Twitter.

Later on April 24, 2022, promptly following the meeting of the Twitter Board, the Transactions Committee met, with members of Twitter management and representatives of each of Goldman Sachs, J.P. Morgan, Wilson Sonsini and Simpson Thacher in attendance, to coordinate next steps for engaging with Mr. Musk in accordance with the Twitter Board’s request. During the meeting, but before the Transactions Committee had informed Mr. Musk of the Twitter Board’s determination, representatives of Morgan Stanley delivered a letter to Goldman Sachs and J.P. Morgan, the full text of which is reproduced below.

April 24, 2022

Bret Taylor

Chairman of the Board,

Thank you for the conversation yesterday.

We remain committed to our transaction with Twitter at $54.20 and appreciate your contact on the matter. As we discussed, $54.20 has been and will remain my best and final offer, period. This is binary – my offer will either be accepted or I will exit my position. At the time my $54.20 offer was made, it represented a 54% premium to Twitter’s share price prior to the day before my investment in Twitter began, and a 38% premium to the day before my investment in Twitter was announced. Since that time, the attractiveness of my proposal has only increased given the market’s continued correction. Had your stock traded inline with comparable social media companies, my offer would represent approximately 90% and 70% premiums to those times.

While I strongly believe that you should recommend my offer to shareholders based upon its superior value to the value of Twitter without my offer and my equity position, I recognize that you may elect not to do so. As such, I have attached a merger agreement that is “seller friendly” and that does not require you to recommend in favor of my offer. This will provide all shareholders a voice, and allow for a democratic decision consistent with Twitter’s ethos. With your cooperation, we can negotiate changes that you require to be able to announce a transaction before the market opens tomorrow that the shareholders can then vote on. I would respect the outcome of that vote if the shareholders prefer the management plan to my $54.20, and exit my position entirely if that is the outcome of the vote.

In order to provide further value and choice to shareholders (within the legal boundaries of a private, unlisted company), we are willing to explore options that allow existing shareholders (including convertible securities and other related instruments) to invest all or a portion of their proceeds into the proposed transaction. Any such rollover transaction would be structured as a separate negotiated transaction consistent with laws and regulations and not be a public offer, and would not affect the proposed $54.20 cash offer transaction.

My strong preference continues to be a negotiated transaction with you at $54.20 per share. I look forward to the board’s response to my proposal.

Elon Musk

Also during the meeting, and shortly after receipt of the letter, representatives of Skadden, Arps, Slate, Meagher & Flom LLP, Mr. Musk’s outside legal counsel (which we refer to as “Skadden”), delivered to representatives of Twitter an initial draft of the merger agreement. The Transactions Committee directed Twitter’s legal advisors to engage with representatives of Skadden to discuss the initial draft of the merger agreement. This discussion subsequently occurred.

Still later on April 24, 2022, following the discussion between Twitter’s legal advisors and representatives of Skadden, the Transactions Committee reconvened, with members of Twitter management and representatives of each of Goldman Sachs, J.P. Morgan, Wilson Sonsini and Simpson Thacher in attendance. The representatives of Twitter’s legal advisors reviewed the nature and key terms of the initial draft of the merger agreement and discussed with the Transactions

Committee potential open issues to be negotiated with Mr. Musk and Parent, including to improve the certainty of the completion of the merger for the benefit of our stockholders. Based on these discussions, the Transactions Committee directed Twitter’s legal advisors to proceed with the negotiation of the merger agreement and related transaction documents.

Also on April 24, 2022, Goldman Sachs provided the Twitter Board with customary relationship disclosures regarding Goldman Sachs’ relationships with Twitter and Mr. Musk and his affiliates. In addition, Goldman Sachs provided to Twitter management for the information of the Twitter Board materials that summarized, based on theoretical models, the potential effects of the announcement and of the consummation of an acquisition of Twitter on the convertible note hedge and warrant transactions that Twitter entered into with Goldman Sachs and other counterparties, each acting as principal for its own account, with respect to Twitter’s 0% convertible senior notes due 2026 in March 2021, as more fully described in the section of this proxy statement captioned “—Opinion of Goldman Sachs & Co. LLC—General.”

Throughout the remainder of April 24, 2022, and into April 25, 2022, Twitter, Parent and Mr. Musk and their respective legal advisors negotiated the terms of the merger agreement and related transaction documents. Key terms negotiated between the parties included (1) Twitter’s specific enforcement rights to require Parent and Mr. Musk to perform their obligations under the merger agreement and consummate the closing on the terms set forth in the merger agreement, as well as third-party beneficiary rights under the equity commitment letter to enforce Mr. Musk’s obligations to fund the equity commitment; (2) the circumstances in which a termination fee would be payable by Parent and Mr. Musk and the amount of the termination fee; (3) the availability of potential monetary damages under the merger agreement; (4) the terms and conditions applicable to Parent’s and Mr. Musk’s obligations to obtain regulatory approvals, and the closing conditions related to regulatory approvals; (5) the terms and conditions applicable to Parent’s and Mr. Musk’s obligations to complete debt financing arrangements for the acquisition, and Twitter’s obligations to assist Parent and Mr. Musk in such efforts; (6) the terms of the “no-shop” restrictions and the circumstances in which the Twitter Board could change its recommendation to its stockholders or negotiate or accept an alternative acquisition transaction; (7) the circumstances in which the merger agreement could be terminated by the parties and the applicable outside date; (8) the interim operating covenants applicable to Twitter prior to the closing of the merger and related exceptions; (9) limitations on the parties’ ability to make public statements regarding the merger; (10) the assignability of Mr. Musk’s equity financing commitments to Parent and of Mr. Musk’s limited guarantee of certain obligations under the merger agreement; and (11) the parties’ other representations, warranties and covenants.

On April 25, 2022, the Twitter Board met, with members of Twitter management and representatives of each of Goldman Sachs, J.P. Morgan, Wilson Sonsini and Simpson Thacher in attendance. Members of Twitter management and the representatives of Twitter’s legal advisors provided an update on the negotiation of the merger agreement and related transaction documents. The representatives of each of Goldman Sachs and J.P. Morgan reviewed with the Twitter Board Goldman Sachs’ and J.P. Morgan’s respective financial analyses of the $54.20 in cash per share of our common stock to be paid to the holders (other than Mr. Musk, Parent and their respective affiliates) of such shares pursuant to the merger agreement. The Twitter Board noted the customary relationship disclosures previously provided by each of Goldman Sachs and J.P. Morgan regarding their relationship with Mr. Musk and his affiliates and with Twitter; the Twitter Board did not identify any concerns with these disclosures. All of the members of the Twitter Board, and the members of Twitter management present at the meeting, were asked and confirmed that they had no discussions or arrangements with Mr. Musk or his affiliates with respect to participating with Mr. Musk in the acquisition. The representatives of Goldman Sachs discussed the procedures and process in connection with delivery of its opinion, assuming successful completion of the negotiations and finalization of the terms of the merger agreement and related transaction documents. The representatives of J.P. Morgan discussed the procedures and process in connection with delivery of its opinion, assuming successful completion of the negotiations and finalization of the terms of the merger agreement and related transaction documents. The representatives of Twitter’s legal advisors reviewed with the members of the Twitter Board their fiduciary duties. The representatives of Twitter’s legal advisors also reviewed the key terms of the merger agreement, debt commitment letter, the margin loan commitment letter, equity commitment letter and limited guarantee. Following this discussion, the Twitter Board directed Twitter’s legal advisors to finalize the merger agreement and related transaction documents. Following the meeting, Twitter and Mr. Musk and their respective legal advisors finalized the terms of the merger agreement, the debt commitment letter, the margin loan commitment letter, the equity commitment letter and the limited guarantee.

Later on April 25, 2022, the Twitter Board met, with members of Twitter management and representatives of each of Goldman Sachs, J.P. Morgan, Wilson Sonsini and Simpson Thacher in attendance. The representatives of Twitter’s legal advisors provided an update on the negotiation of the merger agreement and related transaction documents, including updates to the final terms of the merger agreement since the earlier meeting of the Twitter Board. The representatives of each of Goldman Sachs and J.P. Morgan again reviewed with the Twitter Board Goldman Sachs’ and J.P. Morgan’s respective financial analyses of the $54.20 in cash per share of our common stock to be paid to the holders (other than Mr. Musk, Parent and their respective affiliates) of such shares pursuant to the merger agreement. The representatives of Goldman Sachs then rendered the oral opinion of Goldman Sachs, subsequently confirmed by delivery of its written opinion, dated April 25, 2022, to the Twitter Board that, as of the date of the written opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the $54.20 in cash per share of our common stock to be paid to the holders (other than Mr. Musk, Parent and their respective affiliates) of such shares pursuant to the merger agreement was fair from a financial point of view to such holders. The representatives of J.P. Morgan then also rendered the oral opinion of J.P. Morgan (subsequently confirmed by delivery of its written opinion dated April 25, 2022) to the Twitter Board that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to holders of our common stock in the proposed transaction was fair, from a financial point of view, to such holders. Following discussion, and taking into consideration various factors, including those described in the section titled “—Recommendation of the Twitter Board and Reasons for the Merger,” the Twitter Board unanimously (1) determined that the merger agreement is advisable and the merger and the other transactions contemplated by merger agreement are advisable and in the best interests of Twitter and the Twitter stockholders; (2) authorized the execution and delivery of the merger agreement and approved the consummation of the transactions contemplated by the merger agreement, including the merger, and (3) resolved to recommend that the Twitter stockholders adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger. In making this determination, the Twitter Board was aware of questions regarding aspects of Mr. Musk’s compliance with applicable SEC rules and regulations in connection with his Schedule 13D filing on April 4, 2022, and related litigation brought by certain of our stockholders against Mr. Musk. The Twitter Board considered, among other factors, (1) whether any non-compliance by Mr. Musk with applicable SEC rules and regulations could impact the value and certainty of any acquisition of Twitter by Mr. Musk; and (2) Twitter’s obligations, if any, in connection with any such non-compliance. The Twitter Board concluded that any non-compliance or potential non-compliance by Mr. Musk with federal securities laws was not likely to impact Mr. Musk’s ability to perform his obligations under the merger agreement. The Twitter Board was also aware of the possibility that Mr. Musk might allow certain of our stockholders to retain an equity investment in Twitter following completion of the merger in lieu of receiving all or a portion of the consideration that such stockholders would otherwise be entitled to receive in the merger. In this regard, the Twitter Board considered that Mr. Dorsey had—both at prior meetings and at this meeting—confirmed to the Twitter Board that he had no such agreement with Mr. Musk. As any such arrangements with our stockholders would be between Mr. Musk and the applicable stockholder and would not increase or decrease the per share price paid to our stockholders in the merger, the Twitter Board did not believe that the potential for any such arrangements was materially relevant to the financial benefit of the transaction to our stockholders.

Still later on April 25, 2022, following the meeting of the Twitter Board, the applicable parties executed the merger agreement and the limited guarantee and Parent delivered to Twitter fully executed revised versions of the debt commitment letter, margin loan commitment letter and equity commitment letter. Promptly following execution of the merger agreement, Twitter and Mr. Musk publicly announced the merger agreement and the merger.

Over the subsequent months following the announcement of the merger agreement and the merger, Twitter and its representatives, and Mr. Musk and his representatives, met regularly to discuss the transaction and the remaining actions necessary to close the transaction. In connection with these discussions, in accordance with the merger agreement, Twitter has been providing Mr. Musk and his representatives with information concerning Twitter, including in response to the letters delivered on behalf of Mr. Musk reproduced below and other requests by Mr. Musk and his representatives.

On May 4, 2022, in connection with Mr. Musk’s and Parent’s financing activities for the merger, Mr. Musk and Parent amended the equity commitment letter to increase the amount of Mr. Musk’s equity financing commitment thereunder by $6.25 billion to an aggregate amount of $27.25 billion, and reduced the amount of the margin loan financing commitments under the margin loan commitment letter by $6.25 billion to an aggregate amount of $6.25 billion.

On May 5, 2022, Twitter and Mr. Musk entered into a confidentiality agreement with respect to Twitter sharing non-public information with Parent, Mr. Musk and their representatives, including pursuant to the terms of the merger agreement. Prior to entry into the merger agreement, Mr. Musk did not ask to enter into a confidentiality agreement or seek from Twitter any non-public info regarding Twitter. Twitter did not enter into a confidentiality agreement with any other third party regarding strategic alternatives to Mr. Musk’s acquisition proposal.

Also on May 5, 2022, Mr. Musk publicly disclosed that he (on behalf of Parent) was having, and would continue to have, discussions with certain existing holders of our common stock (including Mr. Dorsey) regarding the possibility of contributing shares of our common stock of such holders to Parent, at or immediately prior to the closing of the merger, in order to retain an equity investment in Twitter following completion of the merger in lieu of receiving merger consideration in the merger. Mr. Dorsey informed Twitter that his communications with Mr. Musk regarding these matters first occurred following execution of the merger agreement and that these communications may continue, and may result in Mr. Dorsey continuing to hold equity of the surviving corporation or one or more of its affiliates following the merger. There are no assurances that an agreement will result, or of the amount, if any, of Mr. Dorsey’s (or any other stockholder’s) holdings that will be contributed to Parent, or of the amount, if any, of equity of the surviving corporation or one or more of its affiliates that Mr. Dorsey (or any other stockholder other than Mr. Musk) will hold following the merger. Based solely on public filings made by Mr. Musk, the Twitter Board is aware that other stockholders may have committed to retain an equity investment in Twitter following completion of the merger in lieu of receiving all or a portion of the consideration that such stockholders would otherwise be entitled to receive in the merger. Twitter is not a party to any of these commitments.

On May 24, 2022, Mr. Musk allowed the remainder of the margin loan commitments to expire. Concurrently, Mr. Musk and Parent amended the equity commitment letter to increase the amount of Mr. Musk’s equity financing commitment thereunder by $6.25 billion to an aggregate amount of $33.5 billion.

On May 25, 2022, representatives of Skadden delivered a letter to representatives of Wilson Sonsini and Simpson Thacher, the full text of which is reproduced below.

Dear Marty and Alan:

As you know, after agreeing to acquire Twitter in reliance on Twitter’s SEC filings (as reflected in Section 4.6(a) of the merger agreement) and Twitter’s repeated statements that fake or spam accounts represent less than 5% of Twitter’s reported mDAUs, Mr. Musk was surprised to learn of the lax methodologies that Twitter employs to assess the actual prevalence of fake or spam accounts on its platform.

Given the importance of mDAUs to Twitter’s revenue model, Mr. Musk’s financing plans for the pending transaction and the transition of Twitter’s business to Mr. Musk’s ownership, Mr. Musk requested that Twitter apply more rigorous computer-aided and third-party testing to determine the prevalence of fake or spam accounts on its platform with greater certainty. Twitter has refused.

In a further effort to address Mr. Musk’s concerns, on May 9, 2022, Mr. Musk and his advisors began to send Twitter detailed requests contained in a diligence request list prepared by Mr. Musk and his advisors. Items 1.03 to 1.13 of the diligence request list contain high-priority requests for enterprise data and other information intended to enable Mr. Musk and his advisors to make an independent assessment of the prevalence of fake or spam accounts on Twitter’s platform, including requests for access to Twitter’s: (i) enterprise firehose, which comprises 100% of tweets and favoriting activity, (ii) Decahose, (iii) favoriting or “like” firehose, (iv) compliance firehose, (v) historical PowerTrack archive, and (vi) search requests with counts. To date, Twitter has failed to respond to any of these data and information requests.

Please provide the data and information requested as soon as possible, and in any event by the close of business on May 27, 2022, or state with specificity which requested data and information you are unwilling or unable to provide and the reasons therefor. Mr. Musk reserves all rights.

Sincerely,

/s/ Mike Ringler

Mike Ringler

Skadden, Arps, Slate, Meagher & Flom LLP

On May 27, 2022, representatives of Wilson Sonsini and Simpson Thacher delivered a letter to representatives of Skadden, the full text of which is reproduced below.

Dear Mike:

We write on behalf of Twitter, Inc. (“Twitter” or the “Company”) in response to your letter of May 25, 2022.

As an initial matter, Twitter vigorously disagrees with the assertion that it has “lax methodologies” for counting false or spam accounts. The Company’s 10-K for 2021 discloses Twitter’s process for calculating mDAU (monetizable daily active users), including in particular the estimated average of false or spam accounts included in mDAU. Twitter fully stands by its SEC filings.

Twitter has been actively engaged with Mr. Musk and his team since initially meeting in person on May 6 and in multiple telephonic/video sessions. Twitter has addressed the vast multitude of Mr. Musk’s information requests and has been encouraged by the parties’ ability to work together to help Mr. Musk and his team understand the Company’s business and finances so as to facilitate the consummation of the transaction and Mr. Musk’s financing.

As for Twitter’s process for calculating mDAU, which has been developed and improved over years, Twitter’s representatives have made themselves available to answer questions, including by conducting several live sessions to address this topic and providing significant written detail around the methodology and process disclosed in Twitter’s 10-K. Twitter believes the multiple communications with Mr. Musk’s team about these issues have been engaging and productive. Twitter remains available to continue the discussions on these matters.

However, as discussed on May 25 with Mr. Musk’s advisors, certain information requests, including items (i) through (vi) in your letter, seek disclosure and use of information that risks damage to the Company and significant competitive harm. As was also discussed, the request to provide access to enormous data sets of user information going back many years is unreasonable. In any event, as discussed, evaluating spam in mDAU requires the use of private user data.

Twitter intends to continue to work with Mr. Musk and his advisors to help them gain a deeper understanding of the Company’s methodology for calculating mDAU and to provide information in response to all appropriate requests pursuant to the merger agreement. Twitter reserves all contractual, legal and other rights. We look forward to working cooperatively toward the closing of the merger at our earliest opportunity.

Sincerely,

/s/ Martin W. Korman

Martin W. Korman, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.

/s/ Alan M. Klein

Alan M. Klein, Esq.

Simpson Thacher & Bartlett LLP

On May 31, 2022, representatives of Skadden delivered a letter to Twitter, the full text of which is reproduced below.

Dear Ms. Gadde:

We are in receipt of correspondence from your counsel dated May 27, 2022, responding to Mr. Musk’s request for the data and information outlined in my letter to your counsel dated May 25, 2022. To date, Twitter has refused to provide the requested data and information despite daily requests for it since May 9, 2022. Mr. Musk appreciates the company’s latest efforts to further explain its own testing methodologies for spam and fake accounts, but those explanations did not change Mr. Musk’s view that those methodologies are inadequate. While Mr. Musk appreciates the company’s continued willingness to further discuss its testing methodologies, reiterating or even expanding on Twitter’s explanations is no substitute for Mr. Musk’s requested data and is merely an attempt to distract from his data requests.

Mr. Musk is entitled to the requested information under Sections 6.3, 6.4 and 6.11 of the merger agreement and the company has no basis to refuse to provide it. He is perfectly willing to implement protocols to ensure that sharing it with him will not cause damage or competitive harm to the company. Mr. Musk is also willing to accept protocols that ensure his review of the requested information will not violate any privacy laws or company commitments to its users. Given his enormous economic interest in the company, Mr. Musk has every incentive to protect the company from harm.

While Mr. Musk is working toward completing the transaction in compliance with his obligations under the merger agreement, he is increasingly frustrated by Twitter’s refusal to cooperate with the him on this issue. Quite frankly, he does not understand the company’s refusal to provide the requested data and information. Both parties should want to ensure the integrity of Twitter’s platform for the benefit of its users and advertisers. As we approach critical junctures in the transaction, continued disagreement on this important subject will become untenable. Mr. Musk again requests that the company provide the requested data and information by the close of business on Wednesday, June 1, 2022. If we do not receive the requested data and information by then, Mr. Musk will assume the company is refusing to do so despite its clear obligations under the merger agreement. Mr. Musk reserves all rights.

Sincerely,

/s/ Mike Ringler

Mike Ringler

Skadden, Arps, Slate, Meagher & Flom LLP

On June 1, 2022, representatives of Wilson Sonsini and Simpson Thacher delivered a letter to representatives of Skadden, the full text of which is reproduced below.

This letter is on behalf of Twitter, Inc. (“Twitter” or “the Company”) and in response to the letter of May 31, 2022 (the “May 31 Letter”).

Twitter has not “refused” to provide data requested by Mr. Musk and Parent. To the contrary, Twitter and representatives of Mr. Musk have been actively engaging and exchanging information related to false or spam accounts and other matters since Mr. Musk first requested information, including by providing information responsive to the requests mentioned in the letter of May 25, 2022 (the “May 25 Letter”). Twitter is committed to closing the transaction and consistent with that is cooperatively sharing information with Mr. Musk. Where there appears to be some miscommunication is that some of the requests mentioned in the May 25 Letter (e.g., the various forms of the firehose data noted in items (i) through (vi) in the May 25 Letter, first requested on May 20, 2022, and certain requests for data which may not exist in the form requested and/or go back many years) go well beyond the bounds of what the parties agreed to under the merger agreement. The provisions of the merger agreement governing the sharing of information serve a very specific purpose: facilitating the closing of the transaction while simultaneously protecting Twitter from damage, including competitive harm should the transaction not close.

Twitter takes the integrity of its platform very seriously and stands by the statements in its SEC reports regarding its estimates of mDAU and its methodology and conclusions surrounding false or spam accounts, as Twitter has attempted to explain over these last several weeks. While the May 31 Letter notes “Mr. Musk’s view that [Twitter’s] methodologies are inadequate,” Mr. Musk has not identified any bases for questioning the adequacy of such methodologies or the accuracy of Twitter’s SEC disclosures. This, despite a standing offer from Twitter to directly engage with Mr. Musk on processes for estimating false or spam accounts in mDAU. Instead, Mr. Musk has persisted to seek an enormous amount of user information—e.g., the firehose data—that can be used for many purposes unrelated to consummating the transaction, and has yet to explain, among other things: (i) why each of these data sets is necessary to understand Twitter’s process; (ii) how the data set would be used, by whom, and for what specific purposes; and (iii) how the intended usage of such data facilitates the consummation of the transaction.

With that said, Twitter appreciates the statements in the May 31 Letter that Mr. Musk is willing to discuss protocols to ensure that Twitter is protected from damage or competitive harm and to avoid violating any privacy laws or Twitter’s commitments to its users. And Twitter remains willing to consider the outstanding and other requests for information (to the extent the information exists or is reasonably available) subject to better understanding the purposes and uses of such information consistent with the terms of the merger agreement.

Accordingly, Twitter asks that Parent please provide detailed and concrete explanations regarding the following:

1. How the requested information will be used:

a. For each requested data set, the specific analyses proposed to be performed.

b. The specific business purpose for each analysis on each data set.

c. How such business purpose specifically relates to the consummation of the merger.

2. What protocols will be put in place to protect the requested information:

a. How the requested volume of information will be accessed and shared.

b. The specific individuals that will be given access to the information or the results of any analyses of the information, including their affiliation and the role they will be playing.

c. The steps proposed to be taken to prevent disclosure to or use of the information by persons other than permitted individuals or for a purpose other than as permitted by the merger agreement.

d. The measures proposed to be implemented to prevent the requested information from being used to compete against Twitter in the event that the merger were not to be consummated.

e. The steps to be taken to protect any privacy rights of third parties in the requested data and prevent violations of laws protecting private information.

f. The steps to be taken to avoid modifying, disrupting, or disabling any features or functionality of the requested data in the process of running any analyses on such data.

g. The measures proposed to ensure that the requested data is not used for any illegal, unauthorized, or otherwise improper purposes.

Twitter intends to continue to work cooperatively with Mr. Musk and Parent to close the transaction. Twitter reserves all contractual, legal, and other rights.

Sincerely,

/s/ Martin W. Korman

Martin W. Korman, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.

/s/ Alan M. Klein

Alan M. Klein, Esq.

Simpson Thacher & Bartlett LLP

On June 6, 2022, representatives of Skadden delivered a letter to Twitter, the full text of which is reproduced below. Later that day, Mr. Musk filed an amendment to his Schedule 13D containing a copy of this letter.

Dear Ms. Gadde:

We are in receipt of correspondence sent on Twitter’s behalf dated June 1, 2022, responding to Mr. Musk’s request for the data and information described in my letters dated May 25, 2022 and May 31, 2022.

Mr. Musk does not agree with the characterizations in Twitter’s June 1 letter. Twitter has, in fact, refused to provide the information that Mr. Musk has repeatedly requested since May 9, 2022 to facilitate his evaluation of spam and fake accounts on the company’s platform. Twitter’s latest offer to simply provide additional details regarding the company’s own testing methodologies, whether through written materials or verbal explanations, is tantamount to refusing Mr. Musk’s data requests. Twitter’s effort to characterize it otherwise is merely an attempt to obfuscate and confuse the issue. Mr. Musk has made it clear that he does not believe the company’s lax testing methodologies are adequate so he must conduct his own analysis. The data he has requested is necessary to do so.

As noted, under various terms of the merger agreement, Twitter is required to provide data and information that Mr. Musk requests in connection with the consummation of the transaction. Twitter’s obligations to provide Mr. Musk with information is not, as the company’s June 1 letter suggests, limited to a “very specific purpose: facilitating the closing of the transaction.” To the contrary, Mr. Musk is entitled to seek, and Twitter is obligated to provide, information and data for, inter alia, “any reasonable business purpose related to the consummation of the transaction” (Section 6.4). Twitter must also provide reasonable cooperation in connection with Mr. Musk’s efforts to secure the debt financing necessary to consummate the transaction, including by providing information “reasonably requested” by Mr. Musk (Section 6.11). Mr. Musk’s requests for user data not only satisfies both criteria, but also meets even Twitter’s narrowed interpretation of the merger agreement, as this information is necessary to facilitate the closing of the transaction.

As Twitter’s prospective owner, Mr. Musk is clearly entitled to the requested data to enable him to prepare for transitioning Twitter’s business to his ownership and to facilitate his transaction financing. To do both, he must have a complete and accurate understanding of the very core of Twitter’s business model—its active user base. In any event, Mr. Musk is not required to explain his rationale for requesting the data, nor submit to the new conditions the company has attempted to impose on his contractual right to the requested data. At this point, Mr. Musk believes Twitter is transparently refusing to comply with its obligations under the merger agreement, which is causing further suspicion that the company is withholding the requested data due to concern for what Mr. Musk’s own analysis of that data will uncover.

If Twitter is confident in its publicized spam estimates, Mr. Musk does not understand the company’s reluctance to allow Mr. Musk to independently evaluate those estimates. As noted in our previous correspondence, Mr. Musk will of course comply with the restrictions provided under Section 6.4, including by ensuring that anyone reviewing the data is bound by a non-disclosure agreement, and Mr. Musk will not retain or otherwise use any competitively sensitive information if the transaction is not consummated.

Based on Twitter’s behavior to date, and the company’s latest correspondence in particular, Mr. Musk believes the company is actively resisting and thwarting his information rights (and the company’s corresponding obligations) under the merger agreement. This is a clear material breach of Twitter’s obligations under the merger agreement and Mr. Musk reserves all rights resulting therefrom, including his right not to consummate the transaction and his right to terminate the merger agreement.

Sincerely,

/s/ Mike Ringler

Mike Ringler

Skadden, Arps, Slate, Meagher & Flom LLP

On June 16, 2022, representatives of Wilson Sonsini and Simpson Thacher delivered a letter to representatives of Skadden, the full text of which is reproduced below.

This letter is sent on behalf of Twitter, Inc. (“Twitter” or “the Company”) and in response to your letter of June 6, 2022 (“June 6 Letter”).

Twitter denies that it is in breach of the merger agreement, and there are assertions in your June 6 Letter that are simply inaccurate. The Company has already provided significant information in response to Parent’s prior data requests and has complied, and continues to comply, with its obligations under the merger agreement. And, as Twitter explained in its June 1, 2022 letter (“June 1 Letter”), the Company is willing to provide, and indeed is currently providing, access to other data requested in your prior correspondence. This is true even though many of the data requests (including requests for vast sets of competitively sensitive data referenced in your May 25, 2022 letter) exceed the scope of what the parties agreed to under the merger agreement.

Twitter’s June 1 Letter asked for an explanation of how the requested data would be used and by whom, the business purpose of such use, and what steps would be taken to protect the data. These requests did not seek to impose any new conditions on Parent’s information access rights under the merger agreement but instead sought details regarding the use of the data and the specific “protocols” that your May 31, 2022 letter offered to implement to ensure Twitter is protected from damage or competitive harm and to avoid violating any privacy laws or Twitter’s commitments to its users.

Your June 6 Letter does not meaningfully respond to any of the Company’s questions. Regarding the planned usage and business purpose of the data, your June 6 Letter states only that Mr. Musk wants to access the data to “conduct his own analysis” of false and spam accounts because he “does not believe the [C]ompany’s lax testing methodologies are adequate.” Twitter disagrees that such purpose is reasonably related to the consummation of the merger or the debt financing. And even if it were, the massive amount of data requested is not reasonable under the merger agreement and, as we have previously explained, cannot, on its own, be used to accurately estimate the Company’s mDAU or the prevalence of false and spam accounts on the platform. Twitter also continues to reject the notion that the Company has “lax testing methodologies”—an assertion for which Mr. Musk and his advisors have yet to provide any basis. And importantly, despite agreeing to abide by protocols in prior correspondence, your June 6 Letter does not articulate any detailed protocols that will be implemented to protect the data, as requested in Twitter’s June 1 Letter.

Notwithstanding the fact that providing such data is not required by the merger agreement, in a good-faith effort to address Mr. Musk’s expressed concerns and move forward with the transaction promptly, and as we have discussed, Twitter is providing Parent and Mr. Musk secure access to additional user data and other custom reporting going back to January 1, 2021. In addition, with respect to the various forms of the firehose data noted in your May 25, 2022 letter, Twitter is providing you secure access to the thirty days of Historical PowerTrack Archive data consistent with ongoing discussions. All of this information is being provided subject to the restrictions set forth in Section 6.4 of the merger agreement, which prohibits any use of this information “for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement,” and the Confidentiality Agreement between the Company and Elon R. Musk, dated May 5, 2022.

Twitter intends to continue to work cooperatively with Mr. Musk and Parent to close the transaction in a timely fashion. Twitter reserves all contractual, legal, and other rights.

Sincerely,

/s/ Martin W. Korman

Martin W. Korman, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.

/s/ Alan M. Klein

Alan M. Klein, Esq.

Simpson Thacher & Bartlett LLP

On June 17, 2022, representatives of Skadden delivered a letter to Twitter, the full text of which is reproduced below.

Dear Ms. Gadde:

We are in receipt of your letter dated June 16, 2022, responding to Mr. Musk’s request for the data and information described in my letters dated May 25, 2022, May 31, 2022 and June 6, 2022. On June 6, 2022, Mr. Musk made clear that Twitter’s continuing failure to provide him with the data and information he has been requesting since May 9, 2022 constitutes a breach of his merger agreement with Twitter. That breach remains uncured.

Yesterday, we received a data transfer from Twitter, which as you know included only a sampled, selected, and scrubbed dataset. In other words, Twitter did not provide Twitter’s full Firehose data, did not provide Twitter’s full PowerTrack API, and did not provide Twitter’s full Historical PowerTrack API. Twitter also made the data it provided available with a rate limit significantly below what it normally provides its data customers. The nature of Twitter’s recent data delivery can only be explained as a desire to further hamper and delay Mr. Musk’s independent data analysis.

Mr. Musk has attempted to be precise in the specific data he requires to make an independent assessment of the prevalence of fake or spam users on Twitter’s platform. In his May 25 letter, he asked for Twitter’s “(i) enterprise firehose, which comprises 100% of tweets and favoriting activity, (ii) Decahose, (iii) favoriting or ‘like’ firehose, (iv) compliance firehose, (v) historical PowerTrack archive, and (vi) search requests with counts.” Those requests have not been honored or satisfied by Twitter’s recent data delivery.

At a minimum, Mr. Musk is entitled to and demands the same access to Twitter’s Enterprise APIs and at the same rate limit that it sells to enterprise customers, including the Twitter Firehose that we understand Twitter makes available to a limited set of customers. In other words, all eight APIs listed on the webpage https://developer.twitter.com/en/docs/twitter-api/enterprise and the “realtime Twitter Firehose” described on this webpage https://developer.twitter.com/en/docs/twitter-api/enterprise/decahose-api/overview/decahose. The API access should be provided in the same form that Twitter provides access to its enterprise customers, including with support from the standard Twitter Enterprise API account team. This should impose no burden on Twitter—as Twitter routinely grants this access to its enterprise customers, it can certainly grant access to its presumptive future owner. Accordingly, Mr. Musk requests that access to Enterprise APIs be granted in full no later than Monday, June 20, 2022.

Mr. Musk is further entitled to and demands access to the sample set used and calculations performed, as well as any related reports or analysis, to support Twitter’s representation that fewer than 5% of its mDAUs are false or spam accounts. Access to such information is requested and should be provided on a daily basis and for the previous eight quarters. Included with this information should be daily measures of mDAU for the previous eight quarters, and through the present. For reasons previously stated, Mr. Musk is entitled to the foregoing data under the terms of his merger agreement with Twitter. Twitter should be able to provide the requested data quickly and with very little burden on the organization.

Twitter’s delay and obfuscation in providing Mr. Musk with the Firehose and related data that he has now been requesting for over a month raises more serious concerns, including about the truthfulness of Twitter’s representations to date regarding its active user base, and the veracity of its methodologies for determining that user base. As a result, Mr. Musk is entitled to and demands the materials necessary to determine whether the company’s SEC disclosures contain materially misleading information. Specifically, Mr. Musk requests the following board and management communications regarding Twitter’s disclosure of, and methodology for, calculating fake users/bots, and mDAUs, from January 1, 2017 through the present:

1. All Board Materials1 relating to:

a. Twitter’s mDAU metric, including calculation of that metric.

b. Spam accounts on Twitter, including Twitter’s calculation of the number of spam accounts.

c. Twitter’s disclosure of the mDAU metric.

d. Twitter’s disclosure of the number of spam accounts on the website.

2. Communications, including e-mails, text messages, and other electronic communications, to and from the Board concerning the matters set forth in ¶ 1(a-d) above.

3. Communications, including e-mails, text messages, and other electronic communications, among members of the Board concerning the matters set forth in ¶ 1(a-d) above.

4. Communications, including e-mails, text messages, and other electronic communications, to and from Twitter management concerning the matters set forth in ¶ 1(a-d) above.

5. Communications, including e-mails, text messages, and other electronic communications, among members of Twitter management concerning the matters set forth in ¶ 1(a-d) above.

[1]

“Board Materials” is defined herein as all minutes of and documents provided at, considered at, discussed at, or prepared or disseminated, in draft or final form, in connection with, in anticipation of, or as a result of any meeting, whether formal or informal, of the members of the Board or any regular or specifically created committee thereof, including without limitation, all presentations, Board packages, recordings, agendas, preparation materials, summaries, memoranda, charts, transcripts, notes, minutes of meetings, drafts of minutes of meetings, exhibits distributed at meetings, summaries of meetings, and resolutions. This request includes Board materials hosted on electronic portals or platforms, including without limitation, any edits, notes, comments, or communications, hosted on such portal or platform.

6. All inquiries or document requests, formal or informal, from any governmental authority (whether federal, state or local) regarding investigations into Twitter’s spam accounts.

[REDACTED] To help Mr. Musk better understand the state of Twitter’s business and outlook, which is related to his acquisition plans and his financing for the transaction, he would like to review the following information:

1. Twitter’s working, bottoms-up financial model for 2022;

2. The Board approved plan and/or budget for 2022, and any models underlying the same to the extent not covered above;

3. Any updated or draft plan or budget for 2023; and

4. A working copy of Goldman’s valuation model underlying its fairness opinion

While Mr. Musk has continued, and will continue, to fulfill his obligations under his merger agreement with Twitter, he will deem Twitter’s refusal or failure to provide the data requested above as a material breach of the merger agreement, and he reserves all rights resulting therefrom, including his right not to consummate the transaction and his right to terminate the merger agreement.

Sincerely,

/s/ Mike Ringler

Mike Ringler

Skadden, Arps, Slate, Meagher & Flom LLP

On June 17, 2022, representatives of Wilson Sonsini sent an email to representatives of Skadden, the full text of which is reproduced below.

Your letter today to Twitter was surprising. We have been working constructively together to satisfy your client’s data requests. Twitter was told that data requests relating to user data/firehose should be handled directly and only with Skadden Arps. We had a specific conversation on June 9 between Skadden, Wilson and Twitter personnel in which we discussed what firehose data would be made available pursuant to earlier requests. Based on that conversation and subsequent communications Twitter proceeded with the understanding that access to thirty days of Historical PowerTrack Archive data, as provided on June 16, would be appropriately responsive to your requests. Twitter will further address the substance of your letter, including new requests, in a separate correspondence.

On June 20, 2022, representatives of Wilson Sonsini and Simpson Thacher delivered a letter to representatives of Skadden, the full text of which is reproduced below.

This letter is sent on behalf of Twitter, Inc. (“Twitter” or “the Company”) and, as noted in our email of June 17, 2022, in further response to your letter of June 17, 2022 (“June 17 Letter”). As an initial matter, the tenor and substance of your June 17 Letter does not reflect the reality of the parties’ interactions. For weeks, we and our respective teams have worked collaboratively towards closing the transaction—including successfully clearing regulatory review by the FTC, working together to obtain regulatory approval in the UK, agreeing to multiple revisions to Mr. Musk’s financing commitments, completing the necessary steps to finalize the proxy statement, and providing and explaining detailed business and financial information to assist Mr. Musk in his financial modeling. And for weeks, we and our teams have worked together to address voluminous data requests from Mr. Musk and the challenging technical and legal issues raised by those requests in an effort to provide the requested information. Our efforts have been collegial and productive and your statements that we sought in any way to “hamper and delay” are not true.

The “breach” asserted in your letter is contrived. Even a brief review of the transaction history confirms this. Mr. Musk initially approached Twitter to disclose that he had acquired a substantial equity stake in the Company and wished to either join the board, acquire the Company, or compete with the Company. The board invited him to join as a member, and the parties executed an agreement to make that happen. Five days later, Mr. Musk apparently changed his mind and decided that he did not want to join the board. Instead, he wanted to buy Twitter. Within a week, he went public with his first bid, declaring it to be his best and final price. Days later, to induce Twitter to accept his offer, he waived due diligence and presented equity and debt commitment letters that also were not subject to due diligence. A few days after that, on April 24, he presented the Company with an ultimatum: either immediately accept his offer of $54.20 per share or he would go to Twitter’s shareholders directly, without giving them the benefit of a definitive merger agreement to protect their interests. He followed that up by offering what he characterized as a “seller friendly” draft merger agreement—which contained limited conditions to closing and called for minimal seller disclosures—that he demanded the parties execute by the following day, which they did. Mr. Musk actively pursued the Company in this manner, offering both price and deal certainty. At the same time, Mr. Musk publicly discussed the prevalence of spam on Twitter’s platform, and that one of his purposes in buying Twitter was “defeating the spam bots.” It was only after the equity markets entered a steep decline following the execution of the merger agreement that Mr. Musk began making statements questioning Twitter’s SEC disclosures, and asserting Twitter had breached the merger agreement, all in an apparent attempt to create optionality should he change his mind about the deal.

We address the main points raised in your June 17 Letter in turn.

Twitter has not breached the merger agreement. Over the past six weeks, Mr. Musk has made increasingly burdensome requests for information, many of which go beyond the scope of what is contemplated by the merger agreement. As Twitter has explained, and as you well know, Parent’s information access rights under Section 6.4 of the merger agreement are limited. Section 6.4 expressly requires the Company to provide only “reasonable access” to information “as may reasonably be requested in writing” for any “reasonable business purpose related to the consummation of the transactions contemplated by this Agreement,” all subject to a number of limitations to protect the Company. Similarly, Section 6.11 contains limitations protecting the Company. What Sections 6.4 and 6.11 clearly do not give Parent or Mr. Musk is the right to unfettered access to vast amounts of proprietary and competitively sensitive data to conduct “an independent assessment of the prevalence of fake or spam accounts on Twitter’s platform.” As you know, Parent and Mr. Musk insisted on a rapid negotiation of a merger agreement on a take it or leave it price basis. Section 6.4 and 6.11 provide limited rights, not a vehicle to conduct the due diligence that was knowingly waived.

Notwithstanding the limited scope of Sections 6.4 and 6.11, Twitter has exceeded what is required of it under the merger agreement by securely providing Mr. Musk extensive information and data access to remove the obstacles to closing that he has attempted to create.

The June 17 Letter mischaracterizes the parties’ discussions and understandings. Over the last few weeks, we and our teams have been working diligently together to understand the scope and details of the “firehose” data requests and the appropriate protocols for protecting the data. As you know, on June 15, 2022 Twitter provided Mr. Musk and his advisors with secure access to thirty days of historical PowerTrack Archive data consistent with our discussions. Specifically, these discussions included a call on June 9, 2022 between Twitter personnel and counsel for Twitter and Mr. Musk, in which we discussed that access to real-time data was not necessary and we agreed to proceed with providing access to thirty days of historical data. Twitter then dedicated significant resources to create a secure portal for Mr. Musk and his team to access the historical PowerTrack Archive data we discussed. Twitter was led to believe that doing so would satisfy Mr. Musk’s request for firehose data, and you never posed any objections or suggested that Twitter’s production would be deficient in any way.

Your June 17 Letter now complains that the PowerTrack data Twitter provided “included only a sampled, selected, and scrubbed dataset.” As you well know, the information was “selected” insomuch as it was the product of numerous communications with your team over the past two weeks, during which we explicitly agreed that Twitter would provide access to the exact data you received. The statements in your June 17 Letter seek to re-cast the conversations we had and the parties’ understanding, conversations which were witnessed by our respective teams and by Twitter personnel and reflected in our communications.

Notwithstanding this and the limitations on our obligations under Sections 6.4 and 6.11 of the merger agreement, Twitter is prepared to make available the Enterprise API data requested in the June 17 Letter, including the enterprise firehose (comprising 100% of Tweets and favoriting activity), the favoriting or “like” firehose, and the required compliance firehose. We have provided you access to a Historical PowerTrack archive already. Please have your technical team who will access our APIs reach out so that we can provision them with keys and tokens and start the onboarding process.

However, as we have repeatedly told you, access to Twitter’s APIs is insufficient to perform the spam analysis that you purport to wish to do. As just one example, the APIs will include Tweets and accounts that Twitter has labeled as spam and, as such, are not visible on the Twitter platform. In addition, our APIs do not contain the private data required to determine whether an account is spam (e.g., IP address, phone number, geolocation, client/browser signatures, what the account does when it is active, etc.). Also, as we have already discussed, the enterprise firehose (comprising 100% of Tweets and favoriting activity) is inclusive of, and therefore duplicative of, the information included in the Decahose.

We note that we have repeatedly offered to have the parties’ respective technical experts sync to discuss the scope of your firehose request and means to providing full access to such data but have yet to receive any response. We remain open to doing so.

The record is clear: Twitter has been engaged, responsive, and cooperative in response to Mr. Musk’s requests, and in doing so has met and exceeded its information-sharing obligations under the merger agreement. Your suggestions otherwise attempt to fabricate a narrative that is not true.

Mr. Musk’s statements regarding Twitter’s disclosures are meritless and without foundation. Mr. Musk continues to insinuate that Twitter’s SEC disclosures regarding false or spam accounts are untruthful and uses these insinuations as the grounds for his data requests. As Twitter has repeatedly pointed out in prior correspondence, these accusations are baseless. The Company stands by its SEC disclosures, and nothing has occurred since the signing of the merger agreement to call them into question. Twitter’s SEC disclosures explain that it has developed processes to estimate the prevalence of false or spam accounts in its calculation of mDAU. Applying those processes, Twitter has disclosed that it estimates that fewer than 5% of its mDAU is comprised of false or spam accounts. Twitter’s disclosures further explain, and consistently have explained, among other things, that Twitter’s calculation of mDAU “is not based on any standardized industry methodology and is not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies;” Twitter’s calculation of mDAU is “based on internal company data” that Twitter “believe[s] to be reasonable estimates for the applicable period of measurement;” and, given the significant judgment applied, Twitter’s “estimation of false or spam accounts may not accurately represent the actual number of such accounts, and the actual number of false or spam accounts could be higher than [] estimated.” See Twitter, Inc. 2021 Form 10-K at 5. Mr. Musk has not identified a single aspect of these or any other disclosures that is materially misleading or inaccurate—his stated desire to perform a separate estimation using different metrics and processes from those used by Twitter is a diversion.1

Mr. Musk’s unsupported statements about Twitter on these and other subjects are especially concerning because they have the potential to impact the market and harm Twitter’s business and shareholders. Regardless, Twitter intends to close the merger on the agreed-upon price and terms, as promptly as possible.

The June 17 Letter includes new requests for information not required under the merger agreement or information that has already been provided. While Twitter has attempted to be responsive to Mr. Musk’s requests, Mr. Musk keeps moving the goal posts by making increasingly irrelevant, unsupportable, and voluminous information requests. Indeed, the latest requests for documents and communications read more like requests for discovery and not for information necessary to close the transaction. This is litigation positioning and the merger agreement does not support these requests. For instance, there is no basis under the merger agreement for demanding the requested “e-mails, text messages, and other electronic communications” from Twitter’s board members and management. Moreover, you and the lenders’ counsel have already asked for and received access to the board materials, including all those related to the calculation of mDAU and false or spam accounts, since January 1, 2019 in connection with diligence requests related to the debt financing.

As for the new requests for financial information raised in your June 17 Letter, we and our teams have been collaborating in providing responsive financial information in significant detail (including material not required under the merger agreement) to help Mr. Musk more fully understand Twitter’s business and refine his financial model. We are also supporting your efforts to syndicate Mr. Musk’s debt financing, including through the participation of Twitter’s CFO as you have requested. As you well know, the respective financial advisors of both parties have been working collaboratively together on a daily basis to understand and provide any necessary financial information. We would encourage that channel of communication to continue. With respect to the other new requests in the June 17 Letter, we will get back to you in due course.

*                     *                     *

[1]

Twitter has offered on multiple occasions to have Mr. Musk’s experts in data science meet directly with Twitter personnel to understand more fully the process disclosed in Twitter’s SEC filings about the manner in which the Company estimates false or spam accounts as a percentage of mDAU. To date, you have not taken Twitter up on that, but Twitter remains open to doing so.

Despite your repeated and false accusations of breach, Twitter intends to continue to work cooperatively with Mr. Musk and Parent to close the transaction in a timely fashion. Twitter reserves all contractual, legal, and other rights.

Sincerely,

/s/ Martin W. Korman

Martin W. Korman, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.

/s/ Alan M. Klein

Alan M. Klein, Esq.

Simpson Thacher & Bartlett LLP

On June 28, 2022, representatives of Wilson Sonsini and Simpson Thacher delivered a letter to representatives of Skadden, the full text of which is reproduced below.

This letter is sent on behalf of Twitter, Inc. (“Twitter” or “the Company”). As you know, we continue to make significant progress on the Merger.1 The only conditions to the consummation of the Merger that remain outstanding are Company Stockholder Approval and receipt of NSI approval in the UK. With respect to the first, we are hoping to clear the SEC comment process soon, which should allow us to set a stockholder meeting for early to mid-August. With respect to the second, we expect to have clearance by the third week of July.

In anticipation of Closing in a matter of weeks, we write regarding the Financing for the Merger. In accordance with our obligations under Section 6.11, we have been working to provide you with all applicable information, data, and assistance that you have requested to facilitate the Financing in anticipation of a prompt Closing. We will continue to do so consistent with our contractual obligations. We had understood that Bob Swan was working on behalf of your team to lead the Financing efforts, but we learned last week that he is no longer doing so, and you have not yet identified for us who will have day-to-day responsibility for the Financing going forward or a working group with whom we can coordinate. We also note that the Equity Investor has this month made multiple public and private statements regarding the interplay between the Bank Debt Financing and the consummation of the Merger (including, among others, the June 21, 2022 statement that the Bank Debt Financing “need[ed] to be resolved before the transaction can complete”2).

These developments and statements prompt this letter. As you are aware, although there is no financing condition in the Merger Agreement, Section 6.10(a) of the Agreement obligates you, without qualification, to do whatever is necessary to arrange, obtain, and consummate the Financing. We are concerned that, in light of Mr. Swan’s departure and the Equity Investor’s statements, you are not presently devoting sufficient resources and attention to these obligations.

We are committed to facilitating the Financing process and assisting you as we reasonably can to the extent required by Section 6.11. To help us do so, and pursuant to Section 6.10(d) of the Merger Agreement, we accordingly request that you promptly provide us with responses to the information requests attached to this letter. If it would be helpful to have a call to discuss or clarify any of our requests, please let us know and we will make ourselves available.

[1]

The capitalized terms we use, but don’t define, in this letter have the meanings assigned to them in the Agreement and Plan of Merger, dated as of April 25, 2022 (the “Merger Agreement”), by and among X Holdings I, Inc., X Holdings II, Inc., Elon R. Musk (collectively, “you”) and Twitter.

[2]	https://www.bloomberg.com/news/articles/2022-06-21/elon-musk-interview-in-full-on-dogecoin-trump-twitter-tesla-and-recession

We look forward to receipt of this information and documentation, and to continuing to working with you to consummate the transaction.

Sincerely,

/s/ Martin W. Korman

Martin W. Korman, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.

/s/ Alan M. Klein

Alan M. Klein, Esq.

Simpson Thacher & Bartlett LLP

On June 29, 2022, representatives of Skadden delivered a letter to representatives of Wilson Sonsini and Simpson Thacher, the full text of which is reproduced below.

Dear Ms. Gadde:

We are in receipt of your letter dated June 20, 2022, responding to Mr. Musk’s request for the data and information described in my letters dated May 25, 2022, May 31, 2022, June 6, 2022, and June 16, 2022. Mr. Musk appreciates the company’s decision to finally provide access to Twitter’s Enterprise APIs, though we have just been informed by our data experts that Twitter has placed an artificial cap on the number of searches our experts can perform with this data, which is now preventing Mr. Musk and his team from doing their analysis. Please remove any search cap or limit immediately.1

Either way, access to those APIs was not the only request in Mr. Musk’s letter, and your letter promised to “get back to [us] in due course” on the remainder of Mr. Musk’s requests. It has now been over a week, and no information whatsoever has been provided in response to these outstanding requests.

First, Mr. Musk disagrees with your creative recasting of the events leading up to and during the merger agreement negotiations. However, instead of engaging in a distracting back-and-forth on these issues here, we focus on the issues that are actually relevant—Mr. Musk’s information requests concerning Twitter’s calculation of mDAU, board and executive level communications within Twitter concerning the same, and information regarding Twitter’s financial modeling and projections [REDACTED].

Second, your assertion that Mr. Musk’s requests for information “go beyond the scope of what is contemplated by the merger agreement” is manifestly untrue. In reality, all of the limited information that Mr. Musk has requested is not merely for a reasonable business purpose related to consummating the Transaction—all that the merger agreement requires—but for a purpose foundational to Mr. Musk’s ability to consummate the Transaction: determining whether Twitter’s representations regarding the number of mDAU on its platform (and what percent are false or spam accounts) have been accurate. It is hard to imagine a purpose more relevant than determining whether the metric underlying Twitter’s entire business model has been accurately described and disclosed prior to Mr. Musk closing the Transaction.

Third, your claim that Mr. Musk had previously disavowed any need for accessing real-time data from Twitter (like the real-time Twitter Firehouse) is belied by Mr. Musk’s repeated

[1]

It also appears that this access has been provided with an artificially throttled rate limit. Please promptly provide access to these Enterprise APIs with the rate limit afforded to Twitter’s largest enterprise customers, and explain why that limit was not previously used for the transfer of data to Mr. Musk.

requests, since at least May 9, 2022, for that very information. For example, in a letter dated May 25, 2022, Mr. Musk explained that he was seeking “enterprise data and other information intended to enable Mr. Musk and his advisors to make an independent assessment of the prevalence of fake or spam accounts on Twitter’s platform, including requests for access to Twitter’s: (i) enterprise firehose, which comprises 100% of tweets and favoriting activity, (ii) Decahose, (iii) favoriting or “like” firehose, (iv) compliance firehose, (v) historical PowerTrack archive, and (vi) search requests with counts.” This request has not been amended, and has now been answered only following six weeks of deliberation. Following the foregoing request, on and around June 9, 2022, we had several discussions regarding the data that Twitter proposed to provide initially. At no point during those discussions did we indicate that whatever data Twitter produced initially would be sufficient to satisfy Mr. Musk’s broader data requests or otherwise operate to “disavow” those data requests. After receiving Twitter’s initial data production, it became clear that the data Twitter had provided was inadequate to enable Mr. Musk’s advisors to properly assess the prevalence of false and spam accounts on Twitter’s platform. Therefore, we sent follow-up requests reiterating Mr. Musk’s previous data requests.

Mr. Musk has been clear and consistent in emphasizing the importance of testing Twitter’s calculation of mDAU. To that end, he has now for nearly two months sought information that would allow him “to make an independent assessment of the prevalence of fake or spam accounts on Twitter’s platform.” May 25, 2022 Letter. While Twitter has now provided part of what Mr. Musk asked for—access to its Enterprise APIs—you admitted that these would be “insufficient to perform the spam analysis that [Mr. Musk] purport[s] to wish to do.” June 20, 2022 Letter. This makes Twitter’s failure to honor the remainder of Mr. Musk’s information requests particularly troubling, as Twitter knows it has given Mr. Musk only an incomplete picture.

We had hoped this remaining information was forthcoming, but it now appears that it is not. Thus, Mr. Musk must, yet again, reiterate his request for:

Access to the sample set used and calculations performed, as well as any related reports or analysis, to support Twitter’s representation that fewer than 5% of its mDAUs are false or spam accounts. Access to such information is requested and should be provided on a daily basis and for the previous eight quarters. Included with this information should be daily measures of mDAU for the previous eight quarters, and through the present.

June 17, 2022 Letter at 2.

Ideally, Twitter would turn over this data cooperatively, as Twitter is obviously in the best position to know what sample sets, calculations, and related reports or analysis support its own representations. Nonetheless, Mr. Musk has endeavored to be even more specific, and to reduce the burden of the above request, and demands that Twitter immediately:

1.             Expand the daily global mDAU data provided to cover the time period from October 1, 2020 to present and to add columns reflecting: the number of mDAU that tweeted, retweeted, replied to a tweet, or commented on a tweet; the number of mDAU that did not perform the foregoing tweet actions but did favorite a tweet; the number of mDAU that took none of the foregoing actions; and the number of accounts that tweeted, retweeted, replied to a tweet, commented on a tweet, or favorited a tweet but were excluded from mDAU. Please also clarify whether UTC is the time zone employed in measuring daily mDAU.

2.             Explain how later suspensions are addressed in the mDAU counts, including explaining whether the mDAU population from which Twitter randomly samples selections of mDAU for human evaluation is the exact same mDAU population used to calculate average mDAU for purposes of quarter-end reporting, how each of these two mDAU populations address accounts that have, in the days or weeks since the day in question, been suspended as of the time of sample review or the end of the quarter and, if there are differences between the two populations, what they are.

3.             For each day from October 1, 2020 to present, identify how many accounts Twitter suspended each day; how many of these suspended accounts were previously included in any mDAU figure used to calculate quarter-end average mDAU; the number of accounts suspended each day for each of Twitter’s internal reasons for suspending accounts; the average and median number of days accounts suspended on each day were previously included in mDAU; and how many accounts suspended on each day were later unsuspended.

4.             Provide the outputs of each of the five steps of the sampling process for each day during the week of June 19, 2022 and each day during the week of January 30, 2022. For the first step, please provide id and id_str for each account.

5.             Provide all documents or other guidance provided to the contractor agents hired by Twitter’s outsourced vendors in order to direct them in reviewing accounts and determining labels since April 1, 2020, including all dates that such documents or guidance were in use if not plain on the face of the documents.

6.             Provide screenshots and descriptions of the user interface of the ADAP tool and the Twitter-proprietary internal tool or tools that the contractor agents use to code the sample accounts they are provided for review. If this tool has changed in the past year, please provide screenshots and descriptions documenting those changes.

7.             For each day from April 1, 2021 through the present, identify each account drawn in the sampling process, including providing the id and id_str for each; the creation date of each account; which accounts if any were not reviewed by the contractor agents; anonymized identifiers indicating which contractor agents reviewed which accounts on each day; the designation given to each account reviewed by each of the three contractor agents who reviewed it and the anonymized identifier indicating the reviewer who provided that designation; anonymized identifiers indicating which Quality Analyst reviewed each account so reviewed or whether there was no Quality Analyst review; the designation given to each account reviewed by a Quality Analyst; the final designation for each account following review by in-house Twitter full time staff; and for all accounts labeled ‘compromised’ the current status of the account and the date on which that status was entered into.

All data should be provided in readily usable data formats, not PDF files.

Finally, Twitter still has not provided the information requested in Mr. Musk’s June 17 letter concerning the company’s SEC disclosures. Instead, Twitter claimed it has already provided some information responsive to these requests, such as certain Board materials. Similarly, Twitter has not provided the information requested concerning Twitter’s financial performance and projections [REDACTED]. Instead, Twitter claimed information of this type (i.e., financial) has typically been exchanged between the parties’ financial advisors. Neither of these actions actually excuse Twitter’s performance.

Accordingly, we must again insist that Twitter provide the information requested in Mr. Musk’s June 17 letter, including but not limited to any and all board and management reports that contemplate or discuss mDAU testing or methodology, any discussion of Twitter’s quarterly representations of these figures for the past eight quarters, and the financial modeling and projections requested in that letter.

If Twitter believes it has already provided some information, it is obligated to provide the rest; if information of a similar sort has been exchanged through other channels, it should pose no burden on Twitter to exchange that information here. To that end, please provide the above requested information by Friday, July 1. If instead Twitter is refusing to provide any of the information requested on pages 3 and 4 of Mr. Musk’s June 17 letter and reiterated herein, please so confirm promptly such that Mr. Musk may consider all options available to him, under the merger agreement and otherwise.

Sincerely,

/s/ Mike Ringler

Mike Ringler

Skadden, Arps, Slate, Meagher & Flom LLP

On July 1, 2022, representatives of Wilson Sonsini and Simpson Thacher delivered a letter to representatives of Skadden, the full text of which is reproduced below.

This letter is sent on behalf of Twitter, Inc. (“Twitter” or “the Company”) as an initial response to your letter of June 29, 2022 (“June 29 Letter”) and in further response to your letter of June 17, 2022 (“June 17 Letter”).

As you know, Twitter has uploaded additional documents to the parties’ shared data room, which are responsive to certain of the information requests contained in your June 17 and 29 Letters.1 These documents include (i) additional documentation supporting the calculations Twitter performs to estimate false or spam accounts as a percentage of mDAU, including quarterly and monthly reporting reflecting the sample sets selected and the identification of false or spam accounts to support Twitter’s publicly disclosed estimates, (ii) copies of inquiries or document requests Twitter has received from any governmental authority regarding investigations into false or spam accounts on Twitter’s platform in the last five years; and (iii) the final Presentation to the Board of Directors, dated April 25, 2022 (the “Board Presentation”), presented by Goldman Sachs and J.P. Morgan to Twitter’s Board of Directors.2

[1]

Your June 29 Letter and prior requests seek information that Twitter does not compile in the ordinary course and that exceeds the scope of Sections 6.4 and 6.11 of the merger agreement. Twitter is nevertheless undertaking to be responsive. Responding to such requests, however, takes time and considerable resources, and the Company will continue to confer with you on a rolling basis.

[2]

With respect to the Board Presentation, please note that Goldman Sachs and J.P. Morgan have each consented to our providing it to you, subject to the conditions disclosed in the cover letter enclosed with the Board Presentation. We note that the Company is party to confidentiality agreements with both Goldman Sachs and J.P. Morgan, thus rendering your request for information from them invalid under the applicable proviso of Section 6.4. The Company obtained their consent to provide the materials to you as a courtesy and in an effort to be cooperative and helpful. The Company reserves all and waives none of its rights under Section 6.4.

The model underlying the respective fairness opinions of Goldman Sachs and J.P. Morgan is set forth on pages 10 and 11 of the Board Presentation and is the same as the model provided by Twitter to Parent via Box VDR 3.08 (Financial Model, P&L and Revenue Breakout.pdf). Management of Twitter made various judgments and assumptions when preparing those projections as described in the publicly filed proxy statement. The projections through 2027 provided to Goldman Sachs and J.P. Morgan did not include additional assumptions beyond those made available to Parent via Box VDR 3.08 (Financial Model, P&L and Revenue Breakout.pdf) or described in the publicly filed proxy statement. Specifically, Twitter did not provide Goldman Sachs or J.P. Morgan assumptions regarding drivers of revenue growth beyond the top-down market share approach described in the publicly filed proxy statement. The subsequent pages of the Board Presentation include analyses performed by Goldman Sachs and J.P. Morgan, respectively, and the material analyses contained therein are described in the publicly filed proxy statement.

With respect to your June 29 Letter’s assertions regarding the Enterprise APIs that Twitter provided to you, we confirm that there was no artificial throttling of rate limits on Twitter’s part as it relates to your team’s usage. Your June 17 Letter demanded the “same access” to Twitter’s Enterprise APIs and “at the same rate limit” that it sells to enterprise customers. When Mr. Musk’s team was provided access, it was set up with the same rate limits that Twitter normally provides to its Enterprise customers, at 120 requests per minute (with a burst up to 10 per second) for the Full Archive Search and 30 requests per minute (with a burst up to 10 per second) for a 30-day search.3 In any event, immediately upon receipt of your June 29 Letter, Twitter increased the rate limits for your team’s access to 250 requests per minute (with a burst up to 10 per second) for the Full Archive Search and 1,800 requests per minute (with a burst up to 40 per second) for a 30-day search, which are the maximum rate limits Twitter provides to its largest enterprise customers.

Twitter reiterates that it has gone above and beyond and more than complied with its information sharing obligations under the merger agreement. As detailed in our prior letters and above, even though many of Mr. Musk’s requests have gone beyond what is called for under Sections 6.4 and 6.11 of the merger agreement, Twitter has worked constructively to provide Mr. Musk with the information that he claims he needs to consummate the merger.

Twitter will continue to be responsive to all reasonable requests for information, as it has been since signing the Merger Agreement in April, and it looks forward to closing the merger promptly. Toward that end, we look forward to your timely response to our inquiries regarding your progress on the Financing. Twitter reserves all contractual, legal, and other rights.

Sincerely,

/s/ Martin W. Korman

Martin W. Korman, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.

/s/ Alan M. Klein

Alan M. Klein, Esq.

Simpson Thacher & Bartlett LLP

On July 6, 2022, representatives of Wilson Sonsini and Simpson Thacher delivered a letter to representatives of Skadden, the full text of which is reproduced below.

This letter is sent on behalf of Twitter, Inc. (“Twitter” or “the Company”). On June 28, 2022, we sent you a letter requesting information concerning the status of your efforts to arrange and finalize the Financing pursuant to Section 6.10(d) of the Merger Agreement. We have received no response to our letter or the accompanying information requests.

As we previously explained, we are requesting this information in light of our concerns about the status of the Financing and the adequacy of resources and attention devoted to consummating the Financing in light of a potential Closing in a matter of weeks. We accordingly write again, requesting a prompt response to our June 28 letter.

[3]	Twitter publishes its rate limits here: https://developer.twitter.com/en/docs/twitter-api/enterprise/rate-limits.

We look forward to the receipt of the information we requested and to continuing to work with you to promptly consummate the transactions contemplated by the Merger Agreement. Twitter reserves all contractual, legal, and other rights.

Sincerely,

/s/ Martin W. Korman

Martin W. Korman, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.

/s/ Alan M. Klein

Alan M. Klein, Esq.

Simpson Thacher & Bartlett LLP

On July 8, 2022, representatives of Skadden delivered a letter to representatives of Wilson Sonsini and Simpson Thacher, the full text of which is reproduced below. Later that day, Mr. Musk filed an amendment to his Schedule 13D containing a copy of this letter.

Dear Ms. Gadde:

We refer to (i) the Agreement and Plan of Merger by and among X Holdings I, Inc., X Holdings II, Inc. and Twitter, Inc. dated as of April 25, 2022 (the “Merger Agreement”) and (ii) our letter to you dated as of June 6, 2022 (the “June 6 Letter”). As further described below, Mr. Musk is terminating the Merger Agreement because Twitter is in material breach of multiple provisions of that Agreement, appears to have made false and misleading representations upon which Mr. Musk relied when entering into the Merger Agreement, and is likely to suffer a Company Material Adverse Effect (as that term is defined in the Merger Agreement).

While Section 6.4 of the Merger Agreement requires Twitter to provide Mr. Musk and his advisors all data and information that Mr. Musk requests “for any reasonable business purpose related to the consummation of the transaction,” Twitter has not complied with its contractual obligations. For nearly two months, Mr. Musk has sought the data and information necessary to “make an independent assessment of the prevalence of fake or spam accounts on Twitter’s platform” (our letter to you dated May 25, 2022 (the “May 25 Letter”)). This information is fundamental to Twitter’s business and financial performance and is necessary to consummate the transactions contemplated by the Merger Agreement because it is needed to ensure Twitter’s satisfaction of the conditions to closing, to facilitate Mr. Musk’s financing and financial planning for the transaction, and to engage in transition planning for the business. Twitter has failed or refused to provide this information. Sometimes Twitter has ignored Mr. Musk’s requests, sometimes it has rejected them for reasons that appear to be unjustified, and sometimes it has claimed to comply while giving Mr. Musk incomplete or unusable information.

Mr. Musk and his financial advisors at Morgan Stanley have been requesting critical information from Twitter as far back as May 9, 2022—and repeatedly since then—on the relationship between Twitter’s disclosed mDAU figures and the prevalence of false or spam accounts on the platform. If there were ever any doubt as to the nature of these information requests, the May 25 Letter made clear that Mr. Musk’s goal was to understand how many of Twitter’s claimed mDAUs were, in fact, fake or spam accounts. That letter noted that “Items 1.03 to 1.13 of the diligence request list contain high-priority requests for enterprise data and other information intended to enable Mr. Musk and his advisors to make an independent assessment of the prevalence of fake or spam accounts on Twitter’s platform...” The letter then provided Twitter with a detailed list of requests to this effect.

Since then, Mr. Musk has provided numerous additional follow-up requests, all aimed at filling the gaps in the incomplete information that Twitter provided in response to his broad requests for information relating to Twitter’s reported mDAU counts and reported estimates of false and spam accounts.1 For example, in our letter to you dated June 29, 2022 (the “June 29 Letter”), we referenced Mr. Musk’s request in the May 25 Letter for “information that would allow him ‘to make an independent assessment of the prevalence of fake or spam accounts on Twitter’s platform.’” Because Twitter, by its own admission, provided only incomplete data that was not sufficient to perform such an independent assessment,2 the June 29 Letter “endeavored to be even more specific, and to reduce the burden of the [original] request,” by identifying a specific subset of high priority information, responsive to Mr. Musk’s prior requests, for Twitter to immediately make available.

Notwithstanding these repeated requests over the past two months, Twitter has still failed to provide much of the data and information responsive to Mr. Musk’s repeated requests, including, but not limited to:

1.        Information related to Twitter’s process for auditing the inclusion of spam and fake accounts in mDAU. Twitter has still not provided much of the information specifically requested by Mr. Musk in Sections 1.01¬1.03 of the May 19 diligence request list that is necessary for him to make an assessment of the prevalence of false or spam accounts on its website. As recently as the June 29 Letter, Mr. Musk reiterated this long-standing request for information related to Twitter’s sampling process for detecting fake accounts. The June 29 Letter identified specific data necessary to enable Mr. Musk to independently verify Twitter’s representations regarding the number of mDAU on its platform—including, but not limited to (1) daily global mDAU data since October 1, 2020; (2) information regarding the sampling population for mDAU, including whether the mDAU population used for auditing spam and false accounts is the same mDAU population used for quarterly reporting; (3) outputs of each step of the sampling process for each day during the weeks of January 30, 2022 and June 19, 2022; (4) documentation or other guidance provided to contractor agents used for auditing mDAU samples; (5) information regarding the user interface of Twitter’s ADAP tool and any internal tools used by the contractor agents; and (6) mDAU audit sampling information, including anonymized information identifying the contractor agents and Quality Analyst that reviewed each sampled account, the designation given by each contractor agent and Quality Analyst, and the current status of any accounts labelled “compromised.” A subsequent request along these lines should not have been necessary, as this information should have been provided in response to Mr. Musk’s original diligence request. Yet, to date, Twitter has not provided any of this information.

2.        Information related to Twitter’s process for identifying and suspending spam and fake accounts. In addition to information regarding Twitter’s mDAU audits, the June 29 Letter also reiterated requests for data specifically identified in Sections 1.04-1.05 of the May 19 diligence request list regarding Twitter’s methodology and performance data relating to identification and suspension of spam and false accounts, including, but not limited to, information regarding account suspensions, including information sufficient to

[1]

Mr. Musk sought the same information in letters dated June 6, 2022, June 17, 2022, and June 29, 2022. In each of these letters, Mr. Musk referenced his information rights under Section 6.4 of the Merger Agreement. Twitter has thus been on notice of the information sought by Mr. Musk—and the contractual bases for these requests—for two months. For the past month, Mr. Musk has been clear that he views Twitter’s non-responsiveness as a material breach of the Merger Agreement giving him the right to terminate the Merger Agreement if uncured. See June 6, 2022 (explaining that Twitter was “refusing to comply with its obligations under the Merger Agreement”). Thus, Mr. Musk has been clear about his requests, his right to seek such information, and his view regarding Twitter’s material breach of the Merger Agreement.

[2]	See your letter to us dated June 20, 2022 (noting that the information Twitter was agreeing to provide was “insufficient to perform the spam analysis that [Mr. Musk] purport[s] to wish to do.”).

identify daily numbers of account suspensions since October 2020 and numbers of account suspensions for each of Twitter’s internal reasons for suspension. In addition, during the June 30, 2022 call, Twitter’s representatives indicated for the first time that the workflow and processes for detecting spam and false accounts in the mDAU population is different and separate from the workflow and processes for identifying and suspending accounts in violation of Twitter’s policies. On that call, Twitter indicated that it would not be willing to provide information regarding the methodologies employed to identify and suspend such accounts.

3.        Daily measures of mDAU for the past eight (8) quarters. On June 17, 2022 (the “June 17 Letter”) Mr. Musk reiterated his request for “access to the sample set used and calculations performed, as well as any related reports or analysis, to support Twitter’s representation that fewer than 5% of its mDAUs are false or spam account.” To that end, Mr. Musk requested that Twitter provide “daily measures of mDAU for the previous eight quarters, and through the present.” This information is derivative of the information Mr. Musk first sought in Sections 1.01¬1.03 of the May 19 diligence request list. Although Twitter has provided certain summary data regarding the mDAU calculations, Twitter has not provided the complete daily measures as requested.

4.        Board materials related to Twitter’s mDAU calculations. In the June 17 Letter, Mr. Musk requested a variety of board materials and communications related to Twitter’s mDAU metric, its calculation of the number of spam and false accounts, its disclosure of the mDAU metric, and the company’s disclosure of the number of spam accounts on the platform. Twitter has provided an incomplete data set in response to this request, and has not provided information sufficient to enable Mr. Musk to make an independent assessment of Twitter’s board and management’s understanding of its mDAU metric.

5.        Materials related to Twitter’s financial condition. Mr. Musk is entitled, under Section 6.4 of the Merger Agreement to “all information concerning the business ... of the Company ... for any reasonable business purpose related to the consummation of the transactions” and under Section 6.11 of the Merger Agreement, to information “reasonably requested” in connection with his efforts to secure the debt financing necessary to consummate the transaction. To that end, Mr. Musk requested on June 17 a variety of board materials, including a working, bottoms-up financial model for 2022, a budget for 2022, an updated draft plan or budget, and a working copy of Goldman Sachs’ valuation model underlying its fairness opinion. Twitter has provided only a pdf copy of Goldman Sachs’ final Board presentation.

In short, Twitter has not provided information that Mr. Musk has requested for nearly two months notwithstanding his repeated, detailed clarifications intended to simplify Twitter’s identification, collection, and disclosure of the most relevant information sought in Mr. Musk’s original requests.

While Twitter has provided some information, that information has come with strings attached, use limitations or other artificial formatting features, which has rendered some of the information minimally useful to Mr. Musk and his advisors. For example, when Twitter finally provided access to the eight developer “APIs” first explicitly requested by Mr. Musk in the May 25 Letter, those APIs contained a rate limit lower than what Twitter provides to its largest enterprise customers. Twitter only offered to provide Mr. Musk with the same level of access as some of its customers after we explained that throttling the rate limit prevented Mr. Musk and his advisors from performing the analysis that he wished to conduct in any reasonable period of time.

Additionally, those APIs contained an artificial “cap” on the number of queries that Mr. Musk and his team can run regardless of the rate limit—an issue that initially prevented Mr. Musk and his advisors from completing an analysis of the data in any reasonable period of time. Mr. Musk raised this issue as soon as he became aware of it, in the first paragraph of the June 29 Letter: “we have just been informed by our data experts that Twitter has placed an artificial cap on the number of searches our experts can perform with this data, which is now preventing Mr. Musk and his team from doing their analysis.” That cap was not removed until July 6, after Mr. Musk demanded its removal for a second time.

Based on the foregoing refusal to provide information that Mr. Musk has been requesting since May 9, 2022, Twitter is in breach of Sections 6.4 and 6.11 of the Merger Agreement.

Despite public speculation on this point, Mr. Musk did not waive his right to review Twitter’s data and information simply because he chose not to seek this data and information before entering into the Merger Agreement. In fact, he negotiated access and information rights within the Merger Agreement precisely so that he could review data and information that is important to Twitter’s business before financing and completing the transaction.

As Twitter has been on notice of its breach since at least June 6, 2022, any cure period afforded to Twitter under the Merger Agreement has now lapsed. Accordingly, Mr. Musk hereby exercises X Holdings I, Inc.’s right to terminate the Merger Agreement and abandon the transaction contemplated thereby, and this letter constitutes formal notice of X Holding I, Inc.’s termination of the Merger Agreement pursuant to Section 8.1(d)(i) thereof.

In addition to the foregoing, Twitter is in breach of the Merger Agreement because the Merger Agreement appears to contain materially inaccurate representations. Specifically, in the Merger Agreement, Twitter represented that no documents that Twitter filed with the U.S. Securities and Exchange Commission since January 1, 2022, included any “untrue statement of a material fact” (Section 4.6(a)). Twitter has repeatedly made statements in such filings regarding the portion of its mDAUs that are false or spam, including statements that: “We have performed an internal review of a sample of accounts and estimate that the average of false or spam accounts during the first quarter of 2022 represented fewer than 5% of our mDAU during the quarter,” and “After we determine an account is spam, malicious automation, or fake, we stop counting it in our mDAU, or other related metrics.” Mr. Musk relied on this representation in the Merger Agreement (and Twitter’s numerous public statements regarding false and spam accounts in its publicly filed SEC documents) when agreeing to enter into the Merger Agreement. Mr. Musk has the right to seek rescission of the Merger Agreement in the event these material representations are determined to be false.

Although Twitter has not yet provided complete information to Mr. Musk that would enable him to do a complete and comprehensive review of spam and fake accounts on Twitter’s platform, he has been able to partially and preliminarily analyze the accuracy of Twitter’s disclosure regarding its mDAU. While this analysis remains ongoing, all indications suggest that several of Twitter’s public disclosures regarding its mDAUs are either false or materially misleading. First, although Twitter has consistently represented in securities filings that “fewer than 5%” of its mDAU are false or spam accounts, based on the information provided by Twitter to date, it appears that Twitter is dramatically understating the proportion of spam and false accounts represented in its mDAU count. Preliminary analysis by Mr. Musk’s advisors of the information provided by Twitter to date causes Mr. Musk to strongly believe that the proportion of false and spam accounts included in the reported mDAU count is wildly higher than 5%. Second, Twitter’s disclosure that it ceases to count fake or spam users in its mDAU when it determines that those users are fake appears to be false. Instead, we understand, based on Twitter’s representations during a June 30, 2022 call with us, that Twitter includes accounts that have been suspended—and thus are known to be fake or spam—in its quarterly mDAU count even when it is aware that the suspended accounts were included in mDAU for that quarter. Last, Twitter has represented that it is “continually seeking to improve our ability to estimate the total number of spam accounts and eliminate them from the calculation of our mDAU...” But, Twitter’s process for calculating its mDAU, and the percentage of mDAU comprised of non-monetizable spam accounts, appears to be arbitrary and ad hoc. Disclosing that Twitter has a reasoned process for calculating mDAU when the opposite is true would be false and misleading.

Twitter’s representation in the Merger Agreement regarding the accuracy of its SEC disclosures relating to false and spam accounts may have also caused, or is reasonably likely to result in, a Company Material Adverse Effect, which may form an additional basis for terminating the Merger Agreement. While Mr. Musk and his advisors continue to investigate the exact nature and extent of this event, Mr. Musk has reason to believe that the true number of false or spam accounts on Twitter’s platform is substantially higher than the amount of less than 5% represented by Twitter in its SEC filings. Twitter’s true mDAU count is a key component of the company’s business, given that approximately 90% of its revenue comes from advertisements. For this reason, to the extent that Twitter has underrepresented the number of false or spam accounts on its platform, that may constitute a Company Material Adverse Effect under Section 7.2(b)(i) of the Merger Agreement. Mr. Musk is also examining the company’s recent financial performance and revised outlook, and is considering whether the company’s declining business prospects and financial outlook constitute a Company Material Adverse Effect giving Mr. Musk a separate and distinct basis for terminating the Merger Agreement.

Finally, Twitter also did not comply with its obligations under Section 6.1 of the Merger Agreement to seek and obtain consent before deviating from its obligation to conduct its business in the ordinary course and “preserve substantially intact the material components of its current business organization.” Twitter’s conduct in firing two key, high-ranking employees, its Revenue Product Lead and the General Manager of Consumer, as well as announcing on July 7 that it was laying off a third of its talent acquisition team, implicates the ordinary course provision. Twitter has also instituted a general hiring freeze which extends even to reconsideration of outstanding job offers. Moreover, three executives have resigned from Twitter since the Merger Agreement was signed: the Head of Data Science, the Vice President of Twitter Service, and a Vice President of Product Management for Health, Conversation, and Growth. The Company has not received Parent’s consent for changes in the conduct of its business, including for the specific changes listed above. The Company’s actions therefore constitute a material breach of Section 6.1 of the Merger Agreement.

Accordingly, for all of these reasons, Mr. Musk hereby exercises X Holdings I, Inc.’s right to terminate the Merger Agreement and abandon the transaction contemplated thereby, and this letter constitutes formal notice of X Holding I, Inc.’s termination of the Merger Agreement pursuant to Section 8.1(d)(i) thereof.

Sincerely,

/s/ Mike Ringler

Mike Ringler

Skadden, Arps, Slate, Meagher & Flom LLP

On July 10, 2022, representatives of Wachtell, Lipton, Rosen & Katz, Twitter’s outside legal counsel (which we refer to as “Wachtell Lipton”), delivered a letter to representatives of Skadden, the full text of which is reproduced below.

Dear Mr. Ringler:

This letter is sent on behalf of Twitter, Inc. (“Twitter” or “the Company”) in response to your July 8, 2022 letter, in which X Holdings I, Inc. purports to terminate the Agreement and Plan of Merger (the “Agreement”) by and among Twitter, X Holdings I, Inc. (“Parent”), X Holdings II, Inc. (“Acquisition Sub”), and Elon R. Musk (together with Parent and Acquisition Sub, the “Musk Parties”). Capitalized terms used here and not otherwise defined have the meanings ascribed to them in the Agreement.

Mr. Musk’s and the other Musk Parties’ purported termination is invalid and wrongful, and it constitutes a repudiation of their obligations under the Agreement. Contrary to the assertions in your letter, Twitter has breached none of its obligations under the Agreement, and Twitter has not suffered and is not likely to suffer a Company Material Adverse Effect. The purported termination is invalid for the independent reason that Mr. Musk and the other Musk Parties have knowingly, intentionally, willfully, and materially breached the Agreement, including but not limited to Sections 6.3, 6.8, and 6.10 thereof. The Agreement is not terminated, the Bank Debt Commitment Letter and the Equity Commitment Letter remain in effect, and Twitter demands that Mr. Musk and the other Musk Parties comply with their obligations under the Agreement, including their obligations to use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the Agreement (including by taking all steps necessary to obtain a favorable outcome under the United Kingdom’s National Security and Investment Act 2021), the Bank Debt Commitment Letter, and the Equity Commitment Letter. As it has done, Twitter will continue to provide information reasonably requested by Mr. Musk under the Agreement and to diligently take all measures required to close the transaction.

Twitter reserves all contractual, legal, and other rights, including its right to specifically enforce the Musk Parties’ obligations under the Agreement.

Sincerely,

/s/ William Savitt

William Savitt

Wachtell, Lipton, Rosen & Katz

On July 12, 2022, following Mr. Musk’s delivery of a notice alleging that Twitter breached the merger agreement and purporting to terminate the merger agreement, Twitter filed a complaint in the Delaware Court of Chancery against Mr. Musk, Parent and Acquisition Sub seeking a grant of specific performance ordering Mr. Musk, Parent and Acquisition Sub to specifically perform their obligations under the merger agreement and consummate the closing in accordance with the terms of the merger agreement.

On July 14, 2022, representatives of Wachtell Lipton delivered a letter to representatives of Skadden, the full text of which is reproduced below.

Dear Mr. Ringler:

This letter is sent on behalf of Twitter, Inc. (“Twitter” or “the Company”) in reference to the Agreement and Plan of Merger (the “Agreement”) by and among Twitter, X Holdings I, Inc., (“Parent”), X Holdings II, Inc., (“Acquisition Sub”), and Elon R. Musk (together with Parent and Acquisition Sub, the “Musk Parties”).

On June 21, 2022, Twitter provided Mr. Musk’s representatives with access to its Enterprise API data, including the enterprise firehose (comprising 100% of the Tweets and favoriting activity), the favoriting or “like” firehose, the required compliance firehose, and the search APIs (30-day and full archive). You requested access to this information, asserting that it was “necessary to facilitate closing of the transaction”. Although Twitter disputes that it was obligated to provide this information under Section 6.4 or Section 6.11 of the Agreement, it nonetheless provided access, subject to the express protections in the Agreement prohibiting the use of such information for any competitive or other purpose unrelated to the consummation of the transactions contemplated by the Agreement. We understand that, notwithstanding the Musk Parties’ purported termination of the Agreement on July 8, 2022, Mr. Musk’s representatives are continuing to use such information and are still running a significant volume of search queries on the Enterprise API data daily, including as recently as yesterday. We remind you that continuing access to and use of such information by the Musk Parties is subject to the terms of the Merger Agreement, including those contained in Sections 6.4 and 6.11, and the Confidentiality Agreement between Twitter and Mr. Musk, dated May 5, 2022.

Twitter reserves all contractual, legal, and other rights.

Sincerely,

/s/ William Savitt

William Savitt

Wachtell, Lipton, Rosen & Katz

Recommendation of the Twitter Board and Reasons for the Merger

Recommendation of the Twitter Board

The Twitter Board unanimously: (1) determined that the merger agreement is advisable and the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Twitter and its stockholders; and (2) adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The Twitter Board unanimously recommends that you vote: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Twitter to our named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Reasons for the Merger

In evaluating the merger agreement and the merger, the Twitter Board consulted with Twitter management, as well as representatives of each of Goldman Sachs, J.P. Morgan, Wilson Sonsini and Simpson Thacher. In recommending that Twitter stockholders vote “FOR” the adoption of the merger agreement, the Twitter Board considered and analyzed a number of factors, including the following (which factors are not necessarily presented in order of relative importance). Based on these consultations, considerations and analyses, and the factors discussed below, the Twitter Board unanimously concluded that entering into the merger agreement was advisable and in the best interests of Twitter and our stockholders.

The Twitter Board believed that the following material factors and benefits supported its determination and recommendation:

•	Financial Condition, Results of Operations and Prospects of Twitter; Risks of Execution. The current, historical and projected financial condition, results of operations and business of

Twitter, as well as Twitter’s prospects and risks if it were to remain an independent company. In particular, the Twitter Board considered Twitter’s then current business plan, including management’s then current estimated projections of Twitter’s financial prospects, as reflected in the Unaudited Prospective Financial Information, and underlying assumptions and market share case sensitivities. As part of this, the Twitter Board considered Twitter’s current business plan and the potential opportunities and risks that it presented, against, among other things, various execution, operational and other risks to achieving the business plan and related uncertainties, including: (1) the impact of market, customer and competitive trends on Twitter; (2) the likelihood that the business plan could be achieved in the face of operational and execution risks, including loss of market share, user dissatisfaction or employee attrition; and (3) general risks related to market conditions that could negatively impact our valuation or reduce the price of our common stock. In particular, the Twitter Board considered the likelihood and timing of, and risks to, achieving the operational improvements, monetization objectives and market share capture assumptions underlying the business plan, as well as the estimated projections of Twitter’s financial prospects, all as reflected in the Unaudited Prospective Financial Information. Among the potential risks identified by the Twitter Board were:

○

Twitter’s competitive positioning and prospects as an independent company. Included among these risks were consideration of (1) Twitter’s size, as well as its financial resources, relative to those of its competitors; (2) new and evolving competitive threats; (3) changes in the industry in which Twitter operates; and (4) the substantial risks to achieving Twitter’s business plan.

○

The historical growth rate of Twitter’s monetizable daily active usage or users, ad engagement or other general engagement on its platform and the impact that this has had, and could continue to have, on Twitter’s ability to achieve stable and consistent revenue, business and operating results. The Twitter Board also considered Twitter’s historical challenges in increasing market share, and noted that the Unaudited Prospective Financial Information included various assumptions regarding increased market share.

○	The historical challenges to Twitter’s ability to grow its advertising revenue and the impact that this has had, and could continue to have, on our future revenue, profitability and stock price.

○

The continued economic uncertainty, including related to the COVID-19 pandemic, the conflict in Ukraine and related sanctions against Russia and Belarus, and inflationary pressures, as well as the impact that such uncertainty has had, and could continue to have, on the digital advertising market (and brand advertising specifically) and Twitter’s business and operating results.

○

The challenges to a public company of making investments, and operational changes and improvements (including meaningful cost reductions) to achieve long-term growth and profitability. The Twitter Board was aware that such investments, changes and improvements could lead to disruption in our performance and expose us to scrutiny based on our quarter-over-quarter operational and financial metrics and results. The Twitter Board was also aware that the price of our common stock could be negatively impacted if we failed to meet investor expectations, including if we failed to meet our monetization, growth and profitability objectives.

○	The historical execution track record of Twitter’s business plan by Twitter management and their ability to continue to drive Twitter’s business.

•

Potential Strategic Alternatives. The assessment of the Twitter Board that none of the possible alternatives to the merger (including continuing to operate Twitter as an independent company or pursuing a different transaction, and the desirability and perceived risks of those alternatives, as well as the potential benefits and risks to our stockholders of those alternatives and the timing and likelihood of effecting such alternatives) was reasonably likely to present superior opportunities for Twitter to create greater value for our stockholders, taking into account execution risks as well as business, financial, industry, competitive and regulatory risks. The Twitter Board considered other potential acquirors of Twitter, and determined that other parties were unlikely to have the interest in, or capability to, acquire Twitter, including based on the regulatory, financing and other execution risks applicable to each party. In that regard, the Twitter Board noted that although Mr. Musk’s acquisition proposal had been publicly disclosed (and the subject of significant press coverage) and a number of financial sponsors had contacted Twitter and its representatives regarding their interest in participating as a financing source in a potential acquisition of Twitter, the Twitter Board did not receive any acquisition proposals from any potential acquirers other that Mr. Musk. The Twitter Board also noted the likelihood that other potential acquirors would require substantial due diligence, creating a delay and risk to reaching the signing of such a potential transaction.

•

Possibility that Mr. Musk Could Commence an Unsolicited Takeover or Exit His Stake. The possibility that, absent a negotiated agreement with Twitter, Mr. Musk might commence an unsolicited tender offer for our common stock imminently based on his public statements and disclosures, and the fact that Mr. Musk would not be contractually committed to offer the per share price to all of our stockholders, or otherwise be subject to contractual obligations and commitments (including with respect to receipt of regulatory approvals) to complete an acquisition transaction. As part of this, the Twitter Board noted (1) the possible disruption to our business and the possible impact on stockholder value if Mr. Musk determined to seek to acquire Twitter on an unsolicited basis; and (2) the additional stockholder value, including with respect to closing certainty, that could be derived from requiring Mr. Musk to negotiate the terms of a potential acquisition with the Twitter Board. In addition, the Twitter Board considered the possible disruption to our business and the possible impact on stockholder value if Mr. Musk did not pursue an acquisition or exited his stake of our common stock.

•

Certainty of Value. The consideration to be received by our stockholders in the merger consists entirely of cash, which provides certainty of value measured against the ongoing business and financial execution risks of Twitter’s business plan, and allows our stockholders to realize that value immediately upon the closing of the merger. In that regard, the Twitter Board noted that the amount of cash to be received for each outstanding share of our common stock is fixed and will not be reduced if the share price of our common stock declines prior to the effective time of the merger.

•

Best Value Reasonably Obtainable. The belief of the Twitter Board that the per share price represented Mr. Musk’s best and final offer and the best value that Twitter could reasonably obtain from Mr. Musk for the shares of our common stock, taking into account (1) Mr. Musk’s statements (both publicly and to Mr. Taylor) and reputation; (2) the Twitter Board’s assessment that other parties were unlikely to have the interest in, or capability to, acquire Twitter, including based on the regulatory, financing and other execution risks applicable to each party; and (3) the Twitter Board’s familiarity with the business, operations, prospects, business strategy, assets, liabilities and general financial condition of Twitter on a historical and prospective basis and its assessment of associated risks, including execution risks with respect to Twitter’s business plan. In addition, the Twitter Board believed that, measured against the longer-term execution risks described above, the per share price reflects a fair and favorable price for the shares of our common stock. The Twitter Board also considered that the per share price constitutes (1) a premium of approximately 38 percent to the closing price of our common stock on April 1, 2022, which was the last full trading day before Mr. Musk’s investment in Twitter became public; and (2) a premium of approximately 51 percent to Twitter’s 30-trading day volume-weighted average closing stock price ending on such date.

•

Opinion of Goldman Sachs. The oral opinion of Goldman Sachs rendered to the Twitter Board, subsequently confirmed by delivery of its written opinion, dated April 25, 2022, that, as of such date, and based upon and subject to the limitations, qualifications and assumptions set forth therein, the $54.20 in cash per share of Twitter common stock to be paid to the holders (other than Parent, Mr. Musk and their respective affiliates) of such shares pursuant to the merger agreement was fair from a financial point of view to such holders. The opinion is more fully described in the section of this proxy statement captioned “—Opinion of Goldman Sachs & Co. LLC” and the full text of the opinion is attached as Annex C to this proxy statement.

•

Opinion of J.P. Morgan. The oral opinion of J.P. Morgan rendered to the Twitter Board on April 25, 2022 that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to Twitter’s common stockholders in the proposed transaction was fair, from a financial point of view, to such stockholders. J.P. Morgan has confirmed its April 25, 2022 oral opinion by delivering its written opinion to the Twitter Board, dated April 25, 2022, that, as of such date, the consideration to be paid to Twitter’s common stockholders in the proposed merger was fair, from a financial point of view, to such stockholders. The opinion is more fully described in the section of this proxy statement captioned “—Opinion of J.P. Morgan Securities LLC” and the full text of the opinion is attached as Annex D to this proxy statement.

•

Negotiations with Parent and Terms of the Merger Agreement. The terms of the merger agreement, which was the product of arm’s-length negotiations, and the belief of the Twitter Board that the merger agreement contained terms and conditions that provided the Twitter Board with a high level of closing certainty. The factors considered included:

○	Twitter’s ability, under certain circumstances, to furnish information to, and conduct negotiations with, third parties submitting unsolicited takeover proposals.

○	The Twitter Board’s belief that the terms of the merger agreement would be unlikely to deter third parties from making a superior proposal.

○	The Twitter Board’s ability, under certain circumstances, to withdraw or modify its recommendation that our stockholders vote in favor of the adoption of the merger agreement.

○

The Twitter Board’s ability, under certain circumstances, to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal. In that regard, the Twitter Board believed that the termination fee payable by Twitter in such instance was reasonable, consistent with or below similar fees payable in comparable transactions, and not preclusive of other offers.

○

The obligations of Parent, under certain circumstances, to take the actions necessary to consummate the merger, including to obtain required regulatory approvals or waivers on the terms set forth in the merger agreement.

○	The limited conditions to Parent’s obligation to consummate the merger, making the merger reasonably likely to be consummated.

○

The reverse termination fee of $1,000,000,000 payable by Parent in certain circumstances, our ability to specifically enforce Parent’s and Mr. Musk’s obligations under the merger agreement in accordance with its terms and to cause the equity financing to be funded if the conditions to closing are satisfied and the debt financing is available, and the other remedies available to Twitter under the merger agreement, including monetary damages. The Twitter Board also considered the terms of the limited guarantee, which guarantees payment of the reverse termination fee.

○

The consummation of the merger not being subject to a financing condition. The Twitter Board also considered the terms of the (1) debt commitment letters, which commit the debt sources to lend a portion of the amounts needed by Parent to fund the transaction; and (2) equity commitment letter, which commit Mr. Musk to invest the balance of the amounts needed by Parent to fund the transaction (including Twitter’s third-party beneficiary rights to enforce Mr. Musk’s equity commitments under the equity commitment letter in accordance with its terms and the terms of the merger agreement).

•

Reasonable Likelihood of Consummation. The belief of the Twitter Board that an acquisition by Mr. Musk has a reasonable likelihood of closing. In that regard, the Twitter Board considered Mr. Musk’s business reputation and financial resources, as well as those of Parent’s debt financing sources, which the Twitter Board believed increased the likelihood that the required debt and equity financing for the merger would be available.

•	Appraisal Rights. The appraisal rights in connection with the merger available to our stockholders who timely and properly exercise such appraisal rights under the DGCL if certain conditions are met.

The Twitter Board also considered a number of uncertainties and risks and other potentially negative factors, including the following:

•

No Stockholder Participation in Future Growth or Earnings. The nature of the merger as a cash transaction means that our stockholders will not participate in Twitter’s future earnings or growth and will not benefit from any appreciation in value of the surviving corporation. The Twitter Board considered the other potential alternative strategies available to Twitter as an independent company, which, despite significant uncertainty, had the potential to result in a more successful and valuable company.

•

No-Shop Restrictions. The restrictions in the merger agreement on Twitter’s ability to solicit competing transactions (subject to certain exceptions to allow the Twitter Board to exercise its fiduciary duties and to accept a superior proposal, and then only upon the payment of a termination fee).

•

Risk Associated with Failure to Consummate the Merger. The possibility that the merger might not be consummated, and if it is not consummated, that: (1) Twitter’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work on behalf of Twitter during the pendency of the merger; (2) Twitter will have incurred significant transaction and other costs; (3) Twitter’s continuing business relationships with customers, business partners and employees may be adversely affected; (4) the trading price of our common stock could be adversely affected; (5) the contractual and legal remedies available to Twitter in the event of the breach or termination of the merger agreement may be insufficient, costly to pursue, or both; (6) the reverse termination fee of $1,000,000,000 payable by Parent to Twitter will not be available in all instances in which the merger agreement is terminated and such reverse termination fee may not be sufficient to compensate Twitter for the damage suffered by its business as a result of the pendency of the merger or of the strategic initiatives forgone by Twitter during this period; and (7) the failure of the merger to be consummated could result in an adverse perception among our customers, potential customers, employees and investors about Twitter’s prospects.

•

Regulatory Risks. The possibility that regulatory agencies may delay, object to, challenge or seek to enjoin the merger, or may seek to impose terms and conditions on their approvals that are not acceptable to Mr. Musk, notwithstanding his obligations under the merger agreement.

•

Impact of Interim Restrictions on Twitter’s Business Pending the Completion of the Merger. The restrictions on the conduct of Twitter’s business prior to the consummation of the merger, which may delay or prevent us from undertaking strategic initiatives before the completion of the merger that, absent the merger agreement, we might have pursued, or from taking certain actions aimed at incentivizing and retaining our employees.

•

Effects of the Merger Announcement. The effects of the public announcement of the merger, including the: (1) effects on our employees, customers, operating results and stock price; (2) impact on our ability to attract and retain key management, sales and marketing, and technical personnel; and (3) potential for litigation in connection with the merger.

•

Termination Fee Payable by Twitter. The requirement that Twitter pay Parent a termination fee under certain circumstances following termination of the merger agreement, including if the Twitter Board terminates the merger agreement to accept a superior proposal. The Twitter Board considered the potentially discouraging impact that this termination fee could have on a third party’s interest in making a competing proposal to acquire Twitter.

•	Taxable Consideration. The receipt of cash in exchange for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes for many Twitter stockholders.

•

Interests of Twitter’s Directors and Executive Officers. The interests that Twitter’s directors and executive officers may have in the merger, which may be different from, or in addition to, those of our other stockholders.

This discussion is not meant to be exhaustive. Rather, it summarizes the material reasons and factors evaluated by the Twitter Board in its consideration of the merger. After considering these and other factors, the Twitter Board concluded that the potential benefits of entering into the merger agreement outweighed the uncertainties and risks. In the light of the variety of factors considered by the Twitter Board and the complexity of these factors, the Twitter Board did not find it practicable to, and did not, quantify or otherwise assign relative weights, ranks or values to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Twitter Board applied his or her own personal business judgment to the process and may have assigned different relative weights, ranks or values to the different factors. The Twitter Board unanimously adopted and approved the merger agreement and the merger, and recommended that Twitter stockholders adopt the merger agreement, based upon the totality of the information presented to, and considered by, the Twitter Board.

Opinion of Goldman Sachs & Co. LLC

At a meeting of the Twitter Board held on April 25, 2022, Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated April 25, 2022, to the Twitter Board that, as of the date of the written opinion and based upon and subject to limitations, qualifications and assumptions set forth therein, the $54.20 in cash per share of our common stock to be paid to the holders (other than Parent, Mr. Musk and their respective affiliates) of such shares pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated April 25, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Twitter Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of our common stock should vote with respect to the merger or any other matter.

In connection with rendering its opinion, Goldman Sachs, among other things, reviewed:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Twitter for the five years ended December 31, 2021;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Twitter;

•	certain publicly available research analyst reports for Twitter;

•	certain other communications from Twitter to its stockholders; and

•

certain internal financial analyses and forecasts for Twitter prepared by its management, as approved for Goldman Sachs’ use by Twitter, which are referred to in this section of this proxy statement as the “Forecasts” and summarized in the section of this proxy statement captioned “—Unaudited Prospective Financial Information.”

Goldman Sachs also held discussions with members of the senior management of Twitter regarding their assessment of the past and current business operations, financial condition and future prospects of Twitter; reviewed the reported price and trading activity for the Twitter common stock; compared certain financial and stock market information for Twitter with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the internet industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with the consent of the Twitter Board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with the consent of the Twitter Board, that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Twitter. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Twitter or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Twitter to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to Twitter; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Twitter or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the written opinion, of the $54.20 in cash per share of Twitter common stock to be paid to the holders (other than Parent, Mr. Musk and their respective affiliates) of such shares pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Twitter; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Twitter, or class of such persons in connection with the merger, whether relative to the $54.20 in cash per share of Twitter common stock to be paid to the holders (other than Parent, Mr. Musk and their respective affiliates) of such shares pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of Twitter common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Twitter, Mr. Musk, Parent or the merger, or as to the impact of the merger on the solvency or viability of Twitter, Mr. Musk or Parent or the ability of Twitter, Mr. Musk or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Twitter Board in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how a holder of shares of Twitter common stock should vote with respect to such transaction or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Material Financial Analysis

The following is a summary of the material financial analyses presented by Goldman Sachs to the Twitter Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 22, 2022, the last trading day before the public announcement of the merger, and is not necessarily indicative of current market conditions.

Implied Premia Analysis

Goldman Sachs calculated and compared certain implied premia described below based on the $54.20 in cash per share of Twitter common stock to be paid to the holders (other than Parent, Mr. Musk and their respective affiliates) of such shares pursuant to the merger agreement.

Goldman Sachs calculated the implied premia represented by the $54.20 in cash per share of Twitter common stock relative to:

•

$39.31, the undisturbed closing price for Twitter common stock on April 1, 2022, the last trading day prior to the filing of the Schedule 13G filed by Elon Musk disclosing his ownership of Twitter common stock (which we refer to for purposes of this section of this proxy statement as the “Undisturbed Share Price”);

•

$48.93, the closing price for Twitter common stock on April 22, 2022, the last full trading day prior to the signing of the merger agreement (which we refer to for purposes of this section of this proxy statement as the “Current Share Price”);

•

$71.69, the highest closing trading price of the shares of Twitter common stock over the 52-week period ended April 22, 2022 (which we refer to for purposes of this section of this proxy statement as the “52-Week High”);

•

$32.42, the lowest closing trading price of the shares of Twitter common stock over the 52-week period ended April 22, 2022 (which we refer to for purposes of this section of this proxy statement as the “52-Week Low”);

•

$35.89, the volume weighted average price of Twitter common stock over the 30-trading-day period ended April 1, 2022 (which we refer to for purposes of this section of this proxy statement as “30-day Undisturbed VWAP”); and

•

$53.91, the average closing trading price of the shares of Twitter common stock over the 1-year period ended April 1, 2022 (which we refer to for purposes of this section of this proxy statement as “1-year Undisturbed Average”).

The results of these calculations and comparisons were as follows:

Common Stock Reference Price	Implied Premium Represented by $54.20 in Cash per Share of Twitter Common Stock
Undisturbed Share Price of $39.31	38%
Current Share Price of $48.93	11%
52-Week High of $71.69	(24)%
52-Week Low $32.42	67%
30-day Undisturbed VWAP $35.89	51%
1-year Undisturbed Average of $53.91	1%

Illustrative Present Value of Future Share Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Twitter common stock, which is designed to provide an indication of the present value of a theoretical future value of Twitter’s equity as a function of Twitter’s financial multiples. For this analysis, Goldman Sachs used the Forecasts for each of the fiscal years 2022 to 2025. Goldman Sachs first calculated the implied future enterprise value of Twitter as of December 31, 2022, 2023 and 2024, by applying a range of enterprise value to one-year forward EBITDA estimates (which are referred to for purposes of this section of this proxy statement as “forward EV/EBITDA”) multiples of 15.0x to 17.5x to the EBITDA estimates contained in the Forecasts for each of Twitter’s fiscal years 2023, 2024 and 2025. These illustrative multiples were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, current and historical average forward EV/EBITDA multiples for Twitter and certain selected internet companies described in the section below captioned “—Selected Public Company Comparables.”

Goldman Sachs then added the amount of Twitter’s estimated total cash and cash equivalents and equity investments and subtracted the amount of Twitter’s estimated total debt, as of December 31, 2022, 2023 and 2024, each as provided by management of Twitter and approved for Goldman Sachs’ use by the management of Twitter, to the range of implied enterprise values to derive a range of illustrative equity values as of December 31, 2022, 2023 and 2024. Goldman Sachs then divided these implied equity values by the projected number of fully diluted outstanding shares of Twitter, as provided by management of Twitter and approved for Goldman Sachs’ use by the management of Twitter, to derive a range of implied future equity values per share of Twitter common stock. Goldman Sachs then discounted these implied equity values per share to December 31, 2021, using an illustrative discount rate of 11.4 percent, reflecting an estimate of Twitter’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model (which we refer to for purposes of this section of this proxy statement as “CAPM”), which requires certain company-specific inputs, including a beta for Twitter, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share of Twitter common stock, rounded to the nearest $0.10, of $45.50 to $60.10.

Illustrative Discounted Cash Flow Analysis

Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Twitter to derive a range of illustrative present values per share of Twitter common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 10.0 to 12.0 percent, reflecting estimates of Twitter’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2021 (i) estimates of unlevered free cash flow for Twitter for the fiscal years 2022 through 2027 as reflected in the Forecasts and referred to as Unlevered Free Cash Flow (less stock-based compensation expenses) in the section of this proxy statement captioned “—Unaudited Prospective Financial Information” and (ii) a range of illustrative terminal values for Twitter, which were calculated by applying illustrative exit terminal year EV/EBITDA multiples ranging from 10.0x to 15.0x to a terminal year estimate of EBITDA, as reflected in the Forecasts (which analysis implied perpetuity growth rates ranging from 5.6 to 9.0 percent). Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including Twitter’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Twitter, as well as certain financial metrics for the United States financial markets generally. The illustrative terminal year EV/EBITDA multiple range for Twitter was derived by Goldman Sachs using its professional judgment and experience, taking into account, among other things, current and historical average forward EV/EBITDA multiples for Twitter and certain selected internet companies described in the section below captioned “—Selected Public Company Comparables.” In addition, using discount rates ranging from 10.0 to 12.0 percent, reflecting estimates of Twitter’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2021 the estimated benefits of Twitter’s net operating losses, as provided by the management of Twitter and approved for Goldman Sachs’ use by the management of Twitter.

Goldman Sachs derived a range of illustrative enterprise values for Twitter by adding the ranges of present values it derived as described above. Goldman Sachs then added to the range of illustrative enterprise values it derived for Twitter the amount of Twitter’s estimated total cash and cash equivalents and equity investments and subtracted the amount of Twitter’s estimated total debt as of December 31, 2021, adjusted for any subsequent publicly announced changes to those figures, as provided by the management of Twitter and approved for Goldman Sachs’ use by the management of Twitter, to derive a range of illustrative equity values for Twitter. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Twitter as of March 31, 2022, as provided by the management of Twitter and approved for Goldman Sachs’ use by the management of Twitter, to derive a range of illustrative present values per share of Twitter common stock, rounded to the nearest $0.10, of $39.10 to $60.90.

Selected Precedent Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to the following selected transactions involving companies with an enterprise value in excess of $1 billion in the internet industry since 2010. For each of the selected transactions, where information was publicly available, Goldman Sachs calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s EBITDA over the last twelve month period ended prior to the announcement of the applicable transaction (which we refer to for purposes of this section of this proxy statement as “EV/LTM EBITDA”).

The following table identifies the transactions reviewed by Goldman Sachs as part of this analysis:

Announcement Date	Acquiror	Target	EV/LTM EBITDA
Feb 2021	Magnite, Inc.	SpotX, Inc.	33.4x
Jun 2020	Just Eat Takeaway.com N.V.	Grubhub Inc.	47.4x
Dec 2019	Hellman & Friedman LLC	AutoScout24	26.1x
May 2018	Silver Lake	ZPG Plc	21.5x
Jun 2016	Microsoft Corporation	LinkedIn Corporation	31.2x
Nov 2015	Expedia, Inc.	HomeAway, Inc.	36.4x
Aug 2015	Liberty Interactive Corporation	zulily, inc.	50.6x
Jul 2014	Zillow, Inc.	Trulia, Inc.	NM(1)
Jun 2014	The Priceline Group Inc.	OpenTable, Inc.	29.9x
Nov 2012	priceline.com Incorporated	KAYAK Software Corporation	27.6x
May 2011	Microsoft Corporation	Skype Global S. à r.l.	32.2x

(1)	Not meaningful

While none of the selected transactions or companies that participated in the selected transactions are directly comparable to the proposed merger of Twitter, the transactions included as selected transactions were chosen because the target companies that participated in the selected transactions are companies with operations that, for the purpose of this analysis, may be considered similar to certain of Twitter’s operations, market size and product profile.

The foregoing analysis indicated a 25th percentile EV/LTM EBITDA multiple of 28.2x and a 75th percentile EV/LTM EBITDA multiple of 35.7x. Using this analysis and its professional judgment and experience, Goldman Sachs applied a range of illustrative EV/EBITDA multiples of 28.2x to 35.7x to Twitter’s last twelve months Adjusted EBITDA (adjusted to exclude a one-time litigation-related net charge of $766 million) as of December 31, 2021, as provided by the management of Twitter and approved for Goldman Sachs’ use by the management of Twitter, to derive a range of implied enterprise values for Twitter. Goldman Sachs then added to the range of implied enterprise values the amount of Twitter’s estimated total cash and cash equivalents and equity investments and subtracted the amount of Twitter’s estimated total debt, as of December 31, 2021, adjusted for any subsequent publicly announced changes to those figures, as provided by the management of Twitter and approved for Goldman Sachs’ use by the management of Twitter, to derive a range of illustrative equity values for Twitter. Goldman Sachs divided the range of illustrative equity values by the number of fully diluted outstanding shares of Twitter as of March 31, 2022, as provided by the management of Twitter and approved for Goldman Sachs’ use by the management of Twitter, to derive a range of implied values per share of Twitter common stock, rounded to the nearest $0.10, of $50.30 to $62.90.

Premia Paid Analysis

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for 149 all-cash acquisition transactions announced from January 2012 through April 2022, involving a public technology, media, or telecommunication company based in the United States as the target where the disclosed enterprise value for the transaction was greater than $1 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premia of the price paid in the transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 29 percent across the period. This analysis also indicated a 25th percentile premium of 18 percent and a 75th percentile premium of 44 percent across the period. Using this analysis and its professional judgment and experience, Goldman Sachs applied a reference range of illustrative premia of 18 to 44 percent to the undisturbed closing price per share of Twitter common stock of $39.31 as of April 1, 2022 and calculated a range of implied values per share of Twitter common stock, rounded to the nearest $0.10, of $46.40 to $56.60.

Selected Public Company Comparables

Using publicly available information, Goldman Sachs reviewed and compared forward EV/EBITDA multiples for Twitter and the following publicly traded corporations in the internet industry, which are collectively referred to as the “selected companies”:

•	Alphabet Inc.

•	Meta Platforms, Inc.

•	Pinterest, Inc.

•	Snap Inc.

Although none of the selected companies is directly comparable to Twitter, the companies included were chosen because they are publicly traded companies in the internet industry with certain operations that for purposes of analysis may be considered similar to certain operations of Twitter.

Goldman Sachs calculated the average multiple of enterprise value to EBITDA for the next twelve-month period (which we refer to for purposes of this section of this proxy statement as “NTM EBITDA”), for each of Twitter and the selected companies over the 3-month, 6-month, 1-year, 2-year and 3-year periods prior to April 22, 2022, based on financial and trading data as of April 22, 2022 obtained from public filings, Bloomberg, Capital IQ and Institutional Brokers’ Estimate System (which we refer to for purposes of this section of this proxy statement as “IBES”) estimates. The results of this analysis are summarized as follows:

EV/NTM EBITDA

Averages Over Periods Prior to April 22, 2022

	3-Month	6-Month (1)	1-Year (1)	2-Year (1)	3-Year (1)
Alphabet Inc.	13.3x	14.3x	15.0x	14.6x	13.5x
Meta Platforms, Inc.	9.0x	10.8x	12.3x	13.4x	12.8x
Pinterest, Inc.	17.5x	21.3x	35.2x	—	—
Snap Inc.	57.3x	—	—	—	—
Twitter	20.6x	22.3x	27.2x	28.4x	25.1x

(1)	Average multiples excluded if respective company does not have meaningful trading data for the entire period.

Goldman Sachs also calculated and compared the current forward EV/EBITDA multiples for Twitter, based on the Forecasts and based on IBES estimates, and the selected companies for calendar years 2022 and 2023, based on financial and trading data as of April 22, 2022 obtained from public filings, Bloomberg, Capital IQ and IBES estimates. The forward EV/EBITDA multiples for Twitter were calculated using the undisturbed closing price per share of Twitter common stock on April 1, 2022. The results of this analysis are summarized as follows:

	2022E EV/EBITDA	2023E EV/EBITDA
Alphabet Inc.	12.0x	10.4x
Meta Platforms, Inc.	7.8x	6.7x
Pinterest, Inc.	16.2x	11.2x
Snap Inc.	62.8x	30.2x
Twitter (based on the Forecasts)	19.6x	11.7x
Twitter (based on IBES Estimates)	21.8x	16.9x

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Twitter or the merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Twitter Board as to the fairness from a financial point of view of the $54.20 in cash per share of Twitter common stock to be paid to the holders (other than Parent, Mr. Musk and their respective affiliates) of such shares pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Twitter, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Twitter and Parent and was approved by the Twitter Board. Goldman Sachs provided advice to Twitter during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Twitter or the Twitter Board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the Twitter Board was one of many factors taken into consideration by the Twitter Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Twitter, affiliates of Mr. Musk, Parent, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the merger. Goldman Sachs acted as financial advisor to Twitter in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to Twitter and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as an initial purchaser with respect to the offering of Twitter’s 0% Convertible Senior Notes due 2026 in March 2021 (aggregate principal amount of approximately $1.4 billion) (which we refer to for purposes of this section of this proxy statement as the “convertible notes”) and as an initial purchaser with respect to the offering of Twitter’s 5.000% Senior Notes due 2030 in February 2022 (aggregate principal amount of $1.0 billion). During the two year period ended April 25, 2022, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Twitter and/or its affiliates of approximately $7.4 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Elon Musk and/or his affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as lead left bookrunner of follow-on public offerings by Tesla, Inc., an affiliate of Elon Musk, in September 2020 and December 2020. During the two year period ended April 25, 2022, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Elon Musk and/or his affiliates of approximately $5.8 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Twitter, Elon Musk, Parent and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

In addition, concurrent with the issuance of the convertible notes, Twitter entered into convertible note hedge transactions and warrant transactions (which we collectively refer to for purposes of this section of this proxy statement as the “convertible note hedge and warrant transactions”) with respect to the convertible notes, with Goldman Sachs (as to 25 percent) and other counterparties (which we collectively refer to for purposes of this section of this proxy statement as the “convertible note hedge and warrant counterparties”), each acting as a principal for its own account. The convertible note hedge and warrant transactions consisted of the purchase by Twitter of call options, and the sale by Twitter of warrants, with respect to collectively approximately 11.1 million shares of Twitter common stock, the aggregate number of shares of Twitter common stock underlying the convertible notes.

As of March 16, 2022, all of the convertible note hedge transactions remain outstanding with a strike price of approximately $130.03, and are exercisable upon conversion of the convertible notes. The convertible notes hedge transactions were intended to generally reduce the potential dilutive effect on stockholders of Twitter of the conversion of the convertible notes and/or offset any potential cash payment in excess of the principal amount of the convertible notes that Twitter may make in the event that the market value per share of Twitter common stock, as measured under the convertible notes hedge transactions at the time of exercise, is greater than the exercise price of the call options purchased by Twitter in the convertible notes hedge transactions. The warrant transactions provide Goldman Sachs with warrants on shares of Twitter common stock, the value of which depends on the price of Twitter common stock exceeding the strike price of the warrants. As of March 16, 2022, all of the warrant transactions remain outstanding with a strike price of approximately $163.02. If the market value per share of Twitter common stock, as measured under the warrant transactions, exceeds the strike price of the warrants, the warrant transactions will have a dilutive effect on Twitter’s earnings per share, unless Twitter elects, subject to certain conditions, to settle the warrant transactions in cash.

The convertible note hedge and warrant transactions may be adjusted, exercised, cancelled and/or terminated in accordance with their terms in connection with certain events, including the announcement or consummation of the merger. In particular, under the terms of the convertible note hedge transactions, each of Goldman Sachs and the other convertible note hedge counterparties, each acting separately as calculation agent under the convertible note hedge transactions to which it is a party, is entitled or obligated in certain circumstances to make adjustments to the exercise price of the call options purchased by Twitter from Goldman Sachs and the other counterparties to reflect the adjustments made under the convertible notes indenture or the economic effect of the announcement of the merger on the call options embedded in the convertible note hedge. Under the terms of the warrant transactions, each of Goldman Sachs and the other warrant counterparties, each acting separately as calculation agent under the warrant transactions to which it is a party, is entitled or obligated in certain circumstances to make adjustments to the exercise price of the warrants sold by Twitter to Goldman Sachs and the other counterparties to reflect certain adjustments under the ISDA equity definitions, including adjustments to account for the economic effect of the announcement of the merger on the warrants embedded in the warrant transactions. In addition, each of Goldman Sachs and the other convertible note hedge and warrant counterparties may, each acting separately as the calculation agent, determining party or otherwise as principal under the call options and warrants embedded in the convertible note hedge and warrant transactions to which it is a party, determine such additional adjustments and/or value owed upon termination or cancellation in respect of such options and warrants, respectively, in accordance with their terms, including on or following consummation or abandonment of the merger. All actions or exercises of judgment by Goldman Sachs, in its capacity as calculation agent, pursuant to the terms of the call options and warrants embedded in the convertible note hedge and warrant transactions to which it is a party, must be performed in good faith and a commercially reasonable manner.

As a result of the convertible note hedge and warrant transactions, the convertible note hedge and warrant counterparties are expected to have market exposure to the price of the shares of Twitter common stock. It is the ordinary practice of the convertible note hedge and warrant counterparties to engage in hedging activities to limit their respective market exposure to the price of the stock underlying privately negotiated equity derivative transactions with issuers of such stock, such as the convertible note hedge and warrant transactions. In connection with the convertible note hedge and warrant transactions, Goldman Sachs (and its affiliates) have engaged, and will continue to engage, in accordance with applicable law in hedging and other market transactions (which may include the entering into or unwinding of various derivative transactions with respect to Twitter common stock) that are generally intended to substantially neutralize Goldman Sachs’ exposure as a result of the convertible note hedge and warrant transactions to changes in the price of Twitter common stock. Such hedging activity is at Goldman Sachs’ own risk and may result in a gain or loss to Goldman Sachs that may be greater than or less than the initial expected contractual benefit to Goldman Sachs under the convertible note hedge and warrant transactions. The amount of any such gain or loss will not be known until the applicable convertible note hedge and warrant transactions have been exercised, expired or terminated in accordance with their terms and Goldman Sachs shall have completed all of its hedge unwind activities.

To mitigate the exposure from the convertible note hedge and warrant transactions, as of March 16, 2022, Goldman Sachs held a net long economic position of approximately 90,000 shares of Twitter common stock and was long and short a small number of various options on Twitter common stock.

Under the terms of the convertible notes, upon the consummation of a merger, tender offer or certain other events involving Twitter (including the merger), holders of the convertible notes will be entitled to convert their notes at a higher conversion rate. If holders of the convertible notes elect to convert or put their notes in these circumstances or otherwise under the terms of the convertible notes, a portion of the convertible note hedge corresponding to the portion of the convertible notes that are converted or put may terminate. In the event of such termination, each convertible note hedge counterparty will determine the amount of any termination payment owed to Twitter under its convertible note hedge in accordance with the termination provisions of its convertible note hedge, unless otherwise agreed by the parties. If any convertible notes are not converted or put in connection with a merger, tender offer or other event involving Twitter (including the merger) and remain outstanding following the consummation of such an event, a corresponding portion of the convertible note hedge will remain outstanding, subject to any adjustments made to the terms of the convertible note hedge as a result of the announcement and the consummation of a merger, tender offer or other event involving Twitter (including the merger), as described above. Warrant transactions are also subject to adjustments made to the terms of the warrant transactions as a result of the announcement and the consummation of a merger, tender offer or other event involving Twitter (including the merger), as described above.

Goldman Sachs provided to the management of Twitter, for the information of the Twitter Board, materials that summarized, based on theoretical models, the potential effects of the announcement and of the consummation of an acquisition of Twitter on the convertible note hedge and warrant transactions. The materials included preliminary illustrative analyses by Goldman Sachs’ Investment Banking Division for a range of stated assumptions regarding takeout prices for shares of Twitter common stock and volatilities, as well as based on other reasonable assumptions (which will ultimately be subject to negotiation between Twitter and counterparties), in the event of an acquisition of Twitter for greater than 10 percent cash consideration. The materials calculated over a range of potential takeout prices for the shares of Twitter common stock ranging from $50.00 per share to $70.00 per share and volatilities (from 30 to 60 percent) and for an announcement date of April 13, 2022, and other stated assumptions that, upon the full unwind of the convertible note hedge and warrant transactions, Goldman Sachs might realize, after taking into account any estimated hedging gains or losses, a net gain ranging from approximately $4.6 million (assuming a takeout price of $50.00 and a volatility of 30 percent). to approximately $56.1 million (assuming a takeout price of $70.00 and a volatility of 60 percent). The methodology employed for the aforementioned calculations assumed an intrinsic unwind of the note hedge transaction and fair value unwind of the warrant contract. The illustrative net gain indicated by these analyses varied depending on the assumed takeout price and the assumed volatility of the Twitter common stock, primarily as a result of the impact of changes in these assumptions on the fair value of the warrant contract. The illustrative net gain indicated by these analyses for any specific assumed takeout price increased with an increase in assumed volatility, and the illustrative net gain indicated by these analyses for any specific assumed volatility increased with an increase in the assumed takeout price. In accordance with industry practice, Goldman Sachs maintains customary institutional information barriers reasonably designed to prevent the unauthorized disclosure of confidential information by personnel in its Investment Banking Division to the personnel in its Securities Division who are undertaking hedging and other market transactions with respect to Goldman Sachs’ convertible note hedge and warrant transactions. In connection with the preparation of presentations to Twitter senior management and the Twitter Board, personnel in Goldman Sachs’ Investment Banking Division, including the representatives of Goldman Sachs who have advised Twitter in connection with the merger, from time to time, have received or may receive input from personnel in Goldman Sachs’ Securities Division into how to model, or reports of historical measures or estimates of, Goldman Sachs’ and/or Goldman Sachs’ Investment Banking Division’s profit and/or loss over certain measurement periods related to the call spread transactions.

The amount of any termination payment owed to Twitter as a result of the termination of the convertible note hedge transactions will vary depending on the number of convertible notes converted by note-holders, the actual conversion date(s) of the convertible notes, and market conditions (including, for example, interest rates and volatility and price of Twitter common stock) and the valuation model used to determine such amount and, accordingly, the amount of any termination payment owed by a convertible note hedge counterparty to Twitter may be significantly different from the illustrative amounts described above. The amount of any termination payment owed to Goldman Sachs as a result of the termination of the warrant transactions will vary depending on market conditions (including, for example, interest rates and volatility and price of Twitter common stock) and the valuation model used to determine such amount and, accordingly, the amount of any termination payment owed by Twitter to a warrant counterparty may be significantly different from the illustrative amounts described above. The consummation of the merger could result in a convertible note hedge and warrant counterparty, in aggregate, paying Twitter an amount that is greater than, equal to, or less than the amount such convertible note hedge and warrant counterparty would have paid or delivered to Twitter upon exercise, expiration or termination of its convertible note hedge and warrant transaction in the absence of the merger.

The indenture governing the convertible notes and the confirmations containing the terms of the convertible note hedge and warrant transactions were included as exhibits to Twitter’s Current Report on Form 8-K filed with the SEC on March 4, 2021, which contains additional disclosure regarding the convertible notes and a description of the convertible note hedge and warrant transactions. All references related to the convertible note hedge and warrant transactions in this section to share counts, conversion prices, and strike prices are subject to adjustment from time to time in accordance with the terms of the confirmations relating to the convertible note hedge and warrant transactions.

The Twitter Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated April 25, 2022, Twitter engaged Goldman Sachs to act as its financial advisor in connection with the merger. The engagement letter between Twitter and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $80 million, $15 million of which became payable at announcement of the merger, and the reminder of which is contingent upon consummation of the merger. In addition, Twitter has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of J.P. Morgan Securities LLC

Pursuant to an engagement letter, Twitter retained J.P. Morgan as its financial advisor in connection with the proposed merger.

At the meeting of the Twitter Board on April 25, 2022, J.P. Morgan rendered its oral opinion to the Twitter Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to Twitter’s common stockholders in the proposed transaction was fair, from a financial point of view, to such stockholders. J.P. Morgan has confirmed its April 25, 2022 oral opinion by delivering its written opinion to the Twitter Board, dated April 25, 2022, that, as of such date, the consideration to be paid to Twitter’s common stockholders in the proposed merger was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of J.P. Morgan dated April 25, 2022, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex D to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Twitter’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Twitter Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the $54.20 per share in cash to be paid to holders of Twitter common stock pursuant to the merger agreement and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of Twitter or as to the underlying decision by Twitter to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any stockholder of Twitter as to how such stockholder should vote with respect to the proposed merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning Twitter and the industries in which it operates;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of Twitter with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Twitter common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of Twitter relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Twitter with respect to certain aspects of the merger, and the past and current business operations of Twitter, the financial condition and future prospects and operations of Twitter, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Twitter or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Twitter or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Twitter to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by

Twitter and Parent in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Twitter with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Twitter or on the contemplated benefits of the merger.

The projections furnished to J.P. Morgan were prepared by Twitter’s management, as discussed more fully in the section of this proxy statement captioned “—Unaudited Prospective Financial Information.” Twitter does not publicly disclose internal long-term forecasts or management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Twitter’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section captioned “—Unaudited Prospective Financial Information.”

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the $54.20 per share in cash to be paid to holders of Twitter common stock in the transaction pursuant to the merger agreement, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of Twitter or the underlying decision by Twitter to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or any class of such persons relative to the consideration in the proposed merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Twitter’s common stock will trade at any future time.

J.P. Morgan was not authorized and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Twitter or any other alternative transaction.

The terms of the merger agreement, including the merger consideration, were determined through arm’s length negotiations between Twitter, Elon Musk and Parent, and the decision to enter into the merger agreement was solely that of the Twitter Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Twitter Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Twitter Board or management with respect to the proposed merger or the $54.20 per share in cash to be paid to holders of Twitter common stock pursuant to the merger agreement.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Twitter Board on April 25, 2022 and in the financial analyses presented to the Twitter Board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Twitter Board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of Twitter with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the business of Twitter. The companies selected by J.P. Morgan (which we refer to for purposes of this section of this proxy statement as the “selected companies”) were:

•	Alphabet Inc.

•	Meta Platforms, Inc.

•	Pinterest, Inc.

•	Snap Inc.

The selected companies were chosen, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, may be considered sufficiently similar to those of Twitter based on business sector participation, operational characteristics and financial metrics. However, none of the selected companies reviewed is identical to Twitter and certain of these companies have financial and operating characteristics that are materially different from those of Twitter. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Twitter.

Using information obtained from the selected companies’ public filings and FactSet Research Systems as of April 22, 2022, J.P. Morgan calculated, for each selected company, the ratio of such company’s firm value (which we refer to for purposes of this section of this proxy statement as “FV”) to the consensus equity research analyst estimates for the company’s adjusted earnings before interest, taxes, depreciation and amortization pre-stock based compensation (which we refer to for purposes of this section of this proxy statement as “Adj. EBITDA”) for the year ending December 31, 2023 (which we refer to for purposes of this section of this proxy statement as the “FV/2023E Adj. EBITDA”). The results of this analysis are indicated in the following table:

FV/2023E Adj. EBITDA
Alphabet Inc.	10.4 x
Meta Platforms, Inc.	6.7 x
Pinterest, Inc.	11.2 x
Snap Inc.	30.2 x
Median	10.8 x

Based on the results of the above analysis and on other factors J.P. Morgan considered appropriate based on their experience and professional judgment, J.P. Morgan selected a FV/2023E Adj. EBITDA multiple reference range for Twitter of 15.0x to 17.5x. J.P. Morgan then applied that range to Twitter’s adjusted EBITDA of $2,685 million forecasted for the year ending December 31, 2023, as provided by Twitter management, yielding implied trading values for Twitter’s common stock, rounded to the nearest $0.10, of approximately $49.70 to $57.50 per share.

Selected Transaction Multiples Analysis

Using publicly available information, J.P. Morgan reviewed selected transactions since 2009 in excess of $1 billion involving companies that engaged in businesses that J.P. Morgan judged to be reasonably analogous to the business of Twitter or aspects thereof. None of the selected transactions reviewed was identical to the merger contemplated by the merger agreement. Certain of these transactions may have characteristics that are materially different from those of the merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the merger. For each of the selected transactions, using publicly available information, J.P. Morgan calculated the multiple of the target company’s firm value implied in the relevant transaction by the consideration paid in such transaction to the target company’s Adj. EBITDA for the 12-month period immediately preceding the announcement of the applicable transaction (which we refer to for purposes of this section of this proxy statement as the “FV/LTM Adj. EBITDA”). Specifically, J.P. Morgan reviewed the following transactions:

Announcement Date	Acquiror	Target	FV/LTM Adj. EBITDA
Feb 2021	Magnite, Inc.	SpotX, Inc.	33.4 x
Jun 2020	Just Eat Takeaway.com N.V.	Grubhub Inc.	47.4
Dec 2019	Hellman & Friedman LLC	AutoScout24	26.1
May 2018	Silver Lake	ZPG Plc	21.5
Jun 2016	Microsoft Corporation	LinkedIn Corporation	31.2
Nov 2015	Expedia, Inc.	HomeAway, Inc.	36.4
Aug 2015	Liberty Media Corporation	zulily, inc.	50.6
Jul 2014	Zillow, Inc.	Trulia, Inc.	nm
Jun 2014	The Priceline Group Inc.	OpenTable, Inc.	29.9
Nov 2012	priceline.com Incorporated	KAYAK Software Corporation	27.6
May 2011	Microsoft Corporation	Skype S. à r.l	32.2

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate based on their experience and professional judgment, J.P. Morgan selected a FV/LTM Adj. EBITDA multiple reference range of 28.0x to 36.0x. J.P. Morgan then applied that reference range to Twitter’s adjusted EBITDA of $1,448 million (which is adjusted to exclude a one-time litigation-related net charge of $766 million) for the year ended December 31, 2021, to produce a range of implied equity values per share of Twitter common stock, rounded to the nearest $0.10, of $50.00 to $63.40.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Twitter’s common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows,” for purposes of the discounted cash flow analysis, refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of the future cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

J.P. Morgan calculated the unlevered free cash flows that Twitter is expected to generate during fiscal years 2022 through 2027 based upon financial projections prepared by Twitter’s management through the year ended December 31, 2027 and more fully described in the section of this proxy statement captioned “—Unaudited Prospective Financial Information.” J.P. Morgan also calculated a range of terminal values for Twitter by applying terminal growth rates ranging from 6.0 to 7.0 percent to the unlevered free cash flows of Twitter at the end of fiscal year 2027. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 10.25 to 11.25 percent, which was chosen by J.P. Morgan based upon an analysis of the cost of capital of Twitter, which takes into account certain company-specific metrics, including Twitter’s target capital structure, the cost of equity, the pre-tax cost of debt, long-term debt, forecasted tax rate and predicted (Barra) beta.

In addition, as directed by the management of Twitter, J.P. Morgan calculated the present value of certain tax credits expected to be utilized by Twitter through fiscal year 2027, which were discounted from June 30 of each year to present values as of December 31, 2021 using the same mid-year convention and a discount range of 10.25 to 11.25 percent. The total tax credit utilization amounts provided by management of Twitter were $0 million, $689 million, $934 million, $1,226 million, $127 million and $0 million for each of fiscal years 2022 through 2027, respectively. The present values were then added together with the present values derived based on the unlevered free cash flows to derive a range of firm values for Twitter, which was then adjusted to take into account Twitter’s net cash totaling $1,364 million in the aggregate as of December 31, 2021 to derive a range of implied equity values for Twitter.

Based on the results of this analysis, J.P. Morgan arrived at a range of implied equity value per share for Twitter common stock, rounded to the nearest $0.10, of $36.50 to $57.60.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Twitter. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Twitter, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Twitter. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Twitter and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Twitter with respect to the merger and deliver an opinion to the Twitter Board with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Twitter and the industries in which it operates.

For services rendered in connection with the merger and the delivery of the opinion, Twitter has agreed to pay J.P. Morgan a fee of approximately $53,000,000, of which $5,000,000 became payable upon delivery of the opinion and the remainder of which is contingent and payable only upon the closing of the merger. In addition, Twitter has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Twitter for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on Twitter’s offerings of convertible debt securities in March 2021 and senior debt securities in February 2022. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Twitter, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than one percent of the outstanding Twitter common stock. During the two-year period preceding delivery of its opinion on April 25, 2022, the aggregate fees recognized by J.P. Morgan from Twitter were approximately $9,000,000. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any financial advisory or other material commercial or investment banking relationships with Elon Musk or his affiliates, Elon Musk Revocable Trust, Tesla Inc. and Space Exploration Technologies Corp. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Twitter for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

In addition, an affiliate of J.P. Morgan is a party to certain note hedge and warrant transactions relating to convertible debt securities issued by Twitter in June 2018, (which we refer to for purposes of this section of this proxy statement as the “note hedge and warrant transactions”). Such J.P. Morgan affiliate entered into such note hedge and warrant transactions as principal for its own account and not as an advisor to Twitter. Pursuant to the terms of the note hedge and warrant transactions, such transactions may be adjusted, exercised, cancelled and/or terminated in connection with certain events relating to the merger.

Prior to Twitter’s entry into the merger agreement, J.P. Morgan provided to the management of Twitter certain estimates and analyses concerning the impact of the proposed transaction on the note hedge and warrant transactions, based on, among other things, certain theoretical models, various assumptions concerning the terms of the proposed transaction, certain information provided by the derivatives trading personnel responsible for J.P. Morgan’s affiliate’s position as principal in the note hedge and warrant transactions and market conditions and other information available at the time. The estimates and analyses calculated, over a range of hypothetical purchase prices for the shares of Twitter common stock (ranging from $54.20 per share to $80.00 per share) and other stated assumptions, that such J.P. Morgan affiliate might realize an estimated net gain ranging from approximately $49 million to approximately $58 million upon a full unwind of the note hedge and warrant transactions (after taking into account any hedging gains or losses).

Unaudited Prospective Financial Information

Other than in connection with our regular earnings press releases and related investor materials, we do not, as a matter of course, make public projections as to our long-term future financial performance, due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, Twitter management regularly prepares projections as to our future financial performance for internal use.

In connection with our strategic planning process and evaluation of strategic alternatives (including continuing as an independent company), Twitter management prepared and reviewed with the Twitter Board various unaudited forward-looking financial information for fiscal years 2022 through 2027 as part of Twitter management’s business plan, including the Unaudited Prospective Financial Information set forth below. This information was first prepared by Twitter management on April 18, 2022 and provided to the Transactions Committee on April 19, 2022, with a final draft prepared by Twitter management on April 20, 2022 and shared with the Twitter Board on April 21, 2022. As part of its review, the Twitter Board assessed and considered certain other estimates prepared by Twitter management as to our long-term prospects, which estimates reflected different assumptions with respect to market share sensitivities (ranging in increases from 2.5 to 4.6 percent of market share by fiscal year 2027), cost efficiencies and growth. The Twitter Board used these sensitivities to inform its assessment of the Unaudited Prospective Financial Information. The Unaudited Prospective Financial Information was prepared for internal use only and not for public disclosure and was provided to the Twitter Board for the purposes of considering, analyzing and evaluating the merger and strategic alternatives thereto. At the direction of the Twitter Board, the Unaudited Prospective Financial Information was also provided to, and approved for use by, Goldman Sachs and J.P. Morgan for purposes of performing their respective financial analyses in connection with rendering their respective opinions to the Twitter Board (as more fully described in the sections of this proxy statement captioned “—Opinion of Goldman Sachs & Co. LLC” and “—Opinion of J.P. Morgan Securities LLC”). With Twitter’s consent, Goldman Sachs and J.P. Morgan assumed that the Unaudited Prospective Financial Information was reasonably prepared and reflected the best currently available estimates and judgments as to Twitter’s future financial performance. No Unaudited Prospective Financial Information was provided to Mr. Musk or any of his affiliates or representatives prior to the execution of the merger agreement.

The Unaudited Prospective Financial Information was developed by Twitter management as then current estimates of our future financial performance as an independent company, without giving effect to the merger, including any impact of the negotiation or execution of the merger agreement or the merger, the expenses that have already and will be incurred in connection with completing the merger, or any changes to Twitter’s operations or strategy that may be implemented in connection with the pendency of, or following the consummation of, the merger. The Unaudited Prospective Financial Information also does not consider the effect of any failure of the merger to be completed; it should not be viewed as accurate or continuing in that context.

The Unaudited Prospective Financial Information was not prepared with a view toward public disclosure or complying with accounting principles generally accepted in the United States (which we refer to as “GAAP”). In addition, the Unaudited Prospective Financial Information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Unaudited Prospective Financial Information included in this document has been prepared by, and is the responsibility of, Twitter’s management. Neither PricewaterhouseCoopers LLP nor any other independent accountants have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Unaudited Prospective Financial Information and, accordingly, they do not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference relates solely to Twitter’s previously issued financial statements. It does not extend to the Unaudited Prospective Financial Information and should not be read to do so.

Although the Unaudited Prospective Financial Information is presented with numerical specificity, it reflects numerous assumptions and estimates as to future events, including those detailed above, made by Twitter management that Twitter management believed in good faith were reasonable. Twitter’s ability to achieve the financial results contemplated by the Unaudited Prospective Financial Information will be affected by our ability to achieve our strategic goals, objectives and targets over the applicable periods and subject to operational and execution risks associated therewith. The Unaudited Prospective Financial Information reflects assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the Unaudited Prospective Financial Information not to be achieved include, among others, (1) general economic conditions; (2) our ability to achieve operating objectives with respect to expenses and operating margins, as well the risks to our ability to retain and grow users and revenues resulting from the execution of those objectives; (3) our ability to achieve the various monetization, market share and other assumptions underlying the Unaudited Prospective Financial Information; (4) changes in laws, regulations and taxes relevant to Twitter’s business; (5) competitive pressures in the social media industry, including new products and market entrants and changes in the competitive environment; (6) customer demand for our products and services; (7) our ability to attract, integrate and retain qualified personnel; and (8) uncertainty in the timing of relevant transactions and resulting cash inflows and outflows. Additional factors that may impact us or our business can be found in the various risk factors included in our periodic filings with the SEC. All of these factors are difficult to predict, and many of them are outside of our control. As a result, there can be no assurance that the Unaudited Prospective Financial Information will be realized, and actual results may be materially better or worse than those contained in the Unaudited Prospective Financial Information. The Unaudited Prospective Financial Information may differ from publicized analyst estimates and forecasts and does not consider any events or circumstances after the date that it was prepared, including the announcement of or the entry into the merger agreement. You should evaluate the Unaudited Prospective Financial Information, if at all, in conjunction with our historical financial statements and other information regarding Twitter contained in our public filings with the SEC. The Unaudited Prospective Financial Information may not be consistent with Twitter’s historical operating data as a result of the assumptions detailed above. Except to the extent required by applicable federal securities laws, we do not intend to update or otherwise revise the Unaudited Prospective Financial Information to reflect circumstances existing after the date that such information was prepared or to reflect the occurrence of future events.

Because the Unaudited Prospective Financial Information reflects estimates and judgments, it is susceptible to sensitivities and assumptions, as well as to multiple interpretations based on actual experience and business developments. The Unaudited Prospective Financial Information also covers multiple years, and such information by its nature becomes less predictive with each succeeding year. The Unaudited Prospective Financial Information is not, and should not be considered to be, a guarantee of future operating results. Further, the Unaudited Prospective Financial Information is not fact and should not be relied upon as being necessarily indicative of our future results or for purposes of making any investment decision.

Certain of the financial measures included in the Unaudited Prospective Financial Information are non-GAAP financial measures (which we refer to as the “non-GAAP financial measures”). These are financial performance measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from similarly titled non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. Financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the Unaudited Prospective Financial Information, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Unaudited Prospective Financial Information is not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Twitter Board, Goldman Sachs or J.P. Morgan. Accordingly, no reconciliation of the financial measures included in the Unaudited Prospective Financial Information is provided in this proxy statement.

The Unaudited Prospective Financial Information constitutes forward-looking statements. By including the Unaudited Prospective Financial Information in this proxy statement, none of Twitter, Goldman Sachs or J.P. Morgan, or any of our or Goldman Sachs’ or J.P. Morgan’s representatives, has made or makes any representation to any person regarding our ultimate performance as compared to the information contained in the Unaudited Prospective Financial Information. The inclusion of the Unaudited Prospective Financial Information should not be regarded as an indication that the Twitter Board, Twitter, Goldman Sachs, J.P. Morgan or any other recipient of the Unaudited Prospective Financial Information considered, or now considers, the Unaudited Prospective Financial Information to be predictive of Twitter’s performance or actual future results. For information on factors that may cause our future results to materially vary, see the section of this proxy statement captioned “Forward-Looking Statements.” Further, the inclusion of the Unaudited Prospective Financial Information in this proxy statement does not constitute an admission or representation by Twitter that the information presented is material. The Unaudited Prospective Financial Information is included in this proxy statement solely to give our stockholders access to the information that was made available to the Twitter Board, Goldman Sachs and J.P. Morgan. The Unaudited Prospective Financial Information is not included in this proxy statement in order to influence any Twitter stockholder as to how to vote at the special meeting with respect to the merger, or whether to seek appraisal rights with respect to their shares.

The following table presents a summary of unaudited projections with respect to Twitter’s long-term future financial performance as an independent company for fiscal years 2022 through 2027, as prepared and used as described above (which we refer to as the “Unaudited Prospective Financial Information”). Twitter management made various judgments and assumptions when preparing the Unaudited Prospective Financial Information, including, among others (1) revenues growing 22 percent year-over-year in fiscal year 2022 (excluding in fiscal year 2021 revenues from Twitter’s MoPub and MoPub Acquire (formerly known as CrossInstall) businesses that were sold or wound down by Twitter on or before January 1, 2022) and 21 percent year-over-year in fiscal year 2023, estimated taking into account the impact of ongoing macroeconomic concerns (including inflation, rising energy costs, and declining consumer confidence) and the military conflict in Ukraine on the digital advertising market and brand advertising specifically, and excluding potential revenues from new initiatives; (2) operating improvements to Twitter’s business resulting in total cash operating expenses growing 19 percent year-over-year in fiscal year 2022 (excluding in fiscal year 2021 expenses related to the settlement of a shareholder class action lawsuit in 2021) and four percent year-over-year in fiscal year 2023, estimated taking into account actions that Twitter management anticipated to execute as an independent company in response to macroeconomic concerns, and resulting in Adjusted EBITDA margins of 27 percent in fiscal year 2022 and 37 percent in fiscal year 2023; (3) revenue extrapolations for fiscal years 2024 through 2027 assuming market share increases to 3.3 percent by fiscal year 2027 of the relevant digital advertisements market (excluding China and search advertisement markets); (4) expense extrapolations for fiscal years 2024 through 2027 assuming expenses will grow at a rate of approximately 82.5 to 90 percent of revenue growth in the long-term; and (5) a cash tax rate of 18 percent of GAAP operating income, excluding the impact of cash tax savings from net operating losses (which we refer to as “NOLs”).

	Fiscal year ended December 31,
	2022E	2023E	2024E	2025E	2026E	2027E
	(in millions)
Revenue	$5,928	$7,200	$8,481	$9,793	$11,264	$12,917
Cash operating expenses (1)	$4,326	$4,515	$5,238	$5,947	$6,706	$7,518
Adjusted EBITDA (2)	$1,602	$2,685	$3,243	$3,846	$4,558	$5,399
GAAP operating income	$(47)	$917	$1,192	$1,517	$1,932	$2,455
Cash taxes (3)	$ 0	$165	$215	$273	$348	$442
Amortization of intangibles	$33	$45	$51	$58	$64	$71
Depreciation	$669	$823	$934	$1,033	$1,132	$1,230
Capital expenditures	$968	$982	$1,018	$1,077	$1,014	$1,033
Changes in net working capital	$11	$(259)	$(111)	$(125)	$(150)	$(181)
Stock-based compensation expenses	$864	$900	$1,066	$1,238	$1,430	$1,643
Unlevered free cash flow (4)	$561	$1,279	$1,900	$2,371	$3,046	$3,742
Unlevered free cash flow (less stock-based compensation expenses) (5)	$(303)	$379	$834	$1,133	$1,616	$2,099

(1)	Cash operating expenses is calculated as GAAP operating expenses adjusted to exclude stock-based compensation expense, depreciation and amortization expense, and restructuring charges.

(2)	Adjusted EBITDA is calculated as GAAP operating income adjusted to exclude stock-based compensation expense, depreciation and amortization expense, and restructuring charges.

(3)	Cash taxes is based on a cash tax rate of 18 percent of GAAP operating income, excluding the impact of cash tax savings from NOLs.

(4)

Unlevered Free Cash Flow is calculated as GAAP operating income, subtracting the impact of cash taxes (excluding the impact of cash tax savings from NOLs) and capital expenditures, adding the impact of stock-based compensation and depreciation and amortization (including amortization of intangibles), and adding or subtracting, as applicable, changes in net working capital.

(5)

Unlevered Free Cash Flow (less stock-based compensation expenses) is calculated as GAAP operating income, subtracting the impact of cash taxes (excluding the impact of cash tax savings from NOLs) and capital expenditures, adding the impact of depreciation and amortization (including amortization of intangibles) and adding or subtracting, as applicable, changes in net working capital. Unlevered Free Cash Flow (less stock-based compensation expenses) was used by Goldman Sachs in performing its financial analyses in connection with its opinion as described in the section of this proxy statement captioned “—Opinion of Goldman Sachs & Co. LLC” and by J.P. Morgan in performing its financial analyses in connection with its opinion as described in the section of this proxy statement captioned “—Opinion of J.P. Morgan Securities LLC.”

Interests of Twitter’s Directors and Executive Officers in the Merger

When considering the recommendation of the Twitter Board that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders. In (1) evaluating and negotiating the merger agreement; (2) approving the merger agreement and the merger; and (3) recommending that the merger agreement be adopted by our stockholders, the Twitter Board was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests are more fully described below.

Insurance and Indemnification of Directors and Executive Officers

Pursuant to the terms of the merger agreement, directors and officers of Twitter will be entitled to certain ongoing indemnification and insurance coverage, including under directors’ and officers’ liability insurance policies. For more information, see the section of this proxy statement captioned “The Merger Agreement—Indemnification and Insurance.”

Treatment of Equity-Based Awards

Treatment of Twitter equity-based awards

As of June 30, 2022, there were outstanding awards of Twitter RSUs (or portions thereof) that cover an aggregate of 63,021,480 shares of our common stock, of which Twitter RSUs covering an aggregate of 54,622 shares of our common stock were held by our current non-employee directors and of which Twitter RSUs covering an aggregate of 2,141,849 shares of our common stock were held by our current executive officers. As of the same date, there were outstanding awards of Twitter PSUs that cover an aggregate of 4,072,594 shares of our common stock (at target level of performance) and 8,145,188 shares of our common stock (at maximum level of performance), of which Twitter PSUs covering an aggregate of 2,872,453 shares of our common stock (at target level of performance) and 5,744,906 shares of our common stock (at maximum level of performance) were held by our current executive officers and of which 50,000 were held by our current non-employee directors.

At the effective time of the merger, each vested Twitter equity-based award (other than a vested Twitter option) outstanding as of immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash, without interest and less any required withholding taxes, equal to the product of (1) the per share price and (2) the total number of shares of our common stock subject to such vested Twitter equity-based award (and with respect to any vested equity-based awards subject to performance vesting conditions, calculated based on the achievement of the applicable performance metrics at the level of performance at which such equity-based award vested in accordance with its terms).

At the effective time of the merger, each unvested Twitter equity-based award (other than an unvested Twitter option) outstanding as of immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash, without interest and less any required withholding taxes, equal to the product of (1) the per share price and (2) the total number of shares of our common stock subject to such unvested Twitter equity-based award (and with respect to any unvested equity-based awards subject to performance vesting conditions, calculated based on the achievement of the applicable performance metrics at the target level of performance), which amount will, subject to the holder’s continued service with Parent and its affiliates (including the surviving corporation and its subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the unvested Twitter equity-based award for which such cash amount was exchanged would have vested pursuant to its terms and will otherwise remain subject to the same terms and conditions as were applicable to the unvested Twitter equity-based award immediately prior to the effective time of the merger (other than performance-based vesting conditions).

Treatment of Twitter options

As of June 30, 2022, there were outstanding Twitter options to purchase an aggregate of 932,579 shares of our common stock with an exercise price below the per share price, 800,000 of which were held by our current non-employee directors and none of which were held by our current executive officers.

At the effective time of the merger, each vested Twitter option outstanding as of immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash, without interest and less any required withholding taxes, equal to the product of (1) the excess, if any, of the per share price less the exercise price per share of our common stock underlying such Twitter option, and (2) the total number of shares of our common stock subject to such Twitter option.

At the effective time of the merger, each unvested Twitter option outstanding as of immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash, without interest and less any required withholding taxes, equal to the product of (1) the excess, if any, of the per share price less the exercise price per share of our common stock underlying such Twitter option, and (2) the total number of shares of our common stock subject to such Twitter option, which cash amount will, subject to the holder’s continued service with Parent and its affiliates (including the surviving corporation and its subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the unvested Twitter option for which such cash amount was exchanged would have vested pursuant to its terms and will otherwise remain subject to the same terms and conditions as were applicable to the unvested Twitter option immediately prior to the effective time of the merger. Any Twitter options for which the exercise price per share of our common stock underlying such Twitter options is equal to or greater than the per share price will be canceled without any cash payment or other consideration being made in respect of such Twitter option.

Treatment of the ESPP

The Twitter Board has adopted resolutions that provide that (1) the current offering period under the ESPP will be the final offering period and no further offering period will commence pursuant to the ESPP after the date of the merger agreement, and (2) except as may be required by law, each individual participating in the final offering period as of the date of the merger agreement will not be permitted to (a) increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect when the final offering period commenced or (b) make separate non-payroll contributions to the ESPP on or following the date of the merger agreement. Prior to the effective time of the merger, Twitter will take all actions that may be necessary to give effect to the treatment described above and to (x) cause the final offering period, to the extent that it would otherwise be outstanding at the effective time, to be terminated no later than 10 business days prior to the date on which the effective time of the merger occurs; (y) make any pro rata adjustments that may be necessary to reflect the final offering period, but otherwise treat the final offering period as a fully effective and completed offering period for all purposes pursuant to the ESPP; and (z) cause the exercise (as of no later than 10 business days prior to the date on which the effective time of the merger occurs) of each outstanding purchase right pursuant to the ESPP. On such exercise date, Twitter will apply the funds credited as of such date pursuant to the ESPP within each participant’s payroll withholding account to the purchase of whole shares of our common stock in accordance with the terms of the ESPP, and such shares of our common stock will be entitled to the per share price. Immediately prior to and effective as of the effective time of the merger (but subject to the consummation of the merger), Twitter will terminate the ESPP.

Equity Interests of Twitter’s Directors and Executive Officers

The following table sets forth for each of Twitter’s executive officers and non-employee directors, (1) the number of shares of our common stock directly held; (2) the number of shares of our common stock subject to his or her Twitter RSUs and Twitter PSUs (at levels of achievement assumed in the merger agreement); and (3) the number of shares of our common stock subject to Twitter options with a per share exercise price less than the per share price, assuming the following and such additional assumptions set forth in the footnotes to the table:

•

the shares held directly include shares of our common stock directly held by the individual as of June 30, 2022, plus any shares of our common stock subject to Twitter RSUs and Twitter PSUs that are scheduled to vest and be settled before September 30, 2022 (which, solely for purposes of this proxy statement, is the assumed closing date of the merger), without regard to any change in control-related accelerated vesting;

•

the Twitter RSUs and Twitter PSUs include those that would be outstanding as of September 30, 2022, in accordance with their regular vesting schedules and assuming continued service by the individual through such date;

•	the Twitter options include those that would be outstanding as of September 30, 2022, assuming continued service by the individual through such date;

•

the values of these shares of our common stock and the shares underlying equity awards are equal to the per share price of $54.20 (minus any applicable exercise price in the case of in-the-money Twitter options); and

•

none of the individuals exercises any of his or her Twitter options on or before September 30, 2022, and that no additional Twitter options, Twitter RSUs or Twitter PSUs are granted to any such individual on or before such date.

Name	Shares Held Directly (1)		Twitter RSUs and Twitter PSUs (2)		In-the-Money Twitter Options
	Number of Shares (#)	Value of Shares ($)	Number of Shares (#)	Value ($)	Number of Shares Subject to Option (#)	Value of Shares Subject to Option ($)	Total ($)
Parag Agrawal	154,842	8,392,436	1,039,709	56,352,228	—	—	64,744,664
Ned Segal	406,264	22,019,509	808,790	43,836,418	—	—	65,855,927
Vijaya Gadde	641,784	34,784,693	715,168	38,762,106	—	—	73,546,799
Sarah Personette	168,691	9,143,052	687,547	37,265,047	—	—	46,408,099
Kayvon Beykpour(3)	125,061	6,778,306	795,422	43,111,872	—	—	49,890,178
Nick Caldwell	31,152	1,688,438	738,139	40,007,134	—	—	41,695,572
Bruce Falck (4)	52,674	2,854,931	—	—	—	—	2,854,931
Jack Dorsey (5)	18,042,428	977,899,598	—	—	—	—	977,899,598
Matthew Derella (6)	185	10,027	—	—	—	—	10,027
Michael Montano (7)	324,674	17,597,331	—	—	—	—	17,597,331
Mimi Alemayehou	5,248	284,442	4,541	246,122	—	—	530,564
Jesse Cohn (8)	7,535	408,397	—	—	—	—	408,397
Egon Durban (9)	16,930	917,606	5,752	311,758	—	—	1,229,364
Martha Lane Fox	34,058	1,845,944	4,541	246,122	—	—	2,092,066
Omid Kordestani (10)	985,760	53,428,192	54,541	2,956,122	800,000	20,112,000	76,496,314
Fei-Fei Li	12,189	660,644	4,541	246,122	—	—	906,766
Ngozi Okonjo-Iweala (11)	16,230	879,666	—	—	—	—	879,666
Patrick Pichette	26,319	1,426,490	4,541	246,122	—	—	1,672,612
David Rosenblatt	111,811	6,060,156	5,954	322,707	—	—	6,382,863
Bret Taylor	58,783	3,186,039	6,559	355,498	—	—	3,541,537
Robert Zoellick (12)	21,535	1,167,197	—	—	—	—	1,167,197

(1)

Represents shares of our common stock held as of June 30, 2022, plus any shares of our common stock subject to Twitter RSUs and Twitter PSUs that are scheduled to vest and be settled before September 30, 2022 (without regard to any change in control-related accelerated vesting). The amounts shown are determined assuming that no individual will acquire or dispose of shares of our common stock from June 30, 2022, through September 30, 2022, and that the Twitter RSUs and Twitter PSUs scheduled to vest and be settled prior to September 30, 2022, are so settled. The number of shares shown does not include shares of our common stock that the executive officer may purchase after the date of the merger agreement under the ESPP. The number of shares shown does not include equity awards that Twitter expects to grant to its non-employee directors on the date of its annual meeting of stockholders, as discussed in Twitter’s definitive proxy statement on Schedule 14A filed with the SEC on April 13, 2021 in the section captioned “Board of Directors and Corporate Governance—Director Compensation—Equity Compensation.” For additional information regarding the treatment of our ESPP in the merger, see the section of this proxy statement captioned “—Treatment of the ESPP.” For additional information regarding beneficial ownership of common stock, see the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management.”

(2)

Represents outstanding Twitter RSUs and Twitter PSUs (at levels of achievement assumed in the merger agreement) that are not scheduled to vest on or before September 30, 2022. The values shown with respect to Twitter RSUs and Twitter PSUs are determined as the product of the per share merger consideration multiplied by the total number of shares of our common stock subject to Twitter RSUs or Twitter PSUs, as applicable. The number of shares of our common stock subject to Twitter PSUs is based on the levels of achievement assumed in the merger agreement. Accordingly, the number of shares represents unvested Twitter PSUs covering a total of 711,862 shares of our common stock for Mr. Agrawal; 498,721 shares of our common stock for Mr. Segal; 445,814 shares of our common stock for Ms. Gadde; 352,373 shares of our common stock for Ms. Personette; 373,161 shares of our common stock for Mr. Caldwell; and 50,000 shares of our common stock for Mr. Kordestani. As described further in the section of this proxy statement captioned “—2013 Equity Incentive Plan” Twitter RSUs outstanding as of the date of the closing of the merger (which date, solely for purposes of this proxy statement, is assumed to be September 30, 2022) that are held by our non-employee directors will accelerate vesting in full (at target levels of achievement) if a non-employee director’s service is terminated, other than upon a voluntary resignation. In addition, each of the Twitter executive officers is eligible for vesting acceleration of his or her Twitter RSUs and Twitter PSUs in connection with certain qualifying terminations of employment under the severance policy. For additional information regarding the Twitter RSUs and Twitter PSUs for our named executive officers, see the section of this proxy statement captioned “—Golden Parachute Compensation.”

(3)

Mr. Beykpour, Twitter’s General Manager of Consumer, signed a separation agreement in May 2022 agreeing to separate from Twitter effective August 21, 2022. Giving effect to Mr. Beykpour’s separation agreement, upon his separation, 99,434 shares subject to RSUs and PSUs will accelerate, and the remainder will be forfeited. As a result, the number of shares held by Mr. Beykpour directly will increase by 99,434 less shares used to satisfy applicable withholding taxes, and the number of shares subject to RSUs and PSUs will decrease to zero as of the date Mr. Beykpour separates from Twitter.

(4)

Mr. Falck served as an executive officer of Twitter until May 2022. The table reflects Mr. Falck’s holdings as of the date of his termination of service as an employee rather than his holdings using the assumptions in footnotes (1) and (2) above.

(5)

Mr. Dorsey served as an executive officer of Twitter until November 2021 and as a member of the Twitter Board until May 2022. To Twitter’s knowledge, as of the date of his departure, Mr. Dorsey held 18,042,428 shares of our common stock.

(6)	Mr. Derella served as an executive officer of Twitter until August 2021. To Twitter’s knowledge, as of December 31, 2021, Mr. Derella held 185 shares of our common stock.

(7)	Mr. Montano served as an executive officer of Twitter until December 2021. To Twitter’s knowledge, as of December 31, 2021, Mr. Montano held 324,674 shares of our common stock.

(8)	Mr. Cohn served as a member of the Twitter Board until June 2021. To Twitter’s knowledge, as of the date of his departure, Mr. Cohn held 7,535 shares of our common stock.

(9)	These securities are held by Mr. Durban for the benefit of Silver Lake Technology Management, L.L.C., certain of its affiliates, and certain of the funds they manage.

(10)	All of the shares subject to the option held by Mr. Kordestani are fully vested and exercisable as of June 30, 2022.

(11)	Dr. Okonjo-Iweala served as a member of the Twitter Board until February 2021. To Twitter’s knowledge, as of the date of her departure, Dr. Okonjo-Iweala held 16,230 shares of our common stock.

(12)	Mr. Zoellick served as a member of the Twitter Board until May 2022. To Twitter’s knowledge, as of the date of his departure, Mr. Zoellick held 21,535 shares of our common stock.

2013 Equity Incentive Plan

We have granted certain Twitter RSUs and Twitter PSUs under our 2013 Equity Incentive Plan (which we refer to as the “2013 Plan”) that are outstanding and held by our non-employee directors and executive officers, including pursuant to our Outside Director Compensation Policy for awards that are held by our non-employee directors. The 2013 Plan provides that in the event of a merger or change in control, with respect to awards granted to a non-employee director that are assumed or substituted for, the participant will fully vest in and have the right to exercise any outstanding options and stock appreciation rights and all restrictions on other outstanding awards will lapse if such participant’s service is terminated following the merger or change in control (other than by voluntary resignation). The 2013 Plan further provides that in connection with such vesting acceleration, with respect to any awards with performance-based vesting, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100 percent of target levels. The closing of the merger will constitute a “change in control” under the 2013 Plan. Under the merger agreement, all awards held by non-employee directors will vest immediately prior to the effective time.

Severance Policy

We have entered into participation agreements with each of our executive officers under our severance policy, which provides payments and benefits to the executive officers in the event of an involuntary termination within the COC period (which we refer to as a “COC Qualifying Termination”) or during the normal course of business and outside of the COC period (which we refer to as a “Non-COC Qualifying Termination”).

Upon the occurrence of a Non-COC Qualifying Termination, each of our executive officers will become eligible to receive the following payments and benefits:

•	a lump sum payment equal to 100 percent of base salary;

•	payment of COBRA continuation coverage premiums for up to 12 months, or taxable payments in lieu of such payment; and

•

acceleration of vesting of 12.5 percent of the executive officer’s then-unvested equity awards for executive officers (with performance-based vesting deemed achieved at target levels as to that percentage), other than with respect to our chief executive officer (as described below).

Upon the occurrence of a COC Qualifying Termination, each of our executive officers will become eligible to receive the following payments and benefits:

•	a lump sum payment equal to 100 percent of base salary;

•	payment of COBRA continuation coverage premiums for up to 12 months, or taxable payments in lieu of such payment; and

•

50 percent (or, in the case of Messrs. Agrawal and Segal, 100 percent) acceleration of vesting of unvested equity awards (with performance-based vesting deemed achieved at target levels as to that percentage).

Notwithstanding the foregoing, the benefits and rights payable to Mr. Agrawal under the severance policy are qualified by the terms of certain provisions set forth in his offer letter with us, entered into on November 29, 2021 (which we refer to as the “Agrawal offer letter”), which are described in the immediately following section below.

All payments under the severance policy are subject to the execution and non-revocation of our standard separation agreement and release of claims, which includes non-solicitation, non-disparagement and confidentiality conditions.

In the event that payments to an executive officer under the severance policy would be subject to excise taxes under Section 280G and 4999 of the Internal Revenue Code, such payments will be reduced if and to the extent such reduction would result in a better result to the executive officer taking into account applicable taxes.

Agrawal Offer Letter

The terms of the participation in our severance policy of our chief executive officer, Mr. Agrawal, are subject to the terms of certain provisions provided for in the Agrawal offer letter. The Agrawal offer letter, in relevant part, provides (1) that in the event of a Non-COC Qualifying Termination, there will be accelerated vesting of equity awards that would have vested within 12 months after the termination of employment (or 37.5 percent of all outstanding awards if the termination is before January 1, 2025), but otherwise consistent with the terms of the severance policy, including (but not limited to) with respect to performance-based awards, provided that performance-based awards granted after the date of the Agrawal offer letter will be subject to the terms of the applicable award agreement if such agreement expressly sets forth a different treatment, and provided that for any equity awards with respect to which, at the time of termination of employment, it is known that the applicable performance goals were attained, vesting will be applied at the greater of target or actual performance, (2) “Good Reason” will include (among other items) “a material adverse change in the nature or scope of Mr. Agrawal’s authority, powers, functions, duties, responsibilities, or reporting relationship (including ceasing to directly report to our board of directors of a publicly traded entity, if applicable) ,” and (3) no amendment to the severance policy that would adversely affect Mr. Agrawal’s rights under the severance policy will be made without his prior written consent, provided that commencing January 1, 2024, Twitter may, following a notice period of at least 12 months, adopt amendments that are materially detrimental to his rights under the severance policy so long as the amendment is not effective until January 1, 2025 at the earliest.

Golden Parachute Compensation

The information set forth in the tables below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of Twitter’s named executive officers (who we refer to as “NEOs”) that is based on or otherwise relates to the merger and assumes, among other things, that the merger is consummated, the merger constitutes a COC of Twitter and that the NEOs will incur a severance-qualifying termination of employment immediately following consummation of the merger.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the consummation of the merger. If payments to an NEO under the severance policy would be subject to excise taxes under Section 280G and 4999 of the Internal Revenue Code, such payments will be reduced if and to the extent such reduction would result in a better result to the NEO taking into account applicable taxes. For purposes of calculating such amounts, Twitter has assumed:

•	September 30, 2022 as the date on which the merger is consummated.

•	Each NEO experiences an involuntary termination on September 30, 2022, based on the terms of the severance policy and, for Mr. Agrawal, the Agrawal offer letter.

•	A price per share of our common stock of $54.20.

Name	Cash ($) (1)	Equity ($) (2)	Perquisites Benefits ($) (3)	Total ($)
Parag Agrawal	1,000,000	56,352,227	9,172	57,361,400
Ned Segal	600,000	43,836,418	31,730	44,468,148
Vijaya Gadde	600,000	19,381,216	31,730	20,012,946
Sarah Personette	600,000	18,632,713	27,377	19,260,090
Jack Dorsey (4)	—	—	—	—
Mike Montano (5)	—	—	—	—

(1)

As discussed above, under the severance policy and the Agrawal offer letter, upon an involuntary termination during the applicable COC period, each of the NEOs would be entitled to receive a cash amount equal to

100 percent of the NEO’s annual base salary, which is in each case payable in a lump sum on the 61st day following the involuntary termination:

All components of the cash severance amount are “double-trigger” (i.e., they are contingent upon an involuntary termination during the applicable COC period) and are subject to the NEO’s execution, effectiveness and non-revocation of a release of claims our standard separation agreement and release of claims.

(2)

Under the severance policy and the Agrawal offer letter, an involuntary termination within the applicable COC period would result in acceleration of vesting of 50 percent (or 100 percent in the case of Mr. Agrawal and Mr. Segal) of the shares underlying all of the executive officer’s then-unvested equity awards (with performance-based vesting deemed achieved at target levels as to that percentage), subject to the NEO’s execution and non-revocation of our standard separation agreement and release of claims, which currently includes non-solicitation, non-disparagement and confidentiality conditions. Set forth below are the values of each type of unvested equity-based award held by the NEOs that would become vested upon an involuntary termination immediately following the consummation of a change of control of Twitter. Amounts are calculated assuming a price of $54.20 per share.

Name	Twitter RSUs ($) (i)	Twitter PSUs ($) (i)(ii)
Parag Agrawal	17,769,307	38,582,920
Ned Segal	16,805,740	27,030,678
Vijaya Gadde	7,299,548	12,081,668
Sarah Personette	9,083,378	9,549,335

(i)

Reflects the value of accelerated vesting of 50 percent (or 100 percent in the case of Mr. Agrawal and Mr. Segal) of outstanding Twitter RSUs and Twitter PSUs for all NEOs, pursuant to the severance policy and the Agrawal offer letter, as described in more detail above.

(ii)

Reflects the value of Twitter PSUs that would be available for vesting upon deemed achievement of all performance goals at target levels, pursuant to the severance policy and the Agrawal offer letter, as described in more detail above.

(3)

This amount represents the value of the cost of payment for up to 12 months of premiums under COBRA to continue health insurance coverage for each NEO and their eligible dependents that were covered under our healthcare plan, which would be triggered upon an involuntary termination immediately following the consummation of a change of control of Twitter. This double-trigger benefit is subject to the NEO’s execution and non-revocation of our standard separation agreement and release of claims, which currently includes non-solicitation, non-disparagement and confidentiality conditions.

(4)

Mr. Dorsey is a named executive officer of Twitter for Twitter’s most recently completed fiscal year. Mr. Dorsey resigned as Chief Executive Officer of Twitter effective as of November 29, 2021 and has never participated in the severance policy or has any outstanding equity awards. Mr. Dorsey served on the Twitter Board as a non-employee director until May 25, 2022.

(5)

Mr. Montano is a named executive officer of Twitter for Twitter’s most recently completed fiscal year. Mr. Montano stepped down from his position as Engineering Lead effective December 31, 2021 and remained an advisor of Twitter through March 31, 2022, to ensure an orderly transition. Mr. Montano no longer participates in the severance policy or has any outstanding equity awards.

Arrangements with Parent, Acquisition Sub and Mr. Musk

As of the date of this proxy statement, none of our directors or executive officers has entered into an agreement with Parent, Acquisition Sub, Mr. Musk or any of their respective affiliates regarding the potential terms of their individual employment arrangements or other retention following the consummation of the merger, or the right to purchase or participate in the equity of the surviving corporation or one or more of its affiliates in connection with the merger. However, prior to the effective time of the merger, Parent, Mr. Musk or their respective affiliates may have discussions with certain of Twitter’s employees (including certain of its executive officers) regarding employment or other retention terms and may enter into definitive agreements regarding employment, retention, or the right to purchase or participate in the equity of the surviving corporation or one or more of its affiliates in connection with the merger. Any such agreements will not increase or decrease the per share price paid to our stockholders in the merger.

On May 5, 2022, Mr. Musk publicly disclosed that he (on behalf of Parent) was having, and would continue to have, discussions with certain existing holders of our common stock (including Mr. Dorsey, one of Twitter’s then-current directors) regarding the possibility of contributing shares of our common stock of such holders to Parent, at or immediately prior to the closing of the merger, in order to retain an equity investment in Twitter following completion of the merger in lieu of receiving merger consideration in the merger. Mr. Dorsey informed Twitter that his communications with Mr. Musk regarding these matters first occurred following execution of the merger agreement and that these communications may continue and may result in Mr. Dorsey continuing to hold equity of the surviving corporation or one or more of its affiliates following the merger. There are no assurances that an agreement will result, or of the amount, if any, of Mr. Dorsey’s holdings that will be contributed to Parent, or of the amount, if any, of equity of the surviving corporation or one or more of its affiliates that Mr. Dorsey will hold following the merger. Any such agreements with existing holders of our common stock (including Mr. Dorsey) will not increase or decrease the per share price paid to our stockholders in the merger. Twitter has been advised by Mr. Dorsey and representatives of Mr. Musk that there is no agreement, arrangement, or understanding, whether express or implied, between Mr. Dorsey, on the one hand, and Parent or its affiliates (including Mr. Musk), on the other hand, relating to the voting or contribution of shares of our common stock held by Mr. Dorsey in connection with the merger and, as of the date of this proxy statement, Twitter has not received any information to the contrary.

Pursuant to the merger agreement, Mr. Musk has agreed to vote all of his shares of our common stock in favor of the adoption of the merger agreement. As of June 30, 2022, Mr. Musk beneficially holds approximately 9.5 percent of our common stock. For additional information regarding beneficial ownership of common stock, see the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management.”

Following the merger, it is expected that Mr. Musk will be a substantial stockholder of Twitter with substantial control over Twitter’s business and operations. In that capacity, Mr. Musk may be able to cause Twitter to enter into various agreements or arrangements with him, including to compensate him for service on the Twitter Board or as an executive of Twitter. As of the date of this proxy statement, Twitter has no knowledge that Mr. Musk will ultimately pursue such agreements or arrangements.

No Arrangements with Morgan Stanley

One or more affiliates of Morgan Stanley beneficially hold approximately 8.7% of our common stock. (For additional information regarding beneficial ownership of common stock, see the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management.”) Morgan Stanley and certain of its affiliates are providing financial advisory services to Mr. Musk, Parent and Acquisition Sub. In addition, affiliates of Morgan Stanley are parties to the bank debt financing.

Twitter has been advised by representatives of each of Mr. Musk and Morgan Stanley that there were no agreements, arrangements or understandings regarding the voting of our common stock held by Morgan Stanley or any of its affiliates in connection with the merger and, as of the date of this proxy statement, Twitter has not received any information to the contrary.

Closing and Effective Time of the Merger

The closing of the merger will take place as soon as possible in accordance with the terms of the merger agreement, but no later than the second business day after the satisfaction or waiver of all of the conditions to closing of the merger, other than conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions at the closing, unless another time, date or place is agreed to in writing by the parties. On the closing date of the merger, the parties will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The merger will become effective on the date and time at which the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or such other date and time as may be agreed to by Twitter and Parent and set forth in such certificate of merger in accordance with the DGCL.

Appraisal Rights

If the merger is consummated, our stockholders who (1) do not vote in favor of the adoption of the merger agreement (whether by voting against the adoption of the merger agreement, abstaining or otherwise not voting with respect to the adoption of the merger agreement), (2) properly demand an appraisal of their applicable shares of our common stock prior to the vote on the adoption of the merger agreement, (3) continuously hold their applicable shares through the effective time of the merger, (4) otherwise comply with the procedures of Section 262 of the DGCL (which we refer to as “Section 262”), including by satisfying certain ownership thresholds set forth therein, and (5) do not withdraw their demands or otherwise lose their rights to appraisal may, subject to the conditions of Section 262, seek appraisal of their shares in connection with the merger under Section 262. Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” or to a “holder of shares” are to a record holder of our common stock.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex B and incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that our stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of our common stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to demand an appraisal of such holder’s shares. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to ensure that appraisal rights are exercised. Stockholders should carefully review the full text of Section 262 as well as the information discussed below.

Under Section 262, if the merger is completed, holders of record of shares of our common stock who (1) submit a written demand for appraisal of such stockholder’s shares to Twitter prior to the vote on the adoption of the merger agreement; (2) do not vote in favor of the adoption of the merger agreement (whether by voting against the adoption of the merger agreement, abstaining or otherwise not voting with respect to the adoption of the merger agreement); and (3) continuously are the record holders of such shares through the effective time of the merger may be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the merger through the date of payment of the judgment. However, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine stockholders entitled to appraisal rights, will dismiss appraisal proceedings as to all of our stockholders who asserted appraisal rights unless (1) the total number of shares of our common stock entitled to appraisal exceeds one percent of the outstanding shares of our common stock as measured in accordance with subsection (g) of Section 262; or (2) the value of the merger consideration in respect of such shares exceeds $1 million. We refer to these conditions as the “ownership thresholds.” Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time of the merger through the date the judgment is paid at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to each stockholder entitled to appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Twitter’s notice to our stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Annex B. In connection with the merger, any holder of shares of our common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex B carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the per share price described in the merger agreement without interest and less any applicable withholding taxes. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, Twitter believes that if a stockholder is considering exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the merger agreement;

•	the stockholder must deliver to Twitter a written demand for appraisal before the vote on the merger agreement at the special meeting; and

•

the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger).

In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine stockholders entitled to appraisal rights, will dismiss appraisal proceedings as to all of our stockholders who asserted appraisal rights unless one of the ownership thresholds is met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, each of our stockholders who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain with respect to such proposal.

Filing Written Demand

A stockholder wishing to exercise appraisal rights must deliver to Twitter, before the vote on the adoption of the merger agreement at the special meeting, a written demand for the appraisal of such stockholder’s shares. In addition, that stockholder must not vote or submit a proxy in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, in person at the special meeting or by proxy (whether by mail or via the internet or telephone), will constitute a waiver of appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A stockholder exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. Neither voting (in person or by proxy) against the adoption of the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement.

Only a holder of record of shares of our common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record and must reasonably inform Twitter of the identity of the holder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares. If the shares are owned of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, such demand must be executed by or on behalf of the record owner, and if such shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If a stockholder holds shares of our common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

STOCKHOLDERS WHO HOLD THEIR SHARES IN “STREET NAME” BY A BANK, BROKER, TRUST OR OTHER NOMINEE AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER, TRUST OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER, TRUST OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER, TRUST OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Twitter, Inc.

1355 Market Street, Suite 900

San Francisco, California 94103

Attention: Corporate Secretary

At any time within 60 days after the effective date of the merger, any holder of shares of our common stock who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the per share price offered pursuant to the merger agreement, without interest and less any applicable withholding taxes, by delivering to Twitter, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the merger consideration within 60 days after the effective time of the merger. If Twitter, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the per share price being offered pursuant to the merger agreement.

Notice by the Surviving Corporation

If the merger is completed, within 10 days after the effective time of the merger, the surviving corporation will notify each record holder of shares of our common stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of shares of our common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 (or a beneficial owner in the circumstances described in the next paragraph) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all dissenting stockholders entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of our common stock. Accordingly, any holders of shares of our common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of our common stock within the time and in the manner prescribed in Section 262. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders’ rights to appraisal shall cease, and all holders of shares of our common stock will be entitled to receive the consideration offered pursuant to the merger agreement, without interest.

Within 120 days after the effective time of the merger, any holder of shares of our common stock who has complied with the requirements for an appraisal of such holder’s shares pursuant to Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which Twitter has received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must send this statement to the requesting stockholder within 10 days after receipt by the surviving corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of our common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. The Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be given to the surviving corporation and all of the stockholders shown on the verified list at the addresses stated therein. Any such notice shall also be given by one or more publications at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or any other publication which the Delaware Court of Chancery deems advisable. The costs of any such notice are borne by the surviving corporation.

After notice to dissenting stockholders as required by the court, at the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Pursuant to Section 262(g) of the DGCL, the Delaware Court of Chancery will dismiss appraisal proceedings as to all of our stockholders who assert appraisal rights unless (1) the total number of shares entitled to appraisal exceeds one percent of the outstanding shares of our common stock as measured in accordance with Section 262(g) of the DGCL; or (2) the value of the merger consideration in respect of such shares exceeds $1 million.

Determination of Fair Value

Where proceedings are not dismissed, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. However, the surviving corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder seeking appraisal. If the surviving corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest accrued before such voluntary cash payment, unless paid at that time. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and may not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share price. Neither Twitter nor Parent anticipates offering more than the per share price to any stockholder exercising appraisal rights, and each of Twitter and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than the per share price. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to an appraisal. In the absence of such determination or assessment, each party bears its own expenses.

If any stockholder who demands appraisal of his, her or its shares of our common stock under Section 262 fails to perfect, or loses or validly withdraws, such holder’s right to appraisal, the stockholder’s shares of our common stock will be deemed to have been converted at the effective time of the merger into the right to receive the per share price as provided in the merger agreement.

From and after the effective time of the merger, no stockholder who has demanded appraisal rights in compliance with Section 262 will be entitled to vote such shares of our common stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger).

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. In that event, you will be entitled to receive the per share price for your dissenting shares in accordance with the merger agreement, without interest and less any applicable withholding taxes. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The merger is expected to be accounted for as a “purchase business combination” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of our common stock whose shares are converted into the right to receive cash pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986 (which we refer to as the “Code”). Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (which we refer to as the “IRS”) and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

•

tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S corporations, partnerships and any other entity or arrangement treated as a partnership or pass-through entity for U.S. federal income tax purposes; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; holders who hold their common stock as “qualified small business stock” for purposes of Sections 1045 and 1202 of the Code; or certain former citizens or long-term residents of the United States;

•	tax consequences to holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•

tax consequences to holders who received their shares of our common stock in a compensatory transaction or pursuant to the exercise of options or warrants or whose common stock is subject to employment-based vesting;

•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	tax consequences arising from the Medicare tax on net investment income;

•

tax consequences to holders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of our common stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any;

•	any territory, state, local or non-U.S. tax consequences; or

•	tax consequences to holders that do not vote in favor of the merger and who properly demand appraisal of their shares under Section 262 of the DGCL.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of our common stock and partners therein should consult their tax advisors regarding the consequences of the merger.

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY TERRITORY, STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code; or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of shares of our common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.

Non-U.S. Holders

General

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of our common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Subject to the discussion below relating to FATCA, any gain realized by a Non-U.S. Holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30 percent (or a lower rate under an applicable income tax treaty);

•

such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the completion of the merger, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30 percent (or a lower rate under an applicable income tax treaty); or

•

Twitter is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (which we refer to as “USRPHC”), at any time within the shorter of the five-year period preceding the merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of our common stock (which we refer to as the “relevant period”) and, if shares of our common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns (directly, indirectly or constructively) more than five percent of our common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests (as defined in the Code) equals or exceeds 50 percent of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. For this purpose, U.S. real property interests generally include land, improvements and associated personal property. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the merger. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the possible consequences to them if we are a USRPHC.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (which we refer to as “FATCA”), impose a U.S. federal withholding tax of 30 percent on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30 percent on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. The Treasury Department recently released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30 percent applicable to the gross proceeds of a sale or other disposition of our common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Holders of our common stock are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the disposition of our common stock pursuant to the merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a current rate of 24 percent) may apply to the proceeds received by a holder pursuant to the merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form); or (2) a Non-U.S. Holder that (a) provides a certification of such Non-U.S. Holder’s non-U.S. status on the appropriate series of IRS Form W-8 (or a substitute or successor form); or (b) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, if the required information is timely furnished to the IRS.

Regulatory Approvals Required for the Merger

General Efforts

Under the merger agreement, Parent, Acquisition Sub and Twitter agreed to use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the merger agreement and to cause the conditions to the merger to be satisfied, including using reasonable best efforts to accomplish the following:

•

the obtaining of all necessary actions or non-actions, consents and approvals from governmental authorities necessary in connection with the consummation of the transactions contemplated by the merger agreement, including the merger, and the making of all necessary registrations and filings (including filings with governmental authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any governmental authority necessary in connection with the consummation of the transactions contemplated by the merger agreement, including the merger;

•	the obtaining of all other necessary consents, approvals or waivers from third parties;

•

the defending of any lawsuits or other legal proceedings through the termination date, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the merger, performed or consummated by such party in accordance with the terms of the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed; and

•

the execution and delivery of any additional instruments reasonably necessary to consummate the merger and any other transactions to be performed or consummated by such party in accordance with the terms of the merger agreement and to carry out fully the purposes of the merger agreement.

Mr. Musk, Parent and Acquisition Sub have further agreed to, subject to the terms of the merger agreement, take promptly any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents, approvals or waivers (or, as applicable, expiration or termination of the waiting periods with respect thereto) under any antitrust laws, foreign investment laws or other law that may be required by any foreign or U.S. federal, state or local governmental authority, in each case, with competent jurisdiction, so as to enable the parties to consummate the transactions contemplated by the merger agreement, including the merger, as promptly as practicable, except that none of Parent, Acquisition Sub or any of their affiliates are obligated under the merger agreement to (i) propose, take, or agree to take any actions that would individually or in the aggregate have a material adverse effect on the business, assets, or financial condition of Twitter and its subsidiaries, taken as a whole or (ii) propose, negotiate, effect or agree to, the sale, divestiture, lease, license, hold separate, transfer, or disposition of, or any restriction on the freedom of action with respect to, any assets, business, or equity holdings of, or held or controlled directly or indirectly by, Mr. Musk or any affiliate of Parent (other than Parent, Acquisition Sub or Twitter after giving effect to the merger and subject to the restrictions set forth in this paragraph).

The obligations of Twitter, Parent and Acquisition Sub to consummate the merger are subject to, among other conditions, the expiration of any waiting period (and any extension thereof) applicable to the merger under the HSR Act and the receipt of consents or approvals that are material and required or advisable, in the view of Parent and Twitter, under applicable antitrust laws and foreign investment laws of certain specified jurisdictions (which we collectively refer to as the “specified regulatory laws”) or, as applicable, the waiting periods with respect thereto shall have expired or been terminated, to the extent applicable. In addition, additional consents and approvals under applicable antitrust laws, foreign investment laws and other laws of other jurisdictions may be sought pursuant to the obligations described above if Parent and Twitter determine a filing, submission or notification is material and required or advisable in such jurisdiction or if regulators in such a jurisdiction open an investigation regarding the merger.

HSR Act; Competition Laws and Foreign Investment Laws

HSR Act

Under the HSR Act, the merger cannot be completed until Parent and Twitter file a Notification and Report Form with the Federal Trade Commission (which we refer to as the “FTC”) and the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”), and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of the waiting period. The parties filed a notification and report form with the FTC and DOJ pursuant to the HSR Act on May 3, 2022. The waiting period under the HSR Act expired at 11:59 p.m., Eastern time, on June 2, 2022.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state or the District of Columbia could take such action under the antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Twitter or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

United Kingdom – Competition Laws

Specifically, the completion of the merger is subject to obtaining a favorable outcome from the United Kingdom’s Competition and Markets Authority (which we refer to as the “CMA”) either by, in response to an informal briefing paper submitted by the parties, (i) the CMA indicating that it has no further questions about the merger; or (ii) if the CMA decides to investigate the merger, the CMA approving the merger (either unconditionally or conditional upon certain remedies). Upon its commencement of a merger investigation, the CMA has 40 working days in which to complete its initial Phase I review. At the end of Phase I, the CMA must confirm whether it has a reasonable belief that there is a realistic prospect that the merger will lessen competition substantially. If so, the CMA must refer the merger to a Phase II review, unless adequate remedies are offered by the parties within five working days of the CMA’s Phase I decision. Where Phase I remedies are offered, the CMA must decide whether to accept the remedies “in principle” within 10 working days of the Phase I decision and must take a final decision on whether to accept the remedies within 50 working days of the Phase I decision, subject to a possible 40 working day extension at the CMA’s discretion. If a Phase II investigation is launched, the CMA has 24 weeks, extendable by up to eight weeks at the CMA’s discretion if it considers there are special reasons for doing so, to decide if the merger should be prohibited or approved conditional on remedies. The parties submitted an informal briefing paper to the CMA on May 16, 2022. In response to this briefing paper, on May 24, 2022, the CMA notified the parties that it requires no further information on the merger. Notwithstanding this notification, the CMA is not precluded from asking further questions or commencing a merger investigation at a later stage if new information comes to light. The CMA may open a merger investigation at any point up until four months following the closing of the merger.

United Kingdom – Foreign Investment Laws

If the merger is a “notifiable acquisition” under the United Kingdom’s National Security and Investment Act 2021 (which we refer to as the “NSI Act”), the completion of the merger is subject to obtaining a favorable outcome under the NSI Act either by: (i) the Secretary of State for Business, Energy and Industrial Strategy (who we refer to as the “Secretary of State”) confirming that no further action will be taken in relation to the merger under the NSI Act; or (ii) the Secretary of State making a final order in relation to the merger under the NSI Act that permits the merger to be completed subject to the provisions of such final order (and, to the extent relevant, all conditions, provisions or obligations contained in such final order necessary for completion of the merger having been satisfied or complied with).

On June 7, 2022, Parent’s legal representative submitted a mandatory notification regarding the merger to the Investment Security Unit (which we refer to as the “ISU”) within the Department for Business, Energy & Industrial Strategy pursuant to the NSI Act. On June 9, 2022, the ISU notified Parent’s legal representative that it had accepted the mandatory notification for review. On July 13, 2022, the ISU notified Parent’s legal representative and Twitter UK Limited that the Secretary of State has determined that he will be taking no further action in relation to the merger under the NSI Act.

Foreign Competition Laws and Foreign Investment Laws

Under the merger agreement, the merger cannot be completed until all consents, approvals and filings that are mutually agreed by Parent and Twitter, acting reasonably, to be (1) material and (2) required or advisable under specified regulatory laws have been obtained or deemed to be obtained. The parties must observe mandatory waiting periods and/or obtain the necessary approvals, clearance, consents or no-actions (if and when mutually agreed by Parent and Twitter under the criteria set forth above) under the specified regulatory laws.

As of the date of this proxy statement, all regulatory clearances and approvals required to complete the merger under the merger agreement have been obtained. Adoption of the merger agreement by our stockholders is the only remaining approval or regulatory condition to completing the merger under the merger agreement.

Beyond the actions required under the specified regulatory laws, the merger agreement states that the parties may make additional regulatory filings that are mutually agreed to by Parent and Twitter, acting reasonably, to be material and either required or advisable under any antitrust laws or foreign investment laws with respect to the merger. However, notwithstanding the foregoing, the submission of additional regulatory filings under laws other than the specified regulatory laws will not create additional conditions to the consummation of the merger.

Other Regulatory Approvals

One or more governmental bodies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents to the merger. Such governmental bodies – including those in jurisdictions outside of those responsible for the specified regulatory laws – may also assert the right to enjoin or nullify certain legal effects of the transaction, both in those cases in which their conditions, restrictions, qualifications, requirements or limitations are not accepted and in other cases. Any one of these requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the completion – or reduce the anticipated benefits – of the merger. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, which actions could significantly impede or even preclude obtaining required regulatory approvals.

Limited Guarantee

Pursuant to the limited guarantee, Mr. Musk agreed to guarantee the due, complete and punctual payment, observance, performance and discharge of the payment obligations of Parent under the merger agreement (which we refer to as the “obligations”), including the termination fee payable by Parent, plus amounts in respect of reimbursement, indemnification or other payment obligations of Parent for certain costs, expenses, monetary damages or losses incurred or sustained by Twitter, as specified in the merger agreement, up to a specified amount (which we refer to as the “cap”).

Subject to specified exceptions, the limited guarantee will terminate upon the earliest of:

•	the closing of the merger in accordance with the terms of the merger agreement;

•	subject to the cap, payment in full pursuant to the limited guarantee of all amounts payable with respect to the obligations;

•	the termination of the merger agreement by mutual written consent of Twitter and Parent pursuant to Section 8.1(a) of the merger agreement; and

•

sixty days after the valid termination of the merger agreement in accordance with its terms (other than a termination for which the prior bullet point applies), unless (1) a notice of a claim for payment of any obligation is presented in writing by Twitter to Parent or Mr. Musk or (2) Twitter shall have commenced a legal proceeding against Mr. Musk or Parent alleging that Parent is liable for payment obligations under the merger agreement or against Mr. Musk that amounts are due and owing from him pursuant to the limited guarantee, in each of the cases of clauses (1) or (2), on or prior to such sixty-day period.

Financing of the Merger

The total amount of funds necessary to consummate the merger and related transactions, including payment of related fees and expenses, will be approximately $46.5 billion.

Equity Commitment

In connection with the merger agreement, Parent has obtained equity financing on the terms and conditions set forth in the equity commitment letter, pursuant to which Mr. Musk initially provided a commitment to contribute or otherwise provide equity capital to Parent in an aggregate amount of $21.0 billion, in U.S. dollars in immediately available funds, as necessary to fully discharge, when taken together with the aggregate proceeds of the debt financing (or, if applicable, alternative financing) actually funded at the closing, the amounts required to be funded by Parent in connection with the merger agreement, including (1) the aggregate consideration required to be paid by Parent and/or Acquisition Sub under the merger agreement and (2) the aggregate of all other amounts, costs, fees and expenses required to be paid by Parent in connection with the transactions pursuant to and in accordance with the merger agreement.

The obligation of Mr. Musk to fund his equity commitment is subject to the satisfaction of each of the following conditions: (1) the terms of the equity commitment letter, (2) the satisfaction or waiver of the conditions to Parent’s obligation to consummate the transactions contemplated by the merger agreement as set forth in the merger agreement (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents at the closing, but subject to the prior or substantially contemporaneous satisfaction or waiver of such conditions at the closing) and (3) the substantially contemporaneous receipt by Parent or Acquisition Sub of the cash proceeds of the debt financing contemplated by the debt commitment letters in accordance with the terms and conditions of such debt commitment letters or any alternative financing that Parent accepts from alternative providers of debt financing pursuant to the terms of the merger agreement (subject only to the funding of Mr. Musk’s equity commitment contemplated by the equity commitment letter).

On May 4, 2022, the equity commitment letter was amended and restated to increase Mr. Musk’s financing commitment thereunder to $27.25 billion.

On May 24, 2022, the equity commitment letter was further amended and restated to increase the aggregate principal amount of the equity commitment thereunder to $33.5 billion (which we refer to as the “equity financing”).

Debt Commitments

Bank Debt Financing

In connection with the merger agreement, Parent has received a debt commitment letter, dated as of April 25, 2022, among Parent, Acquisition Sub, Morgan Stanley Senior Funding, Inc., and the other financial institutions party thereto, pursuant to which, and subject to the terms and conditions therein, the financing sources party thereto have committed to provide to Acquisition Sub (which we collectively refer to as the “bank debt financing”):

•	a senior secured term loan facility in an aggregate principal amount of $6.5 billion;

•	a senior secured revolving facility in an aggregate committed amount of $500.0 million;

•

up to $3.0 billion in aggregate principal amount of senior secured bridge commitments (which commitments may be replaced by the proceeds of the issuance of one or more series of senior secured notes (in escrow or otherwise) pursuant to a Rule 144A offering or other private placement, as contemplated by the debt commitment letter); and

•	up to $3.0 billion in aggregate principal amount of senior unsecured bridge commitments (which commitments may be replaced by the proceeds of the issuance of one or more series of senior unsecured notes (in escrow or otherwise) pursuant to a Rule 144A offering or other private placement, as contemplated by the debt commitment letter).

The proceeds of the bank debt financing would be used at the closing of the merger, together with the proceeds of the equity financing, for the purposes of (1) financing the consummation of the merger, paying fees and expenses incurred in connection with the merger and (2) the refinancing.

The initial borrowing under the bank debt financing is subject to the satisfaction (or waiver by the bank debt financing sources) of a number of limited conditions, including, without limitation:

•

consummation of the merger in all material respects in accordance with the terms of the merger agreement (without giving effect to any modifications, amendments or express waivers or consents by Parent or Acquisition Sub (or one of their affiliates) thereto that are materially adverse to the lenders without the consent of the lenders holding a majority of the aggregate amount of the bank debt financing commitments) immediately prior to, or substantially concurrently with, the initial borrowings under the bank debt financing;

•

consummation of an equity contribution in an amount not less than an agreed minimum amount to Parent or Acquisition Sub by Mr. Musk and other investors arranged by and designated by Mr. Musk prior to, or substantially concurrently with, the initial borrowings under the bank debt financing;

•	since April 25, 2022, no Company Material Adverse Effect shall have occurred;

•	consummation of the refinancing prior to, or substantially simultaneously with, the initial borrowings under the bank debt financing;

•	payment of required fees prior to, or substantially simultaneously with, the initial borrowings under the bank debt financing;

•	delivery of certain historical financial statements of Twitter;

•

engagement of investment banks reasonably satisfactory to the lenders to privately place the secured notes and unsecured notes anticipated to be issued to replace the commitments under the bridge facilities;

•	delivery of certain documentation required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations;

•

subject to certain exceptions, delivery of certain documents required to create and perfect the security interests granted to the agents under the bank debt financing in the collateral provided thereunder; and

•	subject to certain exceptions, delivery of definitive documentation with respect to the bank debt financing, including customary closing documents, certificates and legal opinions.

Commitments in respect of the bank debt financing commitment letter shall terminate on the earliest to occur of (1) the termination of the merger agreement in accordance with its terms prior to the consummation of the merger, (2) the consummation of the merger with or without the funding of the bank debt financing and (3) 11:59 p.m. New York City time on April 25, 2023.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will no longer be traded on the NYSE and will be deregistered under the Exchange Act. We will no longer be required to file periodic reports, current reports and proxy and information statements with the SEC on account of our common stock.

Litigation Relating to the Merger

As of the date of this proxy statement, we are aware of one complaint related to the merger agreement having been filed: Orlando Police Pension Fund v. Twitter, Inc., et al., C.A. No. 2022-0396-KSJM (Del. Ch.) (which we refer to as the “Delaware Complaint”). The Delaware Complaint, which was filed on May 6, 2022 in the Delaware Court of Chancery, is a purported class action complaint brought by a putative Twitter stockholder (which we refer to as the “Delaware Plaintiff”) against Twitter, members of the Twitter Board, and Mr. Musk. The Delaware Complaint alleges that Mr. Musk reached an “agreement, arrangement or understanding,” as those terms are defined in Section 203 of the Delaware General Corporation Law, with certain other Twitter stockholders prior to the Twitter Board’s approval of the merger, pursuant to which the shares of Twitter owned by these other stockholders would be voted in favor of the merger, thereby triggering Section 203’s requirement that at least 66 and 2/3 percent of Twitter’s outstanding stock unaffiliated with Mr. Musk vote in favor of the merger. The Delaware Complaint sought, among other things, (1) an order declaring that the merger is subject to Section 203’s supermajority voting requirement and (2) a finding that the members of the Twitter Board breached their fiduciary duties by entering into the merger agreement without providing for a supermajority stockholder vote contemplated by Section 203. Twitter disputes the Delaware Complaint’s allegations, including the allegation that Section 203’s supermajority voting requirement applies to the merger. On June 27, 2022, the Delaware Court of Chancery granted a stipulation and proposed order filed by the parties to the litigation to voluntarily dismiss the Delaware Complaint, including the causes of action asserted therein, with prejudice as to the Delaware Plaintiff only.

On May 25, 2022, a class action complaint was filed in the Northern District of California by a putative Twitter stockholder (which we refer to as the “California Plaintiff”) against Mr. Musk and Twitter. The complaint asserted causes of action against Mr. Musk under the California Corporations Code for alleged market manipulation, disclosure of materially misleading public statements, insider trading, and unjust enrichment in connection with Mr. Musk’s acquisition of Twitter shares and certain public statements he has made regarding the merger agreement. The complaint also sought a declaration that Mr. Musk is not entitled to put the merger agreement on hold pending investigation of false or spam accounts on Twitter’s platform and that Twitter has an obligation to investigate Mr. Musk’s insider trading. On July 1, 2022, the California Plaintiff filed an amended complaint. The amended complaint no longer asserts causes of action under the California Corporations Code or a declaration that Twitter has an obligation to investigate Mr. Musk’s alleged insider trading. The amended complaint now asserts causes of action under Delaware law (1) against Mr. Musk, Parent and Acquisition Sub for aiding and abetting breaches of fiduciary duty allegedly committed by Jack Dorsey and Egon Durban in connection with the merger agreement, and (2) against Mr. Musk for unjust enrichment. The amended complaint also adds certain new allegations regarding events that transpired since the original complaint was filed. The amended complaint still seeks a declaration that Mr. Musk is not entitled to put the merger agreement on hold pending investigation of false or spam accounts. The lawsuit does not seek damages from Twitter.

On June 7, 2022, a books and records complaint under Section 220 of the DGCL was filed in the Delaware Court of Chancery by a putative Twitter stockholder against Twitter. The complaint seeks an order requiring Twitter to produce to the plaintiff certain books and records of Twitter sufficient to investigate whether the Twitter Board or management has engaged in alleged wrongdoing in connection with, among other things, the Merger and Twitter’s public disclosures regarding its calculation of daily active users on the Twitter platform. Twitter disputes the complaint’s allegations. The lawsuit does not seek damages from Twitter.

On June 28, 2022, a stockholder of Twitter filed a lawsuit in the Southern District of New York against Twitter and the members of the Twitter Board, asserting claims for violations of Sections 14(a) and 20(a) of the Exchange Act alleging that certain disclosures regarding the merger in the revised preliminary proxy statement filed on June 21, 2022 are materially incomplete and misleading. Twitter believes that the claims asserted in this complaint are meritless.

On July 8, 2022 representatives of Mr. Musk delivered a notice alleging that Twitter breached the merger agreement and purporting to terminate the merger agreement. Twitter believes that Mr. Musk’s purported termination is invalid and wrongful, and the merger agreement remains in effect. On July 12, 2022, Twitter commenced litigation against Mr. Musk and certain of his affiliates to cause them to specifically perform their obligations under the merger agreement and consummate the closing in accordance with the terms of the merger agreement. For additional information regarding the interactions between Twitter, Mr. Musk and their respective representatives prior to and in connection with Mr. Musk’s attempt to terminate the merger agreement, see the section of this proxy statement captioned “The Merger—Background of the Merger.”

Additional lawsuits arising out of the merger may be filed in the future.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

We are asking you to approve the adoption of the merger agreement. For a summary of and detailed information regarding this proposal, see the information about the merger agreement throughout this proxy statement, including the information set forth in the sections of this proxy statement captioned “The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this proxy statement. You are urged to read the merger agreement carefully and in its entirety.

The Twitter Board unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF CERTAIN MERGER-RELATED EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide stockholders with the opportunity to vote, on a non-binding, advisory basis, on the compensation that will or may become payable by Twitter to our named executive officers in connection with the merger, as disclosed in the section of this proxy statement captioned “The Merger—Interests of Twitter’s Directors and Executive Officers in the Merger—Golden Parachute Compensation,” including the additional disclosures referenced therein that otherwise are disclosed in the section of this proxy statement captioned “The Merger—Interests of Twitter’s Directors and Executive Officers in the Merger.”

We are asking our stockholders to approve the compensation that will or may become payable by Twitter to our named executive officers in connection with the merger. These payments are set forth in the section of this proxy statement captioned “The Merger—Interests of Twitter’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” and the accompanying footnotes and additional disclosures referenced therein. The various plans and arrangements pursuant to which these compensation payments may be made generally have previously formed part of Twitter’s overall compensation program for our named executive officers and previously have been disclosed to stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of the Twitter Board, which is composed solely of non-employee directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the stockholders of Twitter, Inc. approve the compensation that will or may become payable to Twitter’s named executive officers in connection with the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned “The Merger—Interests of Twitter’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” in Twitter’s proxy statement for the special meeting.”

This proposal is not a condition to completion of the merger, and as a non-binding, advisory vote, the result will not be binding on Twitter, the Twitter Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be eligible to receive the compensation that is based on or that otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

The Twitter Board unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting. If stockholders approve this proposal, we can adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including soliciting proxies from stockholders that have previously returned properly signed proxies voting against adoption of the merger agreement. Among other things, approval of the proposal to adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting could mean that, even if we received proxies representing a sufficient number of votes against adoption of the merger agreement such that the proposal to adopt the merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement. Additionally, we may seek stockholder approval to adjourn the special meeting if a quorum is not present. Finally, the chairperson of the special meeting is permitted by our bylaws to adjourn the special meeting even if our stockholders have not approved this proposal.

The Twitter Board unanimously recommends that you vote “FOR” this proposal.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The descriptions of the merger agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to carefully read and consider the merger agreement, which is the legal document that governs the merger, and in its entirety because this summary may not contain all the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the merger agreement, and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the merger agreement (1) were made only for purposes of the merger agreement and as of specific dates; (2) were made solely for the benefit of the parties to the merger agreement; (3) may be subject to important qualifications, limitations and supplemental information agreed to by Twitter, Parent, Acquisition Sub and Mr. Musk in connection with negotiating the terms of the merger agreement; and (4) may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Parent and Acquisition Sub by Twitter in connection with the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating contractual risk between Twitter and Parent, Acquisition Sub and Mr. Musk rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Further, the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise. Our stockholders are not generally third-party beneficiaries under the merger agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Twitter, Parent or Acquisition Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. None of the representations and warranties will survive the closing of the merger, and, therefore, they will have no legal effect under the merger agreement after the effective time of the merger. In addition, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of Twitter, Parent and Acquisition Sub because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The merger agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide you with any other factual information regarding Twitter, Parent, Acquisition Sub, Mr. Musk or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Twitter and our business.

Closing and Effective Time of the Merger

The closing of the merger will take place as soon as possible in accordance with the terms of the merger agreement, but no later than the second business day after the satisfaction or waiver of all of the conditions to closing of the merger, other than conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions at the closing, unless another time, date or place is agreed to in writing by the parties. On the closing date of the merger, the parties will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the applicable law of the State of Delaware. The merger will become effective on the date and time at which the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or such other date and time as may be agreed to by Twitter and Parent and set forth in such certificate of merger in accordance with the DGCL.

Effects of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger: (1) Acquisition Sub will be merged with and into Twitter; (2) the separate existence of Acquisition Sub will cease; and (3) Twitter will continue as the surviving corporation in the merger. From and after the effective time of the merger, all the property, rights, privileges, immunities, powers, franchises and liabilities of Twitter and Acquisition Sub are vested in the surviving corporation and Twitter will continue to be governed by the laws of the State of Delaware.

The parties will take all necessary actions so that, at the effective time of the merger, the certificate of incorporation and bylaws of Acquisition Sub, each as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation and the bylaws, respectively, of Twitter as the surviving corporation (except that the titles thereof will read “Certificate of Incorporation of Twitter, Inc.” and “Bylaws of Twitter, Inc.,” respectively) until thereafter amended in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the surviving corporation.

The board of directors of the surviving corporation as of, and immediately following, the effective time of the merger, will consist of the directors of Acquisition Sub as of immediately prior to the effective time of the merger, each to serve in accordance with the certificate of incorporation and bylaws of the surviving corporation until their successors shall have been duly elected and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. From and after the effective time of the merger, the officers of Twitter at the effective time of the merger will be the officers of the surviving corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

Conversion of Shares

Common Stock

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, each outstanding share of our common stock (other than shares: (1) held by Twitter or any of its subsidiaries immediately prior to the effective time of the merger; (2) held, directly or indirectly, by Mr. Musk, Parent or Acquisition Sub immediately prior to the effective time of the merger; or (3) held by stockholders who have properly exercised and perfected, and not withdrawn or otherwise lost, their demand for appraisal or dissenters’ rights under the DGCL or other applicable law) will be automatically canceled and will cease to exist and will be converted into the right to receive the per share price in cash, without interest.

At the effective time of the merger, each outstanding share of our common stock that is (1) held by Twitter or any of its subsidiaries; or (2) held, directly or indirectly, by Mr. Musk, Parent or Acquisition Sub immediately prior to the effective time of the merger will automatically be canceled and retired and will cease to exist as issued or outstanding shares, and no consideration or payment will be delivered in exchange therefor or in respect thereof.

At the effective time of the merger, by virtue of the merger and without any action on the part of the holder thereof, each share of common stock of Acquisition Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and become one fully paid share of common stock of the surviving corporation and constitute the only issued or outstanding shares of capital stock of the surviving corporation.

Equity Awards; ESPP

The merger agreement provides that Twitter’s equity awards that are outstanding immediately prior to the effective time of the merger will be subject to the following treatment at the effective time of the merger:

Treatment of Twitter Equity-based Awards

At the effective time of the merger, each vested Twitter equity-based award (other than a vested Twitter option) outstanding as of immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash, without interest and less any required withholding taxes, equal to the product of (1) the per share price and (2) the total number of shares of our common stock subject to such vested Twitter equity-based award (and with respect to any vested equity-based awards subject to performance vesting conditions, calculated based on the achievement of the applicable performance metrics at the level of performance at which such equity-based award vested in accordance with its terms).

At the effective time of the merger, each unvested Twitter equity-based award (other than an unvested Twitter option) outstanding as of immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash, without interest and less any required withholding taxes, equal to the product of (1) the per share price and (2) the total number of shares of our common stock subject to such unvested Twitter equity-based award (and with respect to any unvested equity-based awards subject to performance vesting conditions, calculated based on the achievement of the applicable performance metrics at the target level of performance), which amount will, subject to the holder’s continued service with Parent and its affiliates (including the surviving corporation and its subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the unvested Twitter equity-based award for which such cash amount was exchanged would have vested pursuant to its terms and will otherwise remain subject to the same terms and conditions as were applicable to the unvested Twitter equity-based award immediately prior to the effective time of the merger (other than performance-based vesting conditions, which will not apply following the effective time of the merger).

Treatment of Twitter Options

At the effective time of the merger, each vested Twitter option outstanding as of immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash, without interest and less any required withholding taxes, equal to the product of (1) the excess, if any, of the per share price less the exercise price per share of our common stock underlying such Twitter option, and (2) the total number of shares of our common stock subject to such Twitter option.

At the effective time of the merger, each unvested Twitter option outstanding as of immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash, without interest and less any required withholding taxes, equal to the product of (1) the excess, if any, of the per share price less the exercise price per share of our common stock underlying such Twitter option, and (2) the total number of shares of our common stock subject to such Twitter option, which cash amount will, subject to the holder’s continued service with Parent and its affiliates (including the surviving corporation and its subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the unvested Twitter option for which such cash amount was exchanged would have vested pursuant to its terms and will otherwise remain subject to the same terms and conditions as were applicable to the unvested Twitter option immediately prior to the effective time of the merger.

At the effective time of the merger, any Twitter option outstanding as of immediately prior to the effective time of the merger and for which the exercise price per share of our common stock underlying such Twitter options is equal to or greater than the per share price will be canceled without any cash payment or other consideration being made in respect of such Twitter option.

Treatment of the ESPP

The Twitter Board has adopted resolutions that provide that (1) the current offering period under the ESPP will be the final offering period and no further offering period will commence pursuant to the ESPP after the date of the merger agreement, and (2) except as may be required by law, each individual participating in the final offering period as of the date of the merger agreement will not be permitted to (a) increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect when the final offering period commenced or (b) make separate non-payroll contributions to the ESPP on or following the date of the merger agreement. Prior to the effective time of the merger, Twitter will take all actions that may be necessary to give effect to the treatment described above and to (i) cause the final offering period, to the extent that it would otherwise be outstanding at the effective time, to be terminated no later than 10 business days prior to the date on which the effective time of the merger occurs; (ii) make any pro rata adjustments that may be necessary to reflect the final offering period, but otherwise treat the final offering period as a fully effective and completed offering period for all purposes pursuant to the ESPP; and (iii) cause the exercise (as of no later than 10 business days prior to the date on which the effective time of the merger occurs) of each outstanding purchase right pursuant to the ESPP. On such exercise date, Twitter will apply the funds credited as of such date pursuant to the ESPP within each participant’s payroll withholding account to the purchase of whole shares of our common stock in accordance with the terms of the ESPP, and such shares of our common stock will be entitled to the per share price. Immediately prior to and effective as of the effective time of the merger (but subject to the consummation of the merger), Twitter will terminate the ESPP.

Paying Agent, Exchange Fund and Exchange and Payment Procedures

Prior to the closing of the merger, Parent will designate a reputable bank or trust company (which we refer to as the “paying agent”), the identity and terms of appointment of which to be reasonably acceptable to Twitter to make payments of the merger consideration to our stockholders. At or prior to the effective time of the merger, Parent will deposit (or cause to be deposited) with the paying agent cash constituting an amount equal to the aggregate merger consideration in accordance with the merger agreement.

As promptly as reasonably practicable (and in any event not later than two business days) following the effective time of the merger, the surviving corporation will cause the paying agent to mail to each holder of record of a certificate that immediately prior to the effective time of the merger represented outstanding shares of our common stock (1) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon proper delivery of the certificates (or affidavits of loss in lieu thereof) to the paying agent, and which will be in the form and have such other provisions as Parent and Twitter may reasonably specify and (2) instructions for use in effecting the surrender of the certificates in exchange for merger consideration. Any holder of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to receive the merger consideration with respect to such book-entry shares. Upon surrender of a certificate (or affidavit of loss in lieu thereof) or book-entry share for cancellation to the paying agent, together with, in the case of certificates, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of book-entry shares, receipt of an “agent’s message” by the paying agent (it being understood that holders of book-entry shares will be deemed to have surrendered such book-entry shares upon receipt of an “agent’s message” with respect to such book-entry shares), and such other customary evidence of surrender as the paying agent may reasonably require, the holder of such certificate or book-entry share will be entitled to receive in exchange therefor the merger consideration for each share of our common stock formerly represented by such certificate or book-entry share on the later to occur of (a) the effective time of the merger or (b) the paying agent’s receipt of such certificate (or affidavit of loss in lieu thereof) or book-entry share, and the certificate (or affidavit of loss in lieu thereof) or book-entry share so surrendered will be canceled. The amount of any per share price paid to our stockholders will not include interest and may be reduced by any applicable withholding taxes.

Any cash deposited with the paying agent that remains undistributed to the holders of the certificates or book-entry shares for one year following the effective time of the merger will be returned to the surviving corporation upon written demand, and any of our stockholders as of immediately prior to the merger who have not theretofore complied with the exchange procedures in the merger agreement will thereafter look only to the surviving corporation as a general creditor thereof for payment of their claims for the merger consideration in respect thereof (subject to abandoned property, escheat or similar laws). None of the paying agent, Parent, Acquisition Sub, Twitter or the surviving corporation will be liable to any person with respect to any cash amounts held by the paying agent delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

In the event that any share certificates have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the person claiming such certificate to be lost, stolen or destroyed, the paying agent will issue, in exchange for such lost, stolen or destroyed certificate, the per share price to such holder.

Representations and Warranties

The merger agreement contains representations and warranties of Twitter, Parent and Acquisition Sub.

Some of the representations and warranties in the merger agreement made by Twitter are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the merger agreement, “Company Material Adverse Effect” means, with respect to Twitter, any change, event, effect or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of Twitter and its subsidiaries, taken as a whole. Changes, events, effects or circumstances, to the extent they directly or indirectly relate to or result from the following, will be excluded from, and not taken into account in, the determination of Company Material Adverse Effect:

•	any condition, change, effect or circumstance generally affecting any of the industries or markets in which Twitter or its subsidiaries operate;

•	any change in any law or GAAP (or changes in interpretations of any law or GAAP);

•

general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in the United States or any other country or region in the world;

•	any acts of God, force majeure events, natural disasters, terrorism, cyberattack, data breach, armed hostilities, sabotage, war or any escalation or worsening of any of the foregoing;

•

any epidemics, pandemics or contagious disease outbreaks (including COVID-19) and any political or social conditions, including civil unrest, protests and public demonstrations or any other quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken in response to the foregoing or otherwise, in each case, in connection with or in response to COVID-19 and any evolutions, variants or mutations thereof or related or associated epidemic, pandemics or disease outbreaks (which we collectively refer to as “COVID-19 measures”) that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such COVID-19 measures, directive, pronouncement or guideline or interpretation thereof, or any continuation of any of the foregoing, in the United States or any other country or region in the world;

•

the negotiation, execution, announcement, performance, consummation or existence of the merger agreement or the transactions contemplated thereby, including by reason of the identity of Mr. Musk, Parent or any of their affiliates or their respective financing sources, or any communication by Parent or any of its affiliates or their respective financing sources, including regarding their plans or intentions with respect to the conduct of the business of Twitter or any of its subsidiaries, and any litigation, claim or legal proceeding threatened or initiated against Parent, Acquisition Sub, Twitter or any of their respective affiliates, officers or directors, in each case, arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement, and including the impact of any of the foregoing on any relationships with customers, suppliers, vendors, collaboration partners, employees, unions or regulators;

•

any action taken pursuant to the terms of the merger agreement or with the consent or at the direction of Parent or Acquisition Sub (or any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent under the merger agreement);

•

any changes in the market price or trading volume of our common stock, any failure by Twitter or its subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Twitter or any of its subsidiaries; and

•

subject to the following paragraph, any matter disclosed in the SEC filings made by Twitter prior to the date of the merger agreement (other than any disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements”).

Mr. Musk has alleged that the number of reported false or spam monetizable daily user accounts in Twitter’s SEC filings may be inaccurate and that such inaccuracy (and any related revision to Twitter’s SEC filings) may constitute a Company Material Adverse Effect. In this regard, it is important to understand that any such misrepresentation or revision, in itself, would be relevant to Twitter’s ability to satisfy the applicable closing conditions to the merger only if such misrepresentation or revision (1) impacted Twitter’s ability, at the closing of the merger, to “bring down” the accuracy of its representations related to specified SEC filings made by Twitter (which we refer to as the “SEC Filings Representation”) in a manner that would result in a Company Material Adverse Effect; or (2) independently constituted a “change, event, effect or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of” Twitter and its subsidiaries, taken as a whole. In addition, in the case of (1) and (2), any such misrepresentation or revision must also not otherwise be subject to the operation of one of the categorical exceptions to what constitutes a Company Material Adverse Effect (which exceptions are described above), including the exclusion for any matter disclosed in Twitter’s SEC filings made prior to the date of the merger agreement (other than any disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements” in such filings). Twitter has long disclosed in its SEC filings that, by its estimate, spam and fake accounts make up fewer than five percent of the Twitter platform’s monetizable daily user accounts. Twitter stands behind its estimates of false and spam accounts and does not believe that any revision of its public disclosures of its estimates is required or appropriate. In any event, Twitter does not believe that any revision to its public disclosures of its estimates of false and spam accounts would result in or constitute a Company Material Adverse Effect.

In addition, for purposes of the merger agreement, “Parent Material Adverse Effect” means any change, effect or circumstance which, individually or in the aggregate, has prevented or materially delayed or materially impaired, or would reasonably be expected to prevent or materially delay or materially impair, the ability of Parent or Acquisition Sub to consummate the merger and the other transactions contemplated by the merger agreement.

In the merger agreement, Twitter has made customary representations and warranties to Parent and Acquisition Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and Twitter’s confidential disclosure letter to the merger agreement. These representations and warranties relate to, among other things:

•	organization and qualification of Twitter and its subsidiaries;

•	Twitter’s capitalization and ownership of its subsidiaries;

•	corporate power and authority;

•	the nature of the required approval of our stockholders;

•	the approval of the Twitter Board;

•	the absence of conflicts with applicable laws, organizational documents and certain agreements;

•	required consents and regulatory filings and approvals in connection with the merger agreement;

•	permits and compliance with laws;

•	Twitter’s SEC reports and financial statements;

•	the accuracy of the information supplied by or on behalf of Twitter or any of its subsidiaries for inclusion in this proxy statement;

•	Twitter’s disclosure controls and procedures;

•	absence of certain changes;

•	no undisclosed liabilities;

•	litigation;

•	employee plans;

•	labor matters;

•	intellectual property matters;

•	tax matters;

•	material contracts;

•	the inapplicability of anti-takeover statutes to the merger;

•	brokers;

•	opinions of financial advisors; and

•	the inapplicability of Twitter’s stockholder rights plan to the transactions contemplated by the merger agreement.

Under the merger agreement, Parent and Acquisition Sub acknowledge that Twitter has not made any representations or warranties other than those expressly set forth in the merger agreement, and expressly disclaim reliance on any representation, warranty or other information regarding Twitter, other than those expressly set forth in the merger agreement.

In the merger agreement, Parent and Acquisition Sub have made customary representations and warranties to Twitter that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and Parent’s confidential disclosure letter to the merger agreement. These representations and warranties relate to, among other things:

•	organization and qualification of Parent and Acquisition Sub;

•	ownership of Parent and Acquisition Sub capital stock;

•	corporate power and authority;

•	the approval of the board of directors of Parent and the board of directors of Acquisition Sub;

•	the absence of conflicts with applicable laws, organizational documents and certain agreements;

•	required consents and regulatory filings and approvals in connection with the merger agreement;

•	financing;

•	the accuracy of the information supplied by or on behalf of Parent or any of its representatives for inclusion in this proxy statement;

•	brokers;

•	compliance with laws and absence of legal proceedings or orders;

•	ownership of Twitter capital stock;

•	solvency; and

•	the limited guaranty.

Under the merger agreement, Twitter acknowledges that Parent and Acquisition Sub have not made any representations or warranties other than those expressly set forth in the merger agreement and expressly disclaims reliance on any representation, warranty or other information regarding Parent and Acquisition Sub, other than those expressly set forth in the merger agreement.

The representations and warranties of each of Twitter, Parent and Acquisition Sub contained in the merger agreement will not survive the consummation of the merger.

Conduct of Business Pending the Merger

Other than as contemplated by the merger agreement, set forth in Twitter’s confidential disclosure letter to the merger agreement or agreed to in writing by Parent or as may be required by law, from the date of the merger agreement to the earlier of the effective time of the merger or the date, if any, of termination of the merger agreement, Twitter has agreed to use its commercially reasonable efforts to conduct its business and the business of its subsidiaries in the ordinary course of business (except with respect to actions or omissions that constitute COVID-19 measures), and to the extent consistent therewith, use its commercially reasonable efforts to preserve substantially intact the material components of its current business organization, and to preserve in all material respects its present relationships with key customers, suppliers and other persons with which it has material business relations; provided, that, no action by Twitter or its subsidiaries with respect to the matters specifically addressed below will be deemed to be a breach of such obligation unless such action would constitute a breach of the relevant provision below.

In particular, subject to certain specified exceptions, Twitter has agreed that it will not, and will not permit any of its subsidiaries to (except for actions or omissions that constitute COVID-19 measures, following reasonable prior consultation with Parent):

•	amend or otherwise change, in any material respect, Twitter’s charter or bylaws (or, except in the ordinary course of business, any other similar organizational document of any of its subsidiaries);

•

split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights (except in connection with (1) the acceptance of shares of our common stock as payment for the per share exercise price of Twitter options or as payment for taxes incurred in connection with the exercise, vesting and/or settlement of Twitter equity-based awards, in each case, in accordance with the applicable Twitter benefit plan, (2) the forfeiture of Twitter equity-based awards, (3) pursuant to the exercise of purchase rights under the ESPP or (4) pursuant to certain specified agreements in effect on the date of the merger agreement);

•

except as permitted under the merger agreement, issue, sell, pledge, dispose, encumber or grant any shares of Twitter or its subsidiaries’ capital stock or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Twitter or its subsidiaries’ capital stock or equity interests except for transactions among Twitter and its direct or indirect wholly owned subsidiaries or among Twitter’s direct or indirect wholly owned subsidiaries; provided, however, that Twitter may issue shares of our common stock upon the exercise of any vested Twitter option or payment of any other Twitter equity-based award that becomes vested, pursuant to the exercise of purchase rights under the ESPP or to satisfy any obligations under Twitter’s outstanding convertible senior notes;

•

other than any shares of our common stock issuable upon conversion of any series of Twitter’s outstanding convertible senior notes in accordance with their terms, authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to Twitter’s or any of its subsidiaries’ capital stock or other equity interests, other than dividends paid by any subsidiary of Twitter to Twitter or any wholly owned subsidiary of Twitter;

•

except as required pursuant to existing Twitter benefit plans, (1) increase the compensation payable or to become payable or benefits provided or to be provided to any current or former director, employee, consultant or independent contractor of Twitter or its subsidiaries (which we refer to as a “company service provider”) except for increases in cash compensation or benefits to company service providers in the ordinary course of business consistent with past practice, (2) grant or provide any severance or termination payments or benefits to any company service provider other than the payment of severance amounts or benefits in the ordinary course of business consistent with past practice and subject to the execution and non-revocation of a release of claims in favor of Twitter and its subsidiaries, (3) provide any obligation to gross-up, indemnify or otherwise reimburse any company service provider for any tax incurred by any such individual, including under Section 409A or 4999 of the Internal Revenue Code of 1986, as amended, (4) accelerate the time of payment or vesting of, or the lapsing of restrictions related to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any company service provider, or (5) establish, amend or terminate any Twitter benefit plan (or any plan, program, arrangement or agreement that would be a Twitter benefit plan if it were in existence on the date of the merger agreement) other than (a) entry into, amendment or termination of any Twitter benefit plan in a manner that would not materially increase costs to Twitter, Parent or the surviving corporation or any of their affiliates, or materially increase the benefits provided under any

Twitter benefit plan or (b) new hire offer letters entered into in the ordinary course and consistent with past practices;

•

except in the ordinary course of business and consistent with past practice (including with regard to aggregate grant date value, terms and allocation) or as may be required by the terms of a Twitter benefit plan in effect as of the date of the merger agreement, grant, confer or award any Twitter equity-based awards, convertible securities or any other rights to acquire any of Twitter’s or its subsidiaries’ capital stock, whether settled in cash or shares of our common stock;

•

unless required by law or pursuant to existing written Twitter benefit plans, (1) enter into or materially amend any collective bargaining or other labor agreement with any labor organization or (2) recognize or certify any labor organization or group of employees as the bargaining representative for any employees of Twitter or any of its subsidiaries;

•

(1) acquire (including by merger, consolidation, or acquisition of stock or assets), except in respect of any merger, consolidation, business combination among Twitter and its wholly owned subsidiaries or among Twitter’s wholly owned subsidiaries, any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, or (2) sell, lease, license, abandon or otherwise subject to a lien other than a permitted lien or otherwise dispose of any material properties, rights or assets of Twitter or its subsidiaries other than (a) sales of inventory in the ordinary course of business, (b) licenses of Twitter intellectual property in the ordinary course of business, or (c) pursuant to agreements existing as of the date of the merger agreement or entered into after the date of the merger agreement in accordance with the terms of the merger agreement;

•

incur, or amend in any material respect the terms of, any indebtedness for borrowed money for any of Twitter’s subsidiaries, or assume or guarantee any such indebtedness for any person (other than a subsidiary), except for indebtedness incurred (1) under Twitter’s existing credit facilities or incurred to replace, renew, extend, refinance or refund any existing indebtedness of Twitter or its subsidiaries on terms and conditions not materially less favorable to Twitter and its subsidiaries than, taken as a whole, the terms or conditions of the replaced, renewed, extended, refinanced or refunded debt or otherwise are not inconsistent with prevailing market conditions for substantially similar indebtedness at such time, as determined by Twitter in good faith, (2) pursuant to other agreements in effect prior to the execution of the merger agreement, (3) under capital leases, purchase money financing, equipment financing and letters of credit in the ordinary course of business, (4) between or among Twitter and/or any of its subsidiaries or (5) otherwise in the ordinary course of business;

•

enter into, or amend in any material respect, any material contract of Twitter with a term longer than one year which cannot be terminated without material penalty upon notice of 90 days or less other than (1) in the ordinary course of business or (2) which would not have a Company Material Adverse Effect;

•

make any material change to Twitter’s methods of accounting in effect at December 31, 2021, except (1) as required by GAAP (or any interpretation thereof), Regulation S-X or a governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization), (2) to permit the audit of Twitter’s financial statements in compliance with GAAP, (3) as required by a change in applicable law, (4) as disclosed in Twitter’s SEC filings filed prior to the date of the merger agreement or (5) to the extent that such change would not have a Company Material Adverse Effect;

•

make or change any tax election or accounting method, settle or compromise any tax claim or assessment, file any amended tax return, or consent to any extension or waiver of any limitation period with respect to any tax claim or assessment, except, in each case, that would not have a Company Material Adverse Effect;

•	solely with respect to Twitter, adopt or enter into a plan of complete or partial liquidation or dissolution;

•

settle or compromise any litigation other than (1) in the ordinary course of business or (2) settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by Twitter or otherwise covered by insurance) in settlement or compromise, in each case, does not exceed $25 million;

•

adopt a stockholder rights plan (or other similar agreement, plan or arrangement having a similar intent, purpose or effect) that would be triggered (or whose rights would be affected in any way) by the consummation of the transactions contemplated by the merger agreement, including the merger; or

•	enter into any agreement to do any of the foregoing prohibited actions.

Restrictions on Solicitation of Other Acquisition Offers

Under the merger agreement, during the period commencing on the date of the merger agreement and continuing until the earlier of the effective time of the merger or the date, if any, of termination of the merger agreement, Twitter has agreed that it will, and will cause each of its directors, executive officers and subsidiaries to, and will instruct its other representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any third party relating to any competing proposal. Twitter further has agreed that it will promptly request that all non-public information previously provided in the past 12 months by or on behalf of Twitter or any of its subsidiaries to any persons that might reasonably be expected to consider making a competing proposal be promptly returned or destroyed in accordance with the terms of the applicable confidentiality agreement.

Until the earlier of the effective time of the merger or the date, if any, of termination of the merger agreement, except as otherwise provided in the relevant provisions of the merger agreement, Twitter has agreed that it will not, and will cause each of its directors, executive officers and subsidiaries not to, and it will instruct its other representatives not to:

•

solicit, initiate, knowingly encourage or knowingly facilitate, whether publicly or otherwise, any substantive discussion, offer or request that constitutes, or would reasonably be expected to lead to, a competing proposal; or

•

engage in negotiations or substantive discussions with, or furnish any material non-public information to, any person relating to a competing proposal or any inquiry or proposal that would reasonably be expected to lead to a competing proposal.

Notwithstanding the foregoing, Twitter is permitted to grant a waiver of or terminate any “standstill” or similar obligation of any person with respect to Twitter or any of its subsidiaries to allow such person to submit a competing proposal.

In addition, until the earlier of the effective time of the merger or the date, if any, of termination of the merger agreement, Twitter has agreed to:

•	as promptly as reasonably practicable, and in any event within one business day of receipt by Twitter or any of its directors, executive officers or subsidiaries of any competing proposal or any request that would reasonably be expected to lead to the making of a competing proposal, deliver to Parent a written notice setting forth: (1) the identity of the person making such competing proposal or request and (2) the material terms and conditions of any such competing proposal; and

•

keep Parent reasonably informed of any material amendment or other modification of any such competing proposal or request on a prompt basis, and in any event within two business days following Twitter’s receipt in writing of such an amendment or modification.

Notwithstanding anything to the contrary in the merger agreement, at any time prior to obtaining the requisite stockholder approval, in the event that Twitter receives a competing proposal from any person or group of persons, (1) Twitter and its representatives may contact such person to clarify the terms and conditions thereof and (2) Twitter, the Twitter Board and their respective representatives may engage in negotiations or discussions with, or furnish any information and other access to, any person or group of persons making such competing proposal and any of its representatives or potential sources of financing if the Twitter Board determines in good faith (after consultation with its legal counsel and financial advisors) that such competing proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal; provided that (a) prior to furnishing any material non-public information concerning Twitter or its subsidiaries, Twitter receives from such person or group, to the extent that such person or group is not already subject to a confidentiality agreement with Twitter, an executed confidentiality agreement containing customary confidentiality terms (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise restrict the making, or amendment, of a competing proposal to Twitter or the Twitter Board) and (b) any such material non-public information so furnished in writing will be promptly made available to Parent to the extent it was not previously made available to Parent or its representatives.

For purposes of this proxy statement and the merger agreement:

•

“competing proposal” means any proposal or offer made by any person (other than Parent, Acquisition Sub or any affiliate thereof) or group of persons: (1) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (a) beneficial ownership of 15 percent or more of any class of equity securities of Twitter pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction, or (b) any one or more assets or businesses of Twitter and its subsidiaries that constitute 15 percent or more of the revenues or assets of Twitter and its subsidiaries, taken as a whole; (2) with respect to the issuance, sale or other disposition, directly or indirectly, to any person (other than Parent, Acquisition Sub or any affiliate thereof) or group of persons of securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15 percent or more of the voting power of Twitter; or (3) with respect to any merger, consolidation, business combination, recapitalization, reorganization or other transaction involving Twitter or its subsidiaries pursuant to which any person or group of persons would have beneficial ownership of securities representing 15 percent or more of the total outstanding equity securities of Twitter after giving effect to the consummation of such transaction; and

•

“superior proposal” means a competing proposal (with all percentages in the definition of competing proposal increased to 90 percent) made by a third party on terms that the Twitter Board determines in good faith (after consultation with its legal counsel and financial advisors and considering such factors as the Twitter Board considers to be appropriate), are more favorable to Twitter’s stockholders than the transactions contemplated by the merger agreement.

The Twitter Board’s Recommendation; Board Recommendation Change

The Twitter Board has recommended that the holders of shares of our common stock vote “FOR” the proposal to adopt the merger agreement. Under the merger agreement, except as set forth below, the Twitter Board will not:

•

publicly recommend that Twitter’s stockholders vote against the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger, or make any public statement or knowingly take any action with a similar intent, purpose or effect;

•

approve or recommend, or propose publicly to approve or recommend, to Twitter’s stockholders any competing proposal (we refer to the actions described in these two bullets as a “Twitter Board recommendation change”); or

•

approve or recommend, or allow Twitter or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding or definitive merger or similar agreement with respect to any competing proposal (other than a confidentiality agreement as described above).

At any time prior to obtaining the requisite stockholder approval, the Twitter Board may: (1) make a Twitter Board recommendation change in response to an intervening event (as defined below) if the Twitter Board has determined in good faith (after consultation with its legal counsel and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with Twitter’s directors’ fiduciary duties under applicable law; or (2) (a) make a Twitter Board recommendation change if Twitter has received a competing proposal that the Twitter Board has determined in good faith (after consultation with its legal counsel and financial advisors) constitutes a superior proposal, and (b) authorize, adopt or approve such superior proposal and cause or permit Twitter to enter into a definitive agreement with respect to such superior proposal substantially concurrently with the termination of the merger agreement; provided, however, that:

•

no Twitter Board recommendation change may be made and no termination of the merger agreement may be effected, in each case, until the end of the fourth full business day (which we refer to as the “notice period”) following Parent’s receipt of a written notice from Twitter advising Parent that the Twitter Board intends to make a Twitter Board recommendation change or terminate the merger agreement;

•

during the notice period, if requested by Parent, Twitter and its representatives will negotiate with Parent and its representatives in good faith (to the extent Parent so desires to negotiate) to make adjustments to the terms and conditions of the merger agreement so that either the failure to make a Twitter Board recommendation change in response to such intervening event would no longer reasonably be expected to be inconsistent with Twitter’s directors’ fiduciary duties under applicable law or such competing proposal would cease to constitute a superior proposal, as appropriate; and

•

in determining whether to make such Twitter Board recommendation change or terminate the merger agreement, the Twitter Board will take into account any changes to the terms of the merger agreement timely proposed by Parent in response to such notice from Twitter advising Parent that the Twitter Board intends to make a Twitter Board recommendation change or terminate the merger agreement.

Any material amendment to the financial terms or any other material amendment of such superior proposal will require a new written notice from Twitter to Parent and Twitter will be required to comply again with the requirements described above with respect to such new superior proposal, except that the new notice period will be three business days.

For purposes of this proxy statement and the merger agreement, “intervening event” means an event, occurrence, change, effect, condition, development or state of facts or circumstances (other than related to a competing proposal or superior proposal, or any proposal that constitutes or would reasonably be expected to lead to a competing proposal or superior proposal) that was neither known to, nor reasonably foreseeable by, the Twitter Board as of the date of the merger agreement (or, if known, the consequences of which were not known or reasonably foreseeable to the Twitter Board as of the date of the merger agreement), where, for the avoidance of doubt, (1) the fact, in itself, that Twitter meets or exceeds projections, forecasts or estimates (it being understood that the underlying causes of (or contributors to) such performance that are not otherwise excluded from the definition of intervening event may be taken into account) and (2) changes, in themselves, in the price of our common stock or the trading volume thereof will be considered known and reasonably foreseeable occurrences (it being understood that the underlying causes of (or contributors to) such changes in price or trading volume that are not otherwise excluded from the definition of intervening event may be taken into account).

Nothing in the merger agreement will restrict Twitter or the Twitter Board from taking or disclosing a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable law (it being agreed that a “stop, look and listen” communication by the Twitter Board to Twitter stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by Twitter that describes Twitter’s receipt of a competing proposal and the operation of the merger agreement with respect thereto will not be deemed to be a Twitter Board recommendation change or give rise to Parent’s right to terminate the merger agreement in connection therewith).

Stockholder Meeting

Twitter will, as promptly as practicable following the date on which the SEC confirms that it has no further comments on this proxy statement, (1) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the approval of the merger and holding the requisite stockholder vote, and (2) duly call, convene and hold the special meeting. Twitter is permitted to postpone or adjourn the special meeting in certain circumstances related to soliciting additional proxies or requirements of applicable law.

Employee Benefits

For a period of one year following the effective time of the merger, Parent will, or will cause the surviving corporation or any of their affiliates to, provide for each continuing employee (1) at least the same base salary and wage rate, (2) short- and long-term target incentive compensation opportunities that are no less favorable in the aggregate than those provided to each such continuing employee immediately prior to the effective time of the merger (provided that Parent will not be obligated to provide such incentives in the form of equity or equity-based awards) and (3) employee benefits (excluding equity and equity-based awards) which are substantially comparable in the aggregate (including with respect to the proportion of employee cost) to those provided to such continuing employee immediately prior to the effective time of the merger. During the one-year period following the effective time of the merger, Parent will, or will cause the surviving corporation or any of their affiliates to, provide severance payments and benefits to each continuing employee that are no less favorable than those applicable to the continuing employee immediately prior to the effective time of the merger under the Twitter benefit plans

Parent agrees that the surviving corporation will cause the surviving corporation’s employee benefit plans established following the closing of the merger (if any) and any post-closing benefit plans to recognize the service of each continuing employee (to the extent such service was recognized by

Twitter) for purposes of eligibility, vesting and determination of the level of benefits (but not for the benefit accrual purposes under a defined benefit pension plan) under the post-closing benefit plans, to the extent such recognition does not result in the duplication of any benefits.

For the calendar year including the effective time of the merger, the continuing employees will not be required to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under the post-closing welfare plans to the extent amounts were previously credited for such purposes under comparable Twitter benefit plans that provide medical, dental and other welfare benefits.

As of the effective time of the merger, any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in such post-closing welfare plans will be waived with respect to the continuing employees (except to the extent any such waiting period, pre-existing condition exclusion or requirement to show evidence of good health was already in effect with respect to such employees and has not been satisfied under the applicable Twitter benefit plan in which the participant then participates or is otherwise eligible to participate as of immediately prior to the effective time of the merger).

Efforts to Close the Merger

General

The parties to the merger agreement agreed to use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the merger agreement and to cause the conditions to the merger to be satisfied, including using reasonable best efforts to accomplish the following:

•

the obtaining of all necessary actions or non-actions, consents and approvals from governmental authorities necessary in connection with the consummation of the transactions contemplated by the merger agreement, including the merger, and the making of all necessary registrations and filings (including filings with governmental authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any governmental authority necessary in connection with the consummation of the transactions contemplated by the merger agreement, including the merger;

•	the obtaining of all other necessary consents, approvals or waivers from third parties;

•

the defending of any lawsuits or other legal proceedings, through the termination date, if any, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the merger, performed or consummated by such party in accordance with the terms of the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed; and

•

the execution and delivery of any additional instruments reasonably necessary to consummate the merger and any other transactions to be performed or consummated by such party in accordance with the terms of the merger agreement and to carry out fully the purposes of the merger agreement.

Mr. Musk, Parent and Acquisition Sub have further agreed to, subject to the terms of the merger agreement, take promptly any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents, actions, non-actions, approvals or waivers (or, as applicable, expiration or termination of the waiting periods with respect thereto) under any antitrust laws, foreign investment laws (or, as applicable, expiration or termination of the waiting periods with respect thereto) or other law that may be required by any foreign or U.S. federal, state or local governmental authority, in each case, with competent jurisdiction, so as to enable the parties to consummate the transactions contemplated by the merger agreement, including the merger, as promptly as practicable, but prior to the termination date, if any, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, (1) the sale or other disposition of such assets or businesses as are required to be divested or (2) the acceptance of restrictions on freedom of action, conduct, or operations with respect to the business of Twitter, in the case of the foregoing clauses (1) or (2) in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any order, that would otherwise have the effect of preventing or materially delaying the consummation of the merger and the other transactions contemplated by the merger agreement as promptly as practicable. Further, Mr. Musk, Parent and Acquisition Sub will take, subject to the terms of the merger agreement, such actions as are necessary in order to ensure that (a) no requirement for any non-action by, or consent or approval of, any foreign or U.S. federal, state or local governmental authority, (b) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding and (c) no other matter relating to any antitrust laws or foreign investment laws, would preclude consummation of the merger. Notwithstanding the foregoing, nothing in the merger agreement will require or obligate Parent, Acquisition Sub, or any of their respective affiliates to (i) propose, take, or agree to take any actions that would individually or in the aggregate have a material adverse effect on the business, assets, or financial condition of Twitter and its subsidiaries, taken as a whole or (ii) propose, negotiate, effect or agree to, the sale, divestiture, lease, license, hold separate, transfer, or disposition of, or any restriction on the freedom of action with respect to, any assets, business, or equity holdings of, or held or controlled directly or indirectly by, Mr. Musk or any affiliate of Parent (other than Parent, Acquisition Sub or Twitter after giving effect to the merger and subject to the restrictions set forth in this paragraph).

HSR Act; Other Antitrust and Foreign Investment Laws

The parties to the merger agreement have agreed to (1) promptly (and in no event later than 10 business days following the date that the merger agreement is executed) make their respective filings under the HSR Act, and (2) as promptly as reasonably practicable, make any other applications and filings as are mutually agreed by Parent and Twitter, acting reasonably, to be (a) material and (b) required or advisable under any antitrust laws or foreign investment laws with respect to the transactions contemplated by the merger agreement, including the merger.

Financing

Under the merger agreement, Mr. Musk, Parent and Acquisition Sub have agreed to take (or cause to be taken), and to cause their respective affiliates and its and their respective representatives to take (or cause to be taken), all actions and to do (or cause to be done) all things necessary, proper or advisable to arrange, obtain and consummate the financing at or prior to the closing of the merger on the terms and subject to the conditions described in the commitment letters (including any “flex” provisions), including executing and delivering all such documents and instruments as may be reasonably required thereunder and:

•

complying with and maintaining in full force and effect the financing and commitment letters (and, once entered into, the financing agreements) in accordance with the terms and conditions thereof and negotiating and entering into definitive financing agreements with respect to the debt financing on the terms and conditions set forth in the debt commitment letters (including any “flex” provisions) and containing no (1) conditions to the consummation of all or any portion of the debt financing other than the conditions set forth in the bank debt commitment letter or the margin loan commitment letter, as the case may be, in each case, as in effect on the date of the merger agreement, or (2) provisions that could reasonably be expected to prevent, impede, delay or adversely affect the availability of any of the debt financing or the consummation of the merger and the other transactions contemplated by the merger agreement so that the financing agreements are in full force and effect no later than the closing of the merger;

•

satisfying, or obtaining the waiver of, as promptly as practicable and on a timely basis (and in any event, no later than the closing of the merger) all conditions to the debt financing contemplated by the debt commitment letters and financing agreements that are within its or their control;

•	accepting (and complying with) to the fullest extent all “flex” provisions contemplated by the debt commitment letters; and

•

causing the financing sources to fund the financing no later than the closing of the merger (including by enforcing their rights under the debt commitment letters and/or financing agreements, as applicable).

None of Mr. Musk, Parent, Acquisition Sub or X Holdings III or any of their respective affiliates may agree to or permit any amendment, supplement, modification or replacement of, or grant any waiver of, any condition, remedy or other provision under any applicable financing commitment or financing agreement, or permit any applicable financing agreement to contain any provision, without the prior written consent of Twitter (and subject to customary limitations), if such amendment, supplement, modification, replacement, waiver or provision would or would reasonably be expected to:

•

reduce (or would reasonably be expected to have the effect of reducing) the aggregate amount of the financing (or the cash proceeds available therefrom) from that contemplated by the financing commitments delivered as of the date of the merger agreement;

•

impose new or additional conditions or contingencies to the financing or otherwise expand, amend or modify any of the existing conditions to the receipt of the financing, or otherwise add, expand, amend or modify any other provision of, or remedies under, the financing commitments as in effect on the date of the merger agreement, in a manner that would reasonably be expected to delay, impede or prevent the consummation or funding of the financing (or satisfaction of the conditions to obtaining any portion of the financing) at the closing of the merger or impair the ability or likelihood of the closing of the merger or impair the ability of Parent and/or Acquisition Sub to timely consummate the merger and the other transactions contemplated by the merger agreement;

•

make it less likely that any portion of the financing would be funded (including by making the satisfaction of the conditions to obtaining any portion of the financing less likely to occur) or otherwise prevent, impede or delay or impair the availability of any of the financing or impair the ability or likelihood of the closing of the merger or Parent and/or Acquisition Sub to timely consummate the transactions contemplated by the merger agreement (including by requiring any additional filings, consents or approvals of any governmental authority); or

•

adversely impact the ability of Parent, Acquisition Sub or X Holdings III, or any of their respective affiliates, to enforce their respective rights against the other parties to the financing commitments or the financing agreements.

In the event that (1) all or any portion of the debt financing expires, terminates, becomes or could reasonably be expected to become unavailable on the terms and conditions (including any “flex” provisions) or from the sources contemplated in the applicable debt commitment letters or (2) any of the debt commitment letters or the financing agreements will be withdrawn, terminated, repudiated or rescinded, in whole or in part, for any reason, then: (1) Parent will promptly so notify Twitter in writing and (2) Parent and/or its affiliates will use their respective reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the closing of the merger), and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources with terms and conditions (including market flex provisions) not less favorable taken as a whole to Parent than the terms and conditions set forth in the applicable debt commitment letter and which will not include any conditions or contingencies to the financing not otherwise included in the debt commitment letters as of the date of the merger agreement or include any provision that would reasonably be expected to materially delay or prevent the consummation or funding of the financing (or satisfaction of the conditions to obtaining any portion of the financing) at the closing of the merger or materially impair the ability or likelihood of the closing of the merger or Parent and/or Acquisition Sub to timely consummate the merger and the other transactions contemplated by the merger agreement (which we refer to as the “alternative financing”) in an amount sufficient to consummate the transactions contemplated by the merger agreement (or replace any unavailable portion of the debt financing).

Parent and Mr. Musk have agreed to be fully responsible for the equity financing and to each take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable to obtain the equity financing, including taking all actions necessary to (1) comply with the terms of and maintain in effect the equity commitment letter, (2) satisfy on a timely basis all conditions and obligations in such equity commitment letter and (3) consummate and fund the equity financing at or prior to the closing of the merger. Parent further agrees that it will take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable to fully enforce its rights (including through litigation) under the equity commitment letter.

Under the merger agreement, Twitter agreed to, and to cause its subsidiaries to, and to use its commercially reasonable best efforts to cause each of its representatives to, at Parent’s sole expense, provide any reasonable cooperation reasonably requested by Parent in writing in connection with (1) the arrangement of the bank debt financing and any other debt financing expressly contemplated by the bank debt commitment letter and (2) subject to certain conditions, the payoff, redemption, defeasance, discharge or other satisfaction of Twitter’s existing credit agreement and existing senior notes on or subsequent to the closing of the merger, in each case as is necessary, customary and reasonably requested in writing by Parent, and subject to certain limitations set forth in the merger agreement.

Obtaining the financing or any alternative financing is not a condition to the closing of the merger.

Indemnification and Insurance

In the merger agreement, Parent and Acquisition Sub have agreed that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the effective time of the merger existing as of the date of the merger agreement in favor of the current or former directors, officers and employees, if any, of Twitter or its subsidiaries (we refer to such persons collectively as the “indemnified persons”) as provided in their respective organizational documents as in effect on the date of the merger agreement, or in any contract, will survive the merger and will continue in full force and effect. The merger agreement provides that the surviving corporation will (and Parent will cause the surviving corporation to) indemnify, defend and hold harmless, and advance expenses to the indemnified persons with respect to all acts or omissions by them in their capacities as such at any time prior to the effective time of the merger (including any matters arising in connection with the merger agreement or the transactions contemplated thereby), to the fullest extent that Twitter or its subsidiaries would be permitted by applicable law and to the fullest extent required by the organizational documents of

Twitter or its subsidiaries as in effect on the date of the merger agreement. Parent has agreed to cause the certificate of incorporation, bylaws or other organizational documents of the surviving corporation and its subsidiaries to contain provisions with respect to exculpation, indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the indemnified persons than those set forth in Twitter’s and its subsidiaries’ organizational documents as of the date of the merger agreement, which provisions thereafter will not, for a period of six years from the effective time of the merger, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the indemnified persons.

Furthermore, to the fullest extent that Twitter would be permitted by applicable law to do so, Parent will or will cause the surviving corporation to: (1) indemnify and hold harmless each indemnified person against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to (a) any alleged action or omission in such indemnified person’s capacity as a director, officer or employee of Twitter or any of its subsidiaries prior to the effective time of the merger, or (b) the merger agreement or the transactions contemplated by the merger agreement, and (2) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including reasonable attorneys’ fees) of any indemnified person upon confirmation by the indemnified of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification applicable to him or her and a customary written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct for indemnification was not met.

For at least six years after the effective time of the merger, (1) Parent will cause the surviving corporation and its other subsidiaries to maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance and fiduciary insurance in effect as of the date of the merger agreement and maintained by Twitter or any of its subsidiaries, or provide substitute policies for Twitter and its current and former directors and officers who are currently covered by such existing D&O insurance policies, in either case, on terms and conditions no less advantageous to the indemnified persons than the existing D&O insurance policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement, subject to customary limitations on policy premiums, and (2) Parent will not, and will not permit the surviving corporation or its other subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the effective time of the merger. In lieu of such insurance, prior to the effective time of the merger, Twitter may purchase a six year “tail” prepaid policy on the terms and conditions described above, in which case Parent will cease to have any obligations to maintain the existing D&O insurance policies.

For more information, refer to the section of this proxy statement captioned “The Merger—Interests of Twitter’s Directors and Executive Officers in the Merger.”

Conditions to the Closing of the Merger

The obligations of Parent, Acquisition Sub and Twitter, as applicable, to consummate the merger are subject to the satisfaction or waiver of certain conditions, including the following:

•	the adoption of the merger agreement by the requisite affirmative vote of our stockholders;

•	the expiration or termination of the waiting period applicable to the merger under the HSR Act, and, to the extent applicable, each consent or approval required under any antitrust laws or foreign investment laws in certain specified jurisdictions having been made, obtained or received (or, as applicable, the waiting periods, if any, with respect thereto will have expired or been terminated); and

•

the absence of any then-effective law or order enacted, issued, promulgated, enforced or entered into by any governmental authority in certain specified jurisdictions which has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the merger, or causing the merger to be rescinded following the consummation thereof.

The obligations of Parent and Acquisition Sub to consummate the merger are subject to the satisfaction or waiver of each of the following additional conditions, any of which may be waived by Parent:

•	Twitter having performed and complied in all material respects with the obligations required by the merger agreement to be performed or complied with by it on or prior to the closing of the merger;

•

the accuracy of the representations and warranties of Twitter in the merger agreement, subject to applicable materiality or other qualifiers, as of the effective time of the merger or the date in respect of which such representation or warranty was specifically made; and

•	the absence of any Company Material Adverse Effect having occurred that is continuing.

As described above, it is a condition to the obligations of Parent and Acquisition Sub to consummate the merger that the SEC Filings Representation is accurate as of the effective time of the merger (or the date in respect of which the SEC Filings Representation was specifically made, as applicable), unless the failure of the SEC Filings Representation to be so accurate would not result in a Company Material Adverse Effect. As such, the failure of the SEC Filings Representation to be accurate would be relevant to Twitter’s ability to satisfy the applicable closing conditions to the merger only if such failure impacted Twitter’s ability, at the closing of the merger, to “bring down” the accuracy of the SEC Filings Representation in a manner that would result in a Company Material Adverse Effect. Twitter stands behind the accuracy of its public disclosures, including with respect to its estimates of false and spam accounts.

The obligation of Twitter to consummate the merger are subject to the satisfaction or waiver of each of the following additional conditions, any of which may be waived by Twitter:

•

Parent and Acquisition Sub having performed and complied in all material respects with the obligations required by the merger agreement to be performed or complied with by Parent or Acquisition Sub on or prior to the closing of the merger; and

•

the accuracy of the representations and warranties of Parent and Acquisition Sub in the merger agreement, subject to applicable materiality or other qualifiers, as of the effective time of the merger or the date in respect of which such representation or warranty was specifically made.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders (except as otherwise provided in the merger agreement), in the following ways:

•	by mutual written agreement of Twitter and Parent;

•	by either Twitter or Parent if:

o

the merger has not been consummated by 5:00 p.m., Pacific time, on the termination date, except that (1) a party may not terminate the merger agreement pursuant to this provision if such party’s failure to perform or comply with any of its obligations under the merger agreement has been the principal cause of, or resulted in, the failure to consummate the merger by the termination date, and (2) the termination date will be extended for an additional six months if, as of the termination date, the closing condition regarding (a) the expiration or termination of the waiting period under the HSR Act or the receipt of approvals under the other specified antitrust laws or foreign investment laws or (b) the absence of any applicable legal restraint prohibiting the consummation of the merger has not been satisfied;

o

prior to the effective time of the merger, any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, and such law or order or other action has become final and non-appealable, except, in each case, that the right to terminate will not be available to any party (1) that has failed to use the efforts required by the merger agreement to remove such law, order or other action, or (2) if the issuance of such law or order or taking of such action was primarily due to the failure of such party, and, in the case of Parent, the failure of Acquisition Sub or Mr. Musk, to perform any of its obligations under the merger agreement; or

o

our stockholders do not adopt the merger agreement at the special meeting (or at any adjournment or postponement thereof at which the merger agreement and the transactions contemplated thereby are voted on);

•	by Twitter if:

o

subject to a 30-day cure period, Parent, Acquisition Sub or Mr. Musk has breached or failed to perform any of their respective representations, warranties, covenants or other agreements in the merger agreement, which breach or failure would give rise to the failure of relevant conditions to effect the closing of the merger, except that the right to terminate will not be available to Twitter if Twitter is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

o

the Twitter Board has authorized Twitter to enter into a definitive agreement with respect to a superior proposal, if, substantially concurrently with the termination of the merger agreement, Twitter enters into such definitive agreement and pays (or causes to be paid) the termination fee to and at the direction of Parent; or

o

(1) Parent and Acquisition Sub have been notified in writing that the conditions precedent to Parent’s and Acquisition Sub’s obligations to close the merger set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, each of which is capable of being satisfied if the closing were to occur at such time) have been satisfied or waived in accordance with the merger agreement; (2) Parent and Acquisition Sub fail to consummate the merger within three business days following the date on which the closing should have occurred; and (3) during such three business day period, Twitter stood ready, willing and able to consummate the merger and the other transactions contemplated by the merger agreement; and

•	by Parent if:

o

subject to a 30-day cure period, Twitter has breached or failed to perform any of its representations, warranties, covenants or other agreements in the merger agreement, which breach or failure would give rise to the failure of relevant conditions to effect the closing of the merger, except that the right to terminate will not be available to Parent if Parent, Acquisition Sub or Mr. Musk is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

o	prior to the adoption of the merger agreement by the requisite affirmative vote of our stockholders, the Twitter Board has made a Twitter Board recommendation change.

In the event that the merger agreement is terminated pursuant to the termination rights above, written notice thereof will be given to the other party or parties specifying the provisions of the merger agreement pursuant to which the termination was made, and the merger agreement will become null and void and of no effect without liability of any party thereto (or any of its representatives), and all rights and obligations of any party thereto will cease, except certain sections of the merger agreement will survive the termination of the merger agreement, in each case in accordance with their respective terms. Notwithstanding the previous sentence, no termination of the merger agreement will relieve any party from any liability or damages resulting from any knowing and intentional breach of the merger agreement prior to the termination of the merger agreement, in which case the aggrieved party will be entitled to all rights and remedies available at law or in equity.

Termination Fees and Remedies

The merger agreement contains certain termination rights for Twitter and Parent. Upon valid termination of the merger agreement under specified circumstances, Twitter will be required to pay, at the direction of Parent, a termination fee of $1,000,000,000. Specifically, this termination fee will be payable by Twitter to Parent if:

•

(1) a third party will have made a competing proposal after the date of the merger agreement, (2) the merger agreement is subsequently terminated by (a) Twitter or Parent because our stockholders have failed to approve the merger agreement at the special meeting or (b) Parent as a result of a breach or failure by Twitter to perform any of its representations, warranties, covenants or other agreements in the merger agreement (subject to a 30-day cure period), which breach or failure would give rise to the failure of any condition to effect the closing of the merger, and at the time of such special meeting or breach, as applicable, a competing proposal has been publicly announced and has not been withdrawn, and (3) within 12 months of such termination of the merger agreement, Twitter consummates a transaction involving a competing proposal or enters into a definitive agreement providing for the consummation of a competing proposal and such competing proposal is subsequently consummated (provided that, for purposes of this paragraph, all percentages in the definition of competing proposal are increased to 50 percent);

•	the merger agreement is terminated by Twitter to enter into a definitive agreement with respect to a superior proposal; or

•

the merger agreement is terminated by Parent if the Twitter Board made a Twitter Board recommendation change prior to the adoption of the merger agreement by the requisite affirmative vote of our stockholders.

Upon valid termination of the merger agreement under certain specified circumstances, Parent will be required to pay, at the direction of Twitter, a termination fee of $1,000,000,000, the payment of which has been guaranteed pursuant and subject to the terms and conditions of the limited guaranty. Specifically, the termination fee will be payable by Parent to Twitter if the merger agreement is terminated by Twitter:

•

as a result of a breach or failure by Parent, Acquisition Sub or Mr. Musk to perform any of its respective representations, warranties, covenants or other agreements in the merger agreement (subject to a 30-day cure period), which breach or failure would give rise to the failure of relevant conditions to effect the closing of the merger; or

•	because Parent and Acquisition Sub failed to consummate the merger as required pursuant to, and in the circumstances specified in, and subject to the terms of, the merger agreement while

Twitter stood ready, willing and able to consummate the merger and the other transactions contemplated by the merger agreement.

The merger agreement also provides that Twitter, Parent and Acquisition Sub are entitled to specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. In addition, Twitter is entitled to obtain specific performance or other equitable relief to enforce Parent and Acquisition Sub’s obligations to cause Mr. Musk to fund the equity financing, or to enforce Mr. Musk’s obligation to fund the equity financing directly, and to consummate the closing of the merger if and for so long as (1) the conditions to the obligations of Parent and Acquisition Sub to consummate the merger (other than those conditions to be satisfied at the closing, which conditions are capable of being satisfied if the closing were to occur at such time) have been satisfied or waived and Parent has failed to consummate the closing of the merger on the date required pursuant to the merger agreement, (2) the debt financing (or, as applicable, the alternative financing) has been funded or will be funded at the closing if the equity financing is funded at the closing, and (3) Twitter has confirmed that, if specific performance or other equity remedy is granted and the equity financing and debt financing are funded, then the closing of the merger will occur.

Neither Parent nor Twitter is required to pay to the other a termination fee on more than one occasion.

Except in the case of a knowing and intentional breach of the merger agreement by Mr. Musk, Parent or Acquisition Sub (in which case Twitter will be entitled to seek monetary damages, recovery or award from Mr. Musk, Parent or Acquisition Sub in an amount not to exceed the amount of the termination fee, in the aggregate), Twitter’s right to receive payment from Parent of the termination fee pursuant, will constitute the sole and exclusive monetary remedy of Twitter against the Parent, Acquisition Sub and Mr. Musk and his related parties under the merger agreement.

In addition, under no circumstances can Twitter receive both a grant of specific performance to cause the equity financing to be funded, on the one hand, and payment of the termination fee payable by Parent to Twitter or other monetary damages, remedy or award, on the other hand, and in no event will Twitter be permitted or entitled to receive aggregate monetary damages in excess of the termination fee payable by Parent to Twitter (other than Twitter’s receipt of certain other amounts under the merger agreement).

Fees and Expenses

Except as expressly set forth in the merger agreement, all out-of-pocket expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such out-of-pocket expenses.

No Third Party Beneficiaries

The merger agreement is not intended to and will not confer upon any person other than the parties thereto any rights or remedies thereunder, except (1) as set forth in or contemplated by the merger agreement, and (2) with respect to certain terms of the merger agreement, the debt financing sources and their successors and assigns.

Assignment

Neither the merger agreement nor any of the rights, interests or obligations thereunder may be assigned by any of the parties thereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, the merger agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this provision will be null and void.

Amendment and Waiver

The merger agreement may be amended by mutual agreement of the parties thereto by action taken by or on behalf of their respective boards of directors at any time before or after receipt of the required approval of our stockholders. However, after receipt of the required approval of our stockholders, no amendment that by law or in accordance with the rules of any stock exchange requires further approval by such stockholders may be made without such approval. In addition, any amendment to certain sections of the merger agreement that would adversely affect the rights of a debt financing source under such section will also be approved by such debt financing source. The merger agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

At any time prior to the effective time of the merger, subject to applicable law, Twitter may extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties of Parent or Acquisition Sub contained in the merger agreement or in any document delivered pursuant thereto, and waive compliance with any of the agreements or conditions by Parent or Acquisition Sub contained in the merger agreement. Any agreement by a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such party. No failure or delay by any party in exercising any right pursuant to the merger agreement will operate as a waiver of such right nor will any single or partial exercise of any such right preclude any further exercise of any other right under the merger agreement.

Governing Law and Venue

Except for disputes involving the debt financing sources (which will be governed by the laws of the State of New York), the merger agreement is governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The venue for disputes relating to the merger agreement is the Delaware Court of Chancery of the State of Delaware or, to the extent that the Delaware Court of Chancery of the State of Delaware does not have jurisdiction, federal or state court in the State of Delaware. The parties further agreed that the venue for disputes involving the debt financing sources, or arising out of or relating to the debt financing, is the Supreme Court of the State of New York or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York.

Waiver of Jury Trial

Each of the parties irrevocably waived all right to trial by jury in any action arising out of or relating to the merger agreement or the actions of Parent, Acquisition Sub or Twitter in the negotiation, administration, performance and enforcement thereof (including the debt financing).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock as of June 30, 2022 for:

•	each of our directors;
•	each of our named executive officers;
•	all of our current directors and executive officers as a group; and
•	each person or group who beneficially owned more than five percent of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 770,977,745 shares of our common stock outstanding as of June 30, 2022. We have deemed shares of our common stock subject to Twitter options that are currently exercisable or exercisable within 60 days of June 30, 2022 or issuable pursuant to Twitter RSUs and Twitter PSUs which are subject to vesting conditions expected to occur within 60 days of June 30, 2022 to be outstanding and to be beneficially owned by the person holding the stock option, Twitter RSU or Twitter PSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Twitter, Inc., 1355 Market Street, Suite 900, San Francisco, California 94103. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
Parag Agrawal (1)	154,842	*
Ned Segal (2)	406,264	*
Vijaya Gadde (3)	641,784	*
Sarah Personette (4)	168,691	*
Jack Dorsey (5)	18,042,428	2.3%
Michael Montano (6)	324,674	*
Mimi Alemayehou (7)	5,248	*
Egon Durban (8)	16,930	*
Omid Kordestani (9)	935,760	*
Martha Lane Fox (10)	34,058	*
Fei-Fei Li (11)	12,189	*
Patrick Pichette (12)	26,319	*
David Rosenblatt (13)	111,811	*
Bret Taylor (14)	58,783	*
All current directors and executive officers as a group (14 persons) (15)	2,728,892	0.4%

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
The Vanguard Group (16)	82,403,665	10.7%
Elon Musk (17)	73,115,038	9.5%
Morgan Stanley and Morgan Stanley Investment Management, Inc. (18)	67,033,579	8.7%
Blackrock, Inc. (19)	52,095,502	6.8%

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)	Consists of (i) 103,969 shares held of record by Mr. Agrawal and (ii) 50,873 shares issuable upon vesting of Twitter RSUs within 60 days of June 30, 2022.

(2)	Consists of (i) 369,967 shares held of record by Mr. Segal and (ii) 36,297 shares issuable upon vesting of Twitter RSUs within 60 days of June 30, 2022.

(3)	Consists of (i) 605,776 shares held of record by Ms. Gadde and (ii) 36,008 shares issuable upon vesting of Twitter RSUs within 60 days of June 30, 2022.

(4)	Consists of (i) 130,790 shares held of record by Ms. Personette and (ii) 37,901 shares issuable upon vesting of Twitter RSUs within 60 days of June 30, 2022.

(5)

Consists of (i) 13,704,901 shares held of record by the Jack Dorsey Revocable Trust dated December 8, 2010, for which Mr. Dorsey serves as trustee, (ii) 2,337,527 shares held of record by the Jack Dorsey Remainder LLC, the sole member of which is the Jack Dorsey Remainder Trust #3, of which Mr. Dorsey serves as co-trustee, and (iii) 2,000,000 shares beneficially owned by Mr. Dorsey directly.

(6)

Consists of 324,674 shares held of record by Mr. Montano. Mr. Montano served as an executive officer of Twitter until December 2021. The information reported is based on the most recently available information to Twitter concerning Mr. Montano’s holdings.

(7)	Consists of (i) 3,735 shares held of record by Ms. Alemayehou and (ii) 1,513 shares issuable upon vesting of Twitter RSUs within 60 days of June 30, 2022.

(8)

Consists of (i) 15,013 shares held of record by Mr. Durban and (ii) 1,917 shares issuable upon vesting of Twitter RSUs within 60 days of June 30, 2022. These securities are held by Mr. Durban for the benefit of Silver Lake Technology Management, L.L.C., certain of its affiliates, and certain of the funds they manage (which we refer to as “Silver Lake”). Pursuant to Mr. Durban’s arrangement with Silver Lake with respect to director compensation, upon the sale of these securities, the proceeds from such sale(s) are expected to be remitted to Silver Lake and/or its limited partners. Mr. Durban, through his role at Silver Lake and its affiliates, may be deemed to have an indirect interest in the securities reported herein.

(9)

Consists of (i) 134,247 shares held of record by Mr. Kordestani, (ii) 1,513 shares issuable upon vesting of Twitter RSUs within 60 days of June 30, 2022, and (iii) 800,000 shares issuable pursuant to outstanding Twitter options which are exercisable within 60 days of June 30, 2022.

(10)	Consists of (i) 32,545 shares held of record by Ms. Lane Fox and (ii) 1,513 shares issuable upon vesting of Twitter RSUs within 60 days of June 30, 2022.

(11)	Consists of (i) 10,676 shares held of record by Dr. Li and (ii) 1,513 shares issuable upon vesting of Twitter RSUs within 60 days of June 30, 2022.

(12)	Consists of (i) 24,806 shares held of record by Mr. Pichette and (ii) 1,513 shares issuable upon vesting of Twitter RSUs within 60 days of June 30, 2022.

(13)	Consists of (i) 109,827 shares held of record by Mr. Rosenblatt and (ii) 1,984 shares issuable upon vesting of Twitter RSUs within 60 days of June 30, 2022.

(14)	Consists of (i) 56,597 shares held of record by Mr. Taylor and (ii) 2,186 shares issuable upon vesting of Twitter RSUs within 60 days of June 30, 2022.

(15)

Consists of (i) 1,685,713 shares held of record by our current directors and executive officers, (ii) 800,000 shares issuable pursuant to outstanding Twitter options which are exercisable within 60 days of June 30, 2022, all of which are fully vested and (iii) 243,179 shares issuable upon vesting of Twitter RSUs within 60 days of June 30, 2022.

(16)

According to the information reported by The Vanguard Group (which we refer to as “Vanguard”) on a Schedule 13G/A filed with the SEC on April 8, 2022, Vanguard beneficially owns an aggregate of 82,403,665 shares, which consists of (i) 1,121,405 shares as to which it has shared voting power, (ii) 79,268,380 shares as to which it has sole dispositive power and (iii) 3,135,285 shares as to which it has shared dispositive power. The address of Vanguard is 100 Vanguard Blvd, Malvern, PA 19355.

(17)

According to the information reported by Elon Musk on a Schedule 13D/A filed with the SEC on July 8, 2022, Elon Musk beneficially owns an aggregate of 73,115,038 as to which he has sole voting power and shared dispositive power. The address of Elon Musk is 2110 Ranch Road 620 S. #341886, Austin, TX 78734.

(18)

According to the information reported by Morgan Stanley and Morgan Stanley Investment Management Inc. on a Schedule 13G/A jointly filed with the SEC on February 10, 2022, (i) Morgan Stanley beneficially owns an aggregate of 67,033,579 shares, which consists of (A) 59,237,336 shares as to which it has shared voting power and (B) 67,033,579 shares as to which it has shared dispositive power and (ii) Morgan Stanley Investment Management Inc. beneficially owns an aggregate of 64,827,920 shares, which consists of (A) 57,039,467 shares as to which it has shared voting power and (B) 64,827,920 shares as to which it has shared dispositive power. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036 and the address of Morgan Stanley Investment Management, Inc. is 522 5th Avenue 6th Floor New York, NY 10036.

(19)

According to the information reported by BlackRock, Inc. (which we refer to as “BlackRock”) on a Schedule 13G/A filed with the SEC on February 8, 2022, BlackRock beneficially owns an aggregate of 52,095,502 shares, which consists of (i) 45,633,971 shares as to which it has sole voting power and (ii) 52,095,502 shares as to which it has sole dispositive power. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in stockholder meetings.

Twitter will hold an annual meeting of stockholders in 2023 only if the merger has not already been completed and Twitter remains a public company.

For a stockholder who intends to have a proposal considered for inclusion in our proxy materials for presentation at our 2023 annual meeting of stockholders (which we refer to as the “2023 annual meeting”), if held, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 13, 2022. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Twitter’s bylaws establish an advance notice procedure with regard to specified matters to be brought before an annual meeting of stockholders but not included in our proxy materials. To be timely for our 2023 annual meeting of stockholders, our Corporate Secretary must receive the required written notice at our principal executive offices not earlier than the close of business on January 27, 2023, and not later than the close of business on February 26, 2023.

WHERE YOU CAN FIND MORE INFORMATION

Twitter files annual, quarterly and current reports, proxy statements and other information with the SEC.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Twitter filings with the SEC are incorporated by reference:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February  16, 2022 (including the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 12, 2022 incorporated by reference therein);

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed on May 2, 2022; and

•	Current Reports on Form 8-K filed on April 5, 2022 (as amended on Form 8-K/A on April 11, 2022), April 18, 2022, April 25, 2022, April 26, 2022, May 27, 2022, July 11, 2022 and July 13, 2022.

We also incorporate by reference into this proxy statement each additional document that we may file with the SEC under Sections 13(a), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents include annual, quarterly and current reports (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), proxy statements, proxy solicitation materials and other information.

These SEC filings are available to the public from commercial document retrieval services and at www.sec.gov.

You may also obtain any of the documents that we file with the SEC, without charge, by requesting them in writing from us at the following address:

Twitter, Inc.

1355 Market Street, Suite 900

San Francisco, California 94103

Attention: Investor Relations

If you would like to request documents from us, please do so as soon as possible to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method. Please note that all of the documents that we file with the SEC are also promptly available through our website at https://investor.twitterinc.com. The information included on our website is not incorporated by reference into this proxy statement. The website addresses, and the website addresses included in any documents incorporated by reference in this proxy statement, are not intended to function as hyperlinks, and the information contained on such websites and on the SEC’s website is not incorporated by reference in this proxy statement and you should not consider it a part of this proxy statement.

If you have any questions concerning the merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call: (877) 750-8338 (toll-free from the U.S. and Canada) or

+1 (412) 232-3651 (from other countries)

Banks and brokers call collect: (212) 750-5833

MISCELLANEOUS

Twitter has supplied all information relating to Twitter, and Parent has supplied, and Twitter has not independently verified, all of the information relating to Parent, Acquisition Sub and Mr. Musk contained in this proxy statement.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT IN VOTING YOUR SHARES OF OUR COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [•], 2022. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT), AND THE SENDING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

X HOLDINGS I, INC.,

X HOLDINGS II, INC.

and

TWITTER, INC.

Dated as of April 25, 2022

A-i

A-ii

Index of Defined Terms

Acceptable Confidentiality Agreement	Section 6.5(c)
Acquisition Sub	Article I, Preamble
Acquisition Sub Board	Article I, Recitals
Adverse Board Recommendation Change	Section 6.5(d), Article I
Affiliate	Article I
Aggregate Merger Consideration	Article I
Agreement	Article I, Preamble
Alternative Financing	Section 6.10(c), Article I
Alternative Financing Debt Commitment Letter	Section 6.10(c), Article I
Antitrust Laws	Section 4.4(b), Article I
Bank Debt Commitment Letter	Section 5.4, Article I
Bank Debt Financing	Section 5.4, Article I
Blue Sky Laws	Article I
Book-Entry Shares	Section 3.1(c), Article I
Business Day	Article I
Canceled Shares	Section 3.1(b)
CCC	Article I
Certificate of Merger	Section 2.3(a), Article I
Certificates	Section 3.1(c), Article I
Closing	Section 2.2, Article I
Closing Date	Section 2.2, Article I
Code	Article I
Company	Article I, Preamble
Company ASR Confirmations	Article I
Company Benefit Plan	Article I
Company Board	Article I, Recitals
Company Board Recommendation	Recitals
Company Bond Hedge Documentation	Article I
Company Bond Hedge Transactions	Article I
Company Bylaws	Section 4.1, Article I
Company Certificate of Incorporation	Section 4.1, Article I
Company Common Stock	Section 3.1(b), Article I
Company Disclosure Letter	Article I
Company Equity Awards	Article I
Company ESPP	Article I
Company Intellectual Property	Section 4.14(a), Article I
Company Material Adverse Effect	Article I
Company Material Contract	Section 4.16(a), Article I
Company Option	Article I
Company Permits	Section 4.5(a), Article I
Company PSU	Article I
Company Related Parties	Section 8.3(c), Article I
Company RSA	Article I
Company RSU	Article I
Company SEC Documents	Section 4.6(a), Article I
Company Service Provider	Article I
Company Stockholder Advisory Vote	Section 4.3(a), Article I
Company Stockholder Approval	Section 4.20, Article I
Company Stockholders’ Meeting	Section 6.2(c), Article I
Company Warrant Confirmations	Article I

A-iii

Competing Proposal	Section 6.5(g)(i), Article I
Consent	Section 4.4(b), Article I
Continuation Period	Section 6.9(a), Article I
Continuing Employees	Section 6.9(a), Article I
Contract	Article I
COVID-19	Article I
COVID-19 Measures	Article I
D&O Indemnified Parties	Section 6.6(a), Article I
Debt Commitment Letters	Section 5.4, Article I
Debt Financing	Section 5.4, Article I
Debt Financing Source	Article I
Debt Financing Source Related Party	Article I
DGCL	Article I, Recitals
Dissenting Shares	Section 3.5, Article I
DTC	Article I
Effective Time	Section 2.3(a), Article I
Enforceability Exceptions	Section 4.3(a), Article I
Equity Commitment Letter	Section 5.4, Article I
Equity Financing	Section 5.4
Equity Investor	Preamble
ERISA	Article I
ERISA Affiliate	Article I
Exchange Act	Article I
Exchange Fund	Section 3.2(a), Article I
Existing 2027 Senior Notes	Article I
Existing 2030 Senior Notes	Article I
Existing Convertible Notes	Article I
Existing Credit Agreement	Article I
Existing D&O Insurance Policies	Section 6.6(c), Article I
Existing Senior Notes	Article I
Expenses	Article I
Final Offering Period	Section 3.7, Article I
Financing	Section 5.4, Article I
Financing Agreements	Section 6.10(a)(i), Article I
Financing Commitments	Section 5.4, Article I
Financing Sources	Article I
Foreign Investment Laws	Article I
Foreign Plan	Article I
Funding Obligations	Section 5.4, Article I
GAAP	Article I
Goldman Sachs	Section 4.21, Article I
Governmental Authority	Article I
Guarantor	Recitals
Hazardous Materials	Article I
HSR Act	Article I
Intellectual Property Rights	Section 4.14(a), Article I
Intervening Event	Section 6.5(d)
IRS	Article I
J.P. Morgan	Section 4.21
Knowledge	Article I
Law	Article I

A-iv

Lien	Article I
Margin Loan Borrower	Section 5.4, Article I
Margin Loan Commitment Letter	Section 5.4, Article I
Margin Loan Financing	Section 5.4, Article I
Merger	Article I, Recitals
Merger Consideration	Section 3.1(c), Article I
Notice of Adverse Board Recommendation Change	Section 6.5(d), Article I
Notice of Superior Proposal	Section 6.5(d), Article I
Order	Article I
Parent	Article I, Preamble
Parent Board	Article I, Recitals
Parent Disclosure Letter	Article I
Parent Guarantee	Recitals
Parent Material Adverse Effect	Article I
Parent Owned Shares	Section 5.8
Parent Related Parties	Section 8.3(c), Article I
Parent Termination Fee	Article I
Paying Agent	Section 3.2(a), Article I
Paying Agent Agreement	Section 3.2(a), Article I
Permitted Lien	Article I
Person	Article I
Personal Information	Section 4.14
Post-Closing Plans	Section 6.9(b), Article I
Post-Closing Welfare Plans	Section 6.9(c), Article I
Proxy Statement	Section 4.7, Article I
Representatives	Section 6.4, Article I
SEC	Article I
Secretary of State	Section 2.3(a), Article I
Securities Act	Article I
Silver Lake Investment Agreement	Article I
Solvent	Section 5.9, Article I
Specified Provisions	Article I, Preamble
Stockholder Rights	Article I
Stockholder Rights Agreement	Article I
Stockholder Rights Plan	Article I
Subsidiary	Article I
Superior Proposal	Section 6.5(g)(iii), Article I
Surviving Corporation	Section 2.1, Article I
Tax	Article I
Tax Returns	Article I
Taxes	Article I
Termination Date	Section 8.1(b)(i), Article I
Termination Fee	Article I
Tesla Shares	Article I
Third Party	Article I
U.S.	Article I
Unvested Company Option	Section 3.6(a)(ii)
Unvested Company PSU	Section 3.6(b)(ii)
Unvested Company RSU	Section 3.6(d)(ii)
Unvested Option Consideration	Section 3.6(a)(ii)
Unvested PSU Consideration	Section 3.6(b)(ii)
Unvested RSA Consideration	Section 3.6(c)

A-v

Unvested RSU Consideration	Section 3.6(d)(ii)
Vested Company Option	Section 3.6(a)(i)
Vested Company PSU	Section 3.6(b)(i)
Vested Company RSU	Section 3.6(d)(i)
Vested Option Consideration	Section 3.6(a)(i)
Vested PSU Consideration	Section 3.6(b)(i)
Vested RSU Consideration	Section 3.6(d)(i)

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 25, 2022 (this “Agreement”), is made by and among Twitter, Inc., a Delaware corporation (the “Company”), X Holdings I, Inc., a Delaware corporation (“Parent”), X Holdings II, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Acquisition Sub”), and, solely for purposes of Sections 5.4, 6.2(d), 6.3, 6.8, 6.10, 6.11, 6.12 and 9.9 (the “Specified Provisions”), Elon R. Musk (the “Equity Investor”).

W I T N E S S E T H:

WHEREAS, the parties desire for Parent to acquire the Company by way of a merger (the “Merger”) of Acquisition Sub with and into the Company pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Acquisition Sub (the “Acquisition Sub Board”) has determined that it is advisable to, fair to and in the best interests of Acquisition Sub and its stockholders to effect the Merger of Acquisition Sub with and into the Company pursuant to the DGCL upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company’s board of directors (the “Company Board”) has, by resolutions duly adopted by the unanimous vote of the directors at a duly held meeting (i) determined that the terms and conditions of this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company’s stockholders, (ii) authorized the execution and delivery of this Agreement and declared advisable and approved the consummation of the transactions contemplated by this Agreement, including the Merger, (iii) directed that this Agreement be submitted for consideration at a meeting of the Company’s stockholders and (iv) subject to the terms of this Agreement, recommended that the Company’s stockholders adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger (the “Company Board Recommendation”);

WHEREAS, the Acquisition Sub Board has, by resolutions duly adopted, (i) determined that the terms and conditions of this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Acquisition Sub and Parent, as the sole stockholder of Acquisition Sub; (ii) authorized the execution and delivery of this Agreement and declared advisable and approved the consummation of the transactions contemplated by this Agreement, including the Merger, (iii) directed that this Agreement be submitted for consideration by Parent, as the sole stockholder of Acquisition Sub and (iv) recommended that Parent, as the sole stockholder of Acquisition Sub approve the Merger, and Parent, as the sole stockholder of Acquisition Sub, has approved this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger;

WHEREAS, the board of directors of Parent (the “Parent Board”) has, by resolutions duly adopted by the unanimous vote of the directors, (i) adopted this Agreement and approved the consummation of the transactions contemplated by this Agreement, including the Merger and (ii) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of Parent and Elon Musk, as the sole stockholder of Parent;

WHEREAS, as a material inducement to, and as a condition to, the Company entering into this Agreement, concurrently with the execution of this Agreement, Elon Musk (the “Guarantor”) has entered into a limited guarantee, dated as of the date hereof, guaranteeing certain of Parent’s and Acquisition Sub’s obligations under this Agreement (the “Parent Guarantee”); and

WHEREAS, each of Parent, Acquisition Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings set forth or referenced below:

“Acquisition Sub” shall have the meaning set forth in the Preamble.

“Acquisition Sub Board” shall have the meaning set forth in the Recitals.

“Adverse Board Recommendation Change” shall have the meaning set forth in Section 6.5(d).

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Aggregate Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than those shares canceled or retired pursuant to Section 3.1(b)) immediately prior to the Effective Time multiplied by (y) the Merger Consideration.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Financing” shall have the meaning set forth in Section 6.10(c).

“Alternative Financing Debt Commitment Letter” shall have the meaning set forth in Section 6.10(c).

“Antitrust Laws” shall have the meaning set forth in Section 4.4(b).

“Bank Debt Commitment Letter” shall have the meaning set forth in Section 5.4.

“Bank Debt Financing” shall have the meaning set forth in Section 5.4.

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(c).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in San Francisco, California or New York, New York are authorized or obligated by Law or executive order to close.

“CCC” means the California Corporations Code.

“Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“Certificates” shall have the meaning set forth in Section 3.1(c).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company ASR Confirmations” means (i) the Master Confirmation re Accelerated Stock Repurchases, dated February 10, 2022, between the Company and Morgan Stanley & Co. LLC and (ii) the Master Confirmation re Accelerated Stock Repurchases, dated February 10, 2022, between the Company and Wells Fargo Bank, National Association, in each case, as amended through the date hereof.

“Company Benefit Plan” shall mean (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and (ii) each other employment agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, benefit programs, benefit agreements, benefit contracts, benefit policies or benefit arrangements (whether or not in writing), in each case, (x) which is sponsored, maintained or contributed to for the benefit of or relating to any current or former director, officer or employee of the Company or its Subsidiaries and (y) with respect to which the Company or any of its Subsidiaries has or may have any liability.

“Company Board” shall have the meaning set forth in the Recitals.

“Company Bond Hedge Documentation” means (a)(i) the call option transaction confirmation, dated June 6, 2018, between the Company and Barclays Bank PLC, (ii) the call option transaction confirmation, dated June 6, 2018, between the Company and JPMorgan Chase Bank, N.A., London Branch, (iii) the call option transaction confirmation, dated June 6, 2018, between the Company and Wells Fargo Bank, National Association, (iv) the additional call option transaction confirmation, dated June 7, 2018, between the Company and Barclays Bank PLC, (v) the additional call option transaction confirmation, dated June 7, 2018, between the Company and JPMorgan Chase Bank, N.A., London Branch, (vi) the additional call option transaction confirmation, dated June 7, 2018, between the Company and Wells Fargo Bank, National Association, and (b)(i) the call option transaction confirmation, dated March 1, 2021, between the Company and Bank of America, N.A., (ii) the call option transaction confirmation, dated March 1, 2021, between the Company and Barclays Bank PLC, (iii) the call option transaction confirmation, dated March 1, 2021, between the Company and Goldman Sachs & Co. LLC, (iv) the call option transaction confirmation, dated March 1, 2021, between the Company and Wells Fargo Bank, National Association, (v) the additional call option transaction confirmation, dated March 12, 2021, between the Company and Bank of America, N.A., (vi) the additional call option transaction confirmation, dated March 12, 2021, between the Company and Barclays Bank PLC, (vii) the additional call option transaction confirmation, dated March 12, 2021, between the Company and Goldman Sachs & Co. LLC, (viii) the additional call option transaction confirmation, dated March 12, 2021, between the Company and Wells Fargo Bank, National Association, (ix) the letter agreement, dated March 1, 2021, between the Company and Bank of America, N.A., (x) the letter agreement, dated March 1, 2021, between the Company and Barclays Bank PLC, (xi) the letter agreement, dated March 1, 2021, between the Company and Goldman Sachs & Co. LLC, (xii) the letter agreement, dated March 1, 2021, between the Company and Wells Fargo Bank, National Association, (xiii) the additional letter agreement, dated March 12, 2021, between the Company and Bank of America, N.A., (xiv) the additional letter agreement, dated March 12, 2021, between the Company and Barclays Bank PLC, (xv) the additional letter agreement, dated March 12, 2021, between the Company and Goldman Sachs & Co. LLC, and (xvi) the additional letter agreement, dated March 12, 2021, between the Company and Wells Fargo Bank, National Association.

“Company Bond Hedge Transactions” means each of the call option transactions evidenced by the Company Bond Hedge Documentation.

“Company Bylaws” shall have the meaning set forth in Section 4.1.

“Company Certificate of Incorporation” shall have the meaning set forth in Section 4.1.

“Company Common Stock” shall have the meaning set forth in Section 3.1(a).

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Awards” shall mean, collectively, (i) Company Options, (ii) Company PSUs, (iii) Company RSAs, and (iv) Company RSUs.

“Company ESPP” shall mean the Company 2013 Employee Stock Purchase Plan.

“Company Intellectual Property” shall have the meaning set forth in Section 4.14(a).

“Company Material Adverse Effect” means any change, event, effect or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, events, effects or circumstances which, directly or indirectly, to the extent they relate to or result from the following shall be excluded from, and not taken into account in, the determination of Company Material Adverse Effect: (i) any condition, change, effect or circumstance generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP); (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in the United States or any other country or region in the world; (iv) any acts of God, force majeure events, natural disasters, terrorism, cyberattack, data breach, armed hostilities, sabotage, war or any escalation or worsening of any of the foregoing; (v) any epidemics, pandemics or contagious disease outbreaks (including COVID-19) and any political or social conditions, including civil unrest, protests and public demonstrations or any other COVID-19 Measures that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such COVID-19 Measures, directive, pronouncement or guideline or interpretation thereof, or any continuation or of any of the foregoing, in the United States or any other country or region in the world; (vi) the negotiation, execution, announcement, performance, consummation or existence of this Agreement or the transactions contemplated by this Agreement, including (A) by reason of the identity of Elon Musk, Parent or any of their Affiliates or their respective financing sources, or any communication by Parent or any of its Affiliates or their respective financing sources, including regarding their plans or intentions with respect to the conduct of the business of the Company or any of its Subsidiaries and (B) any litigation, claim or legal proceeding threatened or initiated against Parent, Acquisition Sub, the Company or any of their respective Affiliates, officers or directors, in each case, arising out of or relating to the this Agreement or the transactions contemplated by this Agreement, and including the impact of any of the foregoing on any relationships with customers, suppliers, vendors, collaboration partners, employees, unions or regulators; (vii) any action taken pursuant to the terms of this Agreement or with the consent or at the direction of Parent or Acquisition Sub (or any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent pursuant to Section 6.1); (viii) any changes in the market price or trading volume of the Company Common Stock, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); and (ix) any matter disclosed in the Company SEC Documents filed by the Company prior to the date of this Agreement (other than any disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements”).

“Company Material Contract” shall have the meaning set forth in Section 4.16(a).

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock granted to any employee or director of, or other Company Service Provider.

“Company Permits” shall have the meaning set forth in Section 4.5(a).

“Company PSU” shall mean each performance-based restricted stock unit that vests on the basis of time and the achievement of performance metrics and was granted to any Company Service Provider.

“Company Related Parties” shall have the meaning set forth in Section 8.3(d).

“Company RSA” shall mean each share of Company Common Stock granted to any Company Service Provider that remains subject to vesting, lapse or forfeiture provisions.

“Company RSU” shall mean each time-based restricted stock unit that vests on the basis of time and was granted to any Company Service Provider.

“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Company Service Provider” shall mean each current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries

“Company Stockholder Advisory Vote” shall have the meaning set forth in Section 4.3(a).

“Company Stockholder Approval” shall have the meaning set forth in Section 4.20.

“Company Stockholders’ Meeting” shall have the meaning set forth in Section 6.2(c).

“Company Warrant Confirmations” means (a)(i) the warrant confirmation, dated June 6, 2018, between the Company and Barclays Bank PLC, (ii) the warrant confirmation, dated June 6, 2018, between the Company and JPMorgan Chase Bank, N.A., London Branch, (iii) the warrant confirmation, dated June 6, 2018, between the Company and Wells Fargo Bank, National Association, (iv) the additional warrant confirmation, dated June 7, 2018, between the Company and Barclays Bank PLC, (v) the additional warrant confirmation, dated June 7, 2018, between the Company and JPMorgan Chase Bank, N.A., London Branch, (vi) the additional warrant confirmation, dated June 7, 2018, between the Company and Wells Fargo Bank, National Association, and (b)(i) the warrant confirmation, dated March 1, 2021, between the Company and Bank of America, N.A., (ii) the warrant confirmation, dated March 1, 2021, between the Company and Barclays Bank PLC, (iii) the warrant confirmation, dated March 1, 2021, between the Company and Goldman Sachs & Co. LLC, (iv) the warrant confirmation, dated March 1, 2021, between the Company and Wells Fargo Bank, National Association, (v) the additional warrant confirmation, dated March 12, 2021, between the Company and Bank of America, N.A., (vi) the additional warrant confirmation, dated March 12, 2021, between the

Company and Barclays Bank PLC, (vii) the additional warrant confirmation, dated March 12, 2021, between the Company and Goldman Sachs & Co. LLC, and (viii) the additional warrant confirmation, dated March 12, 2021, between the Company and Wells Fargo Bank, National Association.

“Competing Proposal” shall have the meaning set forth in Section 6.5(g)(i).

“Consent” shall have the meaning set forth in Section 4.4(b).

“Continuation Period” shall have the meaning set forth in Section 6.9(a).

“Continuing Employees” shall have the meaning set forth in Section 6.9(a).

“Contract” means any written contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement.

“COVID-19” means SARS-Co V-2 or COVID-19 or any evolutions, variants or mutations thereof.

“COVID-19 Measures” means quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken in response to the foregoing or otherwise, in each case, in connection with or in response to COVID-19 and any evolutions, variants or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“D&O Indemnified Parties” shall have the meaning set forth in Section 6.6(a).

“Debt Commitment Letters” shall have the meaning set forth in Section 5.4.

“Debt Financing” shall have the meaning set forth in Section 5.4.

“Debt Financing Source” shall mean (i) the commitment parties party, as of the date hereof, to the Debt Commitment Letters that have been delivered to the Company in accordance with Section 5.4, and (ii) the Persons, in their respective capacities as such, that have committed to arrange or provide or have otherwise entered into agreements (including the Debt Commitment Letters or any Financing Agreements), in each case, in connection with all or any portion of the Debt Financing or Alternative Financing in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, together with their Affiliates, and any of their or their Affiliates’ respective, direct or indirect, former, current or future stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives or any successors or assignees of any of the foregoing (it being understood that Parent, Acquisition Sub and any of their respective Affiliates shall not constitute “Debt Financing Sources” for any purposes hereunder).

“Debt Financing Source Related Party” means any Debt Financing Source, together with their respective Affiliates and their and their respective Affiliates’ former, current and future officers, directors, employees, agents and representatives and their respective successors and assigns.

“DGCL” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 3.5.

“DTC” shall have the meaning set forth in Section 3.2(b)(ii).

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Enforceability Exceptions” shall have the meaning set forth in Section 4.3(a).

“Equity Commitment Letter” shall have the meaning set forth in Section 5.4.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, for any Person, each trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning set forth in Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Existing Credit Agreement” shall mean that certain Revolving Credit Agreement, dated as of August 17, 2018, among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as administrative agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Existing D&O Insurance Policies” shall have the meaning set forth in Section 6.6(c).

“Existing 2027 Senior Notes” shall mean the 3.875% Senior Notes due 2027 issued pursuant to that certain Indenture, dated December 9, 2019, among the Company, as issuer, and U.S. Bank National Association, as trustee, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Existing 2030 Senior Notes” shall mean the 5.000% Senior Notes due 2030 issued pursuant to that certain Indenture, dated February 25, 2022, among the Company, as issuer, and U.S. Bank National Association, as trustee, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Existing Convertible Notes” shall mean the (i) 0.25% Convertible Senior Notes due 2024 issued pursuant to that certain Indenture, dated June 11, 2018, among the Company, as issuer, and U.S. Bank National Association, as trustee, (ii) 0.375% Convertible Senior Notes due 2025 issued pursuant to that certain Indenture, dated March 12, 2020, among the Company, as issuer, and U.S. Bank National Association, as trustee, and (iii) 0% Convertible Senior Notes due 2026 issued pursuant to that certain Indenture, dated March 4, 2021, among the Company, as issuer, and U.S. Bank National Association, as trustee, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.

“Existing Senior Notes” shall mean the (i) the Existing 2027 Senior Notes and (ii) the Existing 2030 Senior Notes.

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, any filing with, and obtaining of any necessary action or non-action, Consent or approval from any Governmental Authority pursuant to any Antitrust Laws or Foreign Investment Laws, engaging the services of the Paying Agent, any other filings with the SEC, and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“Final Offering Period” shall have the meaning set forth in Section 3.7.

“Financing” shall have the meaning set forth in Section 5.4.

“Financing Agreements” shall have the meaning set forth in Section 6.10(a).

“Financing Commitments” shall have the meaning set forth in Section 5.4.

“Financing Sources” means the Debt Financing Sources and Elon Musk.

“Foreign Investment Laws” shall mean any Laws designed or intended to prohibit, restrict or regulate actions (i) by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests, or (ii) to acquire interests in or control over equities, securities, entities, assets, land or interests that might harm domestic national security or public interest, other than Antitrust Laws.

“Foreign Plan” shall mean each Company Benefit Plan that primarily covers current or former employees, directors or individual service providers of the Company or any of its subsidiaries based outside of the U.S. and/or that is subject to any Law other than U.S., federal, state or local law (other than any plan or program that is required by statute or maintained by a Governmental Authority to which the Company or any of its subsidiaries contributes pursuant to applicable Law).

“Funding Obligations” shall have the meaning set forth in Section 5.4.

“GAAP” shall mean the U.S. generally accepted accounting principles.

“Goldman Sachs” shall have the meaning set forth in Section 4.21.

“Governmental Authority” shall mean any U.S. (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“Hazardous Materials” means all substances (i) defined as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or (ii) defined as hazardous substances, hazardous materials, pollutants, contaminants, toxic substances (or words of similar import) by or regulated as such under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” means the actual knowledge of the directors and officers of the relevant party, following due inquiry of their direct reports and others who would be reasonably expected to have knowledge of the subject matter in question.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws (including common law), rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.

“Margin Loan Borrower” shall have the meaning set forth in Section 5.4.

“Margin Loan Commitment Letter” shall have the meaning set forth in Section 5.4.

“Margin Loan Financing” shall have the meaning set forth in Section 5.4.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Notice of Adverse Board Recommendation Change” shall have the meaning set forth in Section 6.5(d).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(d).

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Material Adverse Effect” shall mean any change, effect or circumstance which, individually or in the aggregate, has prevented or materially delayed or materially impaired, or would reasonably be expected to prevent or materially delay or materially impair, the ability of Parent or Acquisition Sub to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Related Parties” shall have the meaning set forth in Section 8.3(c).

“Parent Termination Fee” shall mean an amount equal to $1,000,000,000.

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 3.2(a).

“Permitted Lien” shall mean (i) any Lien for Taxes not yet delinquent or that are being contested in good faith by any appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the end of the most recent fiscal year for which an Annual Report on Form 10-K has been filed by the Company with the SEC and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent in writing, (iii) such Liens or other imperfections of title, if any, that do not have a Company Material

Adverse Effect, including (A) easements or claims of easements whether or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) rights of parties in possession, (C) any supplemental Taxes or assessments not shown by the public records and (D) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (v) Liens disclosed on existing title reports or existing surveys, (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business, (vii) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof and (viii) licenses of Intellectual Property Rights.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Post-Closing Plans” shall have the meaning set forth in Section 6.9(b).

“Post-Closing Welfare Plans” shall have the meaning set forth in Section 6.9(c).

“Proxy Statement” shall have the meaning set forth in Section 4.7.

“Representatives” shall have the meaning set forth in Section 6.4.

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 2.3(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Silver Lake Investment Agreement” means the Investment Agreement, dated as of March 9, 2020, among Twitter, Inc. and Silver Lake Partners V DE (AIV), L.P., as amended, restated, supplemented or otherwise modified from time to time.

“Solvent” shall have the meaning set forth in Section 5.12.

“Specified Provisions” shall have the meaning set forth in the Preamble.

“Stockholder Rights” means the rights distributed to the Stockholders pursuant to Company Stockholder Rights Agreement.

“Stockholder Rights Plan” means the Company Stockholder Rights and the Company Stockholder Rights Agreement.

“Stockholder Rights Agreement” means the Preferred Stock Rights Agreement, dated as of April 15, 2022, between the Company and Computershare Trust Company, N.A., as rights agent, as amended, restated, supplemented or otherwise modified from time to time

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.5(g)(iii).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, occupancy and other taxes of any kind whatsoever, together with all interest, penalties and additions imposed with respect thereto.

“Tax Returns” shall mean all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with a Tax authority.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Termination Fee” shall mean an amount equal to $1,000,000,000.

“Tesla Shares” means shares of common stock of Tesla, Inc., $0.001 par value.

“Third Party” shall mean any Person or group other than Parent, Acquisition Sub and their respective Affiliates.

“U.S.” means the United States of America and its territories, commonwealths and possessions.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Twitter, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.2 The Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (Pacific Time) on a date to be specified by the parties hereto, but no later than the second (2nd) Business Day after the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). The Closing shall take place virtually by the electronic exchange of documents, unless another time, date or place is agreed to in writing by the parties hereto (such date, the “Closing Date”).

Section 2.3 Effective Time.

(a) Concurrently with the Closing, the Company, Parent and Acquisition Sub shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) in accordance with the relevant provisions of the DGCL and any other applicable Law of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or such other date and time as may be agreed to by Parent and the Company and as set forth in the Certificate of Merger in accordance with the DGCL (such date and time hereinafter referred to as the “Effective Time”).

(b) The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, (i) the Company shall be the surviving corporation in the Merger, (ii) all the property, rights, privileges, immunities, powers, franchises and liabilities of the Company and Acquisition Sub are vested in the Surviving Corporation, (iii) the separate existence of Acquisition Sub shall cease and (iv) the Company shall continue to be governed by the laws of the State of Delaware.

Section 2.4 Certificate of Incorporation and Bylaws. The parties will take all necessary actions so that at the Effective Time, the certificate of incorporation and the bylaws of Acquisition Sub, each as in effect immediately prior to the Effective Time, will be the certificate of incorporation and the bylaws, respectively, of the Surviving Corporation (except that the titles thereof shall read “Certificate of Incorporation of Twitter, Inc.” and “Bylaws of Twitter, Inc.”, respectively) until, subject to Section 6.6, thereafter amended in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.5 Board of Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the Acquisition Sub Board immediately prior to the Effective Time, each to serve in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.6 Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.1 Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

(a) Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, $0.01 par value per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, $0.01 par value per share, of the Surviving Corporation and constitute the only issued or outstanding shares of capital stock of the Surviving Corporation.

(b) Cancellation of Certain Company Securities. Each share of common stock, par value $0.000005 per share, of the Company (the “Company Common Stock”) held by the Company or any of its Subsidiaries or held, directly or indirectly, by the Equity Investor, Parent or Acquisition Sub immediately prior to the Effective Time (collectively, the “Canceled Shares”) shall automatically be canceled and retired and shall cease to exist as issued or outstanding shares, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(c) Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Canceled Shares or Dissenting Shares) shall be converted into the right to receive

$54.20 per share of Company Common Stock in cash, without interest (the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(c) shall no longer be issued or outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2(b), the Merger Consideration, without interest thereon.

(d) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination or exchange of shares, or any stock dividend or stock distribution with a record date during such period (in each case, other than with respect to the initial distribution of Stockholder Rights under the Stockholder Rights Plan or such Stockholder Rights becoming exercisable as a result of Parent or any of its Affiliates or Representatives becoming an “Acquiring Person” (as defined in the Stockholder Rights Agreement)), the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.1(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.2 Payment for Securities; Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Closing, Parent shall designate a reputable bank or trust company (the “Paying Agent”) that is organized and doing business under the laws of the U.S., the identity and the terms of appointment of which to be reasonably acceptable to the Company, to act as Paying Agent for the payment of the Merger Consideration as provided in Section 3.1(b), and shall enter into an agreement (the “Paying Agent Agreement”) relating to the Paying Agent’s responsibilities with respect thereto, in form and substance reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Aggregate Merger Consideration (such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payments in full. Parent shall cause the Exchange Fund to be (A) held for the benefit of the holders of Company Common Stock and (B) applied promptly to make payments pursuant to Section 3.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.

(b) Procedures for Exchange. As promptly as reasonably practicable following the Effective Time and in any event not later than two (2) Business Days thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify). Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to receive the Merger Consideration with respect to such Book-Entry Shares.

(c) Timing of Exchange. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with, in the case of Certificates, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent (it being understood that holders of Book-Entry Shares will be deemed to have surrendered such Book-Entry Shares upon receipt of an “agent’s message” with respect to such Book-Entry Shares), and such other customary evidence of surrender as the Paying Agent may reasonably require, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (and Parent shall cause the Paying Agent to promptly deliver in exchange therefor) the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share upon the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, in accordance with Section 3.2(b), as applicable, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. The Paying Agent Agreement shall provide that the Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of their claims for the Merger Consideration in respect thereof.

(e) No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent Agreement shall provide that the Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in short-term obligations of the U.S. with maturities of no more than thirty (30) days or guaranteed by the U.S. and backed by the full faith and credit of the U.S. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

(g) Withholding. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Law. To the extent that amounts are so deducted and withheld, such amounts (i) shall be promptly remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.3 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.4 Transfers; No Further Ownership Rights. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or Paying Agent for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 3.1(b), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares. Payment of the Merger Consideration in accordance with the terms of this Article III, and, if applicable, any unclaimed dividends upon the surrender of Certificates, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

Section 3.5 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL or similar appraisal or dissenters’ rights under any other applicable Law, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal or dissenters’ rights under Section 262 of the DGCL or such other applicable Law (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL or such other applicable Law; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal or dissenters’ rights and payment under the DGCL or such other applicable Law, as applicable (whether occurring before, at or after the Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. Any payments required to be made with respect to the Dissenting Shares shall be made by Parent (and not the Company or Acquisition Sub), and the Aggregate Merger Consideration shall be reduced, on a dollar-for-dollar basis, as if the holder of such Dissenting Shares had not been a stockholder on the Closing Date. The Company shall give prompt written notice to Parent of any demands for appraisal of or dissenters’ rights respecting any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL or such other applicable Law received by the Company relating to appraisal or dissenters’ demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 3.6 Company Equity Awards.

(a) Company Options.

(i) As of the Effective Time, each Company Option that is vested in accordance with its terms and outstanding as of immediately prior to the Effective Time (each, a “Vested Company Option”) shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Vested Company Option and (ii) the excess, if any, of the Merger Consideration, over the exercise price per share of Company Common Stock underlying such Vested Company Option (the “Vested Option Consideration”); provided, that if the exercise price per share of Company Common Stock underlying such Vested Company Option is equal to or greater than the Merger Consideration, such Vested Company Option shall be canceled without any cash payment or other consideration being made in respect thereof.

(ii) As of the Effective Time, each Company Option that is outstanding and is not a Vested Company Option (each, an “Unvested Company Option”) shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Unvested Company Option and (ii) the excess, if any, of the Merger Consideration, over the exercise price per share of Company Common Stock underlying such Unvested Company Option (the “Unvested Option Consideration”); provided that, if the exercise price per share of Company Common Stock underlying such Unvested Company Option is equal to or greater than the Merger Consideration, such Unvested Company Option shall be canceled without any cash payment or other consideration being made in respect thereof. Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, such Unvested Option Consideration will vest and become payable at the same time as the Unvested Company Option from which such Unvested Option Consideration was converted would have vested and been payable pursuant to its terms and shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company Option immediately prior to the Effective Time.

(b) Company PSUs.

(i) As of the Effective Time, each Company PSU that is vested in accordance with its terms and outstanding as of immediately prior to the Effective Time (each, a “Vested Company PSU”) shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Vested Company PSU based on the achievement of the applicable performance metrics at the level of performance for which such Vested Company PSU vested in accordance with its terms and (ii) the Merger Consideration (the “Vested PSU Consideration”).

(ii) As of the Effective Time, each Company PSU that is outstanding immediately prior thereto and that is not a Vested Company PSU (each, an “Unvested Company PSU”) shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Unvested Company PSU based on the achievement of the applicable performance metrics at the target level of performance and (ii) the Merger Consideration (the “Unvested PSU Consideration”). Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, such Unvested PSU Consideration will vest and become payable at the same time as the Unvested Company PSU from which such Unvested PSU Consideration was converted would have vested and been payable pursuant to its terms and shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company PSU immediately prior to the Effective Time (except that performance-based vesting metrics and criteria shall not apply from and after the Effective Time).

(c) Company RSAs. At the Effective Time, each Company RSA that is outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company RSA and (ii) the Merger Consideration (the “Unvested RSA Consideration”). Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, such Unvested RSA Consideration will vest and become payable at the same time as the Company RSA from which such Unvested RSA Consideration was converted would have vested and been payable pursuant to its terms and shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Company RSA immediately prior to the Effective Time; provided that the Company shall be permitted to accelerate the vesting of any unvested Company RSA if the holder thereof would be subject to Taxes in connection with the Closing as a result of the treatment contemplated by this Section 3.3(c).

(d) Company RSUs.

(i) As of the Effective Time, each Company RSU that is vested in accordance with its terms as of immediately prior to the Effective Time and each Company RSU held by a non-employee member of the Company Board, in either case, that is outstanding immediately prior to the Effective Time, (each, a “Vested Company RSU”) shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Vested Company RSU and (ii) the Merger Consideration (the “Vested RSU Consideration”).

(ii) As of the Effective Time, each Company RSU that is outstanding immediately prior thereto and that is not a Vested Company RSU (each, an “Unvested Company RSU”) shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Unvested Company RSU and (ii) the Merger Consideration (the “Unvested RSU Consideration”). Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, such Unvested RSU Consideration will vest and become payable at the same time as the Unvested Company RSU from which such Unvested RSU Consideration was converted would have vested and been payable pursuant to its terms and shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company RSU immediately prior to the Effective Time.

(e) Delivery of Company Equity Award Payments. Parent shall cause the Surviving Corporation to pay through the payroll system of the Surviving Corporation (to the extent applicable) the Vested Option Consideration, the Vested PSU Consideration, and the Vested RSU Consideration to each holder of a Vested Company Option, Vested Company PSU and Vested Company RSU, as applicable, less any required withholding Taxes and without interest, within five (5) Business Days following the Effective Time.

Section 3.7 Company ESPP. As soon as practicable following the date of this Agreement, the Company Board or a committee thereof shall adopt resolutions or take other actions as may be required to provide that (A) the Offering Period (as defined in the Company ESPP) in effect as of the date hereof shall be the final Offering Period (such period, the “Final Offering Period”) and no further Offering Period shall commence pursuant to the Company ESPP after the date hereof, and (B) each individual participating in the Final Offering Period on the date of this Agreement shall not be permitted to (x) increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect when the Final Offering Period commenced or (y) make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, except as may be required by applicable Law. Prior to the Effective Time, the Company shall take all action that may be necessary to, effective upon the consummation of the Merger, (A) cause the Final Offering Period, to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than ten (10) Business Days prior to the date on which the Effective Time occurs; (B) make any pro rata adjustments that may be necessary to reflect the Final Offering Period, but otherwise treat the Final Offering Period as a fully effective and completed Offering Period for all purposes pursuant to the Company ESPP; and (C) cause the exercise (as of no later than ten (10) Business Days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On such exercise date, the Company shall apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP, and such Common Shares shall be entitled to the Merger Consideration in accordance with Section 3.1(b). Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company shall terminate the Company ESPP.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Letter or in the Company SEC Documents filed by the Company prior to the date of this Agreement (other than any disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements” and any other disclosures included therein to the extent they are forward-looking in nature), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to be duly organized, validly existing or in good standing or to have such power and authority would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect. The Company’s Amended and Restated Certificate of Incorporation (as may be further amended from time to time, the “Company Certificate of Incorporation”) and the Company’s Amended and Restated Bylaws (as may be further amended from time to time, the “Company Bylaws”), in each case, as currently in effect, are included in the Company SEC Documents.

Section 4.2 Capitalization.

(a) As of March 31, 2022, the authorized capital stock of the Company consists of (i) 5,000,000,000 shares of Company Common Stock, 763,577,530 of which were issued and outstanding (including 1,386,850 Company RSAs), and none of which were held in treasury, and (ii) 200,000,000 shares of preferred stock, par value $0.000005 per share, of the Company, none of which were issued and outstanding. As of March 31, 2022, there were (i) 953,365 Company Options outstanding, (ii) 2,900,689 Company PSUs outstanding (assuming attainment of the applicable performance metrics at the target level of performance), (iii) 67,575,223 Company RSUs outstanding, and (iv) shares of Company Common Stock subject to outstanding purchase rights under the Company ESPP. Except as described above and other than the Stockholder Rights, the Existing Convertible Notes, the Company Warrant Confirmations and any issuances or grants (or promises or offers to issue or grant) Company Equity Awards since March 31, 2022 in connection with employee hiring, retention or promotions in the ordinary course of business in an amount less than 5,000,000 Company Equity Awards (assuming attainment of the applicable performance metrics at the target level of performance) in the aggregate, as of the date of this Agreement, there are no additional existing and outstanding (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries, except pursuant to the other than the Company ASR Confirmations and the Company Bond Hedging Transactions or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company, other than the Silver Lake Investment Agreement.

(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, all of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company or the relevant wholly owned Subsidiary (except for de minimis equity interests held by a Third Party for local regulatory reasons) and free and clear of all Liens except for restrictions imposed by applicable securities laws and Permitted Liens.

(c) Prior to the Closing, the Company will provide Parent with a correct and complete list, as of such date, of all outstanding Company Equity Awards, including the holder (by employee identification number), type of Company Equity Award, date of grant, number of shares of Company Common Stock underlying such award (and, if applicable, assuming achievement of the applicable performance metrics at the target level of performance), whether such Company Equity Award is intended to qualify as an “incentive stock option” under Section 422 of the Code, the equity plan pursuant to which the Company Equity Award was granted, and, where applicable, the exercise price per share and expiration date.

Section 4.3 Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, assuming the accuracy of the representations and warranties set forth in the second sentence of Section 5.8 and subject to obtaining the Company Stockholder Approval and the occurrence of the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, regardless of the outcome of such advisory vote (the “Company Stockholder Advisory Vote”), to consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, have been duly and validly authorized by all necessary corporate action by the Company, and assuming the accuracy of the representations and warranties set forth in the second sentence of Section 5.8 and except for the Company Stockholder Approval, the occurrence of the Company Stockholder Advisory Vote, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally (the “Enforceability Exceptions”).

(b) The Company Board has, by resolutions duly adopted by the unanimous vote of the directors at a duly held meeting (i) determined that the terms and conditions of this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company’s stockholders, (ii) authorized the execution and delivery of this Agreement and declared advisable and approved the consummation of the transactions contemplated by this Agreement, including the Merger, (iii) directed that this Agreement be submitted for consideration at a meeting of the Company’s stockholders and (iv) subject to the terms of this Agreement, resolved to recommend that the Company’s stockholders adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

Section 4.4 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will (i) violate any provision of the Company Certificate of Incorporation or the Company Bylaws or (ii) assuming the accuracy of the representations and warranties set forth in the second sentence of Section 5.8 and that the Consents, registrations, declarations, filings and notices referred to in Section 4.4(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) except with respect to the Existing Credit Agreement and the Existing Notes, result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any Company Material Contract (other than any Company Benefit Plan) , other than, in the case of clauses (ii) and (iii) any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have a Company Material Adverse Effect.

(b) No consent, approval, clearance, license, permit, order or authorization (each of the foregoing, a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries under applicable Law in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) the applicable reporting or other requirements of and filings with the SEC under the Exchange Act (including the filing of the Proxy Statement), (ii) the filing of the Certificate of Merger with the Secretary of State in accordance with the DGCL and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) the applicable requirements under corporation or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 8.6, (v) filings with the New York Stock Exchange, (vi) such other items required solely by reason of the participation of Parent or Acquisition Sub or any of their Affiliates in the transactions contemplated by this Agreement, (vii) compliance with and filings or notifications under the HSR Act and any other applicable U.S. or foreign competition, antitrust or merger control Laws (together with the HSR Act, “Antitrust Laws”), (viii) compliance with and filings or notifications under any applicable Foreign Investment Laws, and (ix) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Company Material Adverse Effect.

Section 4.5 Permits; Compliance With Laws.

(a) As of the date of this Agreement, the Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company and its Subsidiaries to carry on their respective business as it is now being conducted (the “Company Permits”) and all Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is in default or violation of any Law applicable to the Company, any of its Subsidiaries or by which any of their respective properties or assets are bound, except for any such defaults or violations that would not have a Company Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in Section 4.5(a) or this Section 4.5(b) is made with respect to Company SEC Documents or financial statements, “disclosure controls and procedures” or “internal control over financial reporting,” employee benefits matters, Intellectual Property Rights matters, Tax matters, which are addressed exclusively in Section 4.6 (Company SEC Documents; Financial Statements), Section 4.8 (Disclosure Controls and Procedures), Section 4.12 (Employee Benefit Plans), Section 4.14 (Intellectual Property Rights), Section 4.15 (Taxes), respectively.

Section 4.6 Company SEC Documents; Financial Statements.

(a) Since January 1, 2022, the Company has filed or furnished with the SEC all material forms, documents and reports required to be filed or furnished prior to the date of this Agreement by it with the SEC (such forms, documents and reports filed with the SEC, including any amendments or supplements thereto and any exhibits or other documents attached to or incorporated by reference therein, the “Company SEC Documents”). As of their respective dates, or, if amended or supplemented, as of the date of the last such amendment or supplement, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended or supplemented, as of the date of the last amendment or supplement) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(b) The consolidated financial statements (including all related notes) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and its consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, none of which would have a Company Material Adverse Effect, to the absence of notes and to any other adjustments described therein, including in any notes thereto) in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form or other rules under the Exchange Act).

Section 4.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in the proxy statement relating to the matters to be submitted to the Company’s stockholders at the Company Stockholders’ Meeting (such proxy statement and any amendments or supplements thereto, the “Proxy Statement”) shall, at the time the Proxy Statement is first mailed to the Company’s stockholders and at the time of the Company Stockholders’ Meeting to be held in connection with the Merger, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading at such applicable time, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied, or required to be supplied, by Parent or its Representatives in writing expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder.

Section 4.8 Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud to the Knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 4.9 Absence of Certain Changes or Events. Since January 1, 2022 and until the date of this Agreement, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business (other than as a result of COVID-19 and COVID-19 Measures or with respect to the Existing 2030 Notes or the transactions contemplated hereby) and (b) there has not been any adverse change, event, development or state of circumstances that has had a Company Material Adverse Effect.

Section 4.10 No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s financial statements (as amended or restated, as applicable) or the notes thereto included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business since December 31, 2021, (c) the Existing 2030 Notes, (d) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, including the Merger, or (e) for liabilities or obligations that would not have a Company Material Adverse Effect, as of the date of this Agreement, the Company and its Subsidiaries do not have any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or in the notes thereto) of the Company.

Section 4.11 Litigation. As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, that would have a Company Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving the Company or any of its Subsidiaries that would have a Company Material Adverse Effect. As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened in writing seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.12 Employee Benefit Plans.

(a) Prior to the Closing, the Company will provide a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan (which list may reference a form of such Company Benefit Plan). Prior to the Closing, the Company will make available to Parent a true and complete copy of each material Company Benefit Plan and all amendments thereto and a true and complete copy of the following items (in each case, only if applicable): (i) each trust or other funding arrangement; (ii) each current summary plan description and current summary of material modifications; (iii) the most recently filed annual report on IRS Form 5500; and (iv) the most recently received IRS determination letter or IRS opinion letter.

(b) Except as would not have a Company Material Adverse Effect:

(i) each of the Company Benefit Plans has been maintained, operated, administered and funded in accordance with its terms and in compliance with applicable Laws;

(ii) there are no claims pending, or, to the Knowledge of the Company, threatened actions, suits, disputes or claims (other than routine claims for benefits) against or affecting any Company Benefit Plan, by any employee or beneficiary covered under such Company Benefit Plan, as applicable, or otherwise involving such Company Benefit Plan;

(iii) neither the Company nor its Subsidiaries has any material obligations for post-termination health or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code); and

(iv) each Foreign Plan (A) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing, (B) that is intended to qualify for special Tax treatment meets all requirements for such treatment, and (C) if required to be fully funded or fully insured, is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws.

(e) If, and to the extent, the execution or delivery of this Agreement or the consummation of the Merger (either alone or in combination with another event) will: (i) entitle any Company Service Provider to any material payment; (ii) materially increase the amount or value of any benefit or compensation or other obligation payable or required to be provided to any Company Service Provider; (iii) accelerate the time of payment or vesting of amounts due to any Company Service Provider or accelerate the time of any funding (whether to a trust or otherwise) of compensation or benefits in respect of any of the Company Benefit Plans; (iv) give rise to the payment of any amount by the Company or any of its Subsidiaries that would be non-deductible by reason of Section 280G of the Code, then, prior to the Closing, the Company will provide a true and complete list of each Company Benefit Plan that would trigger any of (i) through (iv) above. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party by which it is required by its terms to compensate, gross-up, indemnify, or otherwise reimburse any Person for excise Taxes imposed pursuant to Section 4999 or Section 409A of the Code.

(f) Except as would not have a Company Material Adverse Effect, there are no claims pending, or, to the Knowledge of the Company, threatened actions, suits, disputes or claims (other than routine claims for benefits) against or affecting any Company Benefit Plan, by any employee or beneficiary covered under such Company Benefit Plan, as applicable, or otherwise involving such Company Benefit Plan.

(g) Except as would not have a Company Material Adverse Effect, neither the Company nor its Subsidiaries has any material obligations for post-termination health or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code).

(h) Except as would not have a Company Material Adverse Effect, each Foreign Plan (i) has been maintained, operated and administered in compliance with its terms and in compliance with applicable Laws; (ii) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (iii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; (iv) if required to be fully funded or fully insured, is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws; and (v) is not subject to any pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Foreign Plan, or otherwise involving any such Foreign Plan or the assets of any Foreign Plan, other than routine claims for benefits.

Section 4.13 Labor Matters. If, and to the extent that, the Company or any of its Subsidiaries is a party to or bound by any works council or collective bargaining agreement and no employees of the Company or any of its Subsidiaries are represented by a labor organization with respect to their employment with the Company or any of its Subsidiaries, then, prior to the Closing, the Company will provide a true and complete list of each such works council or collective bargaining agreement, or labor organization, as applicable. There are no labor related strikes, walkouts or work stoppages pending or, to the Knowledge of the Company, threatened in writing.

Section 4.14 Intellectual Property.

(a) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries solely and exclusively own all patents, trademarks, trade names, copyrights, Internet domain names, service marks, trade secrets and other intellectual property rights (the “Intellectual Property Rights”) purported to be owned by the Company and its Subsidiaries (the “Company Intellectual Property”), free and clear of all Liens, except Permitted Liens.

(b) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person, except for any such infringement, misappropriation or other violation that would not have a Company Material Adverse Effect. To the Knowledge of the Company, no other Person is infringing, misappropriating or otherwise violating any Company Intellectual Property, except for any such infringement, misappropriation or other violation as would not have a Company Material Adverse Effect.

The Company and its Subsidiaries are in compliance with all applicable Laws, Contracts to which the Company or its Subsidiaries are bound, and internal- and external-facing policies of the Company or its Subsidiaries, in each case, relating to privacy, data protection, and the collection and use of information that constitutes “personal information” under applicable Laws (“Personal Information”) collected, used or held for use by the Company or its Subsidiaries, except where the failure to be in compliance would not have a Company Material Adverse Effect.

(e) Neither the Company nor any of its Subsidiaries has experienced any unauthorized access to the information technology systems owned or used by the Company or its Subsidiaries or Personal Information collected, used, held for use or otherwise processed by the Company or its Subsidiaries, except as would not have a Company Material Adverse Effect.

Section 4.15 Taxes.

(a) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have timely filed all Tax Returns (taking into account any extensions) required to be filed, and such Tax Returns (taking into account all amendments thereto) are complete and accurate, and (ii) all Taxes required to be paid by the Company and its Subsidiaries have been paid.

(b) Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received written notice of any audit, examination, investigation or other proceeding from any Governmental Authority in respect of liabilities for Taxes of the Company or any of its Subsidiaries, which have not been fully paid or settled; (ii) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens; (iii) with respect to any tax years open for audit as of the date of this Agreement, neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; and (iv) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, by contract (other than contracts entered into in the ordinary course of business the primary purpose of which does not relate to Tax) or otherwise by operation of law.

(c) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) in any tax year for which the statute of limitations has not expired.

(d) The Company is not nor has been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(e) Except with respect to Section 4.12, the representations in this Section 4.15 are the sole and exclusive representations and warranties concerning Tax matters.

Section 4.16 Material Contracts.

(a) For purposes of this Agreement, “Company Material Contract” means any Contract (other than any Company Benefit Plan) to which the Company or any of its Subsidiaries is a party or by which their respective properties or assets are bound, except for this Agreement, that constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the Securities Act).

(b) Neither the Company nor any of its Subsidiaries is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary and, to the Knowledge of the Company, the other parties thereto, except such as would not have a Company Material Adverse Effect; provided that (i) such enforcement may be subject to the Enforceability Exceptions and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.17 RESERVED.

Section 4.18 RESERVED.

Section 4.19 Takeover Statutes. Assuming the accuracy of the representation contained in Section 5.8, the Company Board has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law inapplicable to this Agreement, the Merger or any other transactions contemplated by this Agreement.

Section 4.20 Vote Required. Assuming the accuracy of the representation contained in Section 5.8, the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote to adopt this Agreement (the “Company Stockholder Approval”) are the only votes of holders of securities of the Company that are required to consummate the Merger.

Section 4.21 Brokers. Except for Goldman Sachs & Co. LLC (“Goldman Sachs”), J.P. Morgan Securities LLC (“J.P. Morgan”) and Allen & Company LLC, each of whose fees and expenses shall be borne solely by the Company, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.22 Opinions of Financial Advisors. The Company Board has received the oral opinion of Goldman Sachs (to be followed by delivery of a written opinion as of the date hereof), to the effect that, as of such date, and based upon and subject to the limitations, qualifications and assumptions set forth in the written opinion of Goldman Sachs, the Merger Consideration to be paid to the holders of Company Common Stock (other than the Equity Investor, Parent and their respective Affiliates) pursuant to this Agreement is fair from a financial point of view to such holders. On or prior to the date of this Agreement, the Company Board has received the opinion of J.P. Morgan to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other factors set forth therein, the Merger Consideration to be paid to holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.23 Rights Agreement. The Company has taken all action necessary to render the Stockholder Rights Plan, inapplicable to the Merger and this Agreement and the transactions contemplated hereby.

Section 4.24 RESERVED.

Section 4.25 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, conditions (financial or otherwise), notwithstanding the delivery or disclosure to Parent and the Acquisition Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Acquisition Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate or budget relating to the Company, any of its Subsidiaries or their respective businesses or, (b) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent, Acquisition Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Merger, or the accuracy or completeness thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as disclosed in the Parent Disclosure Letter, Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification.

(a) Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate entity power and authority to conduct its business as it is now being conducted, except where the failure to be duly organized, validly existing or in good standing or to have such power and authority would not have a Parent Material Adverse Effect. Each of Parent and Acquisition Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect.

(b) As of the date of this Agreement, the authorized share capital of Acquisition Sub consists of 1,000 shares, $0.01 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent. Acquisition Sub was formed solely for the purpose of acquiring the Company, and it has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.

(c) As of the date of this Agreement, all of the issued and outstanding share capital of Parent is owned by the Equity Investor.

Section 5.2 Authority Relative to Agreement.

(a) Parent and Acquisition Sub have all necessary corporate power and authority to (a) execute and deliver this Agreement, (b) perform its covenants and obligations hereunder and (c) consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance of this Agreement by Parent and Acquisition Sub, and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, including the Merger, have been duly and validly authorized by all necessary corporate action by Parent and Acquisition Sub, and no other corporate action or proceeding on the part of Parent and Acquisition Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, except that such enforceability may be subject to the Enforceability Exceptions.

(b) The Parent Board has, by resolutions duly adopted by the unanimous vote of the directors, (i) adopted this Agreement and approved the consummation of the transactions contemplated by this Agreement, including the Merger, and (ii) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of Parent and its stockholders, as applicable. No vote of, or consent by, the holders of any class or series of capital stock of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise required by the certificate of incorporation or bylaws of Parent, applicable Law (including any stockholder approval provisions under the rules of any applicable securities exchange) or any Governmental Authority.

(c) The Acquisition Sub Board has, by resolutions duly adopted by the unanimous vote of the directors, (i) authorized the execution and delivery of this Agreement and declared advisable and approved the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) directed that this Agreement be submitted for consideration by Acquisition Sub’s sole stockholder and (iii) recommended that the sole stockholder of Acquisition Sub approve the Merger. Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has approved this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, and no further vote is required.

Section 5.3 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement will (i) violate any provision of Parent’s or its Subsidiaries’ certificates of incorporation or bylaws, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.3(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of any Contract to which Parent or any of its Subsidiaries is a party, or by which any of their respective properties or assets is bound, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries under applicable Law in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) the applicable reporting or other requirements of and filings with the SEC under the Exchange Act (including the filing of the Proxy Statement), (ii) the filing of the Certificate of Merger with the Secretary of State in accordance with the DGCL and appropriate documents with the relevant authorities of the other jurisdictions in which Parent or any of its Subsidiaries is qualified to do business, (iii) such filings as may be required in connection with the Taxes described in Section 8.6, (iv) such other items required solely by reason of the participation of the Company in the transactions contemplated by this Agreement, (v) compliance with and filings or notifications under the HSR Act, other Antitrust Laws (vi) compliance with and filings or notifications under any Foreign Investment Laws, and (vii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

Section 5.4 Financing. Parent has delivered to the Company true, correct and complete copies of the duly executed (i) debt commitment letter, dated as of April 25, 2022, among Morgan Stanley Senior Funding, Inc., the other financial institutions party thereto, Parent and Acquisition Sub, together with true, correct and complete copies of the executed fee letter related thereto (collectively, including all exhibits, schedules and annexes thereto, the “Bank Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions therein, the Debt Financing Sources party thereto have committed to lend the amounts set forth therein to Acquisition Sub for the purpose of funding a portion of the amounts required to fund the transactions contemplated by this Agreement (the “Bank Debt Financing”), (ii) debt commitment letter, dated as of April 25, 2022, among Morgan Stanley Senior Funding, Inc., the other financial institutions party thereto and X Holdings III, LLC, a Delaware limited liability company (the “Margin Loan Borrower”), together with true, correct and complete copies of the executed fee letter related thereto (collectively, including all exhibits, schedules and annexes thereto, the “Margin Loan Commitment Letter” and, together with the Bank Debt Commitment Letter, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions therein, the Debt Financing Sources party thereto have committed to lend the amounts set forth therein to the Margin Loan Borrower for the purpose of funding a portion of the amounts required to fund the transactions contemplated by this Agreement (the “Margin Loan Financing” and, together with the Bank Debt Financing, the “Debt Financing”) and (iii) an equity commitment letter from the Equity Investor, dated as of the date hereof (including all exhibits, schedules, annexes and amendments thereto as of the date of this Agreement, the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Financing Commitments”) pursuant to which the Equity Investor has committed to invest the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”); provided that the fee and other economic provisions (including “flex” provisions) of fee letters may be redacted in a customary manner so long as none of the redacted terms would (i) reduce the amount of the Debt Financing below the amount that is required to pay the Funded Obligations, (ii) impose any new condition or otherwise adversely amend, modify or expand any conditions precedent to the Debt Financing or (iii) affect the enforceability or impair the validity of, or prevent, impede or delay the consummation of, the Debt Financing at the Closing. As of the date hereof, each of Parent and Acquisition Sub has accepted and is a party to the Bank Debt Commitment Letter, the Margin Loan Borrower has accepted and is a party to the Margin Loan Commitment Letter, and the Financing Commitments are in full force and effect and, are legal, valid and binding obligations of the Equity Investor, Parent and Acquisition Sub or the Margin Loan Borrower, as applicable, and, to the knowledge of the Equity Investor, Parent, Acquisition Sub and the Margin Loan Borrower, each of the other parties thereto, enforceable in accordance with their respective terms against the Equity Investor, Parent, Acquisition Sub or the Margin Loan Borrower, as applicable, and, to the knowledge of Parent and Acquisition Sub, against each of the other parties thereto. As of the date hereof, the Financing Commitments, and the respective commitments or obligations thereunder, have not been withdrawn, terminated, reduced, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, reduction, repudiation, rescission, amendment, supplement or modification is contemplated by the Equity Investor, Parent, Acquisition Sub or the Margin Loan Borrower or, to the knowledge of Parent and Acquisition Sub, any other party thereto. None of the Equity Investor, Parent, Acquisition Sub, the Margin Loan Borrower nor any of their respective Affiliates has, nor has, to the knowledge of the Equity Investor, Parent, Acquisition Sub or the Margin Loan Borrower, any other party to the Financing Commitments, committed any breach or threatened breach of the performance, observance or fulfillment of any covenants, conditions or other obligations set forth in, or is in default under, any of the Financing Commitments. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute or result in a breach or default on the part of Parent, Acquisition Sub, Margin Loan Borrower or any of the other parties thereto (including the Financing Sources) under the Financing Commitments, (ii) constitute or result in a failure to satisfy a condition or other contingency set forth in the Financing Commitments, or (iii) otherwise result in any portion of the Debt Financing or the Equity Financing not being available on the Closing Date. None of the Equity Investor, Parent, Acquisition Sub or the Margin Loan Borrower, nor any of their respective Affiliates has any reason to believe (both before and after giving effect to any “flex” provisions contained in the Debt Commitment Letters) that it will be unable to satisfy, on a timely basis (and in any event, not later than the Closing), any condition to be satisfied by it (or otherwise within the Equity Investor’s, Parent’s, Acquisition Sub’s or the Margin Loan Borrower’s any of their respective Representatives’ or Affiliates’ control) contained in the applicable Financing Commitments or that the full amounts committed pursuant to the applicable Financing Commitments will not be available as of the Closing. There are no conditions precedent or other contingencies or conditions related to the Financing other than those conditions expressly set forth in the unredacted provisions of the Financing Commitments, and there are no side letters, understandings or other agreements, Contracts or arrangements of any kind relating to the Financing Commitments or the Financing that could adversely affect the availability, conditionality, enforceability or amount of the Financing contemplated by the Financing Commitments. As of the date of this Agreement, Parent, Acquisition Sub, the Margin Loan Borrower and/or their respective Affiliates have fully paid any and all commitment fees or other fees or deposits required by the applicable Financing Commitments to be paid on or before the date of this Agreement. The aggregate proceeds from the Financing are sufficient in amount to provide Parent and Acquisition Sub with the funds necessary to consummate the transactions contemplated hereby and to satisfy their obligations under this Agreement, including for Parent to pay (or cause to be paid) the aggregate amounts payable pursuant to Article II and the payment of all fees, costs and expenses to be paid by Parent related to the transactions contemplated by this Agreement, including such fees, costs and expenses relating to the Financing, and payment of all amounts in connection with the refinancing or repayment of any outstanding indebtedness of the Company required by this Agreement or the Financing Commitments (collectively, the “Funding Obligations”). Notwithstanding anything contained in this Agreement to the contrary, the Equity Investor, Parent and Acquisition Sub each acknowledge and affirm that it is not a condition to the Closing or to any of its obligations under this Agreement that the Equity Investor, Parent, Acquisition Sub and/or any of their respective Affiliates obtain any financing (including the Debt Financing) for any of the transactions contemplated by this Agreement. As of the date of this Agreement, the Equity Investor owns, directly or indirectly, all the issued and outstanding capital stock and other equity interests of the Margin Loan Borrower.

Section 5.5 Information Supplied. None of the information supplied or required to be supplied by or on behalf of Parent or any of its Representatives expressly for inclusion or incorporation by reference in the Proxy Statement shall, at the time it is first mailed to the Company’s stockholders and at the time of the Company Stockholders’ Meeting to be held in connection with the Merger, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.6 Brokers. Except for Morgan Stanley & Co. LLC, Bank of America Merrill Lynch and Barclays, each of whose fees and expenses shall be borne solely by Parent, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Acquisition Sub, or any of their respective Subsidiaries.

Section 5.7 Compliance With Laws.

(a) Neither the Parent, Acquisition Sub nor any of their Affiliates is in default or violation of any applicable Law, except for any such defaults or violations that would not have a Parent Material Adverse Effect.

(b) As of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened in writing against Parent, Acquisition Sub or any of their Affiliates, that would have a Parent Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the knowledge of Parent, investigation by any Governmental Authority involving Parent, Acquisition Sub or any of their Affiliates or any of the transactions contemplated hereby that would have a Parent Material Adverse Effect.

Section 5.8 Ownership of Company. As of the date hereof, the Equity Investor, Parent and Acquisition Sub beneficially own, in the aggregate, 73,115,038 shares of Company Common Stock

(the “Parent Owned Shares”). None of Parent, Acquisition Sub or any of their respective directors, officers, general partners or Affiliates has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the three years prior to the date of this Agreement.

Section 5.9 Solvency. Neither Parent nor Acquisition Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Parent is Solvent as of the date of this Agreement, and each of Parent and the Company and its Subsidiaries (on a consolidated basis) will, after giving effect to the Merger or any other transaction contemplated by this Agreement, including the funding of the Financing, payment of the Funding Obligations, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and immediately after the Closing. As used in this Section 5.8, the term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and, after the Closing, Parent and the Surviving Corporation and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) will exceed their debts, (b) Parent and, after the Closing, Parent and the Surviving Corporation and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) Parent has and, after the Closing, the Surviving Corporation and its Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.8, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.10 Parent Guarantee. Parent has furnished the Company with a true, complete and correct copy of the Parent Guarantee. The Parent Guarantee is in full force and effect and has not been amended, modified or terminated. The Parent Guarantee is a (i) legal, valid and binding obligation of the Guarantor and of each of the parties thereto and (ii) enforceable in accordance with its respective terms against the Guarantor and each of the other parties thereto. There is no default under the Parent Guarantee by the Guarantor, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Guarantor.

Section 5.11 Acknowledgment of Disclaimer of Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article V, in the Equity Commitment Letter and in the Guarantee none of Parent, Acquisition Sub or any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent or Acquisition Sub or their Affiliates or their respective business, operations, assets, liabilities, conditions (financial or otherwise), notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Each of Parent and Acquisition Sub has conducted, to its satisfaction, its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiaries. In making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Acquisition Sub has relied solely on the results of its own independent review and analysis and the covenants, representations and warranties of the Company contained in this Agreement. Parent and Acquisition Sub hereby acknowledge that, notwithstanding anything contained in this Agreement to the contrary, (i) neither the Company nor any of its Subsidiaries, nor any other Person, makes or has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, in each case, other than those expressly given solely by the Company in Article IV; and (ii) neither Parent nor Acquisition Sub is relying on any express or implied representation or warranty, or the accuracy or the completeness of the representations and warranties set forth in Article IV, with respect to the Company or any of its Subsidiaries or their respective business or operations, in each case, other than those expressly given solely by the Company in Article IV.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as may be required by Law, (b) as may be agreed to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (c) as may be expressly required or permitted pursuant to this Agreement, or (d) as set forth in Section 6.1 of the Company Disclosure Letter, (x) the Company shall use its commercially reasonable efforts to conduct the business of the Company and its Subsidiaries in the ordinary course of business (except with respect to actions or omissions that constitute COVID-19 Measures), and to the extent consistent therewith, the Company shall use its commercially reasonable efforts to preserve substantially intact the material components of its current business organization, and to preserve in all material respects its present relationships with key customers, suppliers and other Persons with which it has material business relations; provided that no action by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of this Section 6.1 shall be deemed a breach of this sentence, unless such action would constitute a breach of such relevant provision; and (y) the Company shall not, and shall not permit any of its Subsidiaries to (except for actions or omissions that constitute COVID-19 Measures, following reasonable prior consultation with Parent):

(a) amend or otherwise change, in any material respect, the Company Certificate of Incorporation or the Company Bylaws (or, except in the ordinary course of business, such equivalent organizational or governing documents of any of its Subsidiaries);

(b) split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights (except in connection with (i) the acceptance of shares of Company Common Stock as payment for the per share exercise price of the Company Options or as payment for Taxes incurred in connection with the exercise, vesting and/or settlement of Company Equity Awards, in each case, in accordance with the applicable Company Benefit Plan, (ii) the forfeiture of Company Equity Awards), (iii) pursuant to the exercise of purchase rights under the Company ESPP or (iv) pursuant to other than the Company ASR Confirmations and the Company Bond Hedge Transactions;

(c) except as permitted pursuant to Section 6.1(f), issue, sell, pledge, dispose, encumber or grant any shares of its or its Subsidiaries’ capital stock or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or equity interests except for transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries; provided, however, that the Company may issue shares of Company Common Stock upon the exercise of any Vested Company Option or payment of any other Company Equity Award that becomes vested, pursuant to the exercise of purchase rights under the Company ESPP or to satisfy any obligations under the Existing Convertible Notes;

(d) other than any shares of the Company Common Stock issuable upon conversion of any series of Existing Convertible Notes in accordance with their terms, authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

(e) except as required pursuant to existing Company Benefit Plans, (i) increase the compensation payable or to become payable or benefits provided or to be provided to any Company Service Provider except for increases in cash compensation or benefits to Company Service Providers in the ordinary course of business consistent with past practice, (ii) grant or provide any severance or termination payments or benefits to any Company Service Provider other than the payment of severance amounts or benefits in the ordinary course of business consistent with past practice and subject to the execution and non-revocation of a release of claims in favor of the Company and its Subsidiaries, (iii) provide any obligation to gross-up, indemnify or otherwise reimburse any Company Service Provider for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code, (iv) accelerate the time of payment or vesting of, or the lapsing of restrictions related to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any Company Service Provider, or (v) establish, amend or terminate any Company Benefit Plan (or any plan, program, arrangement or agreement that would be a Company Benefit Plan if it were in existence on the date hereof) other than (x) entry into, amendment or termination of any Company Benefit Plan in a manner that would not materially increase costs to the Company, Parent or the Surviving Corporation or any of their affiliates, or materially increase the benefits provided under any Company Benefit Plan or (y) new hire offer letters entered into in the ordinary course and consistent with past practices;

(f) except in the ordinary course of business and consistent with past practice (including with regard to aggregate grant date value, terms and allocation) or as may be required by the terms of a Company Benefit Plan in effect as of the date hereof, grant, confer or award any Company Equity Awards or other equity-based awards, convertible securities or any other rights to acquire any of its or its Subsidiaries’ capital stock, whether settled in cash or shares of Company Common Stock;

(g) unless required by Law or pursuant to existing written Company Benefit Plans, (i) enter into or materially amend any collective bargaining or other labor agreement with any labor organization or (ii) recognize or certify any labor organization or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(i) (i) acquire (including by merger, consolidation, or acquisition of stock or assets), except in respect of any merger, consolidation, business combination among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, or (ii) sell, lease, license, abandon or otherwise subject to a Lien other than a Permitted Lien or otherwise dispose of any material properties, rights or assets of the Company or its Subsidiaries other than (A) sales of inventory in the ordinary course of business, (B) licenses of Company Intellectual Property in the ordinary course of business, or (C) pursuant to agreements existing as of the date of this Agreement or entered into after the date of this Agreement in accordance with the terms of this Agreement;

(j) incur, or amend in any material respect the terms of, any indebtedness for borrowed money for any of its Subsidiaries, or assume or guarantee any such indebtedness for any Person (other than a Subsidiary), except for indebtedness incurred (i) under the Company’s existing credit facilities or incurred to replace, renew, extend, refinance or refund any existing indebtedness of the Company or its Subsidiaries on terms and conditions not materially less favorable to the Company and its

Subsidiaries than, taken as a whole, the terms or conditions of the replaced, renewed, extended, refinanced or refunded debt or otherwise are not inconsistent with prevailing market conditions for substantially similar indebtedness at such time, as determined by the Company in good faith, (ii) pursuant to other agreements in effect prior to the execution of this Agreement, (iii) under capital leases, purchase money financing, equipment financing and letters of credit in the ordinary course of business, (iv) between or among the Company and/or any of its Subsidiaries or (v) otherwise in the ordinary course of business;

(k) enter into, or amend in any material respect, any Company Material Contract with a term longer than one (1) year which cannot be terminated without material penalty upon notice of ninety (90) days or less other than (x) in the ordinary course of business or (y) which would not have a Company Material Adverse Effect;

(l) make any material change to its methods of accounting in effect at December 31, 2021, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, (iii) as required by a change in applicable Law, (iv) as disclosed in the Company SEC Documents or (v) to the extent that such change would not have a Company Material Adverse Effect;

(m) make or change any Tax election or accounting method, settle or compromise any Tax claim or assessment, file any amended Tax Return, or consent to any extension or waiver of any limitation period with respect to any Tax claim or assessment, except, in each case, that would not have a Company Material Adverse Effect;

(n) solely with respect to the Company, adopt or enter into a plan of complete or partial liquidation or dissolution;

(o) settle or compromise any litigation other than (i) in the ordinary course of business or (ii) settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by the Company or otherwise covered by insurance) in settlement or compromise, in each case, does not exceed $25 million;

(p) adopt a stockholder rights plan (or other similar agreement, plan or arrangement having a similar intent, purpose or effect) that would be triggered (or whose rights would be affected in any way) by the consummation of the transactions contemplated hereby, including the Merger; or

(q) except as otherwise permitted by clauses (a) through (p) above, enter into any agreement to do any of the foregoing.

Section 6.2 Preparation of the Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the date of this Agreement, (i) the Company shall prepare the Proxy Statement, (ii) Parent and Acquisition Sub shall furnish to the Company all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement and shall promptly provide such other assistance in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time, and (iii) subject to the receipt from Parent and Acquisition Sub of the information described in clause (ii) above, the Company shall file the Proxy Statement with the SEC. The Company shall, as promptly as practicable after receipt thereof, provide Parent with copies of any written comments, and advise Parent of any oral comments, with respect to the Proxy Statement received from the SEC. The Company shall use its reasonable best efforts (with the assistance of, and after consultation with, Parent as provided by this Section 6.2(a)) to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement. No filing or mailing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be considered by the Company in good faith) (except as required by applicable Law or in connection with and an Adverse Board Recommendation Change.

(b) If, at any time prior to the Company Stockholders’ Meeting, any information relating to Parent, Acquisition Sub or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent, Acquisition Sub or the Company that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain an untrue statement or omit to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made) not misleading, the party that discovers such information shall promptly notify the other parties hereto, and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the Company’s stockholders in accordance with applicable Law.

(c) The Company shall, as promptly as practicable following the date on which the SEC confirms that it has no further comments on the Proxy Statement, (i) establish a record date, for and give notice of a meeting of its stockholders, for the purpose of voting upon the approval of the Merger, holding the Company Stockholder Advisory Vote and voting on customary matters of procedure (together with any postponement, adjournment or other delay thereof, the “Company Stockholders’ Meeting”), (ii) cause the Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Stockholders’ Meeting and (iii) duly call, convene and hold the Company Stockholders’ Meeting; provided that the Company may postpone or adjourn the Company Stockholders’ Meeting (on one or more occasions) (A) with the consent of Parent and Acquisition Sub, (B) for the absence of a quorum, (C) to allow reasonable additional time for any supplemental or amended disclosure that the Company has determined in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders’ Meeting, (D) to allow additional solicitation of votes in order to obtain the Company Stockholder Approval or (E) if required by applicable Law. Subject to the right of the Company Board to make an Adverse Board Recommendation Change pursuant to Section 6.5, Company Board Recommendation include the Company Board Recommendation in the Proxy Statement, and, unless there has been an Adverse Board Recommendation Change pursuant to Section 6.5, the Company shall use commercially reasonable efforts to solicit proxies in favor of the Company Stockholder Approval at the Company Stockholders’ Meeting.

(d) The Equity Investor, Parent and Acquisition Sub shall not sell or dispose any shares of Company Common Stock while this Agreement is in effect, and shall cause their controlled Affiliates to, cause Parent Owned Shares and all other shares of Company Common Stock beneficially as of the record date for the Company Stockholder Meeting owned by them to be (A) present at the Company Stockholder Meeting for quorum purposes; and (B)  voted at the Company Stockholder Meeting in favor of the adoption of this Agreement.

Section  6.3 Efforts to Close; Regulatory Filings.

(a) Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 6.5), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions to the Merger set forth in Article VII to be satisfied, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, Consents and approvals from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger; (ii) the obtaining of all other necessary Consents, approvals or waivers from Third Parties; (iii) the defending of any lawsuits or other legal proceedings through the Termination Date, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including the Merger, performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each of the parties hereto shall (x) promptly (and in no event later than ten (10) Business Days following the date that this Agreement is executed) make its respective filings under the HSR Act, and (y) as promptly as reasonably practicable, make any other applications and filings as are mutually agreed by Parent and the Company, acting reasonably, to be (i) material and (ii) required or advisable under any Antitrust Laws or Foreign Investment Laws with respect to the transactions contemplated by this Agreement, including the Merger. Notwithstanding anything in this Agreement to the contrary, except as expressly provided in Section 7.1(b) or Section 7.1(c), obtaining any Consent of any Third Party, approvals or waivers referenced in this Section 6.3(a) above or otherwise shall not be considered a condition to the obligations of Parent and Acquisition Sub to consummate the Merger.

(b) The Equity Investor, Parent and Acquisition Sub agree to take promptly any and all steps necessary to avoid or eliminate each and every impediment and obtain all Consents, actions, non-actions, approvals or waivers (or, as applicable, expiration or termination of the waiting periods with respect thereto) under any Antitrust Laws, Foreign Investment Laws (or, as applicable, expiration or termination of the waiting periods with respect thereto) or other Law that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case, with competent jurisdiction, so as to enable the parties to consummate the transactions contemplated by this Agreement, including the Merger, as promptly as practicable, but prior to the Termination Date, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale or other disposition of such assets or businesses as are required to be divested or (ii) the acceptance of restrictions on freedom of action, conduct, or operations with respect to the business of Company, in the case of the foregoing clauses (i) or (ii) in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by this Agreement as promptly as practicable. Further, the Equity Investor, Parent and Acquisition Sub will take such actions as are necessary in order to ensure that (x) no requirement for any non-action by, or Consent or approval of, any foreign or U.S. federal, state or local Governmental Authority, (y) no decree, judgment, injunction, temporary restraining order or any other Order in any suit or proceeding and (z) no other matter relating to any Antitrust Laws or Foreign Investment Laws, would preclude consummation of the Merger by the Termination Date. Notwithstanding the foregoing, nothing in Section 6.3(a), Section 6.3(b) (including with respect to the foregoing clauses (i) and (ii)), or any other part of this Agreement shall require or obligate Parent, Acquisition Sub, or any of their respective Affiliates to (xx) propose, take, or agree to take any actions that would individually or in the aggregate have a material adverse effect on the business, assets, or financial condition of the Company and its Subsidiaries, taken as a whole or (yy) propose, negotiate, effect or agree to, the sale, divestiture, lease, license, hold separate, transfer, or disposition of, or any restriction on the freedom of action with respect to, any assets, business, or equity holdings of, or held or controlled directly or indirectly by, Equity Investor or any Affiliate of Parent (other than Parent, Acquisition Sub or Company after giving effect to the Merger and subject to the restrictions in subpart (xx) of this paragraph).

(c) Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any presentations or submissions to a Governmental Authority, (iii) cooperating in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority, (iv) providing each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all material written communications (including applications, analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger or any other transactions, (v) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent reasonably practical and not prohibited by such Governmental Authority, and (vi) supplying each other with copies of all material correspondence, or communications between any party and any Governmental Authority with respect to this Agreement (provided that such materials may be limited to counsel as required or advisable under applicable Law and may be redacted to remove valuation material). The parties agree that Parent shall control the strategy for all filings, notifications, submissions, and communications, proposals and litigation in connection with any filing, notice, petition, statement, registration, submission of information, application or similar filing under the Antitrust Laws after consulting with, and considering in good faith the view of the Company relating to such strategy.

Section 6.4 Access to Information; Confidentiality. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the representatives, officers, directors, employees, agents, attorneys, accountants and financial advisors (“Representatives”) of Parent reasonable access (at Parent’s sole cost and expense), in a manner not disruptive in any material respect to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable written notice throughout the period commencing on the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested in writing, in each case, for any reasonable business purpose related to the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Acquisition Sub if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party, or (iii) jeopardize any attorney-client or other legal privilege. No investigation or access permitted pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Each of Parent and Acquisition Sub agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.4 (or otherwise pursuant to this Agreement) for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement. Parent will use its reasonable best efforts to minimize any disruption to the respective business of the Company and its Subsidiaries that may result from requests for access under this Section 6.4 and, notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law as a result of COVID-19 or any COVID-19 Measures. Prior to any disclosure, the Company and Parent shall enter into a customary confidentiality agreement with respect to any information obtained pursuant to this Section 6.4 (or otherwise pursuant to this Agreement).

Section 6.5 Non-Solicitation; Competing Proposals.

(a) From the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall, and shall cause each of its directors, executive officers and Subsidiaries to, and shall instruct its other Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal, and the Company further agrees that it shall promptly request that all non-public information previously provided in the past twelve (12) months by or on behalf of the Company or any of its Subsidiaries to any Persons that might reasonably be expected to consider making a Competing Proposal be promptly returned or destroyed in accordance with the terms of the applicable confidentiality agreement. Except as otherwise provided in this Section 6.5, from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, shall cause each of its directors, executive officers and Subsidiaries not to, and shall instruct its other Representatives not to, (i) solicit, initiate, knowingly encourage or knowingly facilitate, whether publicly or otherwise, any substantive discussion, offer or request that constitutes, or would reasonably be expected to lead to, a Competing Proposal and (ii) engage in negotiations or substantive discussions with (it being understood that the Company may inform Persons of the provisions contained in this Section 6.5), or furnish any material non-public information to, any Person relating to a Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal; provided that, notwithstanding the foregoing, the Company shall be permitted to grant a waiver of or terminate any “standstill” or similar obligation of any Person with respect to the Company or any of its Subsidiaries to allow such Person to submit a Competing Proposal.

(b) From the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, as promptly as reasonably practicable, and in any event within one (1) Business Day of receipt by the Company or any of its directors, executive officers or Subsidiaries of any Competing Proposal or any request that would reasonably be expected to lead to the making of a Competing Proposal, the Company shall deliver to Parent a written notice setting forth: (i) the identity of the Person making such Competing Proposal or request; and (ii) the material terms and conditions of any such Competing Proposal. The Company shall keep Parent reasonably informed of any material amendment or other modification of any such Competing Proposal or request on a prompt basis, and in any event within two (2) Business Days following the Company’s receipt in writing of such an amendment or modification.

(c) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval, in the event that the Company receives a Competing Proposal from any Person or group of Persons, (i) the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (ii) the Company, the Company Board and their respective Representatives may engage in negotiations or discussions with, or furnish any information and other access to, any Person or group of Persons making such Competing Proposal and any of its Representatives or potential sources of financing if the Company Board determines in good faith (after consultation with its legal counsel and financial advisors) that such Competing Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal; provided that (x) prior to furnishing any material non-public information concerning the Company or its Subsidiaries, the Company receives from such Person or group, to the extent that such Person or group is not already subject to a confidentiality agreement with the Company, an executed confidentiality agreement containing customary confidentiality terms, it being understood that such confidentiality agreement need not contain a standstill provision or otherwise restrict the making, or amendment, of a Competing Proposal (and related communications) to the Company or the Company Board (such confidentiality agreement, an “Acceptable Confidentiality Agreement”) and (y) any such material non-public information so furnished in writing shall be promptly made available to Parent to the extent that it was not previously made available to Parent or its Representatives. For the avoidance of doubt, none of (A) the determination, in itself with no further action, by the Company Board that a Competing Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal or (B) the public disclosure, in itself, of such determination will constitute an Adverse Board Recommendation Change or violate this Section 6.5.

(d) Except as otherwise provided in this Agreement, the Company Board shall not (i) (A) publicly recommend that the Company’s stockholders vote against the adoption of this Agreement and the approval of the transactions contemplated by this Agreement, including the Merger, or make any public statement or knowingly take any action with a similar intent, purpose or effect, or (B) approve or recommend, or propose publicly to approve or recommend, to the Company’s stockholders any Competing Proposal (any action described in this clause (i) being referred to as an “Adverse Board Recommendation Change”), or (ii) approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding or definitive merger or similar agreement with respect to any Competing Proposal (other than an Acceptable Confidentiality Agreement). Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Company Stockholder Approval, the Company Board may (i) make an Adverse Board Recommendation Change in response to an event, occurrence, change, effect, condition, development or state of facts or circumstances (other than related to a Competing Proposal or Superior Proposal, or any proposal that constitutes or would reasonably be expected to lead to a Competing Proposal or Superior Proposal) that was neither known to, nor reasonably foreseeable by, the Company Board as of the date of this Agreement (or, if known, the consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement) (an “Intervening Event”) (where, for the avoidance of doubt, (x) the fact, in itself, that the Company meets or exceeds projections, forecasts or estimates (it being understood that the underlying causes of (or contributors to) such performance that are not otherwise excluded from the definition of Intervening Event may be taken into account) and (y) changes, in themselves, in the price of the Company Common Stock or the trading volume thereof shall be considered known and reasonably foreseeable occurrences (it being understood that the underlying causes of (or contributors to) such changes in price or trading volume that are not otherwise excluded from the definition of Intervening Event may be taken into account)) if the Company Board has determined in good faith (after consultation with its legal counsel and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under applicable Law; or (ii) (x) make an Adverse Board Recommendation Change if the Company has received a Competing Proposal that the Company Board has determined in good faith (after consultation with its legal counsel and financial advisors) constitutes a Superior Proposal, and (y) authorize, adopt or approve such Superior Proposal and cause or permit the Company to enter into a definitive agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement pursuant to Section 8.1(c)(ii); provided, however, that (1) no Adverse Board Recommendation Change may be made and no termination of this Agreement pursuant to this Section 6.5(d) and Section 8.1(c)(ii) may be effected, in each case, until the end of the fourth (4th) full Business Day following Parent’s receipt of a written notice from the Company advising Parent that the Company Board intends to make an Adverse Board Recommendation Change (a “Notice of Adverse Board Recommendation Change”) or terminate this Agreement pursuant to this Section 6.5(d) and Section 8.1(c)(ii) (a “Notice of Superior Proposal”); and (2) during such period, if requested by Parent, the Company and its Representatives shall negotiate with Parent and its Representatives in good faith (to the extent Parent so desires to negotiate) to make adjustments to the terms and conditions of this Agreement so that either the failure to make an Adverse Board Recommendation Change in response to such Intervening Event would no longer reasonably be expected to be inconsistent with the Company’s directors’

fiduciary duties under applicable Law or such Competing Proposal would cease to constitute a Superior Proposal, as appropriate, and (3) in determining whether to make such Adverse Board Recommendation Change or terminate this Agreement pursuant to this Section 6.5(d) and Section 8.1(c)(ii), the Company Board shall take into account any changes to the terms of this Agreement timely proposed by Parent in response to a Notice of Adverse Recommendation or a Notice of Superior Proposal (as may be extended). Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.5(d) with respect to such new Superior Proposal; provided that the new notice period shall be three (3) Business Days. For the avoidance of doubt, none of (A) the delivery, in itself, of a Notice of Adverse Board Recommendation or a Notice of Superior Proposal or (B) the public disclosure, in itself, of such delivery will constitute an Adverse Board Recommendation Change or violate this Section 6.5.

(f) Nothing in this Agreement shall restrict the Company or the Company Board from taking or disclosing a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law (it being agreed that a “stop, look and listen” communication by the Company Board to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Board Recommendation Change or give rise to a Parent termination right pursuant to Section 8.1(d)(ii)). For the avoidance of doubt, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that (A) describes the Company’s receipt of a Competing Proposal; (B) identifies the Person or group of Persons making such Competing Proposal; (C) provides the material terms of such Competing Proposal; or (D) describes the operation of this Agreement with respect thereto will not, in any case, be deemed to be (1) an adoption, approval or recommendation with respect to such Competing Proposal; or (2) an Adverse Board Recommendation Change.

(g) For purposes of this Agreement:

(i) “Competing Proposal” shall mean any proposal or offer made by any Person (other than Parent, Acquisition Sub or any Affiliate thereof) or group (as defined in Section 13(d)(3) of the Exchange Act) of Persons (i) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of fifteen percent (15%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction; or (B) any one or more assets or businesses of the Company and its Subsidiaries that constitute fifteen percent (15%) or more of the revenues or assets of the Company and its Subsidiaries, taken as a whole; (ii) with respect to the issuance, sale or other disposition, directly or indirectly, to any Person (other than Parent, Acquisition Sub or any Affiliate thereof) or group (as defined in Section 13(d)(3) of the Exchange Act) of Persons of securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing fifteen percent (15%) or more of the voting power of the Company; or (z) with respect to any merger, consolidation, business combination, recapitalization, reorganization or other transaction involving the Company or its Subsidiaries pursuant to which any Person (as defined in Section 13(d)(3) of the Exchange Act) or group of Persons would have beneficial ownership (as defined pursuant to Section 13(d)(3) of the Exchange Act) of securities representing fifteen percent (15%) or more of the total outstanding equity securities of the Company after giving effect to the consummation of such transaction.

(iii) “Superior Proposal” shall mean a Competing Proposal (with all percentages in the definition of Competing Proposal increased to ninety percent (90%)) made by a Third Party on terms that the Company Board determines in good faith (after consultation with its legal counsel and financial advisors) and considering such factors as the Company Board considers to be appropriate, are more favorable to the Company’s stockholders than the transactions contemplated by this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Competing Proposal under the provisions of Section 6.5(d)).

Section 6.6 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers and employees, if any (the foregoing persons, the “D&O Indemnified Parties”), as the case may be, of the Company or its Subsidiaries as provided in their respective organizational documents as in effect on the date of this Agreement or in any Contract shall survive the Merger and shall continue in full force and effect. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated by this Agreement), to the fullest extent that the Company or its Subsidiaries would be permitted by applicable Law and to the fullest extent required by the organizational documents of the Company or its Subsidiaries as in effect on the date of this Agreement. Parent shall cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the D&O Indemnified Parties than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the date of this Agreement, which provisions thereafter shall not, for a period of six (6) years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.

(b) Without limiting the provisions of Section 6.6(a), to the fullest extent that the Company would be permitted by applicable Law to do so, Parent shall or shall cause the Surviving Corporation to: (i) indemnify and hold harmless each D&O Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any alleged action or omission in such D&O Indemnified Party’s capacity as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time; or (B) this Agreement or the transactions contemplated by this Agreement and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon confirmation by the D&O Indemnified Party of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification applicable to him or her and a customary written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct for indemnification was not met. Any determination required to be made with respect to whether the conduct of any D&O Indemnified Party complies or complied with any applicable standard shall be made by independent legal counsel selected by the D&O Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, and the fees of such counsel shall be paid by the Surviving Corporation. Notwithstanding anything to the contrary contained in this Section 6.6(b) or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation.

(c) Unless the Company shall have purchased a “tail” policy prior to the Effective Time as provided below, for at least six (6) years after the Effective Time, (i) Parent shall cause the Surviving Corporation and its other Subsidiaries to maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance and fiduciary insurance in effect as of the date of this Agreement and maintained by the Company or any of its Subsidiaries, as applicable (the “Existing D&O Insurance Policies”), or provide substitute policies for the Company and its current and former directors and officers who are currently covered by such Existing D&O Insurance Policies, in either case, on terms and conditions no less advantageous to the D&O Indemnified Parties, or any other Person entitled to the benefit of this Section 6.6, as applicable, than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated by this Agreement (provided that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premiums currently paid by the Company or any of its Subsidiaries, as applicable, on an annualized basis, but in such case shall purchase as much of such coverage as possible for such amount) and (ii) Parent shall not, and shall not permit the Surviving Corporation or its other Subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time. In lieu of such insurance, prior to the Effective Time, the Company may purchase a six (6) year “tail” prepaid policy on such terms and conditions (provided that the premium for such insurance shall not exceed three hundred percent (300%) of the aggregate annual premiums currently paid by the Company or any of its Subsidiaries, as applicable, on an annualized basis), in which event Parent shall cease to have any obligations under the first sentence of this Section 6.6(c).

(d) In the event that Parent, the Surviving Corporation, any of the Company’s Subsidiaries or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent, the Surviving Corporation or any such Subsidiary assumes the obligations set forth in this Section 6.6.

(e) The D&O Indemnified Parties to whom this Section 6.6 applies shall be third-party beneficiaries of this Section 6.6. The provisions of this Section 6.6 are intended to be for the benefit of each D&O Indemnified Party and his or her successors, heirs or representatives. The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 6.6. The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other applicable rights such D&O Indemnified Party may have under the respective organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. Notwithstanding any other provision of this Agreement, this Section 6.6 shall survive the consummation of the Merger indefinitely (or any earlier period actually specified in this Section 6.6) and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by the D&O Indemnified Parties and their successors, heirs or representatives.

(f) Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its

Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.6 is not prior to or in substitution for any such claims pursuant to such policies or agreements. Following the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 6.6 shall not be terminated or modified in any manner adverse to the rights of any D&O Indemnified Party without the consent of such affected D&O Indemnified Party.

Section 6.7 Notification of Certain Matters. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Merger or the other transactions contemplated by this Agreement. The parties agree and acknowledge the Company’s, on the one hand, and Parent’s, on the other hand, compliance or failure of compliance with this Section 6.7 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(a) or Section 7.3(a), respectively, shall have been satisfied with respect to performance in all material respects with this Section 6.7.

Section 6.8 Public Announcements. Except as otherwise contemplated by Section 6.5, so long as this Agreement is in effect, the Company, Parent and Acquisition Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement, and none of the parties hereto or their Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement to which any party hereto is subject, in which case the party required to make such disclosure shall use its reasonable best efforts to allow, to the extent legally permitted, each other party reasonable time to comment on such disclosure in advance of its issuance, or is consistent with prior communications previously consented to by the other parties. In addition, the Company may, without Parent or Acquisition Sub’s consent, communicate to its employees, customers, suppliers and consultants; provided that such communication is consistent with prior communications of the Company or any communications plan previously agreed to by Parent and the Company, in which case such communications may be made consistent with such plan. Notwithstanding the foregoing, the restrictions set forth in this Section 6.8 shall not apply in connection with any Adverse Board Recommendation Change or dispute between the parties regarding this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, the Equity Investor shall be permitted to issue Tweets about the Merger or the transactions contemplated hereby so long as such Tweets do not disparage the Company or any of its Representatives.

Section 6.9 Employee Benefits.

(a) Continuing Employee Benefits. Employees of the Company or its Subsidiaries immediately prior to the Effective Time who remain employees of Parent, the Surviving Corporation or any of their Affiliates following the Effective Time are hereinafter referred to as the “Continuing Employees.” For the period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time (the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their

Affiliates to, provide for each Continuing Employee (i) at least the same base salary and wage rate, (ii) short- and long-term target incentive compensation opportunities that are no less favorable in the aggregate than those provided to each such Continuing Employee immediately prior to the Effective Time (provided that Parent shall not be obligated to provide such incentives in the form of equity or equity-based awards) and (iii) employee benefits (excluding equity and equity-based awards) which are substantially comparable in the aggregate (including with respect to the proportion of employee cost) to those provided to such Continuing Employee immediately prior to the Effective Time. Without limiting the generality of the foregoing, during the Continuation Period, Parent shall provide, or shall cause the Surviving Corporation or any of their Affiliates to provide severance payments and benefits to each Continuing Employee whose employment is terminated during such period that are no less favorable than those applicable to the Continuing Employee immediately prior to the Effective Time under the Company Benefit Plans.

(b) Parent agrees that the Surviving Corporation shall cause the Surviving Corporation’s employee benefit plans established following the Closing Date (if any) and any other employee benefit plans covering the Continuing Employees following the Effective Time (collectively, the “Post-Closing Plans”), to recognize the service of each Continuing Employee (to the extent such service was recognized by the Company) for purposes of eligibility, vesting and determination of the level of benefits (but not for benefit accrual purposes under a defined benefit pension plan) under the Post-Closing Plans, to the extent such recognition does not result in the duplication of any benefits.

(c) For the calendar year including the Effective Time, the Continuing Employees shall not be required to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under the Post-Closing Plans that provide medical, dental and other welfare benefits (collectively, the “Post-Closing Welfare Plans”) to the extent amounts were previously credited for such purposes under comparable Company Benefit Plans that provide medical, dental and other welfare benefits.

(d) As of the Effective Time, any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in such Post-Closing Welfare Plans shall be waived with respect to the Continuing Employees (except to the extent any such waiting period, pre-existing condition exclusion or requirement to show evidence of good health was already in effect with respect to such employees and has not been satisfied under the applicable Company Benefit Plan in which the participant then participates or is otherwise eligible to participate as of immediately prior to the Effective Time).

(e) Nothing contained in this Section 6.9, expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Company Benefit Plan, Post-Closing Plan or other employee benefit plan or constitute a limitation on rights to amend, modify, merge or terminate after the Effective Time any Company Benefit Plan, Post-Closing Plan or other employee benefit plan, (ii) give any Company Service Provider (including any beneficiary or dependent thereof) or other Person any third-party beneficiary or other rights or (iii) obligate Parent or any of its Affiliates to (A) maintain any particular Company Benefit Plan, Post-Closing Plan or (B) retain the employment or services of any Company Service Provider.

Section 6.10 Financing.

(a) Each of the Equity Investor, Parent and Acquisition Sub shall take or cause to be taken, and shall cause their respective Affiliates and its and their respective Representatives to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing at or prior to the Closing on the terms and subject to the conditions set forth in the Financing Commitments (including any “flex” provisions), including executing and delivering all such documents and instruments as may be reasonably required thereunder and:

(i) complying with and maintaining in full force and effect the Financing and the Financing Commitments (and, once entered into, the Financing Agreements) in accordance with the terms and conditions thereof and negotiating and entering into definitive financing agreements with respect to the Debt Financing on the terms and conditions set forth in the Debt Commitment Letters (including any “flex” provisions) and containing no (I) conditions to the consummation of all or any portion of the Debt Financing other than the conditions set forth in Exhibit E to the Bank Debt Commitment Letter or Exhibit B to the Margin Loan Commitment Letter, as the case may be, in each case, as in effect on the date hereof, or (II) provisions that could reasonably be expected to prevent, impede, delay or adversely affect the availability of any of the Debt Financing or the consummation of the Merger and the other transactions contemplated by this Agreement (such definitive agreements, the “Financing Agreements”) so that the Financing Agreements are in full force and effect no later than the Closing;

(ii) satisfying, or obtaining the waiver of, as promptly as practicable and on a timely basis (and in any event, no later than the Closing) all conditions to the Debt Financing contemplated by the Debt Commitment Letters and Financing Agreements that are within its or their control, including, without limitation:

(A) on or prior to the Closing Date, transferring Tesla Shares to the Margin Loan Borrower and causing the Margin Loan Borrower to credit to collateral accounts pledged to the applicable Debt Financing Sources in respect of the Margin Loan Financing and held through the facilities of DTC, in each case, sufficient Tesla Shares, which shall be free from all transfer restrictions and restrictive conditions (other than permitted restrictions contemplated under the Financing Documents in respect of the Margin Loan Financing), to cause the LTV Ratio (as defined in the Margin Loan Commitment Letter) not to exceed 20% as of the Closing Date;

(B) ensuring the absence of (1) any default or event of default (or any equivalent term) under the Financing Agreements in respect of the Margin Loan Financing, or (2) any Potential Adjustment Event or Mandatory Prepayment Event (in each case, under and as defined in the Margin Loan Commitment Letter);

(C) (x) maintaining the Margin Loan Borrower as a wholly owned subsidiary of Parent and Elon Musk, and (y) causing the organizational documents of the Margin Loan Borrower not to contain, and causing the Margin Loan Borrower not to enter into any Contract, that would (1) impede or prevent the Margin Loan Borrower or any of its Affiliates from enforcing or the Margin Loan Borrower’s rights in respect of the Debt Financing Sources under the Margin Loan Commitment Letter or any Financing Agreement in respect thereof or (2) impede or prevent the Margin Loan Borrower or any of its Affiliates from applying the proceeds of the loans to pay any Funding Obligations; and

(D) causing Elon Musk to (1) fully and unconditionally guarantee all obligations of the Margin Loan Borrower under the Margin Loan Financing to the extent required to consummate the Margin Loan Financing and (2) at all times through and including the Closing Date to own (beneficially and of record), directly or indirectly, all of the outstanding equity interests of, and Control, the Margin Loan Borrower;

(iii) accepting (and complying with) to the fullest extent all “flex” provisions contemplated by the Debt Commitment Letters;

(iv) causing the Financing Sources to fund the Financing no later than the Closing (including by enforcing its rights under the Debt Commitment Letters and/or Financing Agreements, as applicable).

(b) None of the Equity Investor, Parent, Acquisition Sub or the Margin Loan Borrower or any of their respective Affiliates shall agree to or permit any amendment, supplement, modification or replacement of, or grant any waiver of, any condition, remedy or other provision under any Financing Commitment or Financing Agreement, or permit any Financing Agreement to contain any provision, without the prior written consent of the Company, if such amendment, supplement, modification, replacement, waiver or provision would or would reasonably be expected to (i) reduce (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Financing (or the cash proceeds available therefrom) from that contemplated by the Financing Commitments delivered as of the date hereof, (ii) impose new or additional conditions or contingencies to the Financing or otherwise expand, amend or modify any of the existing conditions to the receipt of the Financing, or otherwise add, expand, amend or modify any other provision of, or remedies under, the Financing Commitments as in effect on the date hereof, in a manner that would reasonably be expected to delay, impede or prevent the consummation or funding of the Financing (or satisfaction of the conditions to obtaining any portion of the Financing) at the Closing or impair the ability or likelihood of the Closing or impair the ability of Parent and/or Acquisition Sub to timely consummate the Merger and the other transactions contemplated by this Agreement, (iii) make it less likely that any portion of the Financing would be funded (including by making the satisfaction of the conditions to obtaining any portion of the Financing less likely to occur) or otherwise prevent, impede or delay or impair the availability of any of the Financing or impair the ability or likelihood of the Closing or Parent and/or Acquisition Sub to timely consummate the transactions contemplated by this Agreement (including by requiring any additional filings, consents or approvals of any Governmental Authority) or (iv) adversely impact the ability of Parent, Acquisition Sub or the Margin Loan Borrower, or any of their respective Affiliates, to enforce their respective rights against the other parties to the Financing Commitments or the Financing Agreements; provided, however, subject to compliance with the other provisions of this Section 6.10, Parent, Acquisition Sub or their respective Affiliates may amend, modify, supplement or waive any provision of any Debt Commitment Letter (A) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed such Debt Commitment Letter as of the date hereof or (B) amend any Debt Commitment Letters to implement any “market flex” provisions applicable thereto. The Equity Investor, Parent, Acquisition Sub, the Margin Loan Borrower and their respective Affiliates shall not agree to the withdrawal, termination, repudiation or rescission of any Financing Commitment without the prior written consent of the Company, and shall not release or consent to the termination of the commitments or obligations of any Debt Financing Source under any Debt Commitment Letter, in each case, unless such Financing Commitment is contemporaneously replaced with a new Financing Commitment that complies with the first sentence of this Section 6.10(b). Upon any permitted amendment, supplement, modification or replacement of, or waiver of, any Financing Commitment in accordance with this Section 6.10(b), Parent shall promptly deliver to the Company a true, correct and complete copy of each Financing Agreement and each amendment, supplement, modification, replacement or waiver to any Financing Commitment or any Financing Agreement and references herein to “Financing Commitments”, “Bank Debt Commitment Letter”, “Margin Loan Commitment Letter”, “Debt Commitment Letters”, “Equity Commitment Letter” and “Financing Agreements” shall include and mean such documents as amended, supplemented, modified, replaced or waived in compliance with this Section 6.10(b), as applicable, and references to “Financing”, “Bank Debt Financing”, “Margin Loan Financing” and “Equity Financing” shall include and mean the financing contemplated by the Financing Commitments or Financing Agreements as amended, supplemented, modified, replaced or waived in compliance with this Section 6.10(b), as applicable.

(c) In the event that (x) all or any portion of the Debt Financing expires, terminates, becomes or could reasonably be expected to become unavailable on the terms and conditions (including any “flex” provisions) or from the sources contemplated in the applicable Debt Commitment Letters or (y) any of the Debt Commitment Letters or the Financing Agreements shall be withdrawn, terminated, repudiated or rescinded, in whole or in part, for any reason, (i) Parent shall promptly so notify the Company in writing and (ii) Parent and/or its Affiliates shall use their respective reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the Closing), and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources with terms and conditions (including market flex provisions) not less favorable taken as a whole to Parent than the terms and conditions set forth in the applicable Debt Commitment Letter and which shall not include any conditions or contingencies to the Financing not otherwise included in the Debt Commitment Letters as of the date hereof or include any provision that would reasonably be expected to materially delay or prevent the consummation or funding of the Financing (or satisfaction of the conditions to obtaining any portion of the Financing) at the Closing or materially impair the ability or likelihood of the Closing or Parent and/or Acquisition Sub to timely consummate the Merger and the other transactions contemplated by this Agreement (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated by this Agreement (or replace any unavailable portion of the Debt Financing). In the event any Alternative Financing is obtained and any new debt commitment letters are entered into in accordance with this Section 6.10(c) (each such letter, an “Alternative Financing Debt Commitment Letter”), Parent shall promptly deliver a copy thereof to the Company (it being understood that any fee letters related thereto may be redacted in the same manner as the fee letters delivered on or prior to the date of this Agreement) and references herein to (A) “Financing Commitments” and “Debt Commitment Letters” shall be deemed to include any Alternative Financing Debt Commitment Letter to the extent then in effect, and (B) “Financing”, “Bank Debt Financing”, “Margin Loan Financing” or “Debt Financing” shall include the debt financing contemplated by such Alternative Financing Debt Commitment Letter. Parent, Acquisition Sub and Elon Musk shall be subject to the same obligations with respect to any Alternative Financing as set forth in this Agreement with respect to the Debt Financing.

(d) The Equity Investor, Parent, Acquisition Sub and/or the Margin Loan Borrower shall (i) give the Company prompt written notice of any default, breach or threatened default or breach (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) by any party to any of the Financing Commitments or the Financing Agreements of which Parent or any of its Affiliates or their respective Representatives becomes aware or any withdrawal, termination, repudiation or rescission or threatened withdrawal, termination, repudiation or rescission thereof, (ii) give the Company prompt notice of any dispute or disagreement between or among any parties to the Debt Commitment Letters, (iii) notify the Company promptly if for any reason Parent, Acquisition Sub or their respective Affiliates no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Financing Commitments, (iv) promptly provide and respond to any updates reasonably requested by the Company with respect to the status of Parent’s efforts to arrange and finalize the Financing (or any Alternative Financing) and (v) otherwise keep the Company reasonably informed on a current basis of the status of its efforts to arrange and finalize the Financing (or any Alternative Financing). In no event shall Parent or any of its Affiliates be required to provide access to or disclose information that Parent or any of its Affiliates reasonably determines could jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, Parent or any of its Affiliates.

(e) Each of Parent and the Equity Investor acknowledges and agrees that it shall be fully responsible for the Equity Financing and each shall take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable to obtain the Equity Financing, including taking all actions necessary to (i) comply with the terms of and maintain in effect the Equity Commitment Letter, (ii) satisfy on a timely basis all conditions and obligations in such Equity Commitment Letter and (iii) consummate and fund the Equity Financing at or prior to the Closing. Parent further agrees that it shall take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable to fully enforce its rights (including through litigation) under the Equity Commitment Letter.

(f) Parent acknowledges and agrees that neither the obtaining of the Financing or any alternative financing, nor the completion of any issuance of securities contemplated by the Financing or any alternative financing (including the Alternative Financing), is a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing (including the Alternative Financing), or the completion of any such issuance, subject to the applicable conditions set forth in Article VII.

(g) Each of the Equity Investor, Parent and the Acquisition Sub shall on or prior to the Closing Date cause the Margin Loan Borrower to apply the cash proceeds of the Margin Loan Financing to payment of the Funding Obligations under this Agreement.

Section 6.11 Financing Cooperation.

(a) The Company shall and shall cause its Subsidiaries to, and shall use its commercially reasonable best efforts to cause each of its Representatives to, at Parent’s sole expense, provide any reasonable cooperation reasonably requested by Parent in writing in connection with (i) the arrangement of the Bank Debt Financing and any other debt financing expressly contemplated by the Bank Debt Commitment Letter, including senior unsecured notes and senior secured notes, and (ii) subject to the requirements of Section 6.11(b), the payoff, redemption, defeasance, discharge or other satisfaction of the Existing Credit Agreement and the Existing Senior Notes on or subsequent to the Closing Date, in each case as is necessary, customary and reasonably requested in writing by Parent; provided that any notice of, or documentation with respect to, any such payoff, redemption or other satisfaction of existing indebtedness of the Company pursuant to this Section 6.11(a)(ii) shall provide that the obligation to repay, redeem or satisfy such indebtedness shall, as applicable, be subject to and is conditioned upon the occurrence of the Closing; provided, further, that such requested cooperation with respect to clauses (i) and (ii) of this Section 6.11(a) does not unreasonably or materially interfere with the ongoing operations of the Company and its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, (A) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee, incur or reimburse any costs or expenses, enter into any binding agreement or commitment or incur any other liability, indemnity or obligation in connection with the Bank Debt Financing or the cooperation required by this Section 6.11(a) that would be effective prior to the Closing, (B) no director, manager, officer or employee or other Representative or equityholder of the Company or any of its Subsidiaries shall be required to execute, deliver, enter into, approve or perform any agreement, commitment, document, instrument or certificate or take any other action pursuant to this Section 6.11(a) to the extent any such action could reasonably be expected to result in personal liability to such Representative or equityholder, (C) neither the Company nor any of its Subsidiaries (nor any of their respective boards of directors (or similar governing bodies) shall be required to adopt any resolutions, execute any consents or otherwise take any corporate or similar action or deliver any certificate, document, instrument or agreement in connection to the Bank Debt Financing or the incurrence of indebtedness thereby or any cooperation required by this Section 6.11(a) and (D) no cooperation under this Section 6.11(a) shall (I) require the Company or any of its Subsidiaries to provide, or cause to be provided, any information the disclosure of which is prohibited or restricted under applicable Law or any binding agreement with a third party or is legally privileged or consists of attorney work product or could reasonably be expected to result in the loss of any applicable legal privilege, (II) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with or violate its organizational documents or any Laws or would reasonably be expected to result in (with or without notice, lapse of time, or both) a violation or breach of, or default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Person or to a loss of any benefit or privilege to which such Person is entitled under, any agreement to which the Company or any of its Subsidiaries is a party or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except any

Lien that becomes effective only upon the Closing, (III) cause (or require the taking of any action that would cause) any representation or warranty in this Agreement to be breached or cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement or require the Company to waive or amend any terms of this Agreement, (IV) require the Company to disclose any material, non-public information other than to recipients of such information that agree to confidentiality arrangements as contemplated under Section 6.11(b) and Section 6.4 or any adjustments or assumptions used in connection therewith, (V) require the Company to prepare or provide any financial statements or other financial information (other than those financial statements (and any other financial information) from time to time filed by the Company with the SEC (and nothing in this Section 6.11(a) shall create or be implied to create any obligation to make any such filings or other readily available financial information), (VI) waive or amend any terms of this Agreement, (VII) require the Company or its Subsidiaries to take any action that, in the good faith determination of the Company or such Subsidiary would create a risk of damage or destruction to any property or assets of the Company or such Subsidiary, (VIII) require the Company or any of its Subsidiaries or any of their Representatives to deliver any legal opinions or reliance letters, (IX) file or furnish any reports or information with the SEC or change any fiscal period or accelerate the Company’s preparation of its SEC reports or financial statements, or (X) prepare or provide any (1) information regarding officers or directors prior to consummation of the Merger, executive compensation and related party disclosure or any Compensation Discussion and Analysis or information required by Item 302 (to the extent not so provided in SEC filings) or 402 of Regulation S-K under the Securities Act and any other information that would be required by Part III of Form 10-K (except to the extent previously filed with the SEC), (2) any description of all or any component of the Bank Debt Financing or other information customarily provided by the Financing Sources or their counsel, (3) risk factors relating to all or any component of the Bank Debt Financing, (4) information regarding affiliate transactions that may exist following consummation of the Merger, or (5) other information that is not available to the Company without undue effort or expense. The parties hereto agree that any information with respect to the prospects, projections and plans for the business and operations of the Company and its Subsidiaries in connection with the Financing will be the sole responsibility of Parent, and none of the Company, any of its Subsidiaries or any of their respective Representatives shall be required to provide any information or make any presentations with respect to capital structure, the incurrence of the Financing, other pro forma information relating thereto or the manner in which Parent intends to operate, or cause to be operated, the business of the Company or its Subsidiaries after the Closing. Nothing contained in this Section 6.11 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be a borrower, an issuer, a guarantor or other obligor with respect to the Debt Financing. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.11, represent the sole obligation of the Company, its Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by the Equity Investor, Parent, Acquisition Sub, the Margin Loan Borrower or any of their respective Affiliates with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by the Equity Investor, Parent, Acquisition Sub, the Margin Loan Borrower or any of their respective Affiliates or any other financing or other transactions be a condition to any of the Equity Investor’s, Parent’s, Acquisition Sub’s or the Margin Loan Borrower’s obligations under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company will be deemed to be in compliance with this Section 6.11(a), and neither Parent nor any of its Affiliates shall allege that the Company is or has not been in compliance with this Section 6.11(a), unless Parent’s failure to obtain the Bank Debt Financing was due solely to a deliberate action or omission taken or omitted to be taken by the Company in material breach of its obligations under this Section 6.11(a).

(b) On or prior to any applicable date of the Company’s payoff, redemption or other satisfaction of the Existing Credit Agreement and/or Existing Senior Notes contemplated by Section 6.11(a), or if applicable, date of satisfaction and discharge, Parent shall deposit or cause to be deposited funds with the applicable paying agent sufficient to effect such payoff, redemption and/or satisfaction, as applicable, as required pursuant to the terms of the agreements governing such indebtedness (and in the event of any delay of the anticipated Effective Time, Parent shall deposit additional funds with the applicable paying agents sufficient to satisfy such payoff, redemption or other satisfaction of the Existing Credit Agreement and/or Existing Senior Notes, as required pursuant to the terms of the agreements governing such indebtedness); provided that the release of any such funds shall be subject to the occurrence of the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including outside attorneys’ fees and disbursements) incurred by the Company, its Affiliates and their respective Representatives in connection with the cooperation contemplated by Section 6.11(a). Parent acknowledges and agrees that the Company, its Affiliates and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, any financing that Parent may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to Section 6.11(a), and shall indemnify and hold harmless the Company, its Affiliates and their respective Representatives, from and against any and all losses suffered or incurred by any of them in connection with the Debt Financing, any cooperation provided pursuant to Section 6.11(a) or any alternative financing and any information utilized in connection therewith, except to the extent any such cost or expense, judgment, fine, loss, claim, or damage results directly from the bad faith, willful misconduct or gross negligence of the Company or its Representatives or controlled Affiliates as determined by a court of competent jurisdiction in a final and non-appealable judgment. All non-public or other confidential information provided by or behalf of the Company to Parent or its Affiliates or any of their respective Representatives pursuant to this Section 6.11 shall be kept confidential in accordance with the terms of Section 6.4; provided that Parent and its Affiliates may share any confidential information with respect to the Company and its Subsidiaries with any Debt Financing Sources, and that Parent, such Debt Financing Sources and their respective Affiliates may share such information with potential Debt Financing Sources in connection with any marketing efforts with respect to the Debt Financing; provided, however, that the recipients of such confidential information contemplated to be provided by the preceding proviso shall agree to be bound by confidentiality obligations no less restrictive than those set forth in Section 6.4.

Section 6.12 Acquisition Sub. Parent and the Equity Investor shall take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Acquisition Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement. Parent hereby (a) guarantees the due, prompt and faithful payment performance and discharge by Acquisition Sub of, and compliance by Acquisition Sub with, all of the covenants and agreements of Acquisition Sub under this Agreement and (b) agrees to take all actions necessary, proper or advisable to ensure such payment, performance and discharge by Acquisition Sub under this Agreement. Parent agrees that any breach by Acquisition Sub of a representation, warranty, covenant or agreement in this Agreement shall also be a breach of such representation, warranty, covenant or agreement by Parent.

Section 6.13 Rule 16b-3 Matters. Prior to the Effective Time, the Company may take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14 Delisting of Company Common Stock. Parent shall, with the reasonable cooperation of the Company, take, or cause to be taken, all actions reasonably necessary to cause the Company’s securities to be delisted from the New York Stock Exchange and deregistered under the Exchange Act as soon as reasonably practicable following the Effective Time.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party hereto to consummate the Merger, are subject to the satisfaction or waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a) the Company Stockholder Approval shall have been obtained;

(b) any waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted; and each Consent or approval that is required under any Antitrust Laws or Foreign Investment Laws of the jurisdictions set forth on Schedule A with respect to the transactions contemplated by this Agreement, including the Merger shall have been made, obtained or received (or, as applicable, the waiting periods with respect thereto shall have expired or been terminated); and

(c) no Governmental Authority of the jurisdictions set forth on Schedule A shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger, or causing the Merger to be rescinded following the completion thereof.

Section 7.2 Conditions to the Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to consummate the Merger, are, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) the Company shall have performed or complied, in all material respects, with its obligations required under this Agreement to be performed or complied with by the Company on or prior to the Closing Date;

(b) (i) each of the representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Section 4.2(a) and Section 4.2(b)), without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not have a Company Material Adverse Effect; and (ii) each of the representations and warranties contained in Section 4.2(a) and Section 4.2(b) shall be shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct in all material respects as of such specific date only); and

(c) no Company Material Adverse Effect shall have occurred and be continuing.

Section 7.3 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to consummate the Merger, is, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Parent and Acquisition Sub shall have performed or complied, in all material respects, with its obligations required under this Agreement to be performed or complied with by Parent or Acquisition Sub, as the case may be, on or prior to the Closing Date; and

(b) each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not have a Parent Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a) by mutual written agreement of each of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before 5:00 p.m. (Pacific Time) on October 24, 2022 (as such date may be extended pursuant to the terms hereof, the “Termination Date”); provided, however, that (x) the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before such date and (y) the Termination Date shall be extended for an additional six (6) months if, as at the Termination Date, the condition set forth in Section 7.1(b) or Section 7.1(c) shall not have been satisfied;

(ii) if, prior to the Effective Time, any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used the efforts required by this Agreement to remove such Law, Order or other action; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was primarily due to the failure of such party, and, in the case of Parent, the failure of Acquisition Sub or the Equity Investor, to perform any of their obligations under this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated by this Agreement have been voted upon; or

(c) by the Company:

(i) if Parent, Acquisition Sub or the Equity Investor shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is not capable of being cured, or is not cured, by Parent, Acquisition Sub or the Equity Investor on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent, Acquisition Sub or the Equity Investor, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii) if the Company Board shall have authorized the Company to enter into a definitive agreement with respect to a Superior Proposal; provided that, substantially concurrently with such termination, the Company enters into such definitive agreement and pays (or causes to be paid) at the direction of Parent the Termination Fee as specified in Section 8.3(a); or

(iii) if (A) the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, which conditions are capable of being satisfied if the Closing were to occur at such time) have been satisfied or waived in accordance with this Agreement and Parent and Acquisition Sub shall have been notified in writing of the same, (B) Parent and Acquisition Sub fail to consummate the Merger within three (3) Business Days following the date on which the Closing should have occurred pursuant to Section 2.2 and (C) during such three (3)-Business Days period described in clause (B), the Company stood ready, willing and able to consummate the Merger and the other transactions contemplated hereby;

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(b), and (B) is not capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent, Acquisition Sub or the Equity Investor is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) prior to the receipt of the Company Stockholder Approval, if the Company Board shall have made an Adverse Board Recommendation Change.

Section 8.2 Effect of Termination. In the event that this Agreement is terminated and the Merger abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of Expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by Parent and Acquisition Sub, would include the benefits of the transactions contemplated by this Agreement lost by the Company’s stockholders) (taking into consideration all relevant matters, including lost stockholder premium, other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party, resulting from any knowing and intentional breach of this Agreement prior to such termination, in which case, except as otherwise provided in Section 8.3, the aggrieved party shall be entitled to all rights and remedies available at law or in equity; and provided, further, that the expense reimbursement and indemnification obligations contained in Section 6.11 and Section 6.12, and the provisions of this Section 8.2, Section 8.3, Section 8.6 and Article IX shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with their respective terms.

Section 8.3 Termination Fee.

(a) In the event that:

(i) (A) a Third Party shall have made a Competing Proposal after the date of this Agreement, (B) this Agreement is subsequently terminated by (x) the Company or Parent pursuant to Section 8.1(b)(iii) or (y) Parent pursuant to Section 8.1(d)(i), and at the time of such Company Stockholders’ Meeting in the case of clause (x) or at the time of such breach in the case of clause (y), a Competing Proposal has been publicly announced and has not been withdrawn, and (C) within twelve (12) months of such termination of this Agreement, the Company consummates a transaction involving a Competing Proposal or enters into a definitive agreement providing for the consummation of a Competing Proposal and such Competing Proposal is subsequently consummated; provided, however, that for purposes of this Section 8.3(a)(i), the references to “fifteen percent (15%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”;

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), then the Company shall (A) in the case of clause (i) above, no later than two (2) Business Days following the date of the consummation of such transaction involving a Competing Proposal, (B) in the case of clause (ii) above, prior to or substantially concurrently with such termination, and (C) in the case of this clause (iii), no later than two (2) Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of Parent, the Termination Fee; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(b) In the event that:

(i) the Agreement is terminated by the Company pursuant to Section 8.1(c)(i);

(ii) the Agreement is terminated by the Company pursuant to Section 8.1(c)(iii), then

Parent shall no later than two (2) Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of the Company, the Parent Termination Fee; it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, (i) except in the case of a knowing and intentional breach of this Agreement by the Company (in which case Parent shall be entitled to seek monetary damages, recovery or award from the Company in an amount not to exceed the amount of the Termination Fee in the aggregate), Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 8.3(a), shall constitute the sole and exclusive monetary remedy of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated with respect to Section 8.6); provided, that, in no event shall the Company be subject to an aggregate amount for monetary damages (including any payment of the Termination Fee) in excess of an aggregate amount equal to the Termination Fee (except in all cases that the Company shall also be obligated with respect to its applicable obligations under Section 8.3(d) and Section 8.6), and (ii) except in the case of a knowing and intentional breach of this Agreement by the Equity Investor, Parent or Acquisition Sub (in which case the Company shall be entitled to seek monetary damages, recovery or award from the Equity Investor, Parent or Acquisition Sub in an amount not to exceed the amount of the Parent Termination Fee, in the aggregate), the Company’s right to receive payment from Parent of the Parent Termination Fee pursuant to Section 8.3(b), shall constitute the sole and exclusive monetary remedy of the Company against the Parent, Acquisition Sub and the Equity Investor and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement, the Equity Commitment Letter or the Parent Guarantee to be consummated or for a breach or failure to perform the applicable provisions hereunder, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Equity Commitment Letter or the Parent Guarantee or the transactions contemplated by thereby (except in all cases that Parent shall also be obligated with respect to its expense reimbursement and indemnification obligations contained in Section 6.11 and its applicable obligations under Section 8.3(d)(iii) and Section 8.6(b)); provided, that, in no event shall Equity Investor, Parent or Acquisition Sub collectively be subject to an aggregate amount for monetary damages (including any payment of the Parent Termination Fee) in excess of an aggregate amount equal to the Parent Termination Fee (except in all cases that Parent shall also be obligated with respect to its expense reimbursement and indemnification obligations contained in Section 6.11 and its applicable obligations under Section 8.3(d)(iii) and Section 8.6(b)). For the avoidance of doubt, any liability or obligation of the Parent, Acquisition Sub or Equity Investor hereunder shall be subject to the terms of the Equity Commitment Letter and the Parent Guarantee.

(d) Each of the parties hereto acknowledges that (i) the agreement contained in this Section 8.3 is an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent and its Affiliates in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision, and (iii) without the agreement contained in this Section 8.3, the parties would not enter into this Agreement, accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable law.

Section 8.4 Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after the Company Stockholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the Company’s stockholders without such further approval of such stockholders nor any amendment or change not permitted under applicable Law and (ii) any amendment of this Section 8.4, Section 8.3(b), Section 8.3(c), Section 9.4, Section 9.7, Section 9.8, Section 9.10, Section 9.12 or Section 9.13, in each case, to the extent such amendment would adversely affect the rights of a Debt Financing Source party to the Debt Commitment Letter under such Section, shall also be approved by such Debt Financing Source. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5 Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, the Company may (a) extend the time for the performance of any obligation or other act of Parent or Acquisition Sub, (b) waive any inaccuracy in the representations and warranties of Parent or Acquisition Sub contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition by Parent or Acquisition Sub contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.6 Expenses; Transfer Taxes.

(a) Except as expressly set forth herein, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses.

(b) Parent shall timely and duly pay all (i) transfer, stamp and documentary Taxes or fees, (ii) sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with entering into and carrying out this Agreement and (iii) filing fees incurred in connection with any applications and filings under any Antitrust Laws or Foreign Investment Laws.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.6 and Section 6.9.

Section 9.2 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed electronic mail, addressed as follows:

if to Parent or Acquisition Sub:

***

Attn: Elon Musk

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Ave, Suite 1400

Palo Alto, California 94301

Attn:     Mike Ringler

Sonia K. Nijjar

Dohyun Kim

Email: ***

***

***

if to the Company:

Twitter, Inc.

1355 Market Street, Suite 900

San Francisco, California 94103

Attn: General Counsel

Email: ***

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn:       Katharine A. Martin

      Martin W. Korman

      Douglas K. Schnell

      Remi P. Korenblit

Email:     ***

***

***

***

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Alan Klein

Anthony F. Vernace

Katherine M. Krause

Email:   ***

      ***

      ***

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 9.2; provided that any notice received by electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

Section 9.3 Interpretation; Certain Definitions.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b) Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, only if it is reasonably apparent that such disclosure relates to any such other Section. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

(c) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa, and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date of this Agreement” and terms or phrases of similar import shall be deemed to refer to April 25, 2022, unless the context requires otherwise. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the U.S. Nothing contained in Article IV or Article V may be construed as a covenant under the terms of this Agreement, other than the acknowledgments and agreements set forth in Section 4.25 and Section 5.10 to the extent necessary to give full effect to the acknowledgments and agreements set forth therein.

Section 9.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, illegal, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, void, illegal, unenforceable or against its regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement, including the Merger, be consummated as originally contemplated to the fullest extent possible.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.5 shall be null and void.

Section 9.6 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 9.7 No Third-Party Beneficiaries. Subject to Section 9.13, this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (A) the D&O Indemnified Parties (with respect to Section 6.6 from and after the Effective Time), (B) the Company Related Parties (with respect to Section 8.3) are third-party beneficiaries and (C) the Parent Related Parties (with respect to Section 8.3) are third-party beneficiaries.

Section 9.8 Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.9 Specific Performance.

(a) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to show proof of actual damages or provide any bond or other security in connection with any such order or injunction.

(b) Notwithstanding anything herein to the contrary, including the availability of the Parent Termination Fee or other monetary damages, remedy or award, it is hereby acknowledged and agreed that the Company shall be entitled to specific performance or other equitable remedy to enforce Parent and Acquisition Sub’s obligations to cause the Equity Investor to fund the Equity Financing, or to enforce the Equity Investor’s obligation to fund the Equity Financing directly, and to consummate the Closing if and for so long as, (i) all of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that are to be satisfied at the Closing; provided, that such conditions are capable of being satisfied if the Closing were to occur at such time) have been satisfied or waived and Parent has failed to consummate the Closing on the date required pursuant to the terms of Section 2.2, (ii) the Debt Financing (or, as applicable, the Alternative Financing) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has confirmed that, if specific performance or other equity remedy is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, (A) while the Company may concurrently seek (x) specific performance or other equitable relief, subject to the terms of this Section 9.9, and (y) payment of the Parent Termination Fee or other monetary damages, remedy or award if, as and when required pursuant to this Agreement), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to cause the Equity Financing to be funded, on the one hand, and payment of the Parent Termination Fee or other monetary damages, remedy or award, on the other hand; provided, however, that in no event shall the Company be permitted or entitled to receive aggregate monetary damages in excess of the Parent Termination Fee (except in all cases that Parent shall also be obligated with respect to its expense reimbursement and indemnification obligations contained in Section 6.11 and its applicable obligations under Section 8.3(d)(iii) and Section 8.6(b)).

(c) To the extent any party hereto brings an action, suit or proceeding to specifically enforce the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives the termination of this Agreement), the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding.

Section 9.10 Consent to Jurisdiction.

(a) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and (v) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the Equity Investor, Parent, Acquisition Sub and

the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.10(a) in any such action or proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF THE EQUITY INVESTOR, PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING THE DEBT FINANCING).

Section 9.13 Debt Financing Source Related Party. Notwithstanding anything in this Agreement to the contrary, but in all cases subject to and without in any way limiting the rights and claims of Parent or any of its Affiliates under and pursuant to any debt commitment letter or other applicable definitive document relating to the Debt Financing, the Company hereby:

(a) agrees that any claim, action, suit, investigation or other proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement and/or the Debt Financing or any of the agreements entered into in connection therewith or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof) and each party hereto irrevocably submits itself and its property with respect to any such claim, action, suit, investigation or other proceeding to the exclusive jurisdiction of such court;

(b) agrees that any such claim, action, suit, investigation or other proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any debt commitment letter or other applicable definitive document relating to the Debt Financing;

(c) agrees not to bring or support or permit any of its respective Affiliates to bring or support any claim, action, suit, investigation or other proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement or the Debt Financing or any of the transactions contemplated hereby or the performance of any services thereunder in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof);

(d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such claim, action, suit, investigation or other proceeding in any such court;

(e) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT, INVESTIGATION OR OTHER PROCEEDING BROUGHT AGAINST ANY DEBT FINANCING SOURCE RELATED PARTY IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT OR THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER;

(f) agrees that no Debt Financing Source Related Party will have any liability to the Company or any its Affiliates or Representatives relating to or arising out of this Agreement or the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; and

(g) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 9.13 and that such provisions and the definitions of “Debt Financing Sources” and “Debt Financing Source Related Party” shall not be amended or waived in any way adverse to the rights of any Debt Financing Source without the prior written consent of such Debt Financing Source.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of Parent, Acquisition Sub, the Company and, solely with respect to the Specified Provisions, the undersigned individual, have caused this Agreement to be executed as of the date first written above in their individual capacity or by their respective officers thereunto duly authorized, as applicable.

X HOLDINGS I, INC.

By:	/s/ Elon R. Musk
Name: Elon R. Musk
Title: President, Secretary and Treasurer

X HOLDINGS II, INC.

By:	/s/ Elon R. Musk
Name: Elon R. Musk
Title: President, Secretary and Treasurer

[Signature Page to Agreement and Plan of Merger]

TWITTER, INC.

By:	/s/ Bret Taylor
Name: Bret Taylor
Title: Chair of the Board of Directors

[Signature Page to Agreement and Plan of Merger]

SOLELY WITH RESPECT TO THE SPECIFIED PROVISIONS:

ELON R. MUSK

/s/ Elon R. Musk

[Signature Page to Agreement and Plan of Merger]

SCHEDULE A

Specified Jurisdictions

With respect to Section 7.1(b):

Any Consent or approval that is required under any Antitrust Laws or Foreign Investment Laws of the following jurisdictions, including as a result of any interventions by a Governmental Authority or voluntary filings under any Antitrust Laws or Foreign Investment Laws that Parent determines to make (for the avoidance of doubt, an approval shall be deemed to be required once the Parent determines it will make a voluntary filing in that jurisdiction, but only if an approval is typically granted for a filing of such a type in such a jurisdiction, whether through a decision or deemed by expiry of any applicable waiting periods):

1.	The federal government of the United States

2.	The State of Delaware

3.	Japan

4.	The United Kingdom

5.	The European Commission (but not any member states)

With respect to Section 7.1(c):

1.	The federal government of the United States

2.	The State of Delaware

3.	Japan

4.	The United Kingdom

5.	The European Commission (but not any member states)

ANNEX B

Section 262 of the Delaware General Corporation Law

§ 262 Appraisal rights

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)    [Repealed.]

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX C

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

April 25, 2022

Board of Directors

Twitter, Inc.

1355 Market Street, Suite 900

San Francisco, CA 94103

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than X Holdings I, Inc. (“Parent”), Elon Musk, the sole shareholder of Parent, and their respective affiliates) of the outstanding shares of common stock, par value $0.000005 per share (the “Shares”), of Twitter, Inc. (the “Company”) of the $54.20 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of April 25, 2022 (the “Agreement”), by and among Parent, X Holdings II, Inc., a wholly owned subsidiary of Parent, the Company and, solely for purposes of certain provisions specified in the Agreement, Elon Musk.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, affiliates of Elon Musk, Parent, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as an initial purchaser with respect to the offering of the Company’s 0% Convertible Senior Notes due 2026 in March 2021 (aggregate principal amount of approximately $1.4 billion) (the “Convertible Notes”) and as an initial purchaser with respect to the offering of the Company’s 5.000% Senior Notes due 2030 in February 2022 (aggregate principal amount of $1.0 billion). We have also provided certain financial advisory and/or underwriting services to Elon Musk and/or his affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as lead left bookrunner of follow-on public offerings by Tesla, Inc., an affiliate of Elon Musk, in September

2020 and December 2020. We may also in the future provide financial advisory and/or underwriting services to the Company, Elon Musk, Parent and their respective affiliates for which our Investment Banking Division may receive compensation.

We further note that concurrent with the issuance of the Convertible Notes, the Company entered into convertible note hedge and warrant transactions with respect to the Convertible Notes (collectively, the “Convertible Note Hedge and Warrant Transactions”) with Goldman Sachs & Co. LLC (as to 25%) and other counterparties, each acting as principal for its own account, consisting of the purchase by the Company of call options, and the sale by the Company of warrants, with respect to collectively approximately 11.1 million Shares, the aggregate number of Shares underlying the Convertible Notes. The Convertible Note Hedge and Warrant Transactions may be adjusted, exercised, cancelled and/or terminated in accordance with their terms in connection with certain events, including the announcement or consummation of the Transaction. In particular, under the terms of the Convertible Note Hedge and Warrant Transactions, each of Goldman Sachs & Co. LLC and the other counterparties, each acting separately as calculation agent under the Convertible Note Hedge and Warrant Transactions to which it is a party, is entitled or obligated in certain circumstances to make adjustments to the exercise price of the call options purchased by the Company from Goldman Sachs & Co. LLC and the other counterparties, and the warrants sold by the Company to Goldman Sachs & Co. LLC and the other counterparties, to reflect the adjustments made under the Convertible Notes indenture or the economic effect of the announcement of the Transaction on the call options and warrants, respectively, embedded in the Convertible Note Hedge and Warrant Transactions. In addition, each of Goldman Sachs & Co. LLC and the other counterparties may, each acting separately as the calculation agent, determining party or otherwise as principal under the call options and warrants embedded in the Convertible Note Hedge and Warrant Transactions to which it is a party, determine such additional adjustments and/or value owed upon termination or cancellation in respect of such options and warrants, respectively, in accordance with their terms under various circumstances, including on or following consummation or abandonment of the Transaction. All actions or exercises of judgment by Goldman Sachs & Co. LLC, in its capacity as calculation agent, pursuant to the terms of the call options and warrants embedded in the Convertible Note Hedge and Warrant Transactions to which it is a party must be performed in good faith and a commercially reasonable manner.

In connection with this opinion, we have reviewed, among other things, the Agreement; the annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2021; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the internet industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Elon Musk, Parent and their respective affiliates) of Shares, as of the date hereof, of the $54.20 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $54.20 in cash per Share to be paid to the holders (other than Elon Musk, Parent and their respective affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or as to the potential effects of volatility in the credit, financial and stock markets on the Company, Elon Musk, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company, Elon Musk or Parent or the ability of the Company, Elon Musk or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $54.20 in cash per Share to be paid to the holders (other than Elon Musk, Parent and their respective affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

ANNEX D

April 25, 2022

The Board of Directors

Twitter, Inc.

1355 Market Street, Suite 900

San Francisco, California 94103

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.000005 per share (the “Company Common Stock”), of Twitter, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of X Holdings I, Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of April 25, 2022 (the “Agreement”), among the Company, the Acquiror and its subsidiary, X Holdings II, Inc., and, solely for purposes of certain provisions specified in the Agreement, Elon Musk, the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than the Canceled Shares (as defined in the Agreement) and other than Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $54.20 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (ii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iii) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on the Company’s offerings of convertible debt securities in March 2021 and senior debt securities in February 2022. An affiliate of ours is a party, in a principal capacity, to hedge and warrant transactions with the Company relating to the convertible debt securities that, by their terms, may be adjusted, exercised, cancelled and/or terminated in connection with certain events relating to the proposed Transaction, and are expected to result in an economic gain to such affiliate. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION TWITTER, INC. 1355 MARKET STREET SUITE 900 SAN FRANCISCO, CA 94103 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on    , 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TWTR2022SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on    , 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D86931-TBD KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. TWITTER, INC. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For Against Abstain 1. To adopt the Agreement and Plan of Merger (as it may be amended from time to time) dated as of April 25, 2022, by and among X Holdings I, Inc., X Holdings II, Inc., Twitter, Inc., and, solely for the purposes of certain provisions of the merger agreement, Elon R. Musk (the “merger agreement”). 2. To approve, on a non-binding, advisory basis, the compensation that will or may become payable by Twitter to its named executive officers in connection with the merger. 3. To approve any proposal to adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the Special Meeting. NOTE: In their discretion, the proxyholders will vote on such other business as may properly come before the Special Meeting. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. D86932-TBD TWITTER, INC. Special Meeting of Stockholders , 2022 This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Parag Agrawal, Ned Segal and Sean Edgett, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of TWITTER, INC. (“Twitter”) that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at    , Pacific time, on    , 2022 (together with any postponements, adjournments or other delays there, the “Special Meeting”). The Special Meeting will be held virtually at: www.virtualshareholdermeeting.com/TWTR2022SM. This proxy card, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side